Filed Pursuant to Rule 424(b)(5)

File Number 333-138516

Central European Distribution Corporation

Offering of 2,550,000 shares of our common stock, par value U.S.$0.01 per share

Central European Distribution Corporation, a company organized and existing under the laws of the State of Delaware of the United States, is offering 2,550,000 newly issued shares of our common stock, par value U.S.$0.01 per share. This offering consists of a public offering in Poland and an international offering by way of a private placement to certain institutional investors in other jurisdictions outside the United States. We may also offer the offered shares in a public offering in the United States.

This prospectus constitutes a prospectus in the form of a single document within the meaning of Article 21 Clause 1 item 1) of the Act on Public Offering, Conditions Governing the Introduction of Financial Instruments to Organized Trading, and Public Companies of July 29, 2005 (Dz. U. 2005.184.1539, as amended), which we refer to as the Polish Act on Public Offering. Pursuant to this prospectus an application will be made for 38,495,961 shares of common stock with a par value U.S.$0.01 per share (including 2,550,000 offered shares) to be admitted to trading on the regulated market organized by the Warsaw Stock Exchange, which we refer to as the “WSE”. We intend to apply for listing on the WSE all shares of our common stock that are or will be dematerialized within the meaning of the Polish Act on Trading in Financial Instruments of July 29, 2005 (Dz. U. 2005.183.1538 as amended), which we refer to as the Act on Trading.

See “ Risk Factors” beginning on page 13 of this prospectus for a description of factors to be taken into account when considering whether to invest in our common stock.

Our common stock is already listed for trading on the Nasdaq Global Select Market under the symbol “CEDC”. Prior to this offering, shares of our common stock have not been subject to trading on a regulated market or in alternative trading system in Poland.

ING Bank N.V., London Branch is acting as Global Coordinator and Bookrunner of this offering. This offering will commence on December 5, 2006 and we expect it will end on December 12, 2006. Payment for and issuance of the offered shares is expected to be made on December 15, 2006, which we refer to as the settlement date. The approval of our shares of common stock for trading on the WSE is expected to occur on or about December 20, 2006. Trading of the offered shares on Nasdaq Global Select Market will commence on December 15, 2006.

This prospectus has been approved on December 1, 2006 by the Polish Commission for Financial Supervision, which we refer to as the Polish Commission, which is the competent Polish supervisory authority for the financial market in Poland. This offering has been registered under the U.S. Securities Act of 1933, as amended. However, neither the U.S. Securities and Exchange Commission nor any state securities commission of the United States has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Global Coordinator and Bookrunner

This prospectus is dated as of December 1, 2006.

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS AS A DOCUMENT COMPLYING

WITH BOTH POLISH AND US LAWS

We are offering our common stock in a public offering in Poland as well as in other jurisdictions outside the United States by way of a private placement in those jurisdictions to certain institutional investors. We may also decide to sell our shares in a public offering in the United States. The Securities and Exchange Commission of the United States, which we refer to as the U.S. SEC, allows us to register securities, including the common stock being offered by this prospectus, on a delayed or continuous basis in accordance with U.S. securities laws. This is commonly referred to in the United States as an “off-the-shelf” offering. Under U.S. securities laws, this prospectus includes what is referred to as a “base prospectus”, annexed hereto as Annex A, and this document, not including the base prospectus, is referred to as a “prospectus supplement”. Together, the base prospectus and prospectus supplement are referred to as the “prospectus”. Under U.S. securities laws we are also allowed to incorporate documents by reference in this prospectus, although this is not permitted under Polish securities laws with respect to documents which were not filed with or approved by the Polish Commission. Some of the information in the base prospectus may not apply to this offering. If information in the base prospectus is inconsistent with information contained elsewhere in this prospectus or in the documents incorporated by reference under U.S. securities laws, you should rely on the information outside of the base prospectus.

This prospectus is being presented in Polish for use in Poland and in English for use in the United States. The English language version of this prospectus is a fair and accurate translation of the Polish language prospectus in accordance with Rule 403 of the U.S. Securities Act.

No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering, and if given or made, such information or representations must not be relied upon as having been authorized by us or by any other person. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

For the purposes of U.S. securities laws, neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained in this prospectus supplement or the accompanying base prospectus is accurate as of any date other than their respective dates, or, that the information contained in any document incorporated by reference in this prospectus is accurate as of any date other than the date on which that document was filed with the U.S. SEC. We will comply with applicable Polish and U.S. securities laws with respect to the publishing of any supplement, or any other required filings, relating to any material changes from the information contained in this prospectus.

No documents or contents of any website are incorporated by reference in this prospectus or enumerate the documents or information that are incorporated by reference in this prospectus.

We and global coordinator and bookrunner are not making an offer to sell our common stock in jurisdictions where this offer or sale is not permitted. The distribution of this prospectus and this offering and sale of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States and Poland who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering and the distribution of this prospectus outside the United States and Poland.

We obtained the market and our competitive position data used throughout this prospectus from research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. We have accurately reproduced this data and as far as we are aware and able to ascertain from such information, no facts have been omitted that would render the reproduced information inaccurate or misleading.

Unless otherwise indicated, financial information in this prospectus relating to our company has been prepared in accordance with applicable U.S. law and generally accepted accounting principles in the United States, which we refer to collectively as U.S. GAAP. We are incorporated under the laws of the State of Delaware and as a result this prospectus includes only consolidated financial statements prepared under U.S. GAAP. We do not prepare standalone financial statements and do not prepare financial statements in accordance with the Polish Accounting Regulations or International Financial Reporting Standards (IFRS). Our financial statements are expressed in U.S. dollars.

Our consolidated annual financial statements for 2003, 2004 and 2005 have been audited in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our interim financial data for the third quarter 2006 and the pro forma financial information contained in this prospectus have not been audited. Financial data contained in this prospectus have been initially prepared in the English language and subsequently translated into Polish for the purposes of their inclusion in the Polish language version of this prospectus.

Unless the context otherwise requires, the terms “we,” “our,” “our company”, “company” or “us” refer to Central European Distribution Corporation and its subsidiaries taken as a whole.

IMPORTANT NOTICE TO OUR STOCKHOLDERS HOLDING SHARES OF OUR COMMON STOCK IN CERTIFICATED FORM

IF YOU HOLD SHARES OF OUR COMMON STOCK IN CERTIFICATED FORM, FOR EXAMPLE IF YOU ACQUIRED SHARES IN A PRIVATE TRANSACTION, YOU SHOULD BE AWARE THAT THE SHARES WILL NOT BE ADMITTED TO TRADING ON THE WARSAW STOCK EXCHANGE AND YOU WILL NOT BE ABLE TO SELL THE SHARES ON THE WARSAW STOCK EXCHANGE. HOLDERS OF SHARES IN CERTIFICATED FORM SHOULD OBTAIN LEGAL ADVICE REGARDING RESALE OF THE SHARES IN ACCORDANCE WITH APPLICABLE LAWS.

SUMMARY

This summary should be treated as an introduction to this prospectus. Before making any decision to invest in our common stock, you should take into account the full contents of this prospectus, including the risk factors and consolidated financial statements and related notes included in this prospectus. If a claim relating to the information contained in this prospectus is brought before a court within the European Union, the plaintiff investor might, under national legislation of the relevant member state of the European Union, have to bear costs of translating the prospectus before the legal proceedings are initiated. Whether the plaintiff investor may be reimbursed for such translating costs, or parts thereof, by the other party or parties to the proceedings, may depend on whether the plaintiff investor is successful in such proceedings. Under Polish securities laws civil liability attaches to those persons who have prepared the summary, including any translation thereof but only if this summary is misleading, inaccurate or inconsistent when read together with the other parts of this prospectus.

Overview

We are the largest vodka producer by value and volume in Poland, and one of the largest producers of vodka in the world. We own approximately 66% of Polmos Białystok S.A., which we refer to as Polmos Białystok, and on October 16, 2006 we announced a tender offer for all shares of Polmos Bialystok stock that we do not already own, which will allow us to undertake steps leading to the delisting of Polmos Białystok from the Warsaw Stock Exchange, or WSE. As a result of the tender offer, on November 28, 2006 we have concluded the transaction for the acquisition of 338,741 shares in Polmos Białystok covered by subscriptions placed in response to that tender offer. These shares, together with the shares we already hold, constitute 68.8% of the total number of shares in Polmos Białystok. We also own 100% of Bols Sp. z o.o., which we refer to as Bols. We produce and sell approximately eight and a half million nine-liter cases of vodka per year in the four main vodka segments in Poland: top premium, premium, mainstream and economy. In the Bols distillery, we produce the Bols and Soplica vodka brands among other spirit brands. Bols Vodka is the number one selling premium vodka produced in Poland. Soplica has consistently been one of the top ten selling vodkas sold in Poland in the mainstream segment and increased its market share, based on volume, from 3.0% to 4.4% for the period from September 2005 to September 2006, representing 65% growth and making it one of the fastest growing vodka brands in Poland. Polmos Białystok has the number one selling vodka in Poland (regardless of the price category), Absolwent, which has been number one for the last six years. In addition to Absolwent, Polmos Białystok also produces Zubrówka. The Zubrówka brand is also exported from Poland, mainly to Europe and Japan.

We are the largest distributor for many local and international suppliers of alcoholic beverages in Poland. In addition, we import, distribute and market a selection of products from international suppliers on an exclusive basis in Poland and Hungary. We operate the largest nationwide next-day alcoholic beverage delivery service with 16 distribution centers and 76 satellite branches located throughout Poland. We distribute over 700 brands of alcoholic beverages consisting of a wide range of alcoholic products, including spirits, wine and beer, as well as non-alcoholic beverages.

In addition, we are a leading importer of alcoholic beverages in Poland. We have exclusive rights to import approximately 90 brands of spirits, wine and beer into Poland. We also provide marketing support to the suppliers who have entrusted us with their brands. In 2005, we added a number of exclusive import brands, including the following brands from Rémy Cointreau Group: Metaxa Brandy, Rémy Martin Cognac, St. Rémy Brandy, Galliano Liqueurs, Passoa Liqueur, Bols Liqueurs, and Piper Heidsieck Champagne. Also in 2005, we began importing E&J Gallo wines, Jim Beam Bourbon, Sauza Tequila and Teachers Whisky. We also import our own private label alcohol products such as William’s Whisky, and wine under numerous labels. Our exclusive import portfolio, on a comparable basis, grew in 2005 by 21%, based on sales value over our 2004 results. We have worked diligently to create brand awareness and sales for our exclusive import products. As a result of this, our import portfolio has the number one selling mainstream imported wine in Poland, Carlo Rossi, and the number one selling varietal wine, Sutter Home. In addition, each of the following products that we import on an exclusive basis is the number one seller in Poland in its respective product category: Jim Beam Bourbon, Sierra Tequila, Metaxa Brandy, and the range of Bols Liqueurs.

Our extensive import portfolio includes one of the top imported wine portfolios in Poland. We believe that the combination of our popular imported wines and spirits brands, some of which we import and others that we distribute for the multinational drinks companies, gives us a powerful presence in the on-trade, such as bars, nightclubs, hotels and restaurants, as our clients look to us for a complete portfolio.

In July 2006 we acquired Bols Hungary Kft, which we refer to as “Bols Hungary”, a leading alcohol importer and distributor in Hungary, as well as the Royal Vodka trademark, which is the best selling vodka in Hungary and is produced at our Bols subsidiary. Following this acquisition we will continue to look for expansion opportunities within Central and Eastern Europe. On September 26, 2006, we acquired from Lucas Bols B.V., a perpetual, exclusive, royalty-free and sublicensable license to use the Bols Vodka trademark in relation to marketing and sale of our products in Hungary.

Competitive strengths

We believe that we have a number of competitive strengths that enable us to create shareholder value, including the following:

•	We have leadership positions, which we intend to build upon, in distribution of alcoholic beverages, production and marketing of domestic vodkas, and imports of alcoholic beverages in Poland;

•	We are an attractive platform for international spirit companies to market and sell products in Poland and Hungary;

•	A combination of factors make Poland an attractive market for companies involved in the alcoholic beverages industry;

•	We have a professional and experienced management team.

Our Strategy

In order to achieve our strategic objectives we intend to:

•	Increase our sales and profitability by leveraging our strengths through vertical integration;

•	Centralize and streamline our distribution companies;

•	Improve profitability by accelerating the growth of sales of our higher margin import business;

•	Utilize excess capacity in production facilities;

•	Realize cost synergies and share best practices between Bols and Polmos Białystok;

•	Expand export opportunities;

•	Seek targeted expansion of our business in Central and Eastern Europe.

Summary of this Offering

The Issuer	Central European Distribution Corporation

This offering	We are offering 2,550,000 new shares of our common stock, par value U.S.$0.01 per share, constituting together a minority interest in our share capital, by way of a public offering in Poland, as well as an international private placement to institutional investors in certain jurisdictions outside of Poland and the United States, where such an offering can be lawfully conducted. We may also offer the offered shares in a public offering in the United States. See also: “Terms and Conditions of this Offering and Plan of Distribution”.

Authorized and outstanding capital stock	Our authorized capital stock consists of 80,000,000 shares of common stock, par value U.S.$0.01 per share and 1,000,000 shares of preferred stock, par value U.S.$0.01 per share. As of October 31, 2006 there were 35,699,924 shares of common stock. In addition, we held 246,037 shares as treasury stock. We have not issued any shares of preferred stock.

Subscription Period	The subscription will commence on December 5, 2006 and end on December 12, 2006.

Offer Price	We will determine the offer price upon recommendation of the managers after termination of the subscription period, taking into account the results of book-building amongst the institutional investors. The offer price will not be higher than PLN 100.00 per share, which we refer to as the maximum price.

Allotment Date	We will allot the offered shares promptly following the subscription, on December 13, 2006, subject to acceleration or extension of the timetable for this offering at our discretion.

Listing and trading	Shares of our common stock are currently listed in the United States on the Nasdaq Global Select Market. Following approval of this prospectus by the Polish Commission we intend to promptly apply for the admission of 38,495,961 shares of common stock (which will include 2,550,000 offered shares) on the main market of the WSE. We intend to list on the WSE all outstanding shares that are or will be dematerialized for the purposes of Polish law. See “This Offering”.

Dividends and voting rights

The offered shares carry full dividend rights, if and when declared, and each entitles the stockholder to one vote at annual or special meetings of stockholders from the date they are acquired by a holder.

We currently intend to retain future earnings for use in the operation and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors. See “Dividend Policy” and “Description of Capital Stock – Common Stock”.

Delivery, settlement and payment	We expect issuance of the offered shares to take place on December 15, 2006 upon payment of the total offer price. The delivery will take place through the facilities of the Depository Trust Company, hereinafter referred to as the “DTC” and its existing, indirect links with the facilities of Krajowy Depozyt Papierów Wartosciowych S.A. in Poland (the National Depository of Securities, which we refer to as the “NDS”). Arrangements have been made to allow settlement of the WSE listed shares through the facilities of the NDS in the aftermarket. See also “This Offering”.

Use of proceeds	We intend to raise approximately U.S.$70 million (PLN 205.3 million according to the National Bank of Poland official exchange rate of PLN 2.9325 per U.S.$1, published on November 24, 2006) in gross proceeds from the sale of our common stock in this offering. Out of the funds raised, we intend to use: (i) approximately U.S.$55.9 million (PLN164.0 million) to redeem a proportion of our senior secured notes at a redemption price of 108% of the principal amount and to cover expenses associated with this redemption, (ii) approximately U.S.$10.5 million (PLN30.8 million) to repay funds drawn by Carey Agri under our existing working capital facility in order to finance the purchase of 338,741 shares of Polmos Bialystok, acquired in the tender announced by Carey Agri, as well as to pay associated expenses and (iii) approximately U.S.$ 3.6 million (PLN 10.5 million) to pay costs and expenses related to this offering. To the extent the net proceeds of this offering are not used in a way disclosed above, we intend to use the excess proceeds for general corporate purposes. Pending application of any excess funds we will invest them in short-term, investment-grade and interest bearing or zero-coupon securities or bank deposits. See: “Use of Proceeds”.

Over-allotment, lock-up and stabilization	We have not granted any party any over-allotment option, or entered into any other arrangement, with a view to stabilize the price of our shares on the WSE, Nasdaq Global Select Market or in any over the counter trading. No stabilization of our shares following the closing of this offering is contemplated. In addition, neither we, nor any of our stockholders has entered into any lock-up arrangements in connection with this offering.

Nasdaq Global Select Market Symbol	CEDC

WSE Symbol	We intend to seek the WSE Board’s approval that our shares be listed on the WSE under the symbol “CDC”. However, we will not be able to influence WSE’s decision in this respect.

ISIN / CUSIP codes	Our existing shares carry the following securities codes: ISIN – US1534351028, CUSIP – 153435102.

Global Coordinator and Bookrunner	ING Bank N.V., London Branch

Polish Manager and Offeror	ING Securities S.A.

U.S. Manager	ING Financial Markets LLC

Managers	ING Bank N.V., London Branch, ING Securities S.A. and ING Financial Markets LLC

We estimate that the aggregate costs of this offering will not exceed U.S.$3.6 million (PLN 10.5 million).

Risk Factors Summary

Before investing in our shares, prospective investors should consider carefully, together with the other information contained in this prospectus, certain risks factors pertaining to us and to an investment in our shares in general.

Risks Relating to Our Business

•	We operate in highly competitive industries, and competitive pressures could have a material adverse effect on our business.

•	Our results are linked to economic conditions and shifts in consumer preferences, including a reduction in the consumption of alcoholic beverages.

•	Loss of key management would threaten our ability to implement our business strategy.

•	Changes in the prices of supplies and raw materials could have a materially adverse effect on our business.

•	We are exposed to exchange-rate and interest rate movements that could adversely affect our financial results and comparability of our results between financial periods.

•	Weather conditions may have a material adverse effect on our sales.

•	We are subject to extensive government regulations; changes in or violations of law or regulation could materially adversely affect our business and profitability.

•	Polish anti-monopoly regulations could restrict our growth through acquisitions or business combinations or the implementation of our business strategy policy.

•	We may not be able to protect our intellectual property rights.

•	Our import contracts may be terminated.

Risks Relating to our Indebtedness

•	We require a significant amount of cash to make payments on our senior secured notes and to service our other debt.

•	We are subject to restrictive debt covenants.

Risks Relating to Ownership of our Common Stock

•	Future sales of common stock, or the perception of such future sales, by some of our existing stockholders could cause our stock price to decline.

•	Enforcing legal liability against us and our directors and officers might be difficult.

•	Polish and other European laws relating to takeovers may not apply to us and, in the event of a takeover of our company, you may receive a lower payment for your common stock than if such laws did apply.

•	We are a U.S. corporation and your rights as a stockholder differ from those of a stockholder in a Polish company.

•	Due to the fact that our shares are listed on the Nasdaq Global Select Market and will be listed on the WSE, you may need to comply with requirements of both U.S. and Polish law.

Risks Relating to this Offering and the Listing of our Common Stock on the WSE

•	We may cancel this offering and your subscription payments may be returned to you without interest or compensation.

•	An active trading market for our common stock may not develop on the WSE, in which case your ability to transfer your shares will be more limited.

•	Admission of our common stock to listing on the WSE may be delayed or denied.

•	Our common stock may be excluded from trading on the WSE if we fail to satisfy the requirements of the Polish Act on Public Offering.

•	Our common stock may be suspended from trading on the WSE.

•	Information that we publish may be available to you outside trading hours of the WSE or the Nasdaq Global Select Market.

•	The scope of our reporting obligations differs from that applicable to Polish companies.

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described above together with the other information included in this prospectus before making an investment decision. These risks are not the only ones facing us. See “Risk Factors” for further details regarding the risks summarized above.

Our History, Management, Auditors and Certain Other Corporate Information

We are a corporation and we were incorporated under the laws of the State of Delaware, United States of America on September 4, 1997. Our registered office is c/o Corporation Service Company, 2711 Centreville Road, Suite 400, Wilmington, Delaware 19808. Our principal executive office is Two Bala Plaza, Suite 300, Bala Cynwyd, PA 19004, United States of America, and our telephone number is +1 (610) 660-7817.

Carey Agri, the predecessor of CEDC and still one of our main distribution subsidiaries, was incorporated as a limited liability company in July 1990 in Poland. It was founded by, among others William V. Carey, President and Chief Executive Officer of CEDC. Carey Agri began our distribution business in 1990 and subsequently it was granted its first beer import license. Shortly thereafter, other beer and spirit brands were added to the import portfolio. In 1993, Carey Agri began to implement a direct next-day delivery system in Warsaw and replicated it in the cities of Krakow (1993), Wroclaw (1994), Szczecin (1994), Gdynia (1994), Katowice (1995), Torun (1995) and Poznan (1996). In 1996, Carey Agri began to distribute domestic vodka which was added to its existing distribution portfolio.

In July 1998, we issued 2,000,000 shares of our common stock in an initial public offering, and our shares were admitted for quotation on the Nasdaq SmallCap Market. Prior to that offering, all the holders of the shares of Carey Agri’s common stock and CEDC entered into a contribution agreement pursuant to which the holders of shares of Carey Agri contributed all their shares in Carey Agri to CEDC. As a result Carey Agri became a wholly owned subsidiary of CEDC.

The funds raised in the initial public offering were used to acquire three leading regional distributors and the leading wine importer in Poland and to expand penetration of our vodka distribution throughout Poland. In June 1999, we were accepted onto the Nasdaq Global Select Market where we trade under the symbol “CEDC”. By 2001, we had acquired the three distribution companies, Agis S.A., Polskie Hurtownie Alkoholi S.A. and MTC Sp. z o.o., and the wine importer, PWW Sp. z o.o. we had targeted during the initial public offering and had significantly increased the coverage and scale of our distribution.

For the next years, we gradually increased our distribution capacity through organic growth and by acquiring distributors primarily involved in the vodka distribution business and expanding our branch networks, particularly in regions where we neither distributed directly nor had a leading position. From this first group of acquisitions we have acquired and integrated into our network additional distribution companies throughout Poland, thereby solidifying our direct-to-retail nationwide distribution model. In 2005 we realized a long-term goal in acquiring two production companies by purchasing approximately 66% stake in Polmos Białystok and a 100% stake in Bols to augment our import and distribution business. In July 2006 we acquired our first operating company outside Poland – Bols Hungary.

The following table sets forth the names and positions of each of our directors and executive officers:

Name	Position
William V. Carey	Chairman, President and Chief Executive Officer
David Bailey	Director
N. Scott Fine	Director
Tony Housh	Director
Robert Koch	Director
Jan W. Laskowski	Director
Dominique Hériard Dubreuil	Director
Markus Sieger	Director
Evangelos Evangelou (*)	Vice President and Chief Operating Officer
James Archbold (*)	Vice President, Secretary and Director of Investor Relations
Christopher Biedermann (*)	Vice President and Chief Financial Officer
Richard Roberts (*)	Vice President and Export Director

(*)	Mr. Evangelos Evangelou, Mr. Christopher Biedermann, Mr. Richard Roberts and Mr. James Archbold are not members of our board of directors; they are our executive officers.

Our statutory auditor is PricewaterhouseCoopers Sp. z o.o., an independent registered public accounting firm.

Our Capital Stock and Principal Stockholders

Our authorized capital stock consists of 80,000,000 shares of common stock with a par value U.S.$0.01 per share and 1,000,000 shares of preferred stock with a par value U.S.$0.01 per share. As of October 31, 2006 there were 35,699,924 shares of common stock outstanding and paid up excluding 246,037 shares held as treasury stock. No shares of preferred stock were issued. All shares of common stock currently outstanding have been validly issued, fully paid and are non-assessable.

Unless otherwise indicated below, the following table sets forth certain information regarding the beneficial ownership of our outstanding common stock as of October 31, 2006 by each person who is known by us to beneficially own more than 5% of the common stock. We believe that all information in this section is given on the basis of outstanding securities and securities deemed outstanding under Rule 13d-3 of the Exchange Act, which provides that a stockholder is deemed to beneficially own a security if that person has the right to acquire beneficial ownership of such security within 60 days, including but not limited to any right to acquire through the exercise of an option. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares beneficially owned and described in this table has been adjusted for the stock split effected in June 2006.

Name and Address of Beneficial Owner	Number of shares beneficially held	Percent of shares outstanding
	(post-split)
Principal Stockholders
Mr. William V. Carey(1)	4,109,406	11.5	%(6)
Botapol Management B.V. (2)	2,537,129	7.1	%(6)
Takirra Investment Corporation N.V. (3)	2,537,129	7.1	%(6)
Charlemagne Capital(4)	2,007,650	5.6	%(6)
Mr. Richard C. Perry (5)	2,207,000	6.2	%(6)

(1)	Includes 2,206,784 shares beneficially owned by Mr. Carey (including 2,022,097 shares of common stock and 184,687 shares which can be acquired upon the exercise of options which are currently exercisable or which become exercisable within 60 days), 202,500 shares beneficially owned by his wife and 1,700,122 shares held in the name of the William V. Carey Stock Trust. Mr. Carey is the beneficiary of the shares held in the William V. Carey Stock Trust, which we refer to in this footnote as the “trust”, and he became the sole trustee of the trust on December 11, 2005. Mr. Carey administers the trust, which includes the power to vote the securities held and make any investment decisions. The Trust Bylaws stipulates that one trustee can assign all rights, obligations and orders on behalf of another trustee but this possibility has not been exercised to date. For the purposes of U.S. regulations Mr. Carey disclaims beneficial ownership of the shares beneficially owned by his wife. The address of Mr. Carey and the William V. Carey Stock Trust is 1602 Cottagewood Drive, Brandon, Florida 33511.

(2)	Botapol Management B.V., with its address at Wattstraat 61, 2723 RB Zoetermeer, the Netherlands, is a company incorporated in the Netherlands. Botapol Management B.V., the record holder of the shares, is an indirect, wholly-owned subsidiary of Rémy Cointreau S.A. As of September 30, 2006. Rémy Cointreau S.A. was a société anonyme formed under the laws of France. Rémy Cointreau S.A. disclaims beneficial ownership of such shares under Rule 13d-4.

(3)	Takirra Investment Corporation N.V. is a company incorporated in the Netherlands Antilles.

(4)	As of September 30, 2006.

(5)	As of September 30, 2006. Perry Corp., of which Mr. Richard C. Perry is the President and sole stockholder, holds the shares of common stock for the account of multiple private investment funds for which Perry Corp. acts as general partner and/or managing member of the general partner and/or investment advisor.

(6)	Percentage of shares excludes 246,037 treasury shares held by CEDC.

For additional disclosure on our shareholders see “Principal Stockholders”

Documents on Display

The following documents will be available for review, free of charge, in the premises of our subsidiary Carey Agri in Warsaw, Bokserska 66a, 02-690 Warsaw, during normal business hours from the date of this prospectus for a period of one year:

•	copies of historical financial information included elsewhere in this prospectus,

•	copies of our certificate of incorporation and bylaws, and

•	statement of our compliance with the corporate governance rules of the WSE.

See “Where You Can Find Additional Information”.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table sets forth our summary historical consolidated financial data for the periods presented. The summary financial data as of September 30, 2006 and for the nine months ended September 30, 2006 and 2005 have been derived from our unaudited consolidated financial statements and related notes included elsewhere in this prospectus. The summary financial data as of December 31, 2005, 2004 and 2003 and for the years then ended have been derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. You should read the summary consolidated financial data presented below in conjunction with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Central European Distribution Corporation
	Nine months ended September 30, 2006	Nine months ended September 30, 2005	Year ended December 31,
			2005	2004	2003
	(unaudited)	(unaudited)	(audited)	(audited)	(audited)
		(U.S.$ thousand except per share data)
Income statement data
Net sales	646,048	501,779	749,415	580,744	429,118
Cost of goods sold	512,104	433,849	627,368	506,413	372,638
Gross profit	133,944	67,930	122,047	74,331	56,480
Operating expenses	73,299	44,493	70,404	45,946	34,313
Operating income	60,645	23,437	51,643	28,385	22,167
Interest income/(expense), net	(23,846)	(7,606)	(15,828)	(2,115)	(1,500)
Other financial income/(expense), net	(1,734)	(5,395)	(7,678)	(19)	(92)
Other non-operating income/(expense), net	1,337	(275)	(262)	193	(59)
Income before income taxes	36,402	10,161	27,875	26,444	20,516
Income taxes	6,350	1,964	5,346	4,614	5,441
Minority interests	6,690	—	2,261	—	—
Net income	23,362	8,197	20,268	21,830	15,075
Net income per share of common stock, basic (1)	0.66	0.32	0.72	0.89	0.66
Net income per share of common stock, diluted (1)	0.65	0.31	0.70	0.87	0.64
Balance sheet data at the end of each period(2)
Cash and cash equivalents	83,977	20,973	60,745	10,491	6,229
Current assets	326,149	222,381	351,499	218,285	137,762
Total assets	1,098,106	820,603	1,084,472	291,704	187,470
Long – term debt and capital lease obligations, less current portion	447,181	388,618	428,844	4,013	1,670
Total debt	672,836	569,324	694,393	171,388	104,416
Total stockholders’ equity	403,443	251,279	374,942	120,316	83,054
Cash flow data
Net Cash (used in)/provided by operating activities	55,238	23,202	34,081	8,861	(8,252)
Net Cash used in investing activities	(29,682)	(410,163)	(460,113)	(9,337)	(5,519)
Net Cash (used in)/provided by financing activities	(6,708)	397,731	476,371	635	17,130

(1)	In June 2006, the Company executed a 3 for 2 stock split. The comparatives for the nine months ended September 30, 2005 and for the years ended December 31, 2005, 2004 and 2003 shown above, have been adjusted to reflect this change.

(2)	Balance sheet data as of September 30, 2005 are derived from the unaudited financial statements which are not included in this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with the other information included in this prospectus before making an investment decision. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such cases, you may lose all or part of your investment in our common stock.

Risks Relating to our Business

We operate in highly competitive industries, and competitive pressures could have a material adverse effect on our business.

The alcoholic beverage distribution industry in Poland is intensely competitive and highly fragmented. The principal competitive factors in that industry include product range, pricing, distribution capabilities and responsiveness to consumer preferences, with varying emphasis on these factors depending on the market and the product.

With respect to individual customers, we face significant competition from various regional distributors, who compete principally on price, in regions where our distribution centers and satellite branches are located. The effect of this competition could adversely affect our results of operations. The majority of alcohol sales in Poland are still made through traditional trade outlets which are locally owned shops and local supermarkets. However, the hypermarket and supermarket chains continue to grow their share of the trade in Poland. Traditional trade outlets typically derive higher margins from sales as compared to hypermarkets and supermarket chains. There is a risk that the expansion of hypermarkets and supermarket chains will continue to occur in the future, thus reducing the margins that we may derive from sales to the traditional trade, where we currently distribute approximately 74% of our products, excluding sales to wholesalers who also supply this segment.

We face competition from various producers in the vodka production industry. We compete with other alcoholic and nonalcoholic beverages for consumer purchases in general, as well as shelf space in retail stores, restaurant presence and distributor attention. In Poland, vodka production is dominated by five local companies that control approximately 80 % of the market. Of the Polish domestic vodka market, in August 2006 we had approximately 31.4% market share, Sobieski had approximately 27.0% market share and V&S Luksusowa Zielona Góra S.A., Polmos Lublin S.A. and Brown-Forman Sp. z o.o. (formerly Finlandia Polska Sp. z o.o.) had approximately 22.4% of market share, each measured by value.

Our results are linked to economic conditions and shifts in consumer preferences, including a reduction in the consumption of alcoholic beverages.

Our results of operations are affected by overall economic trends in Poland, the level of consumer spending, the rate of taxes levied on alcoholic beverages and consumer confidence in future economic conditions. In periods of economic slowdown, consumer purchase decisions may be increasingly affected by price considerations, thus creating negative pressure on the sales volume and margins of many of our products. Reduced consumer confidence and spending may result in reduced demand for our products and limitations on our ability to increase prices and finance marketing and promotional activities. A shift in consumer preferences or a reduction in sales of alcoholic beverages generally could have a material adverse effect on us.

Loss of key management could threaten our ability to implement our business strategy.

The management of future growth will require our ability to retain William Carey, our Chairman, Chief Executive Officer and President. William Carey, who founded our company, has been a key person in our ability to implement our business plan and grow our business. If William Carey were to leave us, our business could be materially adversely affected.

Key production personnel of each of Bols and Polmos Białystok are indispensable for the efficient operation of those companies. Because we lack experience of managing a vodka production facility, if key production personnel of the Bols or Polmos Białystok management teams were to leave, our production business could be adversely affected.

Changes in the prices of supplies and raw materials could have a materially adverse effect on our business.

There have been changes in the cost of raw materials used in vodka production and especially raw spirits in recent years. The increases in prices may also take place in the future and our inability to pass on increases to our customers could reduce our margins and profits and have a material adverse effect on our business. We cannot assure you that shortages or increases in the prices of our supplies or raw materials will not have a material adverse effect on our financial condition and results of operations.

We are exposed to exchange-rate and interest rate movements that could adversely affect our financial results and the comparability of our results between financial periods.

Since our functional currency is the Polish zloty while our reporting currency is the U.S. dollar, the translation effects of fluctuations in the exchange rate may materially impact our financial condition and net income and may affect the comparability of our results between financial periods.

In addition, our senior secured notes are denominated in euros, and movements in the euro/zloty exchange rate could increase the amount of cash, in zloty, that must be generated in order to pay principal and interest on our senior secured notes. Similarly, as a result of the interest rate swap, we are effectively obliged to pay variable interest on our senior secured notes. Consequently, we are exposed to changes in interest rates, based on which our semi-annual coupons are calculated.

The impact of translation of our senior secured notes could have a materially adverse effect on our reported earnings. For example, a 1% change in the euro/zloty exchange rate as compared to the exchange rate applicable when the notes were issued on July 25, 2005, would result in an unrealized exchange pre-tax gain or loss of approximately U.S.$3.9 million.

Weather conditions may have a material adverse effect on our sales

We operate in an industry where performance is affected by the weather. Changes in weather conditions may result in lower consumption of vodka and other alcoholic beverages than in comparable periods. In particular, unusually cold spells in winter or high temperatures in the summer can result in temporary shifts in customer preferences and decrease demand for the alcoholic beverages we produce and distribute. Similar weather conditions in the future may have a material adverse effect on our sales which could affect our financial condition and results of operations.

We are subject to extensive government regulation; changes in or violations of law or regulations could materially adversely affect our business and profitability.

Our business of producing, importing and distributing alcoholic beverages is subject to extensive regulation by national and local Polish governmental agencies and European Union authorities. These regulations and laws address such matters as licensing and permit requirements, competition and anti-trust matters, trade and pricing practices, taxes, distribution methods and relationships, required labeling and packaging, advertising, sales promotion and relations with wholesalers and retailers. Also, new regulations or requirements or increases in excise taxes, customs duties, income taxes, or sales taxes could materially adversely affect our business, financial condition and results of operations.

In addition, we are subject to numerous environmental and occupational, health and safety laws and regulations in Poland. We may also incur significant costs to maintain compliance with evolving environmental and occupational, health and safety requirements, to comply with more stringent enforcement of existing applicable requirements or to defend against challenges or investigations, even those without merit. Future legal or regulatory challenges to the industry in which we operate or to us or our business practices and arrangements could give rise to liability and fines, or cause us to change our practices or arrangements, which could have a material adverse effect on us, our revenues and our profitability.

Governmental regulation and supervision as well as future changes in laws, regulations or government policy (or in the interpretation of existing laws or regulations) that affect us, our competitors or our industry generally strongly influence our viability and how we operate our business. Complying with existing regulations is burdensome, and future changes may increase our operational and administrative expenses and limit our revenues. For example, we are currently required to have permits to produce, to import products, maintain and operate our warehouses, and distribute our products to wholesalers. Many of these permits, such as our general permit for wholesale trade, must be renewed when they expire. Although we believe that our permits will be renewed upon their expiration, there is no guarantee that this will be the case. Revocation or non-renewal of permits that are material to our business could have a material adverse affect on our business. Additionally, our permits may be revoked prior to their expiration date due to non payment of taxes or violation of health requirements. Therefore, our business would be materially and adversely affected if there were any adverse changes in relevant laws or regulations or in their interpretation or enforcement. Our ability to introduce new products and services may also be affected if we cannot predict how existing or future laws, regulations or policies would apply to such products or service.

Polish anti-monopoly regulations could restrict our growth through acquisitions or business combinations or the implementation of our business strategy policy

Generally, several types of mergers and acquisitions between business entities in Poland, including acquisitions of stock, under circumstances specified in the Polish Act on Protection of Consumers and Competition of December 15, 2000 (o.t. - Dz. U. 2005. 244. 2080), which we currently refer to as the Anti-Monopoly Act, require prior notification to the Polish Anti-Monopoly Office. Sanctions for failure to notify include fines imposed on parties to the transaction and members of their governing bodies. Under the Anti-Monopoly Act, acquisitions may be blocked or have conditions imposed upon them by the Polish Anti-Monopoly Office, if the Polish Anti-Monopoly Office determines that the acquisition has a negative impact on the competitiveness of the Polish market. It is difficult to predict how the Polish Anti-Monopoly Office will act on an application, but generally, acquisitions leading to a combination of market shares above the level of 40% in Poland face a greater risk of being blocked. On the other hand, we are allowed to grow market share above 40% organically. However, once a business is considered to have a dominant position on the relevant market (such a position is presumed to exist at and above 40% market share), that business is subject to provisions of the Anti-Monopoly Act regarding the prohibition of the abuse of a dominant position. If we were to obtain a market share above 40% in any market, we could become subject to these provisions and our business could be adversely affected. On May 4, 2006 our potential acquisition of the producer of the leading flavored vodka in Poland resulted in a negative decision from the Polish Anti-Monopoly office, primarily due to their assessment that, as a result of the acquisition, we would have potentially achieved a dominant position in the flavored segment of the Polish vodka market. We appealed the decision but, before receiving a ruling on our appeal, we abandoned the acquisition as the company was sold to another buyer.

We may not be able to protect our intellectual property rights

We own and license trademarks (for, among other things, our product names and packaging) and other intellectual property rights that are important to our business and competitive position, and we endeavor to protect them. However, we cannot assure you that the steps we have taken or will take will be sufficient to protect our intellectual property rights or to prevent others from seeking to invalidate our trademarks or block sales of our products as a violation of the trademarks and intellectual property rights of others. In addition, we cannot assure you that third parties will not infringe on or misappropriate our rights, imitate our products, or assert rights in, or ownership of, trademarks and other intellectual property rights of ours or in marks that are similar to ours or marks that we license and/or market. In some cases, there may be trademark owners who have prior rights to our marks or to similar marks. We are currently involved in opposition and cancellation proceedings with respect to marks similar to some of our brands and other proceedings, both in the United States and elsewhere. If we are unable to protect our intellectual property rights against infringement or misappropriation, or if others assert rights in or seek to invalidate our intellectual property rights, this could materially harm our future financial results and our ability to develop our business.

Our import contracts may be terminated

As a leading importer of major international brands of alcoholic beverages in Poland and Hungary, we have been working with the same suppliers for many years and either have verbal understandings or written distribution agreements with them. Where a written agreement is in place, it is usually valid for between one and five years and is terminable by either party on a three to six months notice. However, our ability to continue to distribute imported products on an exclusive basis depends on factors which are out of our control, such as ongoing consolidation in the spirit industry worldwide, as a result of which producers decide from time to time to change their distribution channels, including in the markets in which we operate.

Although we believe we are currently in compliance with the terms and conditions of our import and distribution agreements, there is no assurance that all our import agreements will continue to be renewed on a regular basis, or that, if they are terminated, we will be able to replace them with alternative arrangements with other suppliers. Should such a termination occur, our sales may decrease which could affect our financial condition and results of operations.

Risks Relating to our Indebtedness

We require a significant amount of cash to make payments on our senior secured notes and to service our other debt.

Our ability to finance our debt depends on future operating performance and ability to generate sufficient cash. This depends, to some extent, on general economic, financial, competitive, market, legislative, regulatory and other factors, some of which are beyond our control, as well as the other factors discussed in these “Risk Factors.”

Historically, we met our debt service and other cash requirements with cash flows from operations and our existing revolving credit facilities. As a result of certain acquisitions and related financing transactions, however, our debt service requirements have increased significantly. We cannot assure you that our business will generate sufficient cash flows from operating activities, or that future debt and equity financing will be available to us in an amount sufficient to enable us to pay our debts when due, including our senior secured notes, or to fund our other financing needs in our business.

Our indebtedness under the senior secured notes as at September 30, 2006 amounted to U.S.$418 million including U.S.$6 million of accrued interest.

If our future cash flows from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to:

•	reduce or delay our business activities and capital expenditures;

•	sell assets;

•	obtain additional debt or equity capital; or

•	restructure or refinance all or a portion of our debt, including our senior secured notes, on or before maturity.

The above factors all contain an inherent risk regarding our ability to execute them. Additionally, our senior secured notes and covenants made in connection therewith may limit our ability to borrow additional funds or increase the cost of any such borrowing.

We are subject to restrictive debt covenants.

The indenture governing our senior secured notes contains, and other financing arrangements we enter into in the future may contain, provisions which limit our ability and the ability of our subsidiaries to enter into certain transactions, including the ability to make certain payments, including dividends or other cash distributions; incur or guarantee additional indebtedness and issue preferred stock; make certain investments; prepay or redeem subordinated debt or equity; create certain liens or enter into sale and leaseback transactions; engage in certain transactions with affiliates; sell assets or consolidate or merge with or into other companies; issue or sell share capital of certain subsidiaries; and enter into other lines of business.

Risks Relating to Ownership of our Common Stock

Future sales of common stock, or the perception of such future sales, by some of our existing stockholders could cause our stock price to decline.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market or the perception that these sales may occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell shares in the future at a time and at a price that we deem appropriate.

As a result of the acquisition of Botapol Holding B.V. completed on August 17, 2005, Botapol Management B.V., an indirect subsidiary of Rémy Cointreau S.A., and Takirra Investment Corporation N.V. each own 2,537,129 shares of our common stock. Botapol Management B.V. and Takirra Investment Corporation N.V. each have the right to cause us to register the stock or to include their shares in future registration statements filed by us with the U.S. SEC. We recently received a request from Botapol Management B.V. and Takirra Investments N.V. that we register all of their respective shares under the U.S. Securities Act. On November 17, 2006, in response to such request, we filed a registration statement relating to the shares with the U.S. SEC. Pursuant to that registration statement, Botapol Management B.V. and Takirra Investments Corporation N.V. will be able to sell their shares to the public in the United States. If either Botapol Management B.V. or Takirra Investment Corporation N.V. were to sell a large number of their shares, the market price of our common stock could decline significantly. In connection with any sale of their shares, either of them also may choose not to maintain a director on our board of directors, which is their contractual right for so long as they hold at least 50% of the shares issued to them in the Bols Acquisition. See “Additional Information - Material Contracts - The Bols Acquisition.” In addition, the perception in the public markets of such events, actual or potential could also adversely affect the market price of our common stock.

Enforcing legal liability against us and our directors and officers might be difficult.

We are organized under the laws of the State of Delaware of the United States. Therefore, investors are able to affect service of process in the United States upon us and may be able to affect service of process upon our directors and executive officers. We are a holding company, however, and all of our operating assets are located in Poland and Hungary. Further, most of our directors and executive officers, and those of most of our subsidiaries, are non-residents of the United States and our assets and the assets of our directors and executive officers are located outside the United States. As a result, you may not be able to enforce against our assets (or those of certain of our directors or executive officers) judgments of United States courts predicated upon the civil liability provisions of United States laws, including federal securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may not be enforceable in Poland.

Polish and other European laws relating to takeovers may not apply to us and, in the event of a takeover of our company, you may receive a lower payment for your common stock than if such laws did apply.

We are incorporated under the laws of the State of Delaware. If an investor decides to acquire our company, or a controlling position in our company, on the Nasdaq Global Select Market, as a general rule the laws of the State of Delaware and the federal laws of the United States would govern your rights as a stockholder with respect to the acquisition. As a result, you could not rely on any rights that you would otherwise have under Polish or any other European Union laws and regulations governing takeovers. For example, under U.S. and Delaware law, there is no requirement that a person acquiring direct or indirect control of our company, or specified percentages of our shares, make a “mandatory bid” for some or all remaining shares at a price specified by law. There also are no sell-out procedures in the U.S. federal law which would allow you to put your shares to an acquiror which has acquired 90% or more of our shares at a “fair price”, defined according to Polish law. While Delaware law permits an acquiror of 90% of our shares to effect a merger to acquire minority shareholdings, without a vote of the minority shareholders, it is not equivalent to “squeeze-out” procedures in Poland, and we cannot assure you that in such an event, you would receive the same price as required by Polish regulations. If you purchase our common stock, in the event of a subsequent takeover of our company, you may therefore be forced to sell your shares at a price that is less than you otherwise would have the right to receive if Polish or other European regulations relating to takeovers applied. See “Description of Delaware Law, Polish Law and Corporate Governance.”

We are a U.S. corporation and your rights as a stockholder differ from those of a stockholder in a Polish company.

CEDC is a U.S. corporation formed under the laws of the State of Delaware and our organization, structure, rules of operation and stockholder relations are governed by the laws of Delaware, and the federal laws of the United States, including U.S. securities laws. In many aspects, those regulations depart from the principles underlying the Polish Commercial Companies Code of September 15, 2000 (Dz.U. 2000. 94. 1037) which we refer to as the Polish Commercial Companies Code. Consequently, our stockholders rights are in many ways different from typical rights vested in stockholders of Polish companies.

You should also be aware that the corporate governance, powers of corporate bodies as well as decision making and controlling procedures in our company are significantly different than the corresponding rules, competencies and procedures relating to Polish companies, including with respect to the procedures employed in connection with attendance and voting at our stockholder meetings. In the United States, we mail notice of our stockholder meetings to all of our stockholders and they are given the opportunity to vote at the meetings either in person or by proxy using proxy materials that are mailed to them. Because of differences in applicable Polish and U.S. laws, and in the procedures generally employed in Poland and the United States regarding notice of and voting at stockholder meetings, we will employ different procedures with respect to our Polish stockholders. The procedures we employ will comply with all applicable laws, but our Polish stockholders may not receive notice of our meetings and the related voting materials in a manner that would give them the same opportunity to vote at stockholder meetings as our U.S. stockholders. Therefore, prior to purchasing shares of our common stock you should thoroughly review a description of the rights vested in our stockholders included elsewhere in this prospectus. See “Description of Delaware Law, Polish Law and Corporate Governance”.

Our shares are listed on the Nasdaq Global Select Market and will be listed on the WSE, and accordingly, you may need to comply with requirements of both U.S. and Polish law.

We are incorporated under the laws of the State of Delaware, and we are therefore subject to the provisions of Delaware General Corporation Law, which we refer to as the DGCL. Additionally, as we are a public company in the United States, listed on the Nasdaq Global Select Market, we and you, as a stockholder of our company are also subject to the federal securities laws of the United States. As a result of our listing on the WSE, you may need to comply with both U.S. and Polish regulations. The application of Polish and U.S. legal regulations in respect of your rights and obligations is ambiguous in certain respects and may depend on the market on which you trade our shares. In addition, provisions of the U.S. securities laws, such as those governing tender offers for our shares, reporting of ownership of our shares and disgorgement of profits in “short-swing” trading (defined generally as purchase and sales, or sales and purchases, occurring within a six-month period) in our shares by officers, directors and holders of more than 10% of our shares, apply to all investments in our shares, regardless of the country in which you reside or market in which you trade our shares. Therefore, prior to making any investment decision regarding our shares you should seek legal advice in order to determine the scope of the obligations applicable to you as a stockholder of our company, and consider any possible divergence between the regulations under the relevant legal systems. If you fail to comply with applicable obligations arising under relevant Polish and U.S. laws, you may be subject to severe sanctions resulting from either or both of these legal regimes.

Risks relating to this offering and the listing of our shares on the WSE

We may cancel this offering and your subscription payments may be returned to you without interest or compensation

We may cancel this offering, upon recommendation of the managers or at our initiative, at any time prior to the commencement of the subscription period or at any time after opening of the subscription period, but not later than the allotment and pricing date, when we will enter into an underwriting agreement, if we consider it impracticable or inadvisable to proceed with this offering. In addition, the underwriting agreement that we will enter into in connection with this offering will also contain conditions precedent to the underwriter’s obligation to subscribe and pay for the offered shares, including conditions relating to suspension or material limitation in trading in securities generally on significant stock exchanges, material adverse changes in our business or general economic conditions, the declaration of banking moratoria and acts of war or terrorist attacks. If any of these conditions are not satisfied after we enter into the underwriting agreement, the offering may be cancelled. Should we cancel the offering, subscriptions for the shares that have been made will be disregarded, and any subscription payments made will be returned without interest or any other compensation.

An active trading market for our common stock may not develop on the WSE, in which case your ability to transfer your shares will be more limited.

Prior to this offering there has been no public market for our common stock in Poland. We cannot predict the extent to which a trading market for our common stock will develop on the WSE or how liquid that market will become. In general trading in securities in Poland is characterized by significantly lower liquidity than on the developed markets, such as the Nasdaq Global Select Market. In addition, the liquidity of the trading market in our common stock on the WSE may be materially adversely affected by other factors, including general economic conditions and our own financial condition, results of operations and prospects, changes in market valuations of companies similar to ours, and the recommendations of securities analysts. If no active trading market for our common stock develops on the WSE, you may not be able to resell your shares on the WSE at their fair market value, if at all. If you are a Polish investor in our common stock and you elect to sell your shares on the Nasdaq Global Select Market, where our common stock is also listed, the costs of such sale may be significantly higher than the costs you would incur if you sold your shares on the WSE.

This offering or the admission of our common stock to listing on the WSE may be delayed or denied.

This offering and admission and introduction of our common stock to trading on the WSE requires approval of this prospectus by the Polish Commission. The admission and introduction of our common stock to trading on the WSE also requires that we execute an agreement with the NDS to register our shares to be listed on the WSE in its securities deposit and a resolution of the WSE’s Management Board to admit and introduce our common stock to trading, determine the listing market and schedule the first day of listing. We are not in a position to guarantee that these requirements will be satisfied or that our common stock will be introduced to trading on the WSE within the prescribed time period.

Furthermore, in the case of an infringement or substantiated suspicion of infringement of legal provisions committed by us in connection with this offering or application for admission of our common stock to trading on the WSE, or in the case of a substantiated suspicion that such infringement may occur, the Polish Commission, may: (i) withhold this offering or admission of our common stock to trading on the WSE for a period not exceeding 10 working days, (ii) prohibit this offering or admission of our common stock to trading on the WSE or (iii) publish, at our expense, information about any unlawful action taken by us in connection with this offering or applying for admission of our common stock to the WSE.

The Polish Commission may also demand from the WSE the withholding of the admission of our common stock to trading for a period not exceeding 10 days, if the Polish Commission determines that it is necessary to protect the security of the market and investors’ interests.

Settlement of the offering for accounts maintained by participants in the NDS is likely to be delayed compared to settlement of the offering for accounts maintained by direct participants in the DTC.

The DTC acts as a principal depository for all shares of our common stock, including the shares being sold in this offering. However, investors who subscribe for the offered shares may elect to hold them through participants in the NDS, such as Polish stockbrokers, in order to trade them on the WSE. Because the NDS is an indirect participant in the DTC the shares sold in this offering may be credited to the accounts of investors who will hold their shares through participants in the NDS one or two working days later than shares will be credited to the accounts of investors who will hold their shares through direct participants in the DTC, which would include most stockbrokers in the United States. Any such delay may affect the ability of investors who will hold their shares through participants in the NDS to trade their shares on Nasdaq Global Select Market immediately after closing of this offering.

Our common stock may be excluded from trading on the WSE if we fail to satisfy the requirements of the Polish Act on Public Offering.

In connection with this offering or listing of our common stock on the WSE, we are subject to certain obligations, including reporting obligations, imposed by the Polish Act on Public Offering. In the event that we fail to perform our obligations under the Polish Act on Public Offering, the Polish Commission may issue a decision to exclude our common stock from trading on the WSE for a specified or unspecified period of time, impose a fine up to PLN 1 million or apply both measures simultaneously.

The delisting of our common stock from the WSE may also result from our application to the Polish Commission for its permission to revert to a document form of our common stock. We also have to apply for the Polish Commission’s permission to revert to a document form of our common stock in case of withdrawal of our common stock from trading on a regulated market in Poland. Before applying for such permission, we would be under an obligation to announce a tender offer for all of the shares of our common stock which were acquired through transactions executed on a regulated market in Poland and are entered on securities accounts maintained in Poland, as of the end of the third day from the announcement of such tender offer. If we were to undertake such a tender offer and the Polish Commission granted us permission to revert from book-entry form of our common stock, we would be exempt from the obligations under the Polish Act on Public Offering and our common stock would be delisted from trading on the WSE within one month.

A consequence of any decision to exclude our shares from trading or revert to the document form of our shares and their subsequent delisting from the WSE would be decreased liquidity of our shares in Poland. In the event our shares are excluded from trading on the WSE and you elect to sell your shares on the Nasdaq Global Select Market, the costs related to the sale of your shares would be significantly higher than the costs you would incur to sell your shares on the WSE.

Our common stock may be suspended from trading on the WSE

If the Polish Commission determines that trading in our common stock on the WSE might jeopardize the proper functioning of the regulated market or the security of trading thereon or cause infringement of investors’ interests, it may demand that the WSE to suspend our common stock from trading on the WSE for a period not exceeding one month or to permanently exclude our common stock from trading on the WSE.

The Management Board of the WSE may suspend trading in our common stock on the WSE for up to three months: (i) upon our motion, or (ii) if the Management Board of the WSE deems that such suspension is required by the interests and safety of the trading participants, or (iii) if we are in breach of the regulations governing the WSE.

Pursuant to the WSE Regulations, the Management Board of the WSE will exclude our common stock from trading on the WSE in the following events: (i) if our shares’ transferability is restricted; (ii) upon the Polish Commission’s demand made pursuant to the provisions of the Act on Trading; (iii) if our shares are reverted from book-entry form; (iv) if our shares are excluded from trading by the Polish Commission. The Management Board of the WSE can also exclude our common stock from trading on the WSE: (i) upon our motion (provided that we satisfy the conditions imposed by the Management Board of the WSE), (ii) if it determines that such exclusion is required by the interests and safety of the trading participants, (iii) if we continuously infringe regulations governing the trading on the WSE; (iv) if our shares do not satisfy the requirements for admission to trading on a regulated market operated by the WSE, (v) if we decide to merge with another company, de-merge or transform our company, (vi) if we are subject to the bankruptcy or liquidation proceedings are opened, (vii) if, through the period of three months, there are no transactions in our shares on the WSE, or (vii) if we undertake any activity prohibited by law.

The suspension or exclusion of our common stock from trading on the WSE would adversely affect the liquidity of our shares in Poland. In the event that you elected to sell your shares on the Nasdaq Global Select Market because our common stock was excluded from listing on the WSE, we expect that the costs you would incur to sell your shares would be significantly higher than those that would be incurred in connection with a sale of your shares on the WSE.

Information that we publish may be available to you outside trading hours of the WSE or the Nasdaq Global Select Market.

As a public company in the United States, we regularly release information on our business to the public during business hours in the United States. Because of the time differences between the United States and Warsaw and the applicable Polish and U.S. regulations, information that we publish may first become available to you outside of the trading hours of the WSE or the Nasdaq Global Select Market. In particular, investors who want to sell shares on the WSE in response to such information may be unable to do so, while other stockholders are able to sell their shares on the Nasdaq Global Select Market, where our common stock is also listed. Moreover, if you are a Polish investor and you sell your shares on the Nasdaq Global Select Market, the costs of the sale may be significantly higher than the costs you would incur if you were able to sell your shares on the WSE. Additionally, subject to the applicable laws and WSE bylaws, some information may be released to the public during business hours in Poland when the Nasdaq Global Select Market is not open for trading, which would prevent you from trading your shares on the Nasdaq Global Select Market in response to such information, while trading on the WSE would be possible.

The scope of our reporting obligations differs from that applicable to Polish companies.

We are a Delaware corporation listed on the Nasdaq Global Select Market in the United States. We are subject to the reporting obligations applicable to companies trading on the Nasdaq Global Select Market and arising under U.S. securities laws. Following this listing, the reporting obligations imposed by the provisions of Polish law will also apply to us. However, our compliance with the Polish reporting requirements with respect to current and periodic reports will mean that we must publish in Poland the same current and periodic reports we disclose in the United States. Investors should be aware that, in certain respects, the scope of reporting obligations applicable to us differs from the scope of reporting obligations imposed on Polish issuers. Investors should take this information into consideration when making investment decisions regarding our common stock. A description of the scope of reporting obligations that we will need to adhere to in Poland are described elsewhere in this prospectus under “See “Description of Delaware Law, Polish Law and Corporate Governance”.

CURRENCY PRESENTATION AND EXCHANGE RATE DATA

In this prospectus, unless otherwise specified or unless the context otherwise requires, all references to “dollars”, “U.S.$”, “USD” or “$” are to the lawful currency of the United States of America, all references to “PLN” or “zloty” are to the lawful currency of the Republic of Poland and all references to “EUR”, “euro” or “€” are to the lawful currency of those countries participating in the Third Stage of European Economic Monetary Union of the Treaty Establishing the European Community, as amended from time to time.

The following table shows, for the periods indicated, high, low, arithmetic average and period-end exchange rates between zloty and dollars, zloty and euro and euro and dollars based on the average exchange rates quoted by the National Bank of Poland. Average daily exchange rates between zloty and dollar, and zloty and euro are announced by the National Bank of Poland on each working day between 11.45 and 12.15 Warsaw time and published on its website www.nbp.gov.pl. Exchange rates between euro and dollar have been calculated by us, based on the National Bank of Poland rates between zloty and dollar, and zloty and euro for the relevant periods. NBP does not announce daily exchange rates between euro and dollar.

These rates may differ from the actual rates used in the preparation of our consolidated financial statements and other financial information appearing in this prospectus. They may also differ from average exchange rates for the relevant periods, announced by NBP.

We make no representation that the dollar, zloty or euro amounts referred to in this prospectus have been, could have been or could in the future be, converted into dollars, zloty or euro, as the case may be, at any particular rate, if at all.

	PLN per U.S.$
Year	High	Low	Average	Period End
2003	4.0910	3.6709	3.8898	3.7405
2004	4.0572	2.9716	3.6484	2,9904
2005	3.4491	2.9066	3.2347	3.2613
Month
January 2006			3.1562
February 2006			3.1758
March 2006			3.2276
April 2006			3.1954
May 2006			3.0505
June 2006			3.1740
July 2006			3.1504
August 2006			3.0451
September 2006			3.1159
October 2006			3.0939

	PLN per euro
Year	High	Low	Average	Period End
2003	4.7170	3.9773	4.3979	4.7170
2004	4.9149	4.0518	4.5294	4.0790
2005	4.2756	3.8223	4.0231	3.8598
Month
January 2006			3.8228
February 2006			3.7943
March 2006			3.8805
April 2006			3.9188
May 2006			3.8986
June 2006			4.0210
July 2006			3.9968
August 2006			3.9041
September 2006			3.9689
October 2006			3.9031

	euro per U.S.$
Year	High	Low	Average	Period End
2003	1.2611	1.0357	1.1311	1.2611
2004	1.3640	1.1798	1.2440	1.3640
2005	1.3537	1.1675	1.2452	1.1835
Month
January 2006			1.2113
February 2006			1.1948
March 2006			1.2023
April 2006			1.2266
May 2006			1.2780
June 2006			1.2671
July 2006			1.2687
August 2006			1.2821
September 2006			1.2738
October 2006			1.2615

MARKET PRICE OF OUR COMMON STOCK

Our common stock is traded on the Nasdaq Global Select Market under the symbol “CEDC”. The following table sets forth for the periods indicated below the reported high and low sale prices of our common stock as reported on the Nasdaq Global Select Market:

	High (U.S.$)	Low (U.S.$)	Average daily trading volume
Year ended December 31, 2003
First Quarter	9.10	5.42	395,345
Second Quarter	11.07	6.37	497,875
Third Quarter	12.38	7.85	406,829
Fourth Quarter	18.59	11.73	599,965
Year ended December 31, 2004
First Quarter	16.40	13.26	320,304
Second Quarter	17.72	12.14	240,760
Third Quarter	17.60	14.67	181,383
Fourth Quarter	20.51	14.67	259,426
Year ended December 31, 2005
First Quarter	26.07	18.19	395,033
Second Quarter	26.39	19.21	450,256
Third Quarter	29.90	23.51	279,435
Fourth Quarter	29.50	25.07	236,825
Year ended December 31, 2006
First Quarter	28.67	24.47	338,892
Second Quarter	28.05	21.04	366,565
Third Quarter	25.69	21.02	319,554

The prices in the table above have been adjusted to take account of our stock splits, effected in June 2003, May 2004 and June 2006, as to which on all three occasions we completed a three-for-two stock split.

The closing price of our common stock on November 24, 2006 was U.S.$ 28.13 per share, as reported on the Nasdaq Global Select Market. As of the same date, total market value of our shares was approximately U.S.$ 1 billion.

As of October 31, 2006 there were approximately 8,416 beneficial owners and 71 record holders of our common stock. This amount does not include stockholders with shares held under beneficial ownership in nominee name or within clearinghouse positions of brokerages or firms. All of the outstanding shares of our common stock we admitted to trading on the Nasdaq Global Select Market and, of these shares, as of October 31, 2006 there were 24,774,752 shares deposited with the DTC, and trading on the Nasdaq Global Select Market.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which provide our current expectations or forecasts of future events. These forward-looking statements may be identified by the use of forward-looking terminology, including the terms “aim”, “continue”, “could”, “forecast”, “guidance”, “plan”, “potential”, “predict”, “project”, “believes,” “estimates,” “anticipates,” “expects,” “intends,” “may,” “will” or “should” or, in each case, their negative, or other variations or comparable terminology, but the absence of these words does not necessarily mean that a statement is not forward-looking. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include, without limitation:

•	information concerning possible or assumed future results of operations, trends in financial results and business plans, including those relating to earnings growth and revenue growth, liquidity, prospects, strategies;

•	statements about the level of our costs and operating expenses relative to our revenues, and about the expected composition of our revenues;

•	statements about the integration of our acquisitions;

•	information about the effect of Polish regulations on our businesses;

•	other statements about our plans, objectives, expectations and intentions; and

•	other statements that are not historical facts.

By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity and the development of the industry in which we operate, may differ materially from those anticipated in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods. Important factors that could cause those differences include, but are not limited to:

•	our ability to respond to competitive pressures;

•	risks related to economic conditions and shifts in consumer preferences;

•	our ability to retain key management personnel;

•	changes in the prices of our products and raw materials;

•	risks related to exchange rate movements;

•	risks related to anti-monopoly and other government regulation of our business;

•	the possible adverse impact of our substantial leverage and our ability to meet significant debt service obligations; and

•	our compliance with restrictive debt covenants.

We urge you to read and carefully consider the sections of this prospectus entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” for a more complete discussion of the factors that could affect our future performance and the industry in which we operate. In light of these risks, uncertainties and assumptions, the forward-looking events described in this prospectus may not occur or may not occur as contemplated.

You should not place undue reliance on these forward-looking statements because they reflect our judgment only as of the date of this prospectus. We undertake no obligation, and do not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements referred to above and contained elsewhere in this prospectus.

USE OF PROCEEDS

We intend to raise approximately U.S.$70.0 million (approximately PLN 205.3 million according to the National Bank of Poland official exchange rate of PLN 2.9325 per U.S.$1 published on November 24, 2006) in gross proceeds from the sale of our common stock in this offering, or approximately U.S.$66.4 million (approximately PLN 194.8 million) on a net basis, after deducting the estimated offering costs. We will publish final details of the net proceeds within two weeks of the settlement date in the same manner as this prospectus is published in Poland.

Out of the funds raised, we intend to use: (i) approximately U.S.$55.9 million (PLN164.0 million) to redeem a proportion of our senior secured notes due July 25, 2012 at a redemption price of 108% of the principal amount and to cover expenses associated with this redemption, (ii) approximately U.S.$10.5 million (PLN30.8 million) to repay funds drawn by Carey Agri under our existing working capital facility due March 30, 2007 in order to finance the purchase of 338,741 shares of Polmos Bialystok, acquired in the tender announced by Carey Agri, as well as to pay associated expenses and (iii) approximately U.S.$ 3.6 million (PLN 10.5 million) to pay costs and expenses related to this offering. Our senior secured notes are denominated in euro and bear interest at a rate of 8% per year. The funds drawn under the working capital facility, are denominated in PLN and bear interest at a rate equal to 1 month Warsaw Interbank Offer Rate, which we refer to as “1M WIBOR”, which as of October 31, 2006 was 4.13%, plus a margin of 0.40%.

To the extent the net proceeds of this offering are not used in a way disclosed above, we intend to use them for general corporate purposes. Pending application of any excess funds we will invest them in short-term, investment-grade and interest bearing or zero-coupon securities or bank deposits.

In addition, apart from raising funds, one of the principal purposes of this offering is to create a public market for our common stock on the WSE in order to facilitate our future access to public equity markets and to increase our visibility in European financial markets.

We estimate that the aggregate costs of this offering will not exceed U.S.$3.6 million (PLN 10.5 million).

DIVIDEND POLICY

Since our inception, we have not declared or paid any cash dividends on our common stock. We currently intend to retain future earnings for use in the operation and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects, future financing agreements and other factors as our board of directors deems relevant. In addition, the indenture governing our senior secured notes provides that our dividends are restricted to amounts calculated in accordance with a formula based upon our net income and other factors as set forth in the indenture.

CAPITALIZATION AND NET INDEBTEDNESS

The following tables sets forth our capitalization and net indebtedness as of September 30, 2006 on an actual basis.

You should read these tables in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

CAPITALIZATION

September 30, 2006
(unaudited) (U.S.$ thousand)
Short-term debt - Secured
Accrued interest on the senior secured notes	6,289
Current portion of obligations under capital leases	2,873
Short term bank loans and overdraft facilities (1)	25,673
Short-term debt – Not Secured
Financial liability – fair value hedge	17,006

Total Short-term debt	51,841

Long-term debt – Secured (2)
Senior secured notes (3)	342,306
Long term obligations under capital leases	226
Long-term debt – Not Secured
Existing credit facilities, less current maturities	8

Total Long-term debt	342,540

Common stock (U.S.$0.01 par value, 35,938,461 shares issued out of 80,000,000 authorised)	359
Additional paid-in capital	298,377
Retained earnings	95,996
Accumulated other comprehensive income	8,861
Less Treasury Stock at cost (246,037 shares at September 30, 2006)	(150)

Total Stockholders’ Equity	403,443

Total	745,983

NET INDEBTEDNESS

September 30, 2006
(unaudited) (U.S.$ thousand)
Cash and cash equivalents	83,977
Short term financial assets	2,539

Total liquidity	86,516

Short-term indebtedness
Short term bank loans and overdraft facilities(1)	(25,673)
Accrued interest on the senior secured notes	(6,289)
Current portion of obligations under capital leases	(2,873)
Financial liability – fair value hedge	(17,006)

Short-term indebtedness	(51,841)

Net short-term indebtedness	34,675

Long-term indebtedness
Existing credit facilities, less current maturities	(8)
Senior secured notes(2)	(342,306)
Long term obligations under capital leases	(226)

Long-term indebtedness	(342,540)

Net financial indebtedness	(307,865)

(1)	- Short term loans are secured by our inventory.

(2)	- Adjusted to reflect pro forma impact of partial repayment of indebtedness under our senior secured notes as described in the “Use of Proceeds” section.

(3)	- Our senior secured notes are guaranteed by our principal operating subsidiaries: Carey Agri International-Poland Sp. z o.o., which we refer to as Carey Agri, Onufry S.A., Multi-Ex S.A., Astor Sp. z o.o., Polskie Hurtownie Alkoholi Sp. z o.o., MTC Sp. z o.o., Przedsiebiorstwo Dystrybucji Alkoholi Agis S.A., Dako-Galant Przedsiebiorstwo Handlowo Produkcyjne Sp. z o.o., Damianex S.A., PWW Sp. z o.o., Miro Sp. z o.o., Bols Sp. z o.o. and its parent holding Botapol Holding B.V., Delikates Sp. z o.o., Panta Hurt Sp. z o.o., Polnis Dystrybucja Sp. z o.o., Imperial Sp. z o.o. and Krokus Sp. z o.o., which we collectively refer to in this footnote as the guarantors. Our senior secured notes are secured by a first-ranking pledge over the shares that CEDC holds in Carey Agri and other guarantors and the shares that Carey Agri holds in the other guarantors and by a first-ranking assignment of CEDC’s rights under an intercompany loan of our senior secured notes proceeds from CEDC to Carey Agri.

We have entered into a number of the non cancelable operating lease agreements for our leased warehouse and office space, which are described in details in the footnote 9 of the interim financial statements as of and for the nine month period ended September 30, 2006 included elsewhere in this prospectus.

Additionally, on October 12, 2006 Carey Agri incurred a credit facility up to the total amount of PLN 350 million (approx. US$117.9 million based on the official exchange rate published by the National Bank of Poland on November 16, 2006). See “Additional Information - Credit facility and bank guarantee related to the tender offer for the shares in Polmos Białystok”.

We hereby declare that, in our opinion, having duly considered the nature of banking arrangements and any restrictions on the transfer of funds between our subsidiaries, our working capital is sufficient for present requirements for the next 12 months of our business activities.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The table below sets forth selected historical consolidated financial data for the periods presented. The selected financial data presented below as of and for the years ended December 31, 2005, 2004 and 2003 have been derived from our audited consolidated financial statements prepared in accordance with U.S. GAAP and included elsewhere in this prospectus. The selected financial data presented below as of and for the years ended December 31, 2002 and 2001 have been derived from our audited consolidated financial statements prepared in accordance with U.S. GAAP that are not included in this prospectus. The selected financial data presented below as of and for the nine months ended September 30, 2006 and 2005 have been prepared on the same basis as our annual consolidated financial statements, and are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results of operations to be expected for future periods. You should read the selected historical consolidated financial data presented below in conjunction with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Central European Distribution Corporation

	Nine months ended September 30, 2006	Nine months ended September 30, 2005	Year ended December 31,
			2005	2004	2003	2002	2001
	(unaudited)	(unaudited)	(audited)	(audited)	(audited)	(audited)	(audited)
	(U.S.$ thousands, except per share data)
Income statement data
Net sales	646,048	501,779	749,415	580,744	429,118	293,965	178,236
Cost of goods sold	512,104	433,849	627,368	506,413	372,638	255,078	154,622
Gross profit	133,944	67,930	122,047	74,331	56,480	38,887	23,614
Operating expenses	73,299	44,493	70,404	45,946	34,313	26,273	18,759
Operating income	60,645	23,437	51,643	28,385	22,167	12,614	4,855
Interest income/(expense), net	(23,846)	(7,606)	(15,828)	(2,115)	(1,500)	(1,487)	(1,268)
Other financial income/(expense), net	(1,734)	(5,395)	(7,678)	(19)	(92)	(176)	(12)
Other non-operating income/(expense), net	1,337	(275)	(262)	193	(59)	113	83
Income before income taxes	36,402	10,161	27,875	26,444	20,516	11,064	3,658
Income taxes	6,350	1,964	5,346	4,614	5,441	2,764	1,132
Minority interests	6,690	—	2,261	—	—	—	—
Net income	23,362	8,197	20,268	21,830	15,075	8,300	2,526
Net income per share of common stock, basic (1)	0.66	0.32	0.72	0.89	0.66	0.46	0.17
Net income per share of common stock, diluted (1)	0.65	0.31	0.70	0.87	0.64	0.44	0.17
Balance sheet data at the end of each period(2)
Cash and cash equivalents	83,977	20,973	60,745	10,491	6,229	2,237	2,466
Current assets	326,149	222,381	351,499	218,285	137,762	95,388	51,609
Total assets	1,098,106	820,603	1,084,472	291,704	187,470	130,800	68,977
Long - term debt and capital lease obligations, less current portion	447,181	388,618	428,844	4,013	1,670	8,404	3,495
Total debt	672,836	569,324	694,393	171,388	104,416	89,419	48,221
Total stockholders’ equity	403,443	251,279	374,942	120,316	83,054	41,381	20,756
Cash flow data
Net cash (used in)/provided by operating activities	55,238	23,202	34,081	8,861	(8,252)	(1,850)	2,139
Net Cash used in investing activities	(29,682)	(410,163)	(460,113)	(9,337)	(5,519)	(14,645)	(2,397)
Net Cash (used in)/provided by financing activities	(6,708)	397,731	476,371	635	17,130	16,018	(307)

(1)	In June 2006, the Company completed a 3 for 2 stock split. The comparatives for the nine months ended September 30, 2005 and for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 have been adjusted to reflect this change.

(2)	Balance sheet data as of September 30, 2005 are derived from the unaudited financial statements which are not included in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section contains “forward-looking statements”. Those statements are subject to risks, uncertainties and other factors that could cause our future results of operations or cash flows to differ materially from the results of operation or cash flows expressed or implied in such forward-looking statements. Please see “Forward-Looking Statements”.

The following discussion and analysis provides information which we believe is relevant to your assessment and understanding of our results of operations and financial condition and should be read in conjunction with the consolidated financial statements and the notes thereto and our unaudited pro forma financial information and the notes thereto found elsewhere in this prospectus.

Overview

We are the largest vodka producer by value and volume and the leading distributor and importer of alcoholic beverages in Poland. Our business involves the marketing and distribution of products that we produce at our two distilleries, as well as the importation, marketing and distribution on an exclusive basis of many well known international beers, wines and spirits brands and wholesaling of a range of products from local and international drinks companies operating in Poland.

Prior to 2005, we had primarily operated as a pure wholesaler, importer and marketer of alcoholic beverages in Poland; however, through the acquisition of the Bols and Polmos Białystok distilleries in 2005, we have significantly expanded the scope of our operations. On August 17, 2005 we completed the acquisition of 100% of Botapol Holding B.V. which itself owns 100% of the outstanding stock of Bols. Bols is a leading producer and marketer of premium vodkas and a leading importer of premium spirits and wines in Poland. On October 12, 2005 we acquired 61% of the capital stock of Polmos Bialystok, one of the leading producers of vodka in Poland. We also purchased approximately 5% of the capital stock of Polmos Bialystok in the open market. As of September 30, 2006, we owned approximately 66% of Polmos Biaystok’s outstanding capital. On October 16, 2006 we announced a tender offer for all shares in Polmos Białystok that we do not currently own, in the course of which subscriptions for the sale of 338,741 shares in Polmos Bialystok have been placed. On November 28, 2006 we concluded the transaction for the acquisition of these shares.

During the end of last year and continuing this year, we have been active in integrating the production companies into our importing and distribution companies. To that end, we have instituted new trade terms into the distribution market, which have been accepted by the main distributors. We have also redefined our 703 person sales force in Poland to better serve our distribution channels and to better promote our own vodka brands. We have made significant progress with our plans to build two rectification units, at both the Bols and Polmos Bialystok facilities, and expect these units to be completed in 2007. Our export team has been in the process of repackaging our Zubrówka brand and exploring new branding initiatives, and has been actively pursuing worldwide distribution agreements for increasing export sales.

In addition to the two distillery acquisitions noted above, we also concluded three distributor acquisitions during 2005: Delikates Sp. z o.o. on April 28, 2005, Imperial Sp. z o.o. on August 16, 2005 and Krokus Sp. z o.o. on December 14, 2005. In January and May of 2006, we acquired the trading assets of three distribution businesses in Poland for a total purchase price of approximately U.S.$2.0 million, which acquisitions were accounted for as business combinations.

On July 12, 2006, we acquired 100% of the share capital of Bols Hungary, an alcohol importer and distributor in Hungary, and the Royal Vodka trademark. In both cases the seller was DELB Holding BV, a subsidiary of Rémy Cointreau S.A. On September 26, 2006, we acquired from Lucas Bols B.V., a perpetual, excusive, royalty-free and sublicensable licence to use the Bols Vodka trademark in relation to marketing and sale of our products in Hungary. In addition, on September 15, 2006 we acquired Classic Sp. z o.o., an alcohol distribution company in the northeast of Poland.

Significant factors affecting our consolidated results of operations

Effect of Acquisitions of Distributors

As part of our strategy to increase distribution capacity we have acquired and will continue to acquire existing distributors, particularly in regions where we do not have a leading position. The distributors we acquire are primarily involved in the vodka distribution business and are among the leading distributors in their regions. Over the past seven years, we have acquired 15 distributors throughout Poland. Typically, we purchase these distributors with cash and shares of our common stock. For the twelve months ending December 31, 2005 the acquisitions made during this period have had a positive impact on the results of CEDC accounting for approximately 5% of our consolidated net sales and income.

Effect of Acquisitions of Production Subsidiaries

During 2005, we expanded our acquisition strategy to vertically integrate into the production of alcoholic beverages by targeting leading distilleries with the leading premium and mainstream brands in Poland. The acquisition and integration of these businesses into our operations have had a significant effect on our results of operations.

The Bols Acquisition

On August 17, 2005 we completed a share sale agreement with Takirra Investment Corporation N.V., Rémy Cointreau S.A. and Botapol Management B.V. (an indirect subsidiary of Rémy Cointreau S.A.) to acquire 100% of the outstanding capital stock of Botapol Holding B.V., which itself owned 100% of the outstanding capital stock of both Bols, its principal operating subsidiary, and Hillcroft Sp. z o.o., which transaction we refer to as the Bols Acquisition or Acquisition of Bols. Bols is a leading producer and marketer of premium vodkas and a leading importer of premium spirits and wines in Poland.

The Polmos Białystok Acquisition

On October 12, 2005 we acquired 61% of the capital stock of Polmos Białystok, one of the leading producers of vodka in Poland, which transaction we refer to as the Polmos Białystok Acquisition or Acquisition of Polmos Białystok. We also purchased approximately 5% of the capital stock of Polmos Białystok in the open market. As of September 30, 2006 we owned approximately 66% of Polmos Białystok’s outstanding capital.

During the end of 2005 and continuing this year, we have been active in integrating the production companies into our importing and distribution companies. The acquisition and integration of these businesses into our operations have had a significant effect on our results of operations. As discussed below, these acquisitions have increased our net sales, cost of goods sold and operating profit. In addition, the issuance of our 325 million Euro senior secured notes has increased our financing costs.

Major factors affecting our operations and results during 2006

In addition to the acquisitions, other factors affecting our operations and results in the three months ended September 30, 2006, was the impact of the unusually hot month of July whereby temperatures reached 200 year record highs. The result of this was an estimated one off shortfall in sales for the three months ending September 30, 2006 of approximately $5 million. The record temperatures which also caused a reduction in the grain harvest in Poland have led to increased prices of raw spirit. The higher spirit pricing resulted in an increase of our cost of goods sold by approximately 0.4% as compared to the second quarter of 2006. In order to compensate for the higher spirit prices, we have increased prices of some of our key vodka brands that we produce from October 1, 2006.

Results of Operations:

Three months ended September 30, 2006 compared to three months ended September 30, 2005

A summary of our operating performance (expressed in thousands except per share amounts) is presented below.

	Three months ended
	September 30, 2006	September 30, 2005
	(unaudited)	(unaudited)
Sales	$298,566	$197,688
Excise taxes	(64,664)	(10,160)
Net Sales	233,902	187,528
Cost of goods sold	183,198	160,186

Gross Profit	50,704	27,342

Operating expenses	26,662	18,126

Operating Income	24,042	9,216

Non operating income / (expense), net
Interest (expense), net	(7,931)	(6,219)
Other financial income / (expense), net	5,856	(5,331)
Other non operating income / (expense), net	(139)	(163)

Income before taxes	21,828	(2,497)

Income tax expense	3,929	(474)
Minority interests	2,461	—

Net income	$15,438	($2,023)

Net income per share of common stock, basic	$0.43	($0.07)

Net income per share of common stock, diluted	$0.43	($0.07)

Net Sales

Net sales represent total sales net of all customer rebates, excise tax on production and value added tax. Total net sales increased by approximately 24.7%, or U.S.$46.4 million, from U.S.$187.5 million for the three months ended September 30, 2005 to U.S.$233.9 million for the three months ended September 30, 2006. This increase in sales is due to the following factors:

(U.S.$ thousand)
Net Sales for three months ended September 30, 2005	$187,528
Increase from acquisitions	28,327
Existing business sales growth	4,351
Impact of foreign exchange rates	13,696

Net sales for three months ended September 30, 2006	$233,902

Factors impacting our sales for the third quarter of 2006 include:

•	Additional sales gain from the acquisitions completed after the third quarter of 2005, which provided an additional U.S.$28.3 million of sales for the three months ended September 30, 2006.

•	Our existing business sales growth was impacted by estimated U.S.$5 million in lower vodka sales due to the unusually hot weather as described above.

•	Impact of foreign exchange as our sales are made in Polish Zloty and are translated to U.S. dollars based upon the average exchange rate for the period. For the three months ended September 30, 2006, the Polish Zloty strengthened by approximately 6.7% against the U.S. dollar, as compared to the three months ended September 30, 2005, resulting in higher sales on a dollar basis.

Gross Profit

Total gross profit increased by approximately 85.7%, or U.S.$23.4 million, to U.S.$50.7 million for the three months ended September 30, 2006, from U.S.$27.3 million for the three months ended September 30, 2005, reflecting the effect of the Acquisitions of Bols and Polmos Bialystok and sales growth in the three months ended September 30, 2006. Gross margin increased from 14.6% of net sales for the three months ended September 30, 2005 to 21.7% of net sales for the three months ended September 30, 2006. This increase in gross margin resulted from the Acquisitions of Bols and Polmos Bialystok in 2005 and Bols Hungary in 2006. Gross margins on products produced by us are higher than gross margins on products supplied by third-party producers.

As part of our continued strategy to drive sales of our own brands we have reduced our portfolio of lower margin SKU’s by approximately U.S.$12 to U.S.$15 million for three months ending September 30, 2006 as compared to the three months ending September 30, 2005, and replaced a significant portion of these sales with higher margin SKU’s of products which we produce and import. This has contributed to a margin improvement for the 3 months ending September 30, 2006 as compared to the three months ending September 30, 2005 as well as compared to the six months ending June 30, 2006. Our gross margins were also enhanced by our new trade terms from our new export contracts which took effect in the third quarter of 2006.

Operating Expenses

Operating expenses consist of selling, general, and administrative, or “S,G&A” expenses, advertising expenses, and non-production depreciation and amortization. Total operating expenses increased by approximately 47.5%, or U.S.$8.6 million, from U.S.$18.1 million for the three months ended September 30, 2005 to U.S.$26.7 million for the three months ended September 30, 2006. Approximately U.S.$5.3 million of this increase resulted primarily from the effects of our acquisition of production businesses in 2005, U.S.$1.4 million resulted from the impact of foreign exchange rates as majority of our costs are made in Polish zloty and are translated to U.S. dollars based upon the average exchange rate for the period and the remainder of the increase resulted primarily from the growth of the business. The table below sets forth the items of operating expenses.

	Three Months Ended September 30,
	2006	2005
	($ in thousands)
S,G&A	$21,558	$14,043
Marketing	3,476	2,988
Depreciation and amortization	1,628	1,095

Total operating expense	$26,662	$18,126

S,G&A consists of salaries, warehousing and transportation costs and administrative expenses and bad debt provisions. S,G&A increased by approximately 54.3%, or U.S.$7.6 million, from U.S.$14.0 million for the three months ended September 30, 2005 to U.S.$21.6 million for the three months ended September 30, 2006. Approximately U.S.$4.2 million of this increase resulted primarily from the effects of acquisitions in 2005 and 2006 and U.S.$1.2 million resulted from the impact of foreign exchange rates. As a percent of sales, SG&A has increased from 7.5% of net sales in the three months ended September 30, 2005 to 9.2% of net sales in the three months ended September 30, 2006 primarily due to the Bols and Polmos Bialystok Acquisitions, as production companies run a higher S,G&A as a percent of sales than distribution companies.

As part of our entrance into brand ownership, and costs related to the promotion of our own brands, marketing expenses have increased by U.S.$0.5 million from U.S.$3.0 million for the three months ended September 30, 2005 to U.S.$3.5 million for the three months ended September 30, 2006.

Depreciation and amortization increased by approximately 45.5%, or U.S.$0.5 million, from U.S.$1.1 million for the three months ended September 30, 2005 to U.S.$1.6 million for the three months ended September 30, 2006. This increase resulted primarily from the effect of business acquisitions.

Operating Income

Total operating income increased by approximately 160.9%, or U.S.$14.8 million, from U.S.$9.2 million for the three months ended September 30, 2005 to U.S.$24.0 million for the three months ended September 30, 2006. This increase resulted primarily from our acquisitions. Operating margin increased from 4.9% of net sales for the three months ended September 30, 2005 to 10.3% of net sales for the three months ended September 30, 2006. The increase in operating margin is primarily due to the reasons described above.

Non Operating Income and Expenses

Total net interest expense increased by U.S.$1.7 million, from U.S.$6.2 million for the three months ended September 30, 2005 to U.S.$7.9 million for the three months ended September 30, 2006. This increase resulted primarily from interest on, and amortization of, the financial cost of our €325 million of senior secured notes issued in July 2005 to finance the Bols and Polmos Bialystok Acquisitions.

Other financial income relates primarily to the impact of movements in exchange rates. For the three months ended September 30, 2006, these costs include U.S.$5.4 million representing the net gain on the revaluation of the senior secured notes.

Income Tax

The effective tax rate for the three months ended September 30, 2006 is 18%, which is lower than historical rates primarily due to a tax true up following final calculation of the U.S. tax loss carried forward recognized in the third quarter of 2006.

Nine months ended September 30, 2006 compared to nine months ended September 30, 2005

A summary of our operating performance (expressed in thousands except per share amounts) is presented below.

	Nine months ended
	September 30, 2006	September 30, 2005
	(unaudited)	(unaudited)
Sales	$818,075	$511,939
Excise taxes	(172,027)	(10,160)
Net Sales	646,048	501,779
Cost of goods sold	512,104	433,849

Gross Profit	133,944	67,930

Operating expenses	73,299	44,493

Operating Income	60,645	23,437

Non operating income / (expense), net
Interest income / (expense), net	(23,846)	(7,606)
Other financial income / (expense), net	(1,734)	(5,395)
Other non operating income / (expense), net	1,337	(275)

Income before taxes	36,402	10,161

Income tax expense	6,350	1,964
Minority interests	6,690	—

Net income	$23,362	$8,197

Net income per share of common stock, basic	$0.66	$0.32

Net income per share of common stock, diluted	$0.65	$0.31

Net Sales

Net sales represent total sales net of all customer rebates, excise taxes on production and value added tax. Total net sales increased by approximately 28.7%, or U.S.$144.2 million, from U.S.$501.8 million for the nine months ended September 30, 2005 to U.S.$646.0 million for the nine months ended September 30, 2006. This increase in sales is due to the following factors:

(U.S.$ thousand)
Net Sales for nine months ended September 30, 2005	$501,779
Increase from acquisitions	114,154
Existing business sales growth	13,925
Impact of foreign exchange rates	16,190

Net sales for nine months ended September 30, 2006	$646,048

Factors impacting our sales for the first three quarters of 2006 include:

•	Additional sales gain from the acquisitions completed after the second quarter of 2005, which provided an additional U.S.$114.2 million of sales for the nine months ended September 30, 2006.

•	Increases in sales from existing outlets and sales from new outlets, which provided an additional U.S.$13.9 million in sales.

•	The impact of foreign exchange as our sales are made in Polish Zloty and are translated to U.S. dollars based upon the average exchange rate for the period. For the nine months ended September 30, 2006, the Polish Zloty strengthened by approximately 2% against the U.S. dollar, as compared to the nine months ended September 30, 2005, resulting in higher sales on a dollar basis.

Gross Profit

Total gross profit increased by approximately 97.2%, or U.S.$66.0 million, to U.S.$133.9 million for the nine months ended September 30, 2006, from U.S.$67.9 million for the nine months ended September 30, 2005, reflecting the effect of the Acquisitions of Bols and Polmos Bialystok and sales growth in the nine months ended September 30, 2006. Gross margin increased from 13.5% of net sales for the nine months ended September 30, 2005 to 20.7% of net sales for the nine months ended September 30, 2006. This increase in gross margin resulted from the Acquisitions of Bols and Polmos Bialystok. Gross margins on products produced by us are higher than gross margins on products supplied by third-party producers.

Operating Expenses

Operating expenses consist of selling, general, and administrative, or “S,G&A” expenses, advertising expenses, and non-production depreciation and amortization. Total operating expenses increased by approximately 64.7%, or U.S.$28.8 million, from U.S.$44.5 million for the nine months ended September 30, 2005 to U.S.$73.3 million for the nine months ended September 30, 2006. Approximately U.S.$21.8 million of this increase resulted primarily from the effects of our acquisition of production businesses in 2005, U.S.$0.9 million resulted from the impact of foreign exchange rates as majority of our costs are made in Polish zloty and are translated to U.S. dollars based upon the average exchange rate for the period and the remainder of the increase resulted primarily from the growth of the business. The table below sets forth the items of operating expenses.

	Nine Months Ended September 30,
	2006	2005
	($ in thousands)
S,G&A	$59,753	$36,923
Marketing	8,911	4,491
Depreciation and amortization	4,635	3,079

Total operating expense	$73,299	$44,493

S,G&A consists of salaries, warehousing and transportation costs and administrative expenses and bad debt provisions. S,G&A increased by approximately 62.1%, or U.S.$22.9 million, from U.S.$36.9 million for the nine months ended September 30, 2005 to U.S.$59.8 million for the nine months ended September 30, 2006. Approximately U.S.$15.6 million of this increase resulted primarily from the effects of acquisitions in 2005 and 2006 and U.S.$0.9 million resulted from the impact of foreign exchange rates. As a percent of sales, SG&A has increased from 7.4% of net sales in the nine months ended September 30, 2005 to 9.2% of net sales in the nine months ended September 30, 2006 primarily due to the Bols and Polmos Bialystok Acquisitions, as production companies run a higher S,G&A as a percent of sales than distribution companies.

As part of our entrance into brand ownership, and costs related to the promotion of our own brands, marketing expenses have increased by U.S.$4.4 million from U.S.$4.5 million for the nine months ended September 30, 2005 to U.S.$8.9 million for the nine months ended September 30, 2006.

Depreciation and amortization increased by approximately 48.4%, or U.S.$1.5 million, from U.S.$3.1 million for the nine months ended September 30, 2005 to U.S.$4.6 million for the nine months ended September 30, 2006. This increase resulted primarily from the effect of business acquisitions.

Operating Income

Total operating income increased by approximately 159.0%, or U.S.$37.2 million, from U.S.$23.4 million for the nine months ended September 30, 2005 to U.S.$60.6 million for the nine months ended September 30, 2006. This increase resulted primarily from our acquisitions. Operating margin increased from 4.7% of net sales for the nine months ended September 30, 2005 to 9.4% of net sales for the nine months ended September 30, 2006. The increase in operating margin is due primarily to the reasons described above.

Non Operating Income and Expenses

Total interest expense increased by U.S.$16.2 million, from U.S.$7.6 million for the nine months ended September 30, 2005 to U.S.$23.8 million for the nine months ended September 30, 2006. This increase resulted primarily from interest on, and amortization of, the financial cost of our €325 million of senior secured notes issued in July 2005 to finance the Bols and Polmos Bialystok Acquisitions. The interest expense of the senior secured notes will remain relatively constant throughout the year and therefore will be a higher percentage of our net sales during a low sales period than it will be during a higher sales period. This will result in increased seasonality of our results, as our first quarter tends to be our lowest sales period, whereas our fourth quarter tends to be our highest sales period.

Other financial expenses relate primarily to the impact of movements in exchange rates and the cost of hedges. For the nine months ended September 30, 2006, these costs include U.S.$13.5 million representing the net loss on the revaluation of the senior secured notes and a gain of U.S.$11.8 million related to the closing of a Euro to Polish zloty coupon swap. Due to the continued strength of the Polish economy and currency, we closed a swap contract that exchanged the variable Euro coupon with a variable Polish zloty coupon (CIRS). The hedge did not qualify for hedge accounting and therefore all changes in fair value were reflected in the results of operations.

Other non operating income increased by approximately U.S.$1.6 million for the nine months ended September 30, 2006. This increase resulted primarily from a gain in sales of assets, including a gain of approximately U.S.$1.1 million on sale of accounts receivables which were fully provided for.

Income Tax

The effective tax rate for the nine months ended September 30, 2006 is 17.4%, which is lower than historical rates primarily due to a tax true up in one of the Polish subsidiaries and tax true up following final calculation of the U.S. tax loss carried forward recognized in 2006.

Twelve months ended December 31, 2005 compared to twelve months ended December 31, 2004

A summary of our operating performance (expressed in thousands except per share amounts) is presented below.

	Twelve months Ended December 31,
	2005	2004
	(U.S.$ thousand)
Gross Sales	828,918	580,744
Excise taxes	(79,503)	—
Net sales	749,415	580,744
Cost of goods sold	(627,368)	(506,413)
Gross Profit	122,047	74,331
Operating expenses	(70,404)	(45,946)
Operating Income	51,643	28,385
Non operating income /(expense)
Interest income / (expense), net	(15,828)	(2,115)
Other financial income / (expense), net	(7,678)	(19)
Other income/(expense), net	(262)	193
Income before taxes	27,875	26,444
Income tax expense	(5,346)	(4,614)
Minority interests	(2,261)	—
Net income	20,268	21,830
Net income per share of common stock, basic, split adjusted	0.72	0.89
Net income per share of common stock, diluted, split adjusted	0.70	0.87

Net sales

Net sales represent total sales net of all customer rebates, excise tax on production and value added tax.

Total net sales increased in 2005 by approximately 29.1%, or U.S.$168.7 million, from U.S.$580.7 million for the twelve months ended December 31, 2004 to U.S.$749.4 million for the twelve months ended December 31, 2005. This increase in sales during 2005 was due to the following factors:

	(U.S.$ thousand)
Net sales for twelve months ended December 31, 2004	U.S.$	580,744
Increase from acquisitions		112,376
Existing business, sales growth		56,295
Net sales for twelve months ended December 31, 2005	U.S.$	749,415

The sales growth was driven by the following:

•	acquisitions which provided an additional U.S.$112.4 million of sales for the twelve months ended December 31, 2005,

•	increased sales of imported products. Excluding imports from acquired businesses in 2005, growth of imports increased by approximately 14.2%, or U.S.$4.3 million, from U.S.$30.3 million for the twelve months ended December 31, 2004 to U.S.$34.6 million for the twelve months ended December 31, 2005 and

•	the strength of the Polish zloty versus the U.S. dollar for the twelve months ended December 31, 2005 as compared to the strength of the Polish zloty versus the U.S. dollar for the twelve months ended December 31, 2004. Based upon average exchange rates for the twelve months ended December 31, 2005 and 2004, the Polish zloty appreciated by approximately 9%.

One of our key strategies is to sell high margin imported products. Sales of exclusive imported beers, spirits and wines for the twelve months ended December 31, 2004 and 2005 are presented in the table below. This table includes the full sales of imports from the Bols business for the twelve months ended December 31, 2004 and 2005.

	Twelve Months Ended December 31,
(Pro forma Sales in U.S.$000’s)	2005	2004	%
Imported Beers	6,117	6,529	(6.3)
Imported Spirits	24,314	19,074	27.5
Imported Wines	29,409	23,972	22.7

Total Imported Product	59,840	49,575	20.7

Gross Profit

Total gross profit increased by approximately 64.2%, or U.S.$47.7 million, to U.S.$122.0 million for the twelve months ended December 31, 2005, from U.S.$74.3 million for the twelve months ended December 31, 2004, reflecting the effect of the Acquisitions of Bols and Polmos Białystok and sales growth in the twelve months ended December 31, 2005. Gross margin increased from 12.8% of net sales to 16.3%, respectively. This increase in gross margin resulted from the Acquisitions of Bols and Polmos Białystok as well as changes in sales mix, including growth in the sales of exclusive imported products. Gross margins on products we produce are higher than gross margins on products supplied by third-party producers.

Operating Expenses

Operating expenses consist of selling, general, administrative, (“S,G&A”) expenses, advertising expenses, non-production depreciation and amortization, and bad debt provision.

Total operating expenses increased by approximately 53.4%, or U.S.$24.5 million, from U.S.$45.9 million for the twelve months ended December 31, 2004 to U.S.$70.4 million for the twelve months ended December 31, 2005. Approximately U.S.$18.2 million of this increase resulted primarily from the effects of acquisitions in 2004 and 2005 and the remainder of the increase resulted primarily from the growth of the business. The table below sets forth the items of operating expenses in 2005 and 2004.

	Twelve Months Ended December 31,
	2005	2004
	(U.S.$ in thousands)
S,G&A	55,925	39,667
Marketing	9,082	2,107
Depreciation and amortization	4,413	3,414
Bad debt provision	984	758

Total	70,404	45,946

S,G&A consists of salaries, warehousing and transportation costs and administrative expenses. S,G&A increased by approximately 40.8%, or U.S.$16.2 million, from U.S.$39.7 million for the twelve months ended December 31, 2004 to U.S.$55.9 million for the twelve months ended December 31, 2005. Approximately U.S.$11.9 million of this increase resulted primarily from the effects of acquisitions in 2004 and 2005 and the remainder of the increase resulted primarily from the growth of the business and the 9% appreciation of the Zloty. As a percent of sales, SG&A has increased from 6.8% of net sales in the twelve months ended December 31, 2004 to 7.5% of net sales in the twelve months ended December 31, 2005 primarily due to the Bols and Polmos Białystok Acquisitions, as production companies run a higher SG&A as a percent of sales than distribution companies.

As part of our entrance into brand ownership, and costs related to the promotion of our own brands, marketing expenses have increased by U.S.$7.0 million from U.S.$2.1 million for the twelve months ended December 31, 2004 to U.S.$9.1 million for the twelve months ended December 31, 2005. Included in this increase are marketing costs related to the acquired brands, which on an annualized basis would represent approximately 2% of net sales revenue.

Depreciation and amortization increased by approximately 29.4%, or U.S.$1.0 million, from U.S.$3.4 million for the twelve months ended December 31, 2004 to U.S.$4.4 million for the twelve months ended December 31, 2005. This increase resulted primarily from the effect of business acquisitions.

Bad debt expense remained stable at approximately 0.1% of net sales.

Operating Income

During 2005, total operating income increased by approximately 81.7%, or U.S.$23.2 million, from U.S.$28.4 million for the twelve months ended December 31, 2004 to U.S.$51.6 million for the twelve months ended December 31, 2005. This increase resulted primarily from our acquisitions. Operating margin increased from 4.9% of net sales for the twelve months ended December 31, 2004 to 6.9% of net sales for the twelve months ended December 31, 2005. The increase in operating margins is due primarily to the higher gross profit margin as described above.

Interest and Other Financial Expenses

In 2005, total interest expense increased by approximately 652.4%, or U.S.$13.7 million, from U.S.$2.1 million for the twelve months ended December 31, 2004 to U.S.$15.8 million for the twelve months ended December 31, 2005. This increase resulted primarily from interest on, and amortization of, the financial cost of our €325 million of senior secured notes issued in July 2005 to finance the Bols and Polmos Białystok Acquisitions. In addition, we had additional short-term borrowings used to finance the deposit payment in connection with the Polmos Białystok Acquisition as well as pre-fund interest and penalty into the escrow account as required by the terms of the senior secured notes. These loans were fully repaid as of December 31, 2005.

Excluding interest from the bond debt and acquisition related financing, net working capital interest for the 12 months ending December 31, 2005 was U.S.$1.6 million as compared to U.S.$2.1 million for the twelve months ended December 31, 2004. This reduction is primarily due to lower interest rates in Poland. The six month Warsaw Interbank Rate (WIBOR) was 6.61% as of December 31, 2004 and 4.60% as of December 31, 2005.

Interest expense on the senior secured notes began to accrue as of July 25, 2005 although the proceeds were not used until August 2005, for the Bols closing, and October 2005, for the Polmos Białystok closing.

Other financial expenses relate primarily to the impact of movements in exchange rates and the cost of hedges. For the twelve months ended December 31, 2005, these costs include U.S.$1.6 million of exchange rate losses incurred during the closing of the Bols Acquisition, U.S.$4.1 million of acquisition related hedges, and U.S.$2.5 million representing the net impact of the revaluation of the senior secured notes and coupon hedges.

Income Tax

Included in income tax expense for the 12 months ended December 31, 2005 was a tax penalty payment of U.S.$146 thousand, related to a tax case that arose in 2003. Excluding this write off, the effective tax rate was 18.7%, which is driven primarily by the base tax rate in Poland of 19%, where all of our income is generated.

Twelve months ended December 31, 2004 compared to twelve months ended December 31, 2003

A summary of our operating performance (expressed in thousands except per share amounts) is presented below.

	Twelve Months Ended December 31,
	2004	2003
	(U.S.$ thousand)
Gross Sales	$580,744	$429,118
Excise taxes	—	—
Net sales	580,744	429,118
Cost of goods sold	(506,413)	(372,638)
Gross Profit	74,331	56,480
Operating expenses	(45,946)	(34,313)
Operating Income	28,385	22,167
Non operating income /(expense)
Interest expense, net	(2,115)	(1,500)
Other financial expense, net	(19)	(92)
Other income/(expense), net	193	(59)
Income before taxes	26,444	20,516
Income tax expense	(4,614)	(5,441)
Minority interests	—	—
Net income	$21,830	$15,075
Net income per share of common stock, basic, split adjusted	$0.89	$0.66
Net income per share of common stock, diluted, split adjusted	$0.87	$0.64

Net sales

Total net sales during the 12 months ended December 31, 2004 increased by approximately 35.3%, or U.S.$151.6 million, from U.S.$429.1 million during the twelve months ended December 31, 2003 to U.S.$580.7 million during the 12 months ended December 31, 2004. This increase resulted primarily from the full year effects of the acquisitions in 2003 and the partial year effects of acquisitions in 2004. Net sales from existing operations increased by approximately 10.7%, or U.S.$46.0 million, from U.S.$429.1 million during the twelve months ended December 31, 2003 to U.S.$475.1 million during the twelve months ended December 31, 2004. This increase resulted primarily from the appreciation of the Polish zloty against the U.S. dollar by 9% during the twelve months ended December 31, 2004 and improved sales productivity. This increase was offset in part from the downsizing of operations of a subsidiary acquired in April 2003 through redundancy of the personnel of the acquired company, which was contemplated at the time of the acquisition. Excluding that downsizing, net sales from continuing operations increased by approximately 13.7%.

Gross Profit

Total gross profit increased by approximately 31.5%, or U.S.$17.8 million, from U.S.$56.5 million during the twelve months ended December 31, 2003 to U.S.$74.3 million during the twelve months ended December 31, 2004. Total gross profit from existing operations increased by approximately 11.2% from U.S.$56.5 million during the twelve months ended December 31, 2003 to U.S.$74.3 million during the twelve months ended December 31, 2004. Gross margins decreased from 13.2% during the twelve months ended December 31, 2003 to 12.8% during the twelve months ended December 31, 2004. This decrease resulted primarily from the lower gross margins in the acquired businesses. After we acquire a business, we seek to improve the acquired business gross margin by changing its portfolio mix to be consistent with ours, including increasing sales of higher margin imported products. It takes time to implement this strategy with the acquired businesses. Gross margin from continuing operations remained constant at 13.2% during the twelve months ended December 31, 2004 and 2003.

Operating Expenses

Total operating expenses increased 33.8%, or U.S.$11.6 million, from U.S.$34.3 million during the twelve months ended December 31, 2003 to U.S.$45.9 million during the twelve months ended December 31, 2004. This increase resulted primarily from the full year effects of acquisitions in 2003 and partial year effects of the acquisitions in 2004. Total operating expenses attributable to existing operations increased by approximately 12.8% to U.S.$38.7 million during the twelve months ended December 31, 2004 from U.S.$34.3 million during the twelve months ended December 31, 2003. This increase was in line with the growth in net sales from existing operations. As a percentage of total net sales, total operating expenses decreased from 8.0% in during the twelve months ended December 31, 2003 to 7.9% during the twelve months ended December 31, 2004. As a percentage of total net sales, total operating expenses attributable to existing operations was 8.1% during the twelve months ended December 31, 2004, as compared to 8.0% during the twelve months ended December 31, 2003.

	Twelve Months Ended December 31,
	2004	2003
	(U.S.$ in thousands)
S,G&A	$41,774	31,594
Depreciation and amortization	3,414	2,127
Bad debt provision	758	592

Total	45,946	34,313

S,G&A increased by approximately 32.3%, or U.S.$10.2 million, from U.S.$31.6 million during the twelve months ended December 31, 2003 to U.S.$41.8 million during the twelve months ended December 31, 2004. This increase resulted primarily from the full year effects of acquisitions in 2003 and partial year effects of the acquisitions in 2004. As a percentage of net sales, S,G&A decreased slightly from 7.4% to 7.2%.

Depreciation increased by approximately 61.9%, or U.S.$1.3 million, from U.S.$2.1 million during the twelve months ended December 31, 2003 to U.S.$3.4 million during the twelve months ended December 31, 2004. This increase resulted primarily from the full year effects of the acquisitions in 2003 and partial year effect of the acquisitions in 2004 as well as our continued investment in information technology systems upgrades and additional trucks and completion of a new distribution center.

Bad debt expense increased from U.S.$0.6 million during the twelve months ended December 31, 2003 to U.S.$0.8 million during the twelve months ended December 31, 2004. This increase was less than the rate of sales growth and was achieved through consistent management of the age profile of our trade receivables.

Operating Income

Total operating income increased by 27.9%, or U.S.$6.2 million, from U.S.$22.2 million during the twelve months ended December 31, 2003 to U.S.$28.4 million during the twelve months ended December 31, 2004. Operating margin decreased from 5.2% during the twelve months ended December 31, 2003 to 4.9% during the twelve months ended December 31, 2004. This decrease resulted primarily from the increase in depreciation expense and the impact of reduced gross margin as described above. Operating income attributable to existing operations increased by 8.6%, or U.S.$1.9 million, from U.S.$22.2 million in during the twelve months ended December 31, 2003 to U.S.$24.1 million during the twelve months ended December 31, 2004.

Interest and Other Financial Expenses

Total net interest expense increased by approximately 40.0%, or U.S.$0.6 million, from U.S.$1.5 million during the twelve months ended December 31, 2003 to U.S.$2.1 million during the twelve months ended December 31, 2004. This increase resulted primarily from higher average borrowings, consistent with business growth, and increases in the Polish zloty borrowing rates. The 1M WIBOR increased from 5.41% at December 31, 2003, to 6.66% at December 31, 2004.

Income Tax

The total tax charge during the twelve months ended December 31, 2004 was U.S.$4.6 million, or 17.4% of pre-tax profits. During the twelve months ended December 31, 2003, the total tax charge was U.S.$5.4 million, or 26.5% of pre-tax profits. The reduction in our effective tax rate resulted primarily from a change in Polish tax rates from 27% during the twelve months ended December 31, 2003 to 19% during the twelve months ended December 31, 2004.

Statement of Liquidity and Capital Resources

During the periods under review, our primary sources of liquidity were cash flows generated from operations, credit facilities, the issuance of the senior secured notes and proceeds from options exercised. Our primary uses of cash were to fund our working capital requirements, service indebtedness, finance capital expenditures and fund acquisitions. The following table sets forth selected information concerning our consolidated cash flow during the periods indicated.

	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005	Twelve Months Ended December 31, 2005	Twelve Months Ended December 31, 2004	Twelve Months Ended December 31, 2003
Net cash flow from operating activities	55,238	23,202	34,081	8,861	(8,252)
Net cash flow from investing activities	(29,682)	(410,163)	(460,113)	(9,337)	(5,519)
Net cash flow from financing activities	(6,708)	397,731	476,371	635	17,130

Our cash flows

Nine months ended September 30, 2006 compared to nine months ended September 30, 2005

Net cash flow from operating activities represents net cash from operations, servicing of finance and taxation. Net cash inflows provided by operating activities for the nine months ended September 30, 2006 were U.S.$55.2 million as compared to cash inflows of U.S.$23.2 million for the nine months ended September 30, 2005. The primary drivers for the increase were due to higher margins and profitability from the sales of Bols and Bialystok products as well as improved cash flows from accounts receivables. As of December 2005, sales made directly from the Bols and Bialystok facilities to other wholesalers are made primarily on the basis of immediate cash payment which has improved cash flows from accounts receivables.

Net cash flows used in investing activities represent net cash used to acquire subsidiaries and fixed assets as well as proceeds from sales of fixed assets. Net cash outflows used by investing activities for the nine months ended September 30, 2006 was U.S.$29.7 million as compared to cash outflows of U.S.$410.2 million for the nine months ended September 30, 2005. Cash used for investment of fixed assets of U.S.$7.0 million for the nine months ended September 30, 2006 includes investments in rectification line of U.S.$2.8 million, warehouse of U.S.$1.3 million and modernization of existing production facility of U.S.$0.8 million. Acquisitions include two business acquisitions for a combined U.S.$22.4 million that were closed in July and September 2006.

Net cash flow from financing activities represents cash used for servicing indebtedness, borrowings under credit facilities and cash inflows from issuance of securities and exercise of options. Net cash used by financing activities was U.S.$6.7 million for the nine months ended September 30, 2006 as compared to U.S.$397.7 million of cash inflows used by financing activities for the nine months ended September 30, 2005. Included in cash outflows from financing activities for the nine months ended September 30, 2006 is a U.S.$4.7 million cash outflow representing the final settlement to close out the Euro to Polish Zloty interest rate swap and cash outflows from existing credit facilities of U.S.$2.9 million.

Twelve months ended December 31, 2005 compared to twelve months ended December 31, 2004

Net cash provided by operating activities for the twelve months ended December 31, 2005 was U.S.$34.1 million as compared to U.S.$8.9 million for the twelve months ended December 31, 2004. The primary drivers for the increase were overall business growth, improved supplier management and lower inventory levels relative to sales. Working capital movements contributed U.S.$6.4 million of cash inflows for the twelve months ended December 31, 2005 as compared to U.S.$17.4 million of cash outflows for the twelve months ended December 31, 2004. Included in the changes in operating assets and liabilities for the twelve months ended December 31, 2005 are movements in other accrued liabilities of U.S.$35.0 million, which relates to increased accruals, primarily for non-cash expenses of interest on the senior secured notes and the mark to market on our coupon swap hedge.

Net cash used by investing activities for the twelve months ended December 31, 2005 was U.S.$460.1 million as compared to U.S.$9.3 million for the twelve months ended December 31, 2004. The primary drivers for the increase were the Bols acquisition that took place in August 2005 for U.S.$150.5 million, and the Polmos Białystok Acquisition that was finalized in October 2005 for U.S.$349.7 million. Included in cash flows from investing activities are net cash inflows of U.S.$35.6 million from sales of investments which were acquired as part of the Polmos Białystok Acquisition.

Net cash provided by financing activities was U.S.$476.4 million for the twelve months ended December 31, 2005 as compared to U.S.$0.6 million in cash provided by financing activities for the twelve months ended December 31, 2004. The cash inflow from financing activities during the twelve months ended December 31, 2005 resulted primarily from our issuance of the senior secured notes, which closed at the end of July 2005 and a private equity placement which we closed during October 2005.

Twelve months ended December 31, 2004 compared to twelve months ended December 31, 2003

Net cash flow from operating activities increased to U.S.$8.9 million during the twelve months ended December 31, 2004 as compared to a net cash usage from operating activities of U.S.$8.3 million during the twelve months ended December 31, 2003. The increase in operating cash flow during the twelve months ended December 31, 2004 resulted primarily from an increase in our operating profit and a stabilization of the level of cash on delivery payments for purchasing of inventory as compared to prior years.

Net cash outflow from investing activities was U.S.$9.3 million during the twelve months ended December 31, 2004 as compared to a net cash outflow from investing activities of U.S.$5.5 million during the twelve months ended December 31, 2003. This change between the twelve months ended December 31, 2003 and the twelve months ended December 31, 2004 resulted primarily from an increased investment in information technology facilities and additional trucks and the completion of a new distribution center. Also, we spent U.S.$5.4 million during the twelve months ended December 31, 2004 on acquisitions of distributors as compared to spending of U.S.$3.9 million during the twelve months ended December 31, 2003.

Net cash flow from financing activities decreased to U.S.$0.6 million during the twelve months ended December 31, 2004 as compared to U.S.$17.1 million during the twelve months ended December 31, 2003. During the twelve months ended December 31, 2004, we received funds primarily from bank debt and the exercises of options, whereas during the twelve months ended December 31, 2003, U.S.$19.3 million was received from a private placement of equity.

Our Future Liquidity and Capital Resources

Our primary uses of cash in the future will be to fund our working capital requirements, service indebtedness (including allowed early redemption of our senior secured notes), finance capital expenditures and fund acquisitions. We announced a tender offer for the remaining shares of Polmos Bialystok and received subscriptions covering 338,741 shares for an approximate amount of U.S.$10.5 million. The acquisition of these shares will be initially financed from our existing working capital facility and the proceeds from this offering will used to repay this indebtedness. Except for the tender offer as noted above, we expect to fund our financing requirements in the future with cash flows from our operating activities and cash on hand.

Financing Arrangements

Existing Credit Facilities

As of September 30, 2006, we had total debt outstanding under existing credit facilities in the Polish zloty equivalent of approximately U.S.$25.7 million. In order to fund working capital and other liquidity requirements, we also have available non-committed credit lines with various banks and credit institutions. As of September 30, 2006, the amount of available, unutilized and uncommitted credit facilities was the Polish Zloty equivalent of approximately U.S.$53.0 million. These existing credit facilities are subject to renewal on an annual basis. In addition, on October 12, 2006 Carey Agri incurred a credit facility in an aggregate principal amount of up to PLN 350 million (approximately U.S.$117.9 million based on the official exchange rate published by the National Bank of Poland on November 17, 2006) in order to finance its tender offer for up to 4,048,334 shares of Polmos Bialystok. Please see “Additional information - credit facility and bank guarantee related to the tender offer for the shares in Polmos Białystok” for more detailed description.

Senior secured notes issuance in 2005

On July 25, 2005 we completed the issuance of €325 million 8% senior secured notes due 2012. The Indenture governing the senior secured notes contains certain restrictive covenants that are typical for high yield notes, including covenants limiting our ability and the ability of our subsidiaries to enter into certain transactions, including the ability to make certain payments, including dividends or other cash distributions; incur or guarantee additional indebtedness or issue preferred stock; make certain investments; prepay or redeem subordinated debt or equity; create certain liens or enter into sale and leaseback transactions; engage in certain transactions with affiliates; sell assets or consolidate or merge with or into other companies; issue or sell share capital of certain subsidiaries; and enter into other lines of business.

Equity Offering Issuance in 2005

On October 7, 2005, we closed the private placement of 3,360,000 shares of our common stock at U.S.$34.69 per share, for gross proceeds of approximately U.S.$116,558,400. The per-share price represents a 7% discount to the trailing 15-day closing average share price. The closing of the private placement was subject to the completion of our acquisition of 61% of the outstanding shares of Polmos Białystok. The shares of our common stock which were issued in the private placement are subject to customary registration rights under U.S. securities laws granted to the investors for the resale of the shares, which are more fully described in this prospectus under “Additional Information—The Bols Acquisition.”

We currently believe that our operating cash flow and available cash, together with the financing arrangements described above, will be sufficient to fund our working capital needs, anticipated capital expenditure and debt service requirements, excluding larger acquisitions that we may consider from time to time, for at least the next several years.

Historical Capital Expenditure and an Estimate of Future Capital Expenditure Needs

Our net capital expenditure on tangible fixed assets for the twelve months ending December 31, 2005, 2004, and 2003 was U.S.$5.1 million, U.S.$3.9 million and U.S.$1.6 million, respectively. Capital expenditures during the twelve months ended December 31, 2005 were used primarily for investments in fleet, information systems and plant maintenance and for the twelve months ended December 31, 2004 primarily for investment in information technology systems upgrades and additional trucks and completion of a new distribution center. Capital expenditure during the twelve months ended December 31, 2003 were used mainly for investment in our fleet of trucks.

During the nine months ended September 30, 2006 our net capital expenditures of U.S.$ 5.79 million were used mainly for the new spirit rectification facilities at Bols and Polmos Bialystok, warehouse at Bols and a modernization of the existing production line in Polmos Bialystok, including U.S.$ 2.74 million for the new spirit rectification facilities at Bols and Polmos Białystok, U.S.$1.23 million for the new warehouse at Bols and U.S.$0.81 million for the modernization of the existing production line in Polmos Bialystok. In 2003, 2004, 2005 and until September 30, 2006 we acquired two distillers: Bols and Polmos Bialystok and several alcohol distributors. Expenditures related to those acquisitions were U.S.$ 6.5 million in 2003, U.S.$ 10.6 million in 2004, U.S.$ 620.9 million in 2005 and U.S.$ 15.7 million during the nine months ended September 30, 2006. Detailed information about these acquisitions are included in the following table. In addition, certain information in this regard is included in the “Management’s discussion and analysis of financial condition and results of operations” and in the note 2 “Acquisitions” of our annual financial statements.

In the following tables we present information on the acquisitions of assets of certain distributing companies, i.e. takeovers of an organized parts of the distribution companies businesses.

Company name	Date of acquisition of the company	PLN Value of transaction	U.S.$ Value of transaction
Vigor Exiber Poland Sp. z o.o.	April 21, 2004	830,919	207,201
Urdom Sp. z o.o.	September 29, 2004	184,115	52,125
BAH Sp. z o.o.	November 23, 2004	6,078,743	1,874,593
KMiS Sp. z o.o. w upadłosci	December 20, 2004	7,150,000	2,318,192
Vin-Ex Jacek Choszczewski	January 12, 2005	580,000	186,621
PH Feniks Ryszard Rzesa	July 1, 2005	640,000	191,382
Ortus Kazimierz Janik	November 7, 2005	1,725,292	506,857
JiM Sp. z o.o.	January 2, 2006	3,416,000	1,048,432
Mariol Sp. z o.o.	January 2, 2006	1,200,000	368,302
Agat Sp. J.	May 31, 2006	1,940,000	632,519

The U.S.$ value of the transactions in the table above was converted according to the average exchange rate of the National Bank of Poland applicable on the date of the concluding the transaction.

In the following table we present information on the acquisition of distribution and production companies by way of purchasing their shares.

Company name	Date of acquisition of the company	PLN Value of transaction	U.S.$ Value of transaction
Dako-Galant Sp. z o.o.	April 16, 2003	7,172,662	1,812,514
Panta Hurt Sp. z o.o.	September 5, 2003	8,306,977	2,062,308
Multi-Ex S.A.	November 14, 2003	10,122,891	2,607,850
Saol Dystrybucja Sp. z o.o.	May 21, 2004	4,497,656	1,150,413
Miro Sp. z o.o.	June 17, 2004	6,500,734	1,709,910
Polnis Dystrybucja Sp. z o.o.	October 11, 2004	8,333,694	2,395,084
Delikates Sp. z o.o.	April 28, 2005	7,700,000	2,342,205
Imperial Sp. z o.o.	August 16, 2005	7,092,925	2,167,963
Bols Sp. z .o.o.	August 17, 2005	884,655,001	270,000,000
Polmos Białystok S.A.	October 12, 2005	1,109,025,207	342,873,769
Krokus Sp. z o.o.	December 13, 2005	10	3
Bols Hungary Kft.	July 12, 2006	38,726,400	12,261,010
Classic Sp. z o.o.	September 15, 2006	4,260,000	1,366,041

The U.S.$ value of the transactions in the table above was converted according to the average exchange rate of the National Bank of Poland applicable on the date of the concluding the transaction.

In 2003 our capital expenditures were financed through cash flow from operating activity and a private placement of equity, which generated approximately U.S.$19.3 million. In 2004, our sources of funding included cash flow generated from operating activity and bank debt. Our capital expenditures in 2005 were funded through cash generated from operating activity, with the exception of the Bols Acquisition, which was funded through a placement of our newly issued shares to the sellers of Bols and with a portion of the proceeds from the issuance of the senior secured notes and the Polmos Acquisition, which was funded from the remaining proceeds from the issuance of senior secured notes, as well as the proceeds from a private placement of our equity which generated approximately U.S.$ 116.5 million. See also “Additional Information – the Bols Acquisition” and “Additional Information – Polmos Bialystok Purchase Agreement”.

During the nine months ended September 30, 2006 our capital expenditures, including acquisitions, were funded through cash flow generated by our operating activity.

We have estimated that maintenance capital expenditure for 2006, 2007 and 2008 for our existing business combined with our acquired businesses will be approximately U.S.$6.0 to U.S.$8.0 million per year. Future capital expenditure is expected to be used for our continued investment in information technology, trucks, and routine improvements to the production facilities. In addition, we have planned certain additional capital projects for new rectification facilities at Bols and Polmos Białystok and warehouse upgrades in 2006 and 2007 which are expected to require approximately U.S.$10 million to U.S.$15 million. Pursuant to our acquisition of Polmos Białystok, we are required to ensure that Polmos Białystok will invest at least 77.5 million Polish zloty (approximately U.S.$23 million, based on the exchange rate as of December 31, 2005) within five years after the consummation of this acquisition, that is before October 12, 2010.

A substantial portion of these future capital expenditure amounts are discretionary, and we may adjust spending in any period according to our needs. We currently intend to finance all of our capital expenditure through cash generated from operating activities.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2005:

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(unaudited)
	(U.S.$ in thousands)
Long-term debt obligations	367,584	—	9	—	367,575
Interest on long-term debts	202,800	31,200	62,400	62,400	46,800
Short-term debt obligations	26,747	26,747	—	—	—
Operating leases	7,094	1,734	3,064	2,296	—
Capital leases	4,783	3,328	1,455	—	—

Total	609,008	63,009	66,928	64,696	414,375

Critical Accounting Policies and Estimates

General

Our discussion and analysis of our financial condition and results of operations are based upon consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of net sales, expenses, assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions.

Goodwill and Intangibles

Following the introduction of SFAS 142, “Goodwill and Other Intangible Assets” acquired goodwill is no longer amortized. Instead, we assess the recoverability of its goodwill at least once a year or whenever adverse events or changes in circumstances or business climate indicate that expected future cash flows (undiscounted and without interest charges) for individual business units may not be sufficient to support the recorded goodwill. If undiscounted cash flows are not sufficient to support the goodwill, an impairment charge would be recognized to reduce the carrying value of the goodwill based on the expected discounted cash flows of the business unit. No such charge has been considered necessary through the date of the accompanying financial statements. Intangibles are amortized over their effective useful life. In estimating fair value, management must make assumptions and projections regarding such items as future cash flows, future revenues, future earnings, and other factors. The assumptions used in the estimate of fair value are generally consistent with the past performance of each reporting unit and are also consistent with the projections and assumptions that are used in current operating plans. Such assumptions are subject to change as a result of changing economic and competitive conditions. If these estimates or their related assumptions change in the future, we may be required to record an impairment loss for the assets.

In connection with the Bols and Polmos Białystok Acquisitions, we have acquired trademark rights to various brands, which were capitalized as part of the purchase price allocation process. As these brands are well established they have been assessed to have an indefinite life. These trademarks rights will not be amortized; however, management assesses them at least once a year for impairment.

The calculation of the impairment charge for goodwill and indefinite lived intangible assets, requires the use of estimates. Factoring in a deviation of 10% for the discount rate and cash flow projections as compared to management’s estimate, there would still be no need for an impairment charge against goodwill.

Accounting for Business Combinations

The acquisition of businesses is an important element of our strategy. We account for our acquisitions under the purchase method of accounting in accordance with SFAS 141, “Business Combinations”, and allocate the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The determination of the values of the assets acquired and liabilities assumed, as well as associated asset useful lives, requires management to make estimates. Our acquisitions typically result in us acquiring goodwill and other intangible assets; the value and estimated life of those assets may affect the amount of future period amortization expense for intangible assets with finite lives, as well as any possible impairment charges that may be incurred.

The calculation of purchase price allocation requires judgment on the part of management in determining the valuation of the assets acquired and liabilities assumed.

Derivative Instruments

We are exposed to market movements from changes in foreign currency exchange rates that could affect our results of operations and financial condition. In accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”, we recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value.

The fair values of our derivative instruments can change with fluctuations in interest rates and/or currency rates and are expected to offset changes in the values of the underlying exposures. Our derivative instruments are held to hedge economic exposures. We follow internal policies to manage interest rate and foreign currency risks, including limitations on derivative market-making or other speculative activities.

At the inception of a transaction we document the relationship between the hedging instruments and hedged items, as well as its risk management objective. This process includes linking all derivatives designated to specific firm commitments or forecasted transactions. We also document our assessment, both at the hedge inception and on an ongoing basis, of whether the derivative financial instruments that are used in hedging transactions are highly effective in offsetting changes in fair value or cash flows of hedged items.

Recently Issued Accounting Pronouncements

In December 2004, Financial Accounting Standards Board, hereinafter referred to as the FASB, issued SFAS 123(R), “Share Based Payments”, a revision of the prior SFAS Statement No. 123, ““Accounting for Stock Based Compensation”. This statement requires companies to expense the fair value of employee stock options and other forms of stock-based compensation. The statement offers a number of possibilities for implementation. The U.S. SEC has provided an extension to allow implementation during the first quarter of 2006. As of January 1, 2006 we adopted this standard and recognize the costs of all employee stock options on a straight-line attribution basis over their respective vesting periods, net of estimated forfeitures. We have selected the modified prospective method of transition, accordingly prior periods have not been restated. Detailed information on our stock option plan and the impact of the adoption of SFAS 123(R) is disclosed in the footnote 12 of the interim financial statements as of and for the six month ended June 30, 2006.

In May 2005, FASB issued SFAS 154, “Accounting Changes and Error Corrections” which replaces Accounting Principles Board Opinion No. 20, “Accounting Changes” and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005 and, accordingly, is required to be adopted by us on January 1, 2006. We do not expect that the adoption of SFAS 154 will have a material impact on its consolidated results of operations and financial position.

In November 2004, the FASB issued SFAS 151, “Inventory Costs, an amendment of Accounting Research Bulletin No. 43, Chapter 4.” SFAS 151, requires that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) be recorded as current period charges and that the allocation of fixed production overheads to inventory be based on the normal capacity of the production facilities. We adopted SFAS 151 on January 1, 2006. We do not believe that the adoption of SFAS 151 will have a material impact on our consolidated financial statements.

In June 2006, FASB issued Interpretation No.48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS 109, “Accounting for Income Taxes.” FIN 48 seeks to reduce the diversity in practice associated with income tax accounting including classification, interest and penalties, accounting in interim periods, derecognition, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 31, 2006 and is not expected to have a material impact on our consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No.157, Fair Value Measurements (“SFAS 157”). SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted. We are currently estimating the impact that the implementation of SFAS 157 would have on the consolidated financial statements when adopted.

In September 2006, the U.S. SEC issued Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year missstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 is effective for fiscal years ending on or after November 15, 2006, and we do not expect the implementation of SAB 108 to have a material impact on the consolidated financial statements.

Quantitative and Qualitative Disclosure about Market Risk

Our operations are conducted primarily in Poland and our functional currency is the Polish zloty and the reporting currency is the U.S. dollar. Our financial instruments consist mainly of cash and cash equivalents, accounts receivable, accounts payable and receivable, bank loans, overdraft facilities and long-term debt. All of the monetary assets represented by these financial instruments are located in Poland. Consequently, they are subject to currency translation risk when reporting in U.S. dollars.

If the U.S. dollar increases in value against the Polish zloty, the value in U.S. dollars of assets, liabilities, revenues and expenses originally recorded in Polish zloty will decrease. Conversely, if the U.S. dollar decreases in value against the Polish zloty, the value in U.S. dollars of assets, liabilities, revenues and expenses originally recorded in Polish zloty will increase. Thus, increases and decreases in the value of the U.S. dollar can have a material impact on the value in U.S. dollars of our non-U.S. dollar assets, liabilities, revenues and expenses, even if the value of these items has not changed in their original currency.

Our commercial foreign exchange exposure mainly arises from the fact that substantially all of our revenues are denominated in Polish zloty, and our senior secured notes are denominated in Euros. This Euro debt has been lent down to the operating subsidiary level (Carey Agri) in Poland, thus exposing us to movements in the Euro/Polish zloty exchange rate. Every 1% movement in this exchange rate would result in an approximately U.S.$3.9 million change in the valuation of the liability with the offsetting pre-tax gains or losses recorded in the profit and loss of the CEDC.

The loan agreement we entered into with Carey Agri referred to above reflects the terms of our indebtedness of our senior secured notes and includes the entire amount of gross proceeds raised through the issuance. In particular, under this loan agreement the loan granted to Carey Agri bears the same interest as specified in the indenture governing our senior secured notes, and shall be repaid according to a timeline as well as on the terms reflecting the timeline and terms of repayment of our debt resulting from our senior secured notes specified therein. Additional information on the terms of the indenture governing our senior secured notes dated July 25, 2005 are incorporated in the section of this Prospectus entitled “Additional Information – Material Contracts – Senior secured notes indenture and supplemental indentures”.

As of September 30, 2006, we had an outstanding hedge contract for a seven year interest rate swap agreement accounted for a fair value hedge. The swap agreement exchanged a fixed Euro based coupon of 8%, with a variable Euro based coupon (IRS) As a result of this, movements in the underlying EURIBOR rates will impact the results of our operations. As of September 30, 2006 the variable rate on the bond including the impact of the IRS, was 8.32%. We do not have any financial instruments held for trading purposes.

For a summary of historical exchange rates between Polish zloty, U.S. dollar and Euro see “Currency Presentation and Exchange Rate Data”.

INFORMATION ON OUR BUSINESS

We are Poland’s largest integrated spirit beverages business. We produce vodka at two distilleries in Poland and are the largest distributor of alcoholic beverages with a country-wide distribution network. We are also a leading importer of spirits, wine and beer in Poland. Our products are also exported out of Poland. Recently we have expanded our distribution capabilities outside of Poland through our acquisition of Bols Hungary.

Our Competitive Strengths

Leading national distributor of alcoholic beverages in Poland. We are the leading national distributor of alcoholic beverages in Poland, and we believe we offer one of the broadest portfolios of alcoholic beverages with over 700 brands. We operate in a highly fragmented market served by an estimated 170 distributors, and we believe there is a significant gap in market share between us and our nearest competitor, Alti Plus S.A., which operates on a multiregional, rather than national basis. We operate the largest nationwide delivery service in Poland, and we provide next day delivery thanks to our 16 distribution centers, 76 satellite branches and a large fleet of delivery trucks. We believe that we are the leading distributor in each category of alcoholic beverages we distribute in Poland, except for domestic beer. We believe that we have strong negotiating leverage with our suppliers because of our large volume of purchases and are thus able to obtain good terms.

Leading producer and marketer of domestic vodkas in Poland. We are the largest vodka producer by value and volume in Poland, and one of the largest producers of vodka in the world. We produce and sell approximately eight and a half million nine-liter cases of vodka per year in the four main vodka segments in Poland: top premium, premium, mainstream and economy. In the Bols distillery, we produce the Bols and Soplica vodka brands among other spirit brands. Bols Vodka is the number one selling premium vodka produced and sold in Poland, and in addition we have exclusive rights to sell it in Russia. Soplica has consistently been one of the top ten mainstream selling vodkas in Poland. For the period from September 2005 to September 2006, Soplica increased its market share, based on volume, from 3.0% to 4.4% representing 65% growth and making it one of the fastest growing vodka brands in Poland. Polmos Białystok has built the Absolwent, which has been number one selling vodka in Poland for the last six years (regardless of the price range). In addition to Absolwent, Polmos Białystok also produces Zubrówka, which is also exported out of Poland, mainly to Europe. We also produce Royal Vodka which is the number one selling vodka in Hungary, where it is distributed by our newly acquired subsidiary Bols Hungary.

Leading importer of alcoholic beverages in Poland. We are a leading importer of spirits, wine and beer in Poland. We currently import on an exclusive basis 90 brands of spirits, wine from over 40 producers and 15 brands of beer, including internationally recognized brands such as E&J Gallo and Foster’s. Margins on our import portfolio are on average three to four times higher than margins we realize on products that we distribute for other importers or domestic producers. In addition, as part of the acquisition of Bols and Bols Hungary, we have obtained the right to import on an exclusive basis all of Rémy Cointreau Group’s portfolio of alcoholic beverages into Poland and Hungary.

Attractive platform for international spirit companies to market and sell products in Poland and Hungary. Our extensive distribution network in Poland, and our sales and marketing organizations in Poland and Hungary, provide us with an opportunity to continue to expand our import portfolio. We believe we are well placed to service the needs of other international spirit companies that wish to sell products in the markets in which we operate without the need to establish new infrastructure to service these markets.

Attractive market dynamics. We believe that a combination of factors make Poland an attractive market for companies involved in the alcoholic beverages industry.

•	Poland has historically been a large market for vodka consumption. Poland ranks as the fourth largest consumer of vodka in the world by volume. Total alcoholic beverage consumption in Poland is forecast to grow from approximately 567.6 million liters of alcohol in 2005 to 641.5 million liters of pure alcohol in 2008, a compounded annual growth rate of approximately 4.2%. We expect that consumption of domestic vodka products and imported spirits for this same period are forecast to grow at an annual compounded growth rate of approximately 1.4% and 1.8%, respectively. We believe that this growth rate will result primarily from the expected growth of disposable income in Central and Eastern Europe.

•

Changes to the regulatory environment as a result of Poland’s accession into the European Union have benefited the alcoholic beverages industry. On May 1, 2004, Poland joined the European Union, resulting in the removal of customs borders between Poland and the other members of the European

Union. As a result, the duty on imported alcoholic products from other members of the European Union was eliminated, reducing prices on our imported alcoholic products and increasing their sales.

•	We believe, based on industry statistics and our own experience, that approximately 75% of vodka sales in Poland are still made through so called “traditional trade”, which consists primarily of smaller stores, usually owned and run by independent entrepreneurs and local supermarkets. Traditional trade provides our primary source of sales. Despite the increasing role of so called “modern trade” in the Polish market, in which hypermarket chains, often members of international corporations such as Tesco or Metro, are the primary outlets, we believe that a significant portion of the sales of vodka will in the future continue to be made in traditional trade in Poland.

Professional and experienced management team. Our management team has significant experience in the alcoholic beverage industry and in Poland and has managed our business to increase profitability and implement effective internal control over financial reporting. William Carey, our chairman, chief executive officer and president, was one of our founders and has been a key contributor in the growth and success of our business since its inception. A significant part of this increase was derived from acquisitions of distributors, which our management team has efficiently integrated into our existing operations.

Overview

Production

We are the largest vodka producer by value and volume in Poland, and one of the largest producers of vodka in the world. We produce and sell approximately eight and a half million nine-liter cases of vodka per year in the four main vodka segments in Poland: top premium, premium, mainstream and economy. In addition, in our Bols plant, we produce the top selling vodka in Hungary, Royal Vodka, which we distribute through our Hungary subsidiary Bols Hungary.

We purchased the Bols distillery on August 17, 2005 from Rémy Cointreau S.A., Takirra Investment Corporation N.V. and Botapol Management B.V. (an indirect subsidiary of Rémy Cointreau S.A.). The distillery is one of the most modern in Poland. In addition, through Bols we have acquired a dynamic marketing team that is recognized by the vodka industry as one of the best in Poland. In the Bols distillery, we produce the Bols and Soplica vodka brands among other spirit brands. Bols vodka is the number one selling premium vodka produced in Poland. Soplica, a mainstream brand, has consistently been one of the top ten selling vodkas sold in Poland and increased its market share, based on volume, from 3.0% to 4.4% for the period from September 2005 to September 2006, representing 65% growth and making it one of the fastest growing vodka brands in Poland.

As part of a privatization transaction with the Polish State Treasury (“State Treasury”), we acquired 61% shares of the Polmos Białystok on October 12, 2005. We also purchased approximately 5% shares in the open market, as Polmos Białystok is listed on the WSE, increasing our total interest to approximately 66%. The remaining interest is held by institutional and private investors, including approximately 7% held by employees of Polmos Białystok. Polmos Białystok has modern technical facilities. The management of Polmos Białystok has many years of experience and has built the number one selling mainstream vodka in Poland, Absolwent, which has been number one (in the entire vodka market) for the last six years based on volume and sales. In addition to Absolwent, Polmos Białystok also produces Zubrówka. The Zubrówka brand is also exported out of Poland, mainly to Europe. In 2005, case sales of Zubrówka grew in the United Kingdom by 64% and in France by 10% over 2004 sale results. Our newly created export team is currently in the process of repackaging the brand and exploring new branding initiatives in certain jurisdictions, and setting up long term import and distribution agreements for world-wide distribution. On October 16, 2006 we announced a tender offer for all shares in Polmos Białystok that we do not currently own. In response to that tender offer shareholders placed subscriptions for the sale of 338,741 shares.

Two of our main objectives since acquiring the distilleries have been to realize the benefit of the synergies of being a producer and distributor and to increase cash flow, as well as to lower the bad debt exposure of the distilleries. To that end, on December 1, 2005, we set new trade terms for selling the products from our distilleries whereby wholesalers were required to sign a new distribution agreement with us to either pay cash on delivery or put into effect a bank guarantee with us for our benefit. All significant wholesalers have signed this agreement.

In addition we have begun our investments in two rectification units at both the Bols and Polmos Białystok facilities, which are expected to be completed and fully operational by mid-2007. We expect that these investments will allow us to reduce our costs of purchasing rectified spirits and ensure their consistent quality.

Distribution

We are the leading distributor by value of alcoholic beverages in Poland. Our business involves the distribution of products that we import on an exclusive basis and products we produce from our two distilleries (Bols and Polmos Białystok), as well as the distribution of a range of products from the local and international drinks companies operating in Poland. These local and international suppliers typically control their own marketing programs for their products. We are the largest distributor for many of such local and international suppliers and typically handle the distribution of their products in Poland.

We operate the largest nationwide next-day alcoholic beverage delivery service with 16 distribution centers and 76 satellite branches located throughout Poland. We distribute over 700 brands of alcoholic beverages consisting of a wide range of alcoholic products, including spirits, wine and beer, as well as non-alcoholic beverages.

The following tables illustrate the breakdown of our clients and the products we distributed in the twelve months ended December 31, 2005, 2004 and 2003, as well as in the nine months ended September 30, 2006:

Sales Mix by Channel	by September 30, 2006	2005	2004	2003
Off Trade Locations	96%	95%	95%	94%
Supermarkets and locally-owned shops	74%	71%	71%	64%
Wholesalers (*)	6%	8%	6%	12%
Hypermarkets	14%	13%	15%	10%
Gas Stations	2%	3%	3%	8%
On Trade Locations	4%	5%	5%	6%

Total	100%	100%	100%	100%

Sales Mix by Product Category	by September 30, 2006	2005	2004	2003

Vodka	75%	73%	75%	71%
Beer	10%	10%	8%	12%
Wine	7%	9%	9%	9%
Spirits other than vodka	7%	6%	6%	6%
Other	1%	2%	2%	2%

Total	100%	100%	100%	100%

(*)	wholesalers who buy from us typically deliver to “supermarkets and locally-owned shops” category of clients.

We distribute products throughout Poland directly to approximately 39,000 outlets, including off-trade establishments, such as small and medium-size retail outlets, petrol stations, duty free stores, supermarkets and hypermarkets, and on-trade locations, such as bars, nightclubs, hotels and restaurants, where such products are consumed. These accounts are serviced by our 703 salespeople in Poland, as well as our marketing and merchandizing teams. As one of our key objectives is to distribute more of our own products over time, we have established an incentive compensation system for our salespeople for both products that we produce and products that we import exclusively into Poland.

When we first began distributing domestic vodka in Poland in 1996, we were one of approximately 1,000 distributors operating in Poland. Today we estimate that there are approximately 170 vodka distributors remaining and believe that in the coming few years that number will stabilize at around 20 to 30. We believe that during this time of consolidation, we have been the main consolidator on the market, having acquired 23 distribution companies and organized parts of the distribution businesses, including a wine importer while most of the original distributors have gone out of business. We are currently evaluating a number of potential acquisitions of distributors that are strategically located in regions in which we would like to strengthen our current market position. We plan to continue this strategy through 2007.

In July 2006 we acquired 100% of the share capital of Bols Hungary and the “Royal Vodka” trademark. In both cases the seller was DELB Holding BV, a subsidiary of Rémy Cointreau S.A. Bols Hungary distributes Royal Vodka, which is the number one selling vodka in Hungary with a market share of approximately 25.7% based on sales, and which is produced by us in Poland at our Bols production facility. On September 26, 2006, we acquired from Lucas Bols B.V., a perpetual, exclusive, royalty-free and sublicensable licence to use Bols Vodka trademark in relation to marketing and sale of our products in Hungary. Bols Vodka is the number one premium vodka in Hungary. In addition to Royal Vodka, and Bols Vodka, Bols Hungary has an extensive import portfolio which includes the Rémy Cointreau Group’s portfolio, the Grant’s portfolio, the C&C portfolio and Jagermeister. Hungary is one of the leading markets in Europe for Jagermeister.

Import and Export Activities

We have exclusive rights to import approximately 90 brands of spirits, wine and beer into Poland and distribute these products throughout Poland. We also provide marketing support to the suppliers who have entrusted us with their brands.

In 2005, we added a number of exclusive import brands, including the following brands from Rémy Cointreau Group: Metaxa Brandy, Rémy Martin Cognac, St. Rémy Brandy, Galliano Liqueurs, Passoa Liqueur, and Piper Heidsieck Champagne. Also in 2005, we began importing E&J Gallo wines, Jim Beam Bourbon, Sauza Tequila and Teachers Whisky. We also import our own private label alcohol products such as William’s Whisky, and wine under numerous labels. As a group on a comparable basis, our exclusive import portfolio grew 21%, based on volume, in 2005 over our 2004 results.

In June 2006 we signed three new distribution agreements in a number of significant markets for our Zubrówka vodka brand. We signed a long-term distribution agreement with Pernod Ricard, effective July 1, 2006, for a number of key markets around the world including France, where Zubrówka is the number two imported vodka. We also signed new distribution agreements with distributors in the United Kingdom (Marblehead Brand Development Co. and Japan (Lead Off, Ltd).

We have worked diligently to create brand awareness and sales for our exclusive import products. As a result of this work, our import portfolio has the number one selling mainstream wine, Carlo Rossi, and the number one selling varietal wine, Sutter Home. In addition, each of the following products that we import on exclusive basis is the number one seller in Poland in its respective product category: Jim Beam bourbon, Sierra tequila, Metaxa brandy, and the range of Bols liqueurs.

Our Business Strategy

Increase our sales and profitability by leveraging our strengths through vertical integration. We believe that we will be able to significantly improve our sales and profitability by vertically integrating vodka production with our existing distribution business. We intend to leverage our position as the leading distributor in Poland, with a sales force of approximately 703 people and a customer base of approximately 39,000 outlets to ensure full distribution of the Bols and Polmos Białystok brands. This will be accomplished by encouraging our sales force to promote the products of the producers we own. By owning the leading brands of vodka in Poland, including Bols Vodka and Absolwent, we are able to provide our customers with good pricing and promotional materials on our products. This in turn will strengthen our market position. We are also actively looking into opportunities for international expansion to provide further base for vertical integration.

Centralize and streamline our distribution companies. As we continue to leverage the vertical integration of our production and distribution businesses, we will focus on streamlining and centralizing these subsidiaries. This includes centralizing national control over sales and marketing, centralizing back-office and support functions and rationalizing our warehouse infrastructure. In 2006 we began this process by creating a three channel-based national sales teams (each for key accounts, on-trade and other off-trade) and central marketing function serving all of the brands we import and produce.

Improve profitability by accelerating the growth of sales of our higher margin import business. We intend to increase our higher margin business by broadening the list of alcoholic products that we import on an exclusive basis, which we believe will strengthen further our proposition to clients as a “one stop shop” source for alcoholic beverages. We also intend to increase our marketing efforts to increase the sales of our higher margin import products. This combination will allow us not only to attract new clients but also to take advantage of the forecasted growth of imported alcoholic beverages in Poland.

Utilize excess capacity in production facilities. We intend to use the excess capacity at our production facilities to broaden our portfolio with new branded products, including economy vodkas. In addition, we intend to use the excess capacities to bottle our own and third parties’ spirits and wine. We believe that the introduction of economy vodka brands, which we plan to pursue more dynamically with the completion of our rectification plants at Polmos Białystok and Bols, will enhance our product offerings to traditional trade outlets which are our primary source of sales and where economy vodka represents approximately 36.6% of total retail vodka sales by volume (as of May 2006).

Realize cost synergies and share best practices between Bols and Polmos Białystok. We believe that there are synergies to be realized between Bols and Polmos Białystok in the procurement of raw materials, marketing and production. We believe that we will be able to realize cost synergies through our increased purchasing power of raw materials and supplies. In addition, we are investing in the construction of two rectified spirits plants at Bols and Polmos Białystok, which are expected to be completed by mid 2007. Rectified spirits is one of the key raw materials in the production of vodka. The rectified spirits plants would supply all of the rectified spirits requirements for both Bols and Polmos Bialystok at a significantly reduced cost compared to what we would have to pay in the market. Moreover, we will be able to further reduce certain of our production and operating costs (transport, fuel and telecoms) by being able to leverage the cost over the larger operation for the new combined entity. The combination of operations will also provide opportunities for sharing best practices, including market and production.

Expand export opportunities. We believe that certain of Bols’ and Białystok’s vodka products present growth opportunities for export. Products which are sold for export are generally sold at higher margins than if they were sold domestically. We have obtained the exclusive right to the Bols trademark with respect to vodka in Poland, Hungary and Russia and are exploring opportunities for producing Bols Vodka in Russia. In addition, we intend to expand the exports of Polmos Białystok’s Zubrówka vodka, which we believe could attract further demand abroad, particularly in the United States and are exploring branding and packaging initiatives to that end. In late 2005 we established our own export department. The role of this department is to co-ordinate exports of our brands and to monitor performance of their regional distributors outside Poland. We are planning to use it to strengthen our market position in the key markets of Western Europe, the United States and Asia.

Targeted expansion of our business in Central and Eastern Europe. Following our recent acquisition of our Bols Hungary subsidiary and the Royal Vodka and Bols Vodka trademarks in Hungary, we will continue to look for expansion opportunities within Poland and Central and Eastern Europe. Our strategy will focus on targeting distribution companies as well as local niche alcohol brands and companies with business models similar to ours. We intend to capitalize on our existing business relationships and industry experience in new markets in the region.

Industry Overview

Poland is the fourth largest market in the world for the consumption of vodka by volume and is in the top 25 markets in total alcohol consumption worldwide. The total net value of the alcoholic beverage market in Poland was approximately U.S.$5.5 billion in 2005. Total sales value of alcoholic beverages at current prices increased by approximately 33% from December 2001 to December 2005. The increase was the result of increased sales value of all main groups of alcoholic products, including: beer (by approximately 49.0%), spirit products (by approximately 12.3%) and wine (by approximately 35.7%). Beer and vodka account for approximately 91% of the value of sales of all alcoholic beverages. Wines account for approximately 5% of all sales and liqueurs, gin, whisky and brandy account for the remaining 4%.

Market Segmentation

Spirits

Domestic vodka consumption dominates the Polish spirits market with over 90% market share, as Poland is the fourth largest market in the world for the consumption of vodka.

Vodka

The Polish vodka market is divided into four segments based on quality and price(*):

•	Top premium and imported vodkas, with such brands as Finlandia, Absolut, Bols Excellent, Chopin, and Królewska;

•	Premium segment, with such brands as Bols Vodka, Sobieski, Wyborowa, Smirnoff, Eristoff, Maximus, and Palace Vodka;

•	Mainstream segment, with such brands as Absolwent, Batory Luksusowa, Soplica, Zubrówka, Zoladkowa Gorzka, Polska; and

•	Economy segment, with such brands as Starogardzka, Krakowska, Boss, Czysta Slaska, Prezydent, Z Czerwona Kartka, and Ludowa.

(*)	Brands in bold face type are produced by us.

In terms of volume, the top premium and imported segment accounts for approximately 2.8% of total sales volume and 3.8% of total sales value of vodka, while the premium segment accounts for approximately 18.1% of total sales volume and 22.1% of total sales value. The mainstream segment which is the largest, now represents 41.8% of total sales volume and 45.2% of total sales value. Sales in the economy segment have leveled off such that the economy segment currently represents 36.7% of total sales volume and 28.9% of total sales value.

Wine

The Polish wine market, which grew to approximately 31 million liters in 2005 is represented primarily by two categories: table wines, which account for 3.1% of the total alcohol market and sparkling wines, which account for 1.4% of the total alcohol market. As Poland has almost no local wine production, the wine market has traditionally been dominated by imports, with lower priced Bulgarian wines representing the bulk of sales. However, over the last three years, sales of new world wines from regions such as the United States, Chile, Argentina and Australia have seen rapid growth. In 2005, it is estimated that sales of wine from these regions grew by 65% as compared to growth in sales of wine from Bulgaria of 3.7%.

We believe that consumer preference is trending towards higher priced table wines. The highest selling wines in Poland previously retailed for under U.S.$3 per bottle. Currently, the best selling wines retail in the U.S.$3 to U.S.$6 range. As the price point for wine moves up, we believe we are in a good position to take advantage of this trend as our import wine portfolio has a concentration at the U.S.$3 to U.S.$6 retail price range and higher.

Beer

Poland is the fourth largest beer market in Europe and has been growing since 1993. Sales of beer account for 51.7% of the total sales value of alcoholic beverages in Poland. Consumption grew approximately 4-5% during 2005 to reach approximately 30 million hectoliters. As a result, beer consumption in Poland has reached average European Union levels of approximately 80 liters per capita per annum in 2005. Therefore, we anticipate that future growth in the beer market is likely to slow to approximately 1% to 2% per year in the next years.

Three major international producers, Heineken, SAB Miller and Carlsberg, control 85% of the market through their local brands. Imported brands represent less than 1% of the total beer market in Poland.

Distribution Overview

The market for the distribution of alcoholic beverages in Poland is highly fragmented. Most alcohol distributors mainly deliver a range of beers, wines, and spirits, and operate regionally rather than nationally, due to the difficulties in establishing a nationwide distribution system, such as the large amount of capital required to set up such a system, and an extremely poor road infrastructure.

In Poland there is a ban on “above the line” advertising of alcoholic beverages, which we explain below, under “Alcohol Advertising Restrictions”. This increases the importance of direct access to customers to promote and develop brands. We believe that our established nationwide distribution network provides us with a significant advantage over our competitors by enabling us to promote our brands using “point-of-sale” advertising and promotions.

Distributors of alcoholic beverages deliver to both off-trade sites (traditional and modern trade) and on-trade sites; however, many distributors concentrate on one or the other. Off-trade establishments include small and medium-size retail outlets, gas stations, duty free stores, supermarkets and hypermarkets, and on-trade locations include bars, nightclubs, hotels and restaurants, where such products are consumed.

There has been a trend toward consolidating many of the locally-owned stores, as well as a trend toward expanding major chain stores. This consolidation of chain stores also is apparent in the rapid expansion of gas stations, which are owned and operated by major international companies such as Shell, BP, and Statoil. Many of these gas stations contain convenience stores, which sell all types of alcoholic beverages and in many areas serve as local convenience/liquor stores. As a result of the retail consolidation, there has been rapid wholesaler consolidation as well.

In 1996 there were approximately 1,000 distributors of domestic vodka in Poland. Since 1996, more than 800 distributors have gone out of business or were sold as the vodka distribution market has consolidated. We believe, that during this period, we have been the main consolidator in the market. We have acquired 23 distribution companies (either through purchase of their existing business or by acquiring their shares) throughout Poland and have integrated them into our nationwide distribution platform. We believe this consolidation trend will continue until the number of distributors stabilizes at around 20 to 30 distributors. Many of the distributors who have gone out of business were small independent operators and as such lacked or had limited operating leverage with suppliers to garner adequate margins. This situation is still evident today but is now combined with an increase in overheads such as fuel and the increasing leverage nationwide chain operations, such as the hypermarkets and gas stations mentioned above, are imposing on the alcohol distribution industry. These chains are ordering direct from suppliers and from distributors who can service either the whole country or large parts of the country. We believe the small regional distributor will find it increasingly difficult to compete in this environment and will probably find it difficult to operate a viable business model.

In light of the changing trends in the distribution industry, we feel we are in a good position to service the national chain clients and to acquire those distribution companies that fit into our nationwide distribution system.

We operate a decentralized distribution system of 16 distribution centers and 76 satellite branches for delivery to our retail clients. Our branches are strategically located throughout Poland to effectively compensate for the current poor road infrastructure. Distribution and day-to-day decisions at these facilities are made by local management, who report directly to our central office in Warsaw however all strategic initiatives are developed and disseminated from the central office.

Operations

Our employees

As of December 31, 2005, 2004 and 2003 we employed, on a full time basis, approximately: 2,917, 2,015 and 1,905 employees, respectively. The growth of the number of employees in 2005 was due mainly to the acquisition of Bols and Polmos Białystok. In particular, as of December 31, 2005 in Bols and Polmos Białystok we employed 706 full time employees, of which 207 were production employees.

As of September 30, 2006 we employed 3,203 full time employees, of which 701 were employed in our two production subsidiaries Bols and Polmos Białystok and 2,502 in our distribution network in Poland. As of September 30, 2006 in our Hungarian subsidiary, Bols Hungary, acquired in July 2006 we employed 55 employees.

Our turnover rate has averaged approximately 8-10% over the last five years. In the interest of keeping our company current and efficient, we conduct periodic training sessions every year for our employees. This training is overseen by our Human Resources Department.

Polish labor laws require that certain benefits be provided to employees, such as a certain number of vacation days, maternity leave and retirement bonuses. The law also restricts us from terminating employees without cause and requires in most instances a severance payment of one to three months’ salary. Additionally, we are required to contribute monthly payments to the governmental health and pension system. Most of our employees are not unionized, and we have had no significant employee relations issues. In addition to the required Polish labor law requirements, we maintain an employee incentive stock option plan for key management and provide supplemental health insurance for qualifying employees.

Employee Stock-Based Compensation

We have in place our 1997 Stock Incentive Plan, which we refer to as to the “Incentive Plan”, under which all stock-based compensation awards may be granted to directors, executives, and other employees and to our non-employee service providers. The Incentive Plan expires in 2007.

The Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted stock and restricted stock units (rights to receive restricted stock in the future) to our directors, executives, and other employees and to our non-employee service providers. Following a shareholder resolution in April 2003 and the stock splits of June 2003, May 2004 and June 2006, the Incentive Plan authorizes, and we have reserved for future issuance, up to 5,906,250 shares of our common stock (subject to anti-dilution adjustment in the event of a stock-split, re-capitalization, or similar transaction). As of September 30, 2006 there remained 1,584.058 shares available for issuance under the Incentive Plan. The compensation committee of our board of directors supervises the administration of the Incentive Plan.

Each stock option represents an option to purchase one share of CEDC common stock. The option exercise price for stock options granted under the Incentive Plan may not be less than fair market value but in some cases may be in excess of the closing price of our common stock on the date of grant. We use the stock option price based on the closing price of our common stock on the day before the date of grant if such price is not materially different than the opening price of the common stock on the day of the grant. Stock options may be exercised up to 10 years after the date of grant except as otherwise provided in the particular stock option agreement. Stock options granted as part of an employee employment contract vest after 12 months.

Both restricted stock and restricted stock units are issued to recipients subject to certain conditions which, if they are not satisfied, result in the forfeiture by such recipients of such shares of restricted stock and restricted stock units. Such restrictions may include not only a period of time of further employment or service to us, any of our subsidiaries or a service provider but the satisfaction of individual or corporate performance objectives. Performance objectives may include, among other things, the trading price of the shares of common stock, market share, sales, earnings per share, return on equity or costs. Unless the particular award agreement states otherwise, the holders of restricted stock have the right to vote such shares and the right to receive any dividends declared and paid with respect to such stock, but the holders of restricted stock units have no such rights. No restricted stock or restricted stock units have been issued pursuant to the Incentive Plan.

The Incentive Plan provides for the automatic grant of an option to purchase 11,812 shares of common stock to each who is not an officer or an employee, which we refer to as an outside director, on the date of his or her initial election to the board of directors. Thereafter, each outside director is automatically granted an option to purchase 5,062 shares of common stock on each anniversary date of his or her election to the board of directors, without any additional conditions to receive such option.

In addition, the Incentive Plan provides the compensation committee or the full board of directors with discretionary authority to grant awards to our employees, officers and directors. The compensation committee generally grants stock options to new executive officers and other key employees upon their commencement of employment with us and annually thereafter. In 2005, in order to comply with Rule 16b-3 under the Exchange Act, option grants to our directors and executive officers were made by the full board of directors. It is our policy to grant stock options to executives upon their commencement of employment with us and annually thereafter in order to strengthen the alliance of interest between such executives and our stockholders and to give executives the opportunity to reach the top compensation levels of the competitive market depending on our performance (as reflected in the market price of our common stock). Options granted to directors and executive officers typically have a one-year vesting period. The vesting period for options granted to other employees ranges from the date of the grant up to three years but typically vest over a period of two to three years. No restricted stock or restricted stock units have been issued pursuant to the Incentive Plan.

Sales Organization

In Poland, we employ approximately 703 salespeople who are assigned to one of our 16 distribution centers and 76 satellite branches. In Hungary, we employ approximately 31 salespeople who cover primarily on-trade and key account customers throughout the country. For 2006, we have implemented a more targeted sales approach. We have narrowed the focus of our domestically located salespeople by assigning each sales person to a specific channel: key accounts (hypermarkets, discount stores and gas stations), on-trade accounts or traditional trade accounts. We believe that a specific targeted sales focus in each of these channels is key to delivering future growth.

The hypermarket channel, which is expected to show further expansion, requires a dedicated national sales team to handle their specific requirements. In return, this provides us an opportunity to promote our brands in national chains utilizing techniques such as price promotions and pallet displays.

The use of a dedicated on-trade sales team, the only one in Poland to date, to work closely with bar, restaurant and hotel owners provide us with a key opportunity to promote our brands with consumers. This is especially crucial given the restraints on media advertising for spirits. Finally the traditional trade sales force continues to focus on the channel in Poland that is still the dominant area in terms of sales volume. In addition, each of these account groups is also assigned a marketing and merchandizing team that works in conjunction with the sales team to serve the client.

Our export team works separately from our domestic sales team and reports directly to our Director of Export.

Marketing

We have a marketing department, which manages the marketing support of the brands we produce in Poland as well as the brands for which we are the exclusive Polish importers, representing a combined marketing budget of approximately U.S.$15 million for 2006. Additionally, the marketing team supports our export department in developing the packaging and promotional activities for our exports. We have recently centralized the management of the marketing team for all of our subsidiaries to ensure sharing of best marketing practices amongst all of our brands. We have a dedicated team of 35 marketing people, the largest such team in the spirits sector in Poland. Some of the activities that the team is focused on include developing programs such as on-pack promotions, on-trade promotions and point of sales merchandise. Our marketing team is constantly looking for marketing innovations to implement, such as our recently developed program of placing of branded vodka coolers into selected outlets.

Sources and Availability of Raw Materials for Spirits that We Produce

The principal components in the production of our distilled spirits are products of agricultural origin, such as rectified spirit, as well as flavorings, such as bison grass for Zubrówka, and packaging materials, such as bottles, labels, caps and cardboard boxes. We purchase rectified spirit, bison grass and all of our packaging materials from various sources in Poland by contractual arrangement and through purchases on the open market. Agreements with the suppliers of these raw materials are generally negotiated with indefinite terms, subject to each party’s right of termination upon six months’ prior written notice. The prices for these raw materials are negotiated every year, except for rectified spirits which are negotiated from time to time, depending on market conditions, and may be affected by weather conditions.

We have several suppliers for each raw material in order to minimize the effect on our business if a supplier terminates its agreement with us or if disruption in the supply of raw materials occurs for any other reason. In general, fluctuations in the prices of raw materials have not had a material adverse effect on the operating results of our production business. We have not experienced difficulty in satisfying our requirements with respect to any of the products needed for our spirit production and consider our sources of supply to be adequate at the present time. In particular, we currently source all of our rectified spirit from six suppliers and we believe that terms of our contracts with them are generally customary for the spirits industry in Poland. However, the inability of any of our rectified spirit suppliers to satisfy our requirements could adversely affect our operations.

Therefore, by mid 2007 we are planning to complete construction of rectification units at Polmos Białystok and Bols, which will decrease our dependency on third party suppliers of this raw material. Once we are operating our own rectification units, a significant proportion of our rectified spirit needs will be satisfied by our in-house production. Our production will be based on raw spirit purchased from independent distillers, of which there are several hundred in operation in Poland. We also expect that this will lower production cost and ensure consistent quality of rectified spirit.

We do not believe that we are dependant on any supplier in our production activities.

Internal Audit

We have an internal audit group consisting of a team of four people who have direct access to the audit committee of our board of directors. The team’s primary function is to ensure our internal control system is functioning properly. Additionally, the team is used from time to time to perform operational audits to determine areas of business improvements. Working in close cooperation with the audit committee, senior management and the external auditors, the internal audit function supports management to ensure that we are in compliance with all aspects of the Sarbanes-Oxley Act. In general, the Sarbanes-Oxley Act, which was passed by the U.S. Congress in July of 2002, requires that U.S. public companies, such as ours, comply with regulations regarding internal controls and procedures. In general, these regulations focus on management controls, and financial reporting transparency and have resulted in expanded responsibilities for management, the audit committee of the Board of Directors and auditors of U.S. public companies. The Sarbanes-Oxley Act also requires U.S. public companies to report annually on internal controls over financial reporting.

Control of Bad Debts

We believe that our close monitoring of customer accounts both at the relevant regional offices and from Warsaw has contributed to our success in maintaining a low ratio of bad debts to net sales. During each of 2003, 2004 and 2005, bad debt expense as a percentage of net sales, was approximately 0.1%. Our management believes the ongoing enhancement of computer systems for interoffice financial and administrative controls will assist in maintaining a low ratio of bad debts to net sales as we continue to expand. In addition, on December 1, 2005 we put into effect new trading terms in the market regarding the purchasing of products from our distilleries. As a result, distributors must pay in cash or provide an acceptable bank guarantee for their purchases of our product from our distilleries. All significant distributors have signed the new trade terms for 2006, thereby reducing our bad debt exposure from our distillery business. In addition, our policy is to monitor accounts based on a predetermined maximum balance, as well as to stop deliveries to those clients who are more than 14 days past due.

Competition

The alcoholic beverage distribution industry in Poland is competitive and highly fragmented. We compete primarily with other distributors and indirectly with hypermarkets. We compete with various regional distributors in all regions where our distribution centers and satellite branches are located. Competition with these regional distributors is greatest with respect to domestic vodka brands. We address this regional competition, in part, through offering our customers competitive pricing, reliable service and in-store promotions of our own brands, which we believe gives us an advantage over our competitors. In addition, we have over 15 years of sales experience in establishing and developing relationships with our clients throughout Poland.

We also expect increasing competition from hypermarkets and discount chains. Growth of hypermarket and discount chains (which have been the primary threat to alcoholic beverage distributors in Western Europe because they purchase directly from suppliers) has been limited in Poland. We believe that the growth of hypermarkets and discounters will continue but will be hampered by the poor transportation infrastructure in Poland as well as various socio-economic factors, such as smaller average living spaces, which limits consumers’ ability to buy in bulk. In addition, there are current discussions within the government that could result in legislation that may restrict hypermarkets’ growth in order to protect smaller stores.

The production of spirits in Poland is also competitive. We compete primarily with eight other major spirit producers in Poland, some of which are privately-owned while others are still state-owned. The spirit market in Poland is dominated by the vodka market. The vodka market is broken down into four main segments: Top Premium and Imported, Premium, Mainstream and Economy. We produce vodka in all four segments and have our largest market share in the mainstream segment. Though vodka brands compete against each other from segment to segment, the most intense competition is found within each segment, as the consumer for each segment is very price conscious. As we have a presence in each category and have four of the top ten best selling vodka brands in Poland and as we have approximately 31% market share measured by value, we are in a good position to compete effectively in all four segments.

Property, Plant and Equipment

Headquarters, Sales Offices and Warehouses. We have entered into leases for our Warsaw headquarters and most of our other 16 distribution centers and 76 satellite branches. Our Polish headquarter is located in Warsaw, Bokserska 66a, 02-690 Warsaw. Our distribution centers are located in: Gdansk, Warszawa, Olsztyn, Zielona Góra, Białystok (two centers), Torun, Stargard Szczecinski, Przeworsk, Zabkowice Slaskie, Chrzanów, łódz, Konin, łomza, Mosina and Minsk Mazowiecki. The amount of warehouse space leased for each distribution center averages 2,713 square meters. The amount of office and storage space leased for each satellite branch averages 368 square meters. The Warsaw lease expires on May 1, 2010, and neither party may terminate the lease except for material breaches. The Warsaw facility is approximately 9,765 square meters of warehouse and 2,230 square meters of office space which is currently used for our headquarters. We believe the warehouse facility has sufficient space to permit us to expand for the next two to three years without any further significant capital expenditure.

Retail Outlets. We have entered into a long term or indefinite term lease agreement with each of our six retail outlets. We have obtained agreements from the landlords to waive their rights to terminate the leases for a period of three years, provided that we are performing our obligations under these leases.

Production facilities. Our production facilities comprise two plants with one located in Białystok, Poland for Polmos Białystok and the other one located in Oborniki Wielkopolskie, Poland for Bols. The Białystok facility is located on 78,665 square meters of land which are leased from the government on a perpetual usufruct basis. The production capacity of our plant in Bialystok is approximately 24 million liters of 100% alcohol per year and currently, we use approximately 70% to 80% of its production capacity. In the Polmos Białystok distillery we produce Absolwent and its taste variations, Batory, Białowieska, Cytrynówka, Czekoladowa, Kompleet, Vodka, Liberty Blue, Lider, Ludowa, Nalewka Wisniowa, Nalewka Miodowa and Palace Vodka, Winiak Białostocki, Winiak Palacowy, Wódka Imbirowa, Zubrówka. The plot on which the Białystok facility is located in unencumbered.

The Bols facility is located on 80,519 square meters of which 52,955 square meters are owned by us and 26,704 square meters are leased from the government on a perpetual usufruct basis. In addition to the production properties, the Bols facility currently leases an additional warehouse of 1,642 square meters, however, this lease will expire on November 30, 2006. The production capacity of our plant in Oborniki Wielkopolskie is 34.2 million liters of 100% alcohol per year. Currently, we use about 45% to 55% of the plant’s production capacity. In the Bols distillery we produce Bols Excellent, Bols Vodka and its taste variations, Soplica, Soplica Szlachetna Polska, Soplica Tradycyjna Polska, Soplica Wisniowa Polska, Soplica Staropolska, Boss, Slaska, Niagara and Royal Vodka. The plot on which the Bols facility is located in unencumbered.

Delivery trucks. Our fleet of vehicles consists of 1,169 cars (including delivery trucks), 859 of which are owned by us and our subsidiaries and the remainder 310 are leased. As of September 30, 2006, their aggregate book value was PLN 27.4 million (U.S.$8.7 million). Eight of our cars with the total gross value of U.S.$51 thousand and the net book value of U.S.$38,000 were transferred as security against a loan contracted in Bank Spółdzielczy in Szepietowo for purchasing these cars. The final repayment date of the loan is December 31, 2006. Additionally, ten trucks with the total gross value of U.S.$28,000 and the net book value of U.S.$4,000 constitute part of a collateral against a loan contracted with ING Bank Slaski SA. The final repayment date of this loan is November 10, 2006. Other than specified above, the vehicles owned by us are not subject to any pledges or other forms of security. The terms for the leased trucks are generally for three to five years and we treat them as capital leases.

Research and Development, Intellectual Property, Patents and Trademarks

We do not have a separate research and development unit. Our activity in this field is generally related to improvements and packaging and extensions to our existing brand portfolio, such as introduction of flavored varieties of our main clear vodka brands – Bols, Absolwent and Soplica - or revised production processes, leading to improved taste.

Regulation and Regulatory Permits

European Union

With the accession of Poland to the European Union on May 1, 2004, Poland adopted the customs rules and regulations of the European Union. As a result, the customs borders between Poland and the other member states of the European Union were removed, and Poland was granted inclusion in the European Union’s customs agreements with countries outside of the European Union. This has provided us with preferential tariff measures for products imported from non-member states.

As a producer, importer, distributor/wholesaler and retailer, we are required to acquire a number of licenses and permits which include the following: import/export licenses and permits, wholesale permits, customs warehouse permits, health permits, and tax registered warehouse permits, along with permits to sell at the production and retail levels. We believe we are in material compliance with these requirements and have obtained all material necessary permits for our import, distributor, production and retail operations.

Import/Export Licenses and Permits

Permits from the Agricultural Market Agency are required to import wine and other alcohol products from non-Member States. The Agricultural Market Agency is a Polish agency that acts, inter alia, under European Union legislation and reports imported wine statistics to the central European Union register. The permits must be renewed every four months.

The Agricultural Market Agency granted to us our import permit in May 2004, and thereafter, the Agricultural Market Agency has renewed our permit every four months and generally we expect that such periodic renewal will continue.

Polish Norms

We must comply with a set of rules, usually referred to generally as “Polish Norms,” which are regulations regarding standards for packaging, storing, labeling and transportation of alcoholic beverages and cigars. The Polish Normalization Committee establishes these norms and, as of May 1, 2004, these norms complied with European Union standards. As such, a certificate from European Union-based producers of products we import is acceptable to the local Polish health authorities without further requirements.

Wholesale Permits

Permits from the Minister of Economy or the competent voivode (head of voivodship - an administrative district in Poland) executive officer (for selling alcoholic products with alcohol content of 18% or less) and appropriate health authorities are required to operate our wholesale distribution business. We are required to have permits for the wholesale trade for three of our product lines: beer, wine and spirits. The permits are granted separately for the sale of each alcoholic beverage category, including: (1) alcoholic beverages with alcohol content of up to 4.5% and beer, (2) alcoholic beverages with alcohol content of over 4.5% and up to 18% excluding beer and (3) alcoholic beverages with alcohol content of above 18%. Generally, permits may be revoked or not renewed if we fail to observe applicable laws for alcohol wholesalers, fail to follow the requirements of the permit, or introduce into the Polish market alcohol products that have not been approved for trade. Furthermore, we must comply with rules of general applicability with regard to packaging, labeling and transportation of products. We have obtained separate permits for wholesale trade for each of our subsidiaries. Generally, we expect that these permits will be renewed by competent authorities when they expire.

Customs Warehouse

All products imported by us from countries outside of the European Union must enter our customs warehouse, where they are stored until we transport the products to clients or to our other warehouses. At the time of transportation, the products are required to be cleared by Polish customs authorities. As of May 1, 2004, products sourced from European Union that are not subject to an excise tax enter our warehouse directly without any additional customs procedures. European Union sourced products that are subject to an excise tax enter our tax registered warehouse, which is described below, where the excise tax is accounted for. Once the excise tax is accounted for, the products enter the warehouse where they are prepared for distribution.

A permit from the Director of the Customs Chamber and the approval of health authorities is required to operate the customs warehouse (please see “Health Requirements” below). We received our current permit on January 27, 2005 and it is valid until December 31, 2009. The effectiveness of the permit is conditioned on our compliance with the requirements of the permit which are, in general, the proper payment of customs duties and maintenance of applicable insurance policies.

Tax Registered Warehouse

A permit from the Director of the Regional Customs Office is required to operate our tax registered warehouse. Our tax registered warehouse stores and registers European Union sourced products that are subject to excise tax such as beer, wine and spirits (under the supervision of the Council of the European Union Directives on the General Arrangements for Products Subject to Excise Duty). After registration of a product, we, along with the Regional Customs Office, prepare the documentation for the amount of excise tax to be paid by the date the taxes are due. After documentation, the products enter the warehouse for distribution. We received our permit from the Director of the Regional Customs Office on July 15, 2005, and it is valid until July 15, 2008. We believe that if we continue to make accurate and timely payments of our required excise tax payments, the Director of the Regional Customs Office will reissue this permit to us as required.

Health Requirements

The approval of the local health authorities is required to produce alcohol and to operate our warehouses. We are required to maintain proper sanitation and proper storage of alcoholic beverages and cigars. Similar regulations apply to the transportation of alcoholic beverages and cigars, and our drivers must themselves submit health records to the appropriate authorities. For all products sourced outside of the European Union, we are required to receive proper health permits at the time the products are imported into Poland. We believe we are in material compliance with the applicable regulations of the European Union regarding standards and health requirements for all of our imported products.

Regulation of Alcohol Production

Companies conducting business activities related to the manufacture or bottling of spirits are required to be entered in the register maintained by the Minister of Agriculture and Rural Development. Entry in the register is a legal requirement for performing such business activities and continues for an unspecified term. To be granted entry in the register, a company must implement a quality control system for the product or bottling of spirits; possess a facility that includes production, storage, social and sanitary spaces, and marks technology lines, routes of raw and ready material, and workstations; and appoint a person responsible for quality control of spirits. Bols and Białystok have already obtained entry in the register. The Minister of Agriculture and Rural Development is responsible for compliance with the conditions of a regulated business activity.

In addition to entry in the register, permits are required to sell alcoholic products to distributors and wholesalers (please see: “Wholesale Permits” above).

Alcohol Advertising Restrictions

In 2001, the significant changes were introduced to the Alcohol Awareness Act of October 26, 1982 (o. t. Dz. U. 2002. 147. 1231, as amended), by separating regulations addressing beer from regulations addressing other alcoholic beverages. According to the 2001 regulations, “above-the-line advertising and promotion” (an advertising technique to promote brands, conventional in nature and considered as impersonal to customers using current traditional media such as television, newspapers, magazines, radio, outdoor, and internet mass media) for alcoholic beverages with less than 18% alcohol content are permitted but are limited to the following: billboard advertising (provided that 20% of the surface of the billboard contains health warnings with respect to alcohol consumption), advertising in the press (only the inside of a publication-no front or back cover advertising is permitted); television advertising (only between the hours of 8:00 p.m. and 6:00 a.m.), and no advertising may be associated with sexual attractiveness, relaxation, health, or sport, nor may it incorporate children in any way. No above-the-line activities, even limited activities, are permitted for other alcoholic beverages.

For “below-the-line advertising and promotion” (an advertising technique that uses less conventional methods than the usual specific channels of advertising and typically focuses on direct means of communication, most commonly direct mail and e-mail, often using highly targeted lists of names to maximize response rates) for all alcoholic beverages, the government permits direct mail campaigns, promotions such as game contests, the packaging of gifts with an alcoholic beverage (e.g., a free glass attached to a bottle of spirits) and other similar promotions. However, incentive promotions must be conducted within the alcohol section of each store. In the on-premise outlets, most below-the-line activities are permitted.

We believe we are in material compliance with the government regulations regarding above-the-line and below-the-line advertising and promotion. To date, we have not been notified of any violation of these regulations.

Anti-monopoly Regulations

Several types of mergers and acquisitions between business entities, including acquisitions of stock, under circumstances specified in the Anti-Monopoly Act, require prior notification to the Anti-Monopoly Office. Sanctions for failure to properly notify the Anti-Monopoly Office include fines imposed on parties to the transaction and members of their governing bodies. Under the Polish Anti-Monopoly Act, acquisitions may be blocked or have conditions imposed upon them by the Anti-Monopoly Office, if the Anti-Monopoly Office determines that the acquisition has a negative impact on the competitiveness of the Polish market. Generally, if an acquisition would lead to a combination of market shares totaling 40% or more of the relevant market, such an acquisition has a greater likelihood of being blocked; however, organic growth beyond this level is permitted, as long as a dominant position is not abused in the marketplace.

Polish Competition Regulations

Under Polish Anti- Monopoly Act, a dominant position is presumed to exist if the supplier holds a market shares of 40% or more. A dominant supplier cannot treat distributors unequally or discriminate among distributors wanting to buy its products. Besides, a dominant supplier faces a number of other restrictions, i.e. is generally prohibited from abusing its dominant position. On September 30, 2005, the Polish Anti-Monopoly Office issued a decision which permitted our subsidiary Carey Agri to take over control over Polmos Białystok, subject to certain conditions set out in the decision. The conditions included an obligation to effect, in the period until December 31, 2008 (separately in each calendar year), at least 35% of the total domestic sales of each of Bols and Polmos Białystok, regarding the products manufactured by those companies, through distributors from outside of the CEDC group. The sales to independent distributors should be effected on the basis of the same criteria and terms as applied to distributors of our group. This condition applies also throughout the above-mentioned period separately to each of the following brands produced by Bols and Białystok: Bols, Zubrówka, Soplica and Absolwent. Carey Agri is obliged to report the fulfillment of the above conditions to the Anti-Monopoly Office on an annual basis.

On May 4, 2006 one of our potential acquisitions of all shares in Jabłonna S.A., the holder of a controlling position in the producer of the leading flavored vodka in Poland, Polmos Lublin S.A., resulted in a negative decision from the Polish Anti-Monopoly office. The decision was primarily based on the assessment by the Polish Anti-Monopoly office that following the acquisition of Polmos Lublin S.A. we would have achieved a dominant position in the flavored segment of the Polish vodka market. We appealed the decision but, before receiving a ruling on our appeal, we abandoned the acquisition as Jabłonna S.A. was sold to another buyer. Recently, on October 5, 2006, Shot Acquisitions Sp. z o.o., a subsidiary of OCM Luxembourg Spirits Holdings S.a.r.l., a holding company managed by Oaktree Capital Management LLC, announced a conditional tender offer for all shares in Polmos Lublin SA, November 17, 2006 being the final day of the subscription period.

Environmental Matters

We are subject to a variety of laws and regulations relating to land use and environmental protection, including Environmental Protection Law of April 27, 2001 (Dz.U. 2006. 129.902, as amended), Waste Law of April 27, 2001 (Dz.U. 2001. 62.628 as amended), Water Management Law of April 18, 2001 (Dz.U.2005.239. 2019, as amended) and Act on Entrepreneurs’ obligations regarding the management of some types of waste and deposit charges of May 11, 2001 (Dz.U. 2001.63.639, as amended). We are not required to receive an integrated permit to operate our Polmos Białystok and Bols production plants. However, we receive certain permits for the economic use of the environment, including water permits, permits for production and storage of waste and permits for discharge of pollutions into the atmospheric air. In addition, we enter into certain agreements related to the servicing and disposal of our waste, including raw materials and products unsuitable for consumption or processing, paper, plastic, metal, glass and cardboard packaging, filtration materials (used water filter refills), used computer parts, unsegregated (mixed) residential waste, damaged thermometers and alcoholmeters, used engine and transmission oils, batteries and other waste containing hazardous substances. In addition, we pay required environmental taxes and charges related primarily to packaging materials and fuel consumption and we believe we are in compliance with our regulatory requirements in this regard. While we may be subject to possible costs, such as clean-up costs, fines and third-party claims for property damage or personal injury due to violations of or liabilities under environmental laws and regulations, we believe that we are in material compliance with applicable requirements and are not aware of any material breaches of said laws and regulations.

Trademarks and Distribution Agreements

Trademarks

With the acquisitions of the Bols and Polmos Białystok distilleries, we became the owners of vodka brand trademarks. The major trademarks we have acquired are: Bols Vodka brand (we have a perpetual, exclusive, royalty-free and sub-licensable trademark agreement for Poland, Russia and since September 26, 2006 also for Hungary), Soplica which we own through the Bols, and the Absolwent and Zubrówka brands, which we own through Polmos Białystok. In addition, in July of 2006, we acquired the Royal Vodka trademark, produced in Poland, which we currently sell in Hungary through our Bols Hungary subsidiary. See “Risk Factors – We may not be able to protect our intellectual property rights”.

Supply Arrangements for Products that We Distribute

General

We have been working with the same local and international drinks suppliers for many years and either have verbal understandings or written distribution agreements with them. Where a written agreement is in place, it is usually valid for between one and five years and is terminable by either party with between three and six months notice.

Based on these arrangements we buy, with a view to distribute onwards to on-trade and off-trade customers, alcoholic beverages produced or imported by third parties, as well as beverages which are imported directly by us. Our suppliers are based in Poland (in which case they include Polish producers, as well as Polish-based importers, which are often subsidiaries of international spirits conglomerates, such as Pernod Ricard or Brown Forman) and abroad. In the case of suppliers based outside Poland, we are generally responsible for importation of some of their products into Poland.

For goods that we purchase from third parties based in Poland and abroad and which we subsequently re-sell to our customers based in Poland, we charge a margin which constitutes our gross profit. We typically bear the entire economic risk associated with selling third party products to our clients, but in certain situations (such as quality problems, lack of agreed marketing support, product re-call or discontinuation) reserve a right to return unsold products to their producers and importers.

We believe we are currently in compliance with our supply agreements for domestically-sourced and imported products. Although there can be no assurance that our import and distribution agreements will be renewed, given our long-term relationships with our suppliers, we expect that material agreements will be renewed prior to their expiration.

We do not believe that we are dependant on any supplier in our distribution activities.

Imported products

We are the exclusive importers of numerous international brands and as such we have entered into import and distribution agreements with various producers and importers. With selected companies, we share in local marketing costs related to distributed products on either a defined amount or revenue percentage basis.

Our distribution agreements for imported spirits are generally for terms of one to five years with termination provisions permitting either party to terminate the agreements upon 90 days’ prior written notice. Our suppliers for this category of products generally extend us credit for a period of 60 to 120 days. During twelve months ended December 31, 2005 we purchased imported spirits representing approximately 3% of our net sales. Our key suppliers of imported spirits include: Lucas Bols B.V, Ernest & Julio Gallo Winery Europe, CLS Remy Cointreau, Jim Beam Brands CO, William Grant&Sons, Stock Spa., Borco-Marken GmbH&Co., Camus International Ltd., Miguel Torres SA and Mast-Jaegermeister AG.

Our distribution agreements with imported beer suppliers are generally for terms of two years to indefinite time period with termination provisions permitting either party to terminate the agreements upon 45 days to 6 months’ prior written notice. Our imported beer suppliers extend us credit for a period of 45 to 60 days. During twelve months ended December 31, 2005 we purchased imported beers representing approximately 1% of our net sales. Main suppliers of beers that we import include: Budweiser Budvar National Corporation, Diageo Global Supply Ireland Ltd., Grolsch International B.V., Eurocermex S.A. and Inbev GmbH&Co.

Our distribution agreements with wine suppliers are generally for terms of one to five years with termination provisions permitting either party to terminate the agreements upon three to six months’ prior written notice. Our wine suppliers extend us credit for a period of 30 to 90 days. Almost all of our wine purchases are imported. During twelve months ended December 31, 2005 we purchased wines representing approximately 4% of our net sales. Our suppliers of wines include: Vina Concha y Toro, Miguel Torres S.A., Trivento Bodegas y Vinedos S.A., Baron Philippe de Rothschild S.A., Sutter Home Winery Inc. and Ed. Kressmann & Cie.

Domestic products (including purchases from third party importers of international alcoholic beverages)

Our distribution agreements for domestic vodkas are generally for one year terms with automatic one-year renewal provisions. These agreements may be terminated for convenience by either party upon one month’s prior written notice. Our spirits suppliers based in Poland generally extend us credit for a period of 50 to 60 days; however, we purchase a significant portion of our inventory on a cash on delivery (COD) basis because of the discount offered to us by them if we pay COD. During twelve months ended December 31, 2005, we purchased spirits representing approximately 32.5% of our net sales from Polmos Lublin S.A., Sobieski sp. z o.o., Brown - Forman sp. z o.o. and V&S Luksusowa Zielona Góra S.A.

Our distribution agreements with domestic beer suppliers generally have a minimum purchase requirement and are for terms of one to five years with automatic renewal provisions. These agreements also provide that the agreement may be terminated at the end of the applicable term upon prior written notice. Our domestic beer suppliers extend us credit for a period of 14 to 28 days. During twelve months ended December 31, 2005 we purchased beer representing approximately 6% of our net sales from Grupa Zywiec S.A., Kompania Piwowarska S.A. and Carlsberg Polska S.A.

Our distribution agreements with wine suppliers are generally for terms of one to five years with termination provisions permitting either party to terminate the agreements upon three to six months’ prior written notice. Our wine suppliers extend us credit for a period of 50 to 70 days.

Based on these arrangements we buy, with a view to distribute onwards to on-trade and off-trade customers, alcoholic beverages produced or imported by third parties. Our suppliers are based in Poland and abroad and in the case of the latter we also are responsible for importation of their products into Poland. For this service we charge our customers a margin, which constitutes our gross profit. We typically bear the entire economic risk associated with selling third party products to our clients, but in certain situations (such as quality problems, lack of agreed marketing support, product re-call or discontinuation) reserve a right to return unsold products to their producers and importers.

We do not believe that we are dependant on any supplier in our distribution activities.

Sales Arrangements for Products that We Produce and Distribute

We sell beverages to several types of off-trade and on-trade customers. Off-trade establishments include modern trade networks (mainly hypermarkets, cash-and-carry outlets and discount stores), traditional trade (small and medium-size retail outlets and local independent supermarkets) and petrol stations while on-trade customers include bars, nightclubs, hotels and restaurants, where such products are consumed. A proportion of our beverages, especially vodkas produced by our Bols and Polmos Białystok subsidiaries are sold to independent wholesale distributors (other than our group members) for further distribution.

Our sales arrangements differ depending on the nature and creditworthiness of our customers. In line with market practice, we tend not to enter into written delivery contracts with small accounts as this would be impracticable given their size (as these are usually independent stores) and buying patterns (as their orders in terms of volumes and frequency reflect individual preferences of their local clients).

We enter into framework supply contracts with larger customers, including modern trade networks, such as Jeronimo Martins Dystrybucja (Biedronka chain) or Makro Cash and Carry. In line with the market practice in

Poland, these contracts are agreed usually for one year periods and are regularly renewed, usually in spring. Framework contracts stipulate delivery terms (which typically require us to deliver to customer’s premises), discounts from our normal price lists, as well as annual bonuses (typically in the form of an additional discount), size of which depends on pre-agreed performance criteria, typically volumes of our merchandise sold to a given customer during a particular period or, in the case of modern trade networks, to members of its capital group. We also extend trade credit to our modern trade customers which allows them to pay after delivery, typically between 7 days to 60 days, depending on customer’s creditworthiness, its trading history with us and volumes purchased. In certain cases, customers have a choice of an early payment combined with an additional discount, or a delayed payment with no or with a smaller discount. Similar arrangements apply to wholesale distributors (other than our group members) of vodka produced by our Bols and Polmos Białystok subsidiaries. See also “Control of Bad Debts” earlier in this chapter.

We do not believe that we are dependant on any customer in our sales activities.

Export Agreements

In July 2006 we entered into three new distribution agreements in a number of key vodka markets outside Poland. In particular we have entered in to a long-term distribution agreement with Pernod Ricard covering the key markets in more than 30 countries, including the Middle East (Israel), Pacific (Australia), Europe (Spain, Ireland), and France where Zubrówka is rated as the number two imported vodka. We also entered into new distribution agreements with strong distributors in the United Kingdom (Marblehead Brand Development Co.), and Japan (Lead Off Japan). We believe that these contracts will give us the opportunity to further develop the untapped potential of Zubrówka in key international vodka markets. We are currently in discussions with potential distribution partners in the United States and other markets.

Legal and Arbitration Proceedings

We are involved in legal proceedings arising in the normal course of our business, including opposition and cancellation proceedings with respect to trademarks similar to some of our brands, and other proceedings, both in the United States and elsewhere. During the last 12 months we were not a party to any material court or arbitration proceedings that we reasonably expect, either individually or in the aggregate, will result in a material adverse effect on our consolidated financial condition or results of operations. In addition we are not currently involved in or aware of any such pending or threatened proceedings.

Insurance

We currently maintain property and casualty insurance in amounts we deem adequate.

Taxes

We are operating in the following tax jurisdictions, Poland, the United States, Hungary, and the Netherlands. In Poland and Hungary we are primarily subject to Value Added Tax (VAT), Corporate Income Tax, Payroll Taxes, Excise Taxes and Import Duties. In the United States we are primarily subject to Federal and Pennsylvania State Income taxes, Delaware Franchise Tax and Local Municipal Taxes. We believe we are in material compliance with all relevant tax regulations.

Material Change

Save as described in this prospectus, there has been no material change in our financial or trading position since September 30, 2006.

MANAGEMENT

Board of Directors and Executive Officers

The following table sets for the names, ages and positions of each of our directors and executive officers:

Name	Age	Position(s)
William V. Carey	42	Chairman, President and Chief Executive Officer
David Bailey	61	Director
N. Scott Fine	49	Director
Tony Housh	39	Director
Robert Koch	45	Director
Jan W. Laskowski	49	Director
Dominique Hériard Dubreuil	59	Director
Markus Sieger	41	Director
Evangelos Evangelou (*)	39	Vice President and Chief Operating Officer
James Archbold (*)	45	Vice President, Secretary and Director of Investor Relations
Christopher Biedermann (*)	39	Vice President and Chief Financial Officer
Richard Roberts (*)	57	Vice President and Export Director

(*)	Mr. Evangelos Evangelou, Mr. Christopher Biedermann, Mr. Richard Roberts and Mr. James Archbold are not members of our board of directors; they are our executive officers.

William V. Carey has served as our Chairman, President and Chief Executive Officer of CEDC since its inception Mr. W. Carey began working for Carey Agri, a subsidiary of CEDC, in 1990, and instituted and supervised the direct delivery system for Carey Agri’s nationwide expansion. Mr. W. Carey has 12 years experience heading distribution companies within the CEDC group of companies in Poland. In particular, Mr. Carey is the chairman of the management board and chief executive officer of Carey Agri and a management board member or supervisory board member of other companies within the CEDC group of companies. Mr. W. Carey is a graduate of the University of Florida with a B.A. (Bachelor of Arts) in economics.

David Bailey has been a director of CEDC since December 2003. Mr. Bailey joined International Paper in 1968 and has held various levels of responsibility within that company. Currently, he is the Managing Director of International Paper Eastern Europe, with headquarters in Warsaw, Poland. Mr. Bailey is responsible for its manufacturing facilities in Poland and Russia, which generate annual sales of over U.S.$800 million and employ approximately 6,000 employees. He currently is a member of the board of directors of the American Chamber of Commerce in Poland, Litewska Children’s Hospital Foundation and United Way Poland, and is a member of the Polish Business Roundtable. Mr. Bailey is a member of the management boards of the following companies: International Paper, Svetogorsk, Europapier-Impap, IP Polska, IP Investments Poland; he was a member of the management board of Klucze - all these companies operate in paper industry. Mr. Bailey served in the United States Army and graduated with a chemical engineering degree from Oregon State University.

N. Scott Fine has been a director of CEDC since January 2003, and was previously a director during 2001. Mr. Fine is an investment banker at the Fine Equities division of Leeb Brokerage Services, Inc., a New York based investment-banking firm. Mr. Fine has been involved in corporate finance for over 20 years. Fine Equities focuses on small- to medium-cap companies and manages high net worth individuals and small institutions. Mr. Fine co-managed our initial public offering. He has also worked on a series of transactions domestically and internationally in the healthcare and consumer products area. Mr. Fine currently sits on the Deans Advisory Board for The University of Connecticut’s Neag School of Education at Storrs, Connecticut.

Tony Housh has been a director of CEDC since May 2000. From 2000 through 2004 Mr. Housh had been a Warsaw, Poland-based investment and regulatory affairs advisor in private practice. Mr. Housh was the Executive Director of the American Chamber of Commerce in Poland from 1996 to 2000, where he obtained an in-depth knowledge of the Polish regulatory framework. He is also a member of the American Chamber’s board of directors as well as the board of directors of the Fulbright Commission (1998-2005). Prior to joining the American Chamber, Mr. Housh was the U.S. Treasury country officer for Poland at the Office of Technical Assistance. Mr. Housh is a graduate of Katholieke Universitiet van Leuven (Belgium) and the University of Kansas.

Robert P. (Bobby) Koch has been a director of CEDC since February 2004. Since 2003 Mr. Koch has been President and Chief Executive Officer of Wine Institute, a San Francisco-based public policy association representing over 850 California winery and associate members responsible for over 80% of U.S. wine production and 90% of U.S. wine exports. From 1992 through 2003 he had been Senior Vice President of Wine Institute. From 1986 through 1992, Mr. Koch held senior leadership positions in the House of Representatives for the House Majority Leader and House Majority Whip. He received his B.A. (Bachelor of Arts) in government and politics from the University of Maryland in 1983. Mr. Koch is a member of the U.S. Department of Agriculture’s Agricultural Policy Advisory Committee for Trade (APAC), and a board member of the National Commission Against Drunk Driving and the Council on American Politics of the George Washington University Graduate School of Political Management. He also is active in raising funds for research to find the cure for Lesniowski - Crohn’s disease and ulcerative colitis.

Jan W. Laskowski has served as a director of CEDC since its inception Mr. Laskowski has lived and worked in Poland since 1991. From 1996 to February 1999, he was the Vice President and a member of the management board of American Bank in Poland, where he was responsible for business development. Before joining American Bank in 1991, Mr. Laskowski worked in London for Bank Liechtenstein (UK) Ltd from 1989 to 1991. He began his career with Credit Suisse, also in London, where he worked for 11 years. Since 2001 he has been Director of advisory firm ECO Invest Ltd. Since January 2002 Mr. Laskowski has been a member of the Management Board of BTB sp. z o.o., which operates in the real estate business. Since 2005 Mr. Laskowski has been CFO of Landoor Architektura Sp. z o.o., which operates in the real estate business.

Dominique Hériard Dubreuil has been a director of CEDC since August 2005, and has been the chairman of the board of directors of Rémy Cointreau Group since 2004 (from 2000 through 2004 she was chairman of the management board of Rémy Cointreau Group). In the previous five years, Ms. Hériard Dubreuil has been a director (member of a managing body) of the following companies outside of Rémy Cointreau group: Androméde S.A.S. (Director), Orpar S.A. (Director; she still holds that position), Vinexpo Overseas S.A.S. (Chairman of the Board of Directors; she still holds that position), Vinexpo S.A.S. (Director; she still holds that position), Baccarat S.A. (Director; she still holds that position), Stora Enso Oyj (Director; she still holds that position). Ms. Hériard Dubreuil has been a director (member of a managing body) of the following companies from Rémy Cointreau group: E. Rémy Martin & Co S.A.S. (Chairman; she still holds that position), Unipol BV (Director; she still holds that position), Rémy Concord Ltd. (Director; she still holds that position), Rémy Pacifique Ltd. (Director; she still holds that position), Rémy Cointreau Amérique, Inc. (Chairman; she still holds that position), Rémy Finance B.V. (Director), Botapol Holding B.V. (Director), CLS Rémy Cointreau S.A. (Direktor). In the previous five years Ms. Hériard Dubreuil has been a member of a supervisory body of the following companies: Rémy Cointreau Nederland Holding N.V. (Supervisory Director; she still holds that position), Piper Heidsieck (member of the management board). Ms. Hériard Dubreuil is a member of the Hériard Dubreuil family, which beneficially owns 50.87% of the outstanding capital stock of Rémy Cointreau S.A. as of June 29, 2005.

Markus Sieger has been a director of CEDC since August 2005, and has been a managing partner of fincoord, a privately-owned consulting firm offering financial and strategic advisory and management services, since 1998. From 1994 to 1999, Mr. Sieger was an associate manager at fincoord. As a managing partner, Mr. Sieger is actively involved in negotiating and structuring international joint ventures for fincoord’s clients. Mr. Sieger is engaged in various new projects advising start-up companies on strategic matters. In addition, Mr. Sieger started and developed iscoord Ltd., an award winning information technology consulting and software development company. Mr. Sieger holds supervisory seats at FFC Fincoord Holding Ltd., iscoord ltd., ITI Holdings S.A., and various other companies. Mr. Sieger is a director of: FFC Fincoord Holding AG (since 1995), FFC Finance Coordinators Ltd. (since 1995), FFC Entrepreneurs AG (since 2000), Claudio’s Restaurant AG (since 2001), International Trading and Investment Holdings S.A. (since 2005), ITI Services AG (since 1994), iscoord AG (2005), Lamag Lagertechnik AG (since 2000), Infsolpol BV (since 2001), Jawilk International NV (since 1997), Jawilk International BV (since 1997), Nutricia Poland BV (since 2002), BBR Holding Ltd. (since 2001), BBR VT International Ltd. (since 2006), Proceq S.A. (since 1999), Gewerbehaus Schwerzenbach AG (since 2002), Vektor AG (since 2002), Mageba AG (since 2004), Proceq USA Inc. (since 2003), FFMP Holding NV (since 1998), Unipol BV (since 1998), Redevatex BV (since 1997), Chemin Quest AG (since 2005), Studio 03 Fashion AG (since 2003) Personalfursorgestiftung der Proceq AG (Foundation board member since 2002) and Personalvorsorgestiftung der Proceq AG (Foundation board member since 2002). Mr. Sieger is a member of Supervisory Boards or other supervisory authorities: Baxter Terpol sp. z o.o. (since 2002), Cresco Management NV (since 2004), BBR Polska sp. z o.o. (since 2000), and Grupa Onet pl S.A. (since 2001). Mr. Sieger has a degree in economics from the University of Applied Sciences for Business and Administration in Zurich.

Evangelos Evangelou joined CEDC in September 1998 as Vice President and Chief Operating Officer. From October 1993 until July 1998, Mr. Evangelou was Assistant Manager and General Manager of Louis Poland Sp. z. o.o., where he was responsible for the operations of all food and beverage outlets within the Warsaw International Airport. Prior to coming to Poland, Mr. Evangelou was in food and beverage management in the United Kingdom.

James Archbold joined CEDC in January 2001 as Vice President, Director of Investor Relations and Company’s Secretary. From August 1996 through January 1998, he held the position of National Sales Director for Domestic Brands for Carey Agri. Prior to joining CEDC, he worked in Poland for AIG/Lincoln, a real estate development company, as Director of Marketing and Leasing. Prior to coming to Poland in 1995, he worked in the retail brokerage industry in New York for five years. Mr. Archbold holds a M.A. (Master of Arts) degree from Columbia University.

Christopher Biedermann joined CEDC in January 2005 as Chief Financial Officer. From February 2003 through January 2005, Mr. Biedermann held the position of country finance manager with General Electric Consumer & Industrial, Poland, where he managed the finance function for three production plants in Poland, including manufacturing finance and controllers group. From May 1998 to January 2003, Mr. Biedermann held a number of positions with Coca—Cola Hellenic Bottling Company (HBC) S.A. From March 2001 to January 2003, he held the position of country chief financial officer and operations manager with Coca—Cola HBC S.A., Slovenia. From November 2000 to March 2001, he worked with Coca—Cola HBC, London, UK where he worked as part of a team to develop business overview and financials for a long-term credit rating application and road show presentation in connection with an offering of securities. In 2000, he held the position of commercial finance manager for Coca—Cola HBC, Poland. Mr. Biedermann has an M.B.A. (Master of Business Administration) from the University of Texas.

Richard Roberts joined CEDC as Vice President and Export Director in October of 2005, having been a Director of the Board since 2002. Mr. Roberts has over 30 years experience in the alcoholic beverages field. From January 1992 to January 2002, he was Vice President International for the Sutter Home Winery, responsible for all markets outside the United States. Prior to that, he held a variety of senior management positions at Seagram International, including marketing and sales, as well as several general management positions at Seagram production and distribution companies outside the United States. Mr. Roberts had been, from 2002 to 2005, owner of RSR International LLC, business consulting firm operating in international alcohol industry. Mr. Roberts has an M.B.A. (Master of Business Administration) from the American Graduate School of International Management.

Our Board of Directors

Our board of directors currently consists of eight members. Our directors are elected to serve until they resign or are removed, or until their successors are elected. All directors are elected annually at the annual meeting of stockholders. The board of directors has determined each of the following directors to be an “independent director” as such term is defined in Rule 4200(a) (15) of the listing standards of the National Association of Securities Dealers, or NASD: Mr. David Bailey, Mr. Tony Housh, Mr. Robert Koch, Mr. Jan W. Laskowski and Mr. Markus Sieger. In order to be considered an “independent director”, generally, a person must not be an officer or employee of CEDC or its subsidiaries, or have another relationship which is either expressly precluded by Rule 4200(a)(15) or, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. A description of the regulations regarding the status of an “independent director”, as compared to the Polish regulations in this respect, can be found in the part of the prospectus entitled “Description of Delaware Law, Polish Law and Corporate Governance”.

Committees of the Board of Directors and Meetings

Our board of directors has three standing committees, an audit committee (which is a separately designated audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act), a compensation committee and a nominating committee. The functions performed by the committees are summarized below. All of the members of the three committees are independent directors as defined by Rule 4200(a)(15) of the NASD’s listing standards. The board of directors has also determined that Jan W. Laskowski, a member of the audit committee of the board, is an “audit committee financial expert”, as such term is defined in Item 401(h) of Regulation S-K promulgated by the U.S. SEC. An “audit committee financial expert” is, generally, a person who has acquired through specified education and specified or other experience the following attributes: (a) an understanding of generally accepted accounting principles and financial statements; (b) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities; (d) an understanding of internal control over financial reporting; and (e) an understanding of audit committee functions.

Audit Committee. The audit committee operates under a written charter adopted by the board of directors that may be amended by the board at any time. The board of directors, upon the recommendation of the audit committee, approved a charter in December 1999, amended it in 2002 and most recently amended it in November 2005. Messrs. Housh, Sieger and Laskowski currently constitute the audit committee. Mr. Housh serves as the chairman of the audit committee. Each member of the audit committee must meet certain independence and financial literacy requirements. The audit committee oversees our corporate financial reporting process, internal accounting controls, audit plans and results and financial reports. In addition, the audit committee appoints, compensates, retains and oversees the work of the firm of independent auditors employed by us to conduct the annual audit examination of our financial statements. The members meet with the independent auditors and financial management to review the scope of the proposed audit for the year; the audit procedures to be utilized; audit fees; and, at the conclusion of the audit, the audit reports. In addition, the audit committee reviews the financial statements, the related footnotes and the independent auditors’ report thereon and makes related recommendations to the board as the audit committee deems appropriate.

Pursuant to the charter of the audit committee, the audit committee is established to assist the board of directors in fulfilling its legal and ethical compliance oversight responsibilities, including oversight of:

•	the integrity of CEDC’s financial reporting process;

•	the system of internal controls over financial reporting;

•	the audit process; and

•	the process for monitoring compliance with all applicable laws and regulations (principally those of the U.S. SEC).

Compensation Committee. The compensation committee operates under a written charter adopted by the board of directors that may be amended by the board at any time. Messrs. Laskowski, Housh and Bailey currently constitute the compensation committee, each of whom is an “independent director” as defined by Rule 4200(a)(15) of the NASD’s listing standards. Mr. Laskowski serves as the chairman of the compensation committee. The board of directors appointed the compensation committee in November 1997. Since that time, decisions on compensation of our executive officers have been made by the full board of directors or by the compensation committee. The compensation committee’s responsibilities include:

•	making recommendations to the board of directors on salaries, bonuses and other forms of compensation for our officers and other key management and executive employees,

•	supervision over the administration of our Incentive Plan, and

•	reviewing management recommendations for grants of stock options and any proposed plans or practices of CEDC relating to compensation of our employees and directors.

Nominating Committee. The nominating committee operates under a written charter adopted by the board of directors that may be amended by the board at any time. The nominating committee monitors and safeguards the independence of the board by identifying individuals qualified to become board members and selecting, or recommending that the board select, the director nominees for election at our annual meetings of stockholders. Using the same criteria, the committee also recommends to the board candidates for filling positions on the board resulting from the death or resignation of directors. The committee also recommends directors for appointment to the committees of the board.

On November 21, 2005, the board or directors redesignated the nominating and corporate governance committee as the nominating committee. The nominating committee currently consists of Messrs. Bailey, Housh and Koch. Although the nominating committee has not established specific minimum requirements for director nominee candidates, in assessing qualifications, it will consider various criteria, including:

•	such candidate’s independence (consistent with the NASD’s listing standards),

•	whether such candidate is a director, consultant or employee of any competitor of CEDC,

•	such candidate’s other obligations and time commitments and location and how such factors may impact on his or her ability to attend meetings of the board in person and

•	any other NASD or U.S. SEC requirements, such as financial literacy or financial expertise with respect to audit committee members.

The nominating committee has two primary methods for identifying candidates beyond those proposed by our stockholders. On a periodic basis, the nominating committee solicits ideas for possible candidates from a number of sources, including members of the board of directors, senior-level management, individuals personally known to the members of the board and research, including publications, database and Internet searches. In addition, the nominating committee may, from time to time, use its authority under its charter to retain a search firm to identify candidates. To date, the nominating committee has not engaged third parties to identify or evaluate or assist in identifying potential director nominees.

To date, we have not received any recommendations from stockholders that were not subsequently voluntarily withdrawn by such stockholder requesting the board or any of its committees to consider a nominee for inclusion among the board’s slate of nominees. Accordingly, the nominating committee has not at this time adopted a formal policy by which our stockholders may recommend director nominees. However, the nominating committee considers nominees recommended by stockholders if such recommendations are made in compliance with our bylaws and applicable U.S. SEC rules and regulations. Our bylaws provide that a stockholder must provide written notice delivered to our secretary at CEDC’s principal executive office not later than the date that corresponds to 120 days prior to the date CEDC’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. In addition, such stockholder notice must comply with all applicable U.S. SEC rules and regulations and include:

a)	as to each person whom the stockholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of CEDC’s common stock owned by such person, (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder and (v) any other information relating to such person that is required to be included in the proxy statement (including such person’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected); and

b)	as to the stockholder giving the notice: (i) the name and address of such stockholder, as it appears on our books, and (ii) the class and number of shares of CEDC’s stock which are beneficially owned by such stockholder. The stockholder notice must also comply with all applicable U.S. SEC rules and regulations.

We anticipate that nominees recommended by stockholders will be evaluated in the same manner as nominees recommended by anyone else, although, the nominating committee may prefer nominees who are personally known to the existing directors and officers and whose reputations are highly regarded.

Director Compensation

Effective October 1, 2006, each director is entitled to receive an annual fee of U.S. $10,000 for serving as a member of board of directors. The chairmen of the audit committee and the compensation committee are each entitled to receive an additional annual fee of U.S. $4,000. The chairman of the nominating committee is not entitled to receive any additional fee. In addition to the director fee, the chairman of the board of directors is entitled to receive an annual fee of U.S. $12,000.

Pursuant to the Incentive Plan, a director on the date of his or her initial election to the board of directors is granted an option to purchase 11,812 shares of common stock. Thereafter, the director is granted an option to purchase 5,062 shares of common stock annually, without having to meet any additional requirements. In addition, the chairmen of the audit committee and the compensation committee each receives an annual grant of an option to purchase 10,125 shares of common stock under the Incentive Plan, while the chairman of the nominating committee does not receive any additional option grant. In addition, the members of the compensation committee each receive an annual grant of an option to purchase 1,687 shares of common stock under the Incentive Plan, and the members of the audit committee each receive an annual grant of an option to purchase 4,500 shares of common stock under the Incentive Plan. The members of the nominating committee do not receive any additional option grants. In addition to the options granted to directors, the chairman of the board of directors receives an additional annual grant of option to purchase 15,187 shares of common stock under the Incentive Plan.

We reimburse directors for out-of-pocket travel expenditures relating to their service on the board of directors.

Communications with the Board of Directors

Although we have not developed formal processes by which stockholders may communicate directly with directors, we believe that the informal process, in which any communication sent to the board either generally or in the care of our chief executive officer, secretary or another corporate officer is forwarded to all members of the board of directors, has served the board’s and our stockholders’ needs. There is no screening process, and all stockholder communications that are received by officers for the board’s attention are forwarded to the board. In the future, the nominating committee may consider development of more specific procedures. Until any other procedures are developed and posted on our website, any communication to the board should be mailed to the board, in care of our secretary, at the CEDC’s corporate headquarters at Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder—Board Communication” or “Stockholder—Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. The secretary will make copies of all such letters and circulate them to the appropriate director or directors, unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the secretary has the authority to discard the communication.

Compensation

The following table shows, for the periods indicated, compensation awarded or paid by us to the members of our board of directors.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards Securities Underlying Options (*)
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation
William V. Carey Chairman, President and Chief Executive Officer	2005	$247,000	$120,000	$75,000	(1)	87,750
	2004	225,000	240,000	62,000	(1)	87,750
	2003	217,702	120,000	55,000	(1)	116,437
Evangelos Evangelou Vice President and Chief Operating Officer	2005	$125,000	$160,000	—		39,375
	2004	116,690	120,000	—		33,750
	2003	113,600	60,000	—		50,625
Christopher Biedermann Vice President and Chief Financial Officer	2005	$100,000	45,000	—		30,000
	2004	n/a	n/a	—		n/a
	2003	n/a	n/a	—		n/a
James Archbold Vice President and Director of Investor Relations	2005	$105,000	$70,000	—		28,125
	2004	100,000	—	—		25,312
	2003	90,000	—	—		33,750
Richard Roberts Vice President and Export Director	2005	$100,000	—	—		30,000
			—	—
			—	—
David Bailey	2005	$6,000	—	—		11,250	(2)
	2004	6,000	—	—		8,437
	2003	n/a	—	—		11,812
N. Scott Fine	2005	$6,000	—	—		5,062
	2004	6,000	—	—		5,062
	2003	5,500	—	—		18,562
Tony Housh	2005	$10,000	—	—		16,875
	2004	10,000	—	—		16,875
	2003	8,500	—	—		15,187
Robert Koch	2005	$6,000	—	—		5,062	(3)
	2004	5,110	—	—		16,875
	2003	n/a	—	—		n/a
Jan W. Laskowski	2005	$10,000	—	—		19,687
	2004	10,000	—	—		16,875
	2003	8,500	—	—		16,875
Dominique Hériard Dubreuil	2005	$2,233	—	—		11,812	(4)
	2004	n/a	—	—		n/a
	2003	n/a	—	—		n/a
Markus Sieger	2005	$2,233	—	—		11,812	(5)
	2004	n/a	—	—		n/a
	2003	n/a	—	—		n/a

(*)	Reflects all stock splits completed as of the date of this prospectus.

(1)	Represent expenses paid to Mr. Carey for miscellaneous costs, including U.S.$36,000 for housing.

(2)	Mr. Bailey joined the Board in December 2003.

(3)	Mr. Koch joined the Board in February 2004.

(4)	Ms. Hériard Dubreuil joined the Board in August 2005.

(5)	Mr. Sieger joined the Board in August 2005.

These salaries include the following amounts paid in 2005 to certain of our directors and executive officers by Carey Agri: William V. Carey, U.S.$57,000 as a fee for acting as a chairman of the management board and U.S.$32,500 for acting as the managing director of Carey Agri; Evangelos Evangelou, U.S.$50,000 as a fee for acting as a member of the management board of Carey Agri; Christopher Biedermann, U.S.$25,000 as a fee for acting as a member of the management board of Carey Agri and U.S.$25,000 for acting as the chief financial officer of Carey Agri.

In addition to the amounts above, the following amounts have been paid as management board fees to certain of our directors and executive officers by subsidiaries of CEDC other than Carey Agri during the following years: William V. Carey – U.S.$12,023 in 2003, U.S.$18,855 in 2004 and U.S.$25,529 in 2005; Evangelos Evangelou – U.S.$9,902 in 2003, U.S.$16,348 in 2004 and U.S.$24,149 in 2005; Christopher Biedermann – U.S.$6,731 in 2005.

Our directors and executive officers did not receive any other remuneration from the entities of our capital group.

Employment Agreements

William V. Carey’s employment contract with us, which commenced on July 31, 1998, was extended for another three-year period ending August 1, 2007. Mr. Carey serves as the Chief Executive Officer of CEDC and Carey Agri. He was paid an annual base salary at the rate of U.S.$247,000 per year for 2005, Mr. Carey’s base salary is to be reviewed no less frequently than annually. Mr. Carey is entitled to be paid U.S.$75,000 annually as special benefits to help cover the cost of housing, school fees for his child, home leave and club memberships. Mr. Carey participates in benefit plans and fringe benefits available to all of our senior executives. Mr. Carey’s employment agreement entitles him to receive bonuses in accordance with the Bonus Plan. In 2005, as part of his participation in the benefit plans and fringe benefits available to our senior executives, Mr. Carey received health insurance coverage, a company mobile phone and a company car from Carey Agri. The health insurance coverage payments by Carey Agri were U.S.$2,250 in 2005.

Mr. Carey may terminate his employment agreement only for good reason, which includes our failure to perform our obligations under the employment agreement. We may terminate the agreement for cause, which includes Mr. Carey’s willful refusal to follow written orders of the board of directors, willful engagement in conduct materially injurious to us, dishonesty of a material nature, conviction of a felony involving moral turpitude or continued failure to perform his required duties. If we terminate the agreement for cause or Mr. Carey terminates it without good reason, we will pay Mr. Carey his salary and benefits (described above) due through the date of termination and we will have no obligation to pay any salary and benefits described above that would have otherwise been paid during the remaining term of the contract. If we terminate the employment agreement other than for cause or if Mr. Carey terminates it for good reason, we will pay Mr. Carey his salary and benefits due through the date of termination and, in addition, we will pay him a lump sum amount equal to the salary and benefits (described above) that would have otherwise been paid during the remaining term of the contract.

Pursuant to the agreement, Mr. Carey has agreed that during the term of employment, and for a one-year period following termination of employment, he will not compete with us. In case his contract is terminated before August 1, 2007, we have agreed to pay Mr. Carey’s salary for one year and to provide certain benefits for six months. The ownership by Mr. Carey of less than five percent of the outstanding stock of any corporation listed on a national securities exchange conducting any competitive business shall not be viewed as a violation of his agreement.

Evangelos Evangelou’s employment contract with us, which commenced on September 16, 1998, was extended for another three year period ending September 16, 2007. Mr. Evangelou serves as the Chief Operating Officer of both CEDC and Carey Agri. He was paid a base salary of U.S.$125,000 net for 2005, with U.S.$75,000 net being paid by CEDC and U.S.$50,000 net paid by our subsidiaries. Mr. Evangelou is entitled to participate in other benefit plans and fringe benefits available to our senior officers. Mr. Evangelou’s employment agreement can be terminated by either party on six months’ notice. In 2005, as part of his participation in the benefit plans and fringe benefits available to our senior executives, Mr. Evangelou received health insurance coverage, a company mobile phone and a company car from Carey Agri. The health insurance coverage payments by Carey Agri were U.S.$ 2,250 in 2005.

James Archbold’s employment contract with us which commenced on October 1, 2001, was extended for another three year period ending October 1, 2007. Mr. James Archbold serves as our Vice President and Director of Investor Relations. He was paid an annual base salary at the rate of U.S.$105,000 for 2005, which amount will increase to U.S.$110,000 for 2006. Mr. Archbold is entitled to participate in other benefit plans and fringe benefits available to our senior officers. Mr. Archbold’s employment agreement can be terminated by either party on six months’ notice. In 2005, as part of his participation in the benefit plans and fringe benefits available to our senior executives, Mr. Archbold received health insurance coverage, a company mobile phone and a company car from CEDC. The health insurance coverage payments by CEDC were U.S.$10,512 in 2005.

Similar to Mr. Carey, Mr. Archbold may terminate his employment agreement with us for good reason. We may terminate the employment agreement with Mr. Archbold on 180 days’ notice. We can also terminate its agreement with Mr. Archbold if he is unable to perform his duties for a consecutive three-month period. Mr. Archbold has entered into a non-competition agreement with CEDC similar to Mr. Carey’s.

Christopher Biedermann entered into a three-year employment agreement with us and with Carey Agri effective as of January 17, 2005. Mr. Biedermann serves as the Chief Financial Officer of both companies. He was paid an annual base salary at the rate of U.S.$100,000 for 2005, which will increase to U.S.$120,000 for 2006. Mr. Biedermann is entitled to participate in other benefit plans and fringe benefits available to our senior officers. Mr. Biedermann’s employment agreement can be terminated by either party on six months’ notice. In 2005, as part of his participation in the benefit plans and fringe benefits available to our senior executives, Mr. Biedermann received health insurance coverage, a company mobile phone and a company car from Carey Agri. The health insurance coverage payments by Carey Agri were U.S.$2,250 in 2005.

Similar to Mr. Carey, Mr. Biedermann may terminate his employment agreement with us for good reason. We may terminate the employment agreement with Mr. Biedermann on 180 days’ notice, and also if he is unable to perform his duties for a consecutive three-month period. Mr. Biedermann has entered into a non-competition agreement with us similar to Mr. Carey’s.

Richard Roberts entered into a three-year employment agreement with us effective as of August 10, 2005. Mr. Richard Roberts serves as the Vice President and Export Director for CEDC. He was paid an annual base salary at the rate of U.S.$100,000 for 2005, which amount will increase to U.S.$110,000 effective September 1, 2006. Mr. Roberts is entitled to participate in a bonus plan and in other benefit plans and fringe benefits available to our senior officers. Mr. Roberts’ employment agreement can be terminated by either party on six months’ notice. In 2005, as part of his participation in the benefit plans and fringe benefits available to our senior executives, Mr. Roberts received health insurance coverage and a company mobile phone from CEDC. Annual health insurance coverage payments by CEDC are U.S.$3,048 (in 2005 only 3 months have been paid).

Similar to Mr. Carey, Mr. Roberts may terminate his employment agreement with us for good reason. We may terminate the employment agreement with Mr. Roberts on 180 days’ notice. We can also terminate its agreement with Mr. Roberts if he is unable to perform his duties for a consecutive three-month period. Mr. Roberts has entered into a non-competition agreement with us similar to Mr. Carey’s.

Except as described above, our members of the board of directors are not entitled to any additional cash or non-cash benefits. None of our directors or officers has agreed on any restrictions on the disposal of CEDC securities held by them within a specified period of time.

Option Grants in 2005

During 2005, we granted options to purchase a total of 389,362 shares of common stock under the Incentive Plan, which number also included the last split of those shares effected in June 2006. In particular, out of the above number of options granted in 2005, 307,800 options were granted to our employees, including the individuals listed in the Summary Compensation Table, and the remaining 81,562 shares were granted to our non-employee directors. Additionally, the above overall number of options granted in 2005 included options to purchase 101,812 shares of common stock which were automatically granted to our directors. These options were granted at exercise prices equal to the fair market value of our common stock on the date of grant.

Statements by the Members of our Board of Directors

The members of the board of directors and executive officers declare that: (i) no company has been subject to bankruptcy, receivership or liquidation within the five year period preceding the date of this prospectus, during a period when they were a member of an administrative, management or supervisory body of such company, or within the six months preceding that period; (ii) there was no official public incrimination, investigations or sanctions made against any of them by any statutory or regulatory authorities (including designated professional bodies); (iii) none of them have been disqualified by a court from acting as a member of the administrative, management or supervisory bodies of any issuer or from acting in the management or conduct of the affairs of any issuer within the five year period preceding the date of this prospectus; (iv) none of them have been convicted for fraudulent offences within the five year period preceding the date of this prospectus; (v) none of them have any conflicts of interests between any duties to CEDC and their private interests and or other duties; (vi) none of them conduct any other activity outside the company (other than serving as a member of the management or supervisory bodies of another company/partnership), which could have a material impact on CEDC; (vii) except as described in “Additional Information - The Bols Acquisition” in this prospectus, none of them entered into any agreements and understandings with CEDC’s major shareholders, customers, suppliers or other persons, pursuant to which any of them have been appointed as a member of the management or supervisory bodies or a member of senior management; (viii) there are no family relationship between any of them.

Code of Conduct. We have adopted a code of conduct that applies to our employees, officers (including our principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions) and directors. Any changes or waivers to the code of conduct for our principal executive officer, principal financial officer or principal accounting officer or persons performing similar functions will be disclosed on our web site www.cedc.com.pl.

PRINCIPAL STOCKHOLDERS

The following tables set forth certain information regarding the beneficial ownership of our outstanding common stock as of October 31, 2006 (or as of the date indicated in the footnotes below): (i) by each person who is known by us to beneficially own more than 5% of the common stock; (ii) by each of the named executive officers of CEDC; (iii) by each director and nominee for director of CEDC; and (iv) by all directors and executive officers of CEDC as a group. Except as otherwise noted, all information in this section is given on the basis of outstanding securities plus securities deemed outstanding under Rule 13d–3 of the Exchange Act. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of shares beneficially held	Percent of shares outstanding
	(post-split)
Principal Stockholders
William V. Carey(1)	4,109,406	11.5	%(6)
Botapol Management B.V. (2)	2,537,129	7.1	%(6)
Takirra Investment Corporation N.V. (3) Fokkerweg 26, Unit 301, Curaçao, Netherlands Antilles.	2,537,129	7.1	%(6)
Charlemagne Capital(4)	2,007,650	5.6	%(6)
Mr. Richard C. Perry (5) 767 Fifth Avenue, New York, New York 10153	2,207,000	6.2	%(6)

(1)	Includes 2,206,784 shares beneficially owned by Mr. Carey (including 2,022,097 shares of common stock and 184,687 shares which can be acquired upon the exercise of options which are currently exercisable or which become exercisable within 60 days), 202,500 shares beneficially owned by his wife and 1,700,122 shares held in the name of the William V. Carey Stock Trust. Mr. Carey is the beneficiary of the shares held in the William V. Carey Stock Trust, which is referred to in this footnote as the “trust”. and he became the sole trustee of the trust on December 11, 2005. Mr. Carey administers the trust, which includes the power to vote the securities held and make any investment decisions. The Trust Bylaws stipulates that one trustee can assign all rights, obligations and orders on behalf of another trustee but this possibility has not been exercised to date. For the purposes of U.S. regulations Mr. Carey disclaims beneficial ownership of the shares beneficially owned by his wife. The address of Mr. Carey and the William V. Carey Stock Trust is 1602 Cottagewood Drive, Brandon, Florida 33511.

(2)	Botapol Management B.V., with its address at Wattstraat 61, 2723 RB Zoetermeer, the Netherlands, is a company incorporated in the Netherlands. Botapol Management B.V., the record holder of the shares, is an indirect, wholly-owned subsidiary of Rémy Cointreau S.A. As of September 30, 2006. Rémy Cointreau S.A. was a société anonyme formed under the laws of France with its address at rue Joseph Pataa, Ancienne rue de la Champagne, 16100 Cognac, France. Rémy Cointreau S.A. disclaims beneficial ownership of such shares under Rule 13d-4.

(3)	Takirra Investment Corporation N.V. is a company incorporated in the Netherlands Antilles.

(4)	As of September 30, 2006.

(5)	As of September 30, 2006. Perry Corp., of which Mr. Richard C. Perry is the President and sole stockholder, holds the shares of common stock for the account of multiple private investment funds for which Perry Corp. acts as general partner and/or managing member of the general partner and/or investment advisor.

(6)	Percentage of shares does not include 246.037 treasury shares held by CEDC.

Name of Beneficial Owner	Number of Shares Beneficially Held (*)	Total Options Held (**)
Executive Officers and Directors
William V. Carey(1)	4,109,406	272,437
James Archbold	145,312	152,062
Chris Biedermann	18,750	48,000
Evangelos Evangelou	86,175	120,000
David Bailey	38,999	38,249
N. Scott Fine	10,124	15,186
Tony Housh	70,349	86,624
Robert Koch	22,911	26,998
Jan W. Laskowski	70,312	89,999
Richard Roberts	46,924	63,312
Dominique Hériard Dubreuil	11,812	16,874
Markus Sieger	11,812	21,374
All directors and executive officers as a group (12 people)	4,646,886	936,365

(*)	The number of shares held includes shares which can be acquired upon the exercise of options which are currently exercisable or which become exercisable within 60 days. The number of shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of October 31, 2006 is as follows:

Name	Shares (#)	Name	Shares (#)
William V. Carey	184,687	N. Scott Fine	10,124
James Archbold	123,937	Tony Housh	69,749
Evangelos Evangelou	80,625	Robert Koch	21,936
Markus Sieger	11,812	Dominique Hériard Dubreil	11,812
David Bailey	31,499	Jan W. Laskowski	70,312
Chris Biedermann	18,000	Richard Roberts	44,562

(**)	Each option represents an option to purchase one share of CEDC common stock.

(1)	Includes 2,206,784 shares beneficially owned by Mr. Carey (including 2,022,097 shares of common stock and 184,687 shares which can be acquired upon the exercise of options which are currently exercisable or which become exercisable within 60 days), 202,500 shares beneficially owned by his wife and 1,700,122 shares held in the name of the William V. Carey Stock Trust. Mr. Carey is the beneficiary of the shares held in the William V. Carey Stock Trust, and he became the sole trustee of the trust on December 11, 2005. Mr. Carey administers the trust, which includes the power to vote the securities held and make any investment decisions. The Trust Bylaws stipulates that one trustee can assign all rights, obligations and orders on behalf of another trustee but this possibility has not been exercised to date. For the purposes of U.S. regulations Mr. Carey disclaims beneficial ownership of the shares beneficially owned by his wife. The address of Mr. Carey and the William V. Carey Stock Trust is 1602 Cottagewood Drive, Brandon, Florida 33511.

Related Party Transactions

In January of 2005, we entered into a rental agreement for a warehouse facility located in northern Poland, which is 33% owned by our Chief Operating Officer. This rental is on normal commercial terms. The monthly rent to be paid for this location is approximately U.S.$18,000 per month and relates to a facility to be shared by two subsidiaries of CEDC, Onufry S.A. and Carey Agri.

During the twelve months of 2005, we made sales to a restaurant which is partially owned by the Chief Executive Officer of CEDC. All sales were made on normal commercial terms, and total sales for the twelve months ended December 31, 2005 were approximately U.S.$68,000 and for the ten months ended October 31, 2006 approximately U.S.$89,000.

In addition, we have the following transactions with the Rémy Cointreau Group which is significantly influenced by the family Hériard Dubreuil. Mrs. Dominique Hériard Dubreuil acts as our non executive director since August 18, 2005 and has been the chairman of the board of directors of Rémy Cointreau Group since 2004.

•	We are the exclusive importer and distributor of numerous brands from Rémy Cointreau Group products portfolio. In 2005 we have entered into the five year distribution contract based on which, within certain limits set, we are refunded for all advertising and promotional costs incurred with respect to the Rémy Cointreau Group products.

•	On July 12, 2006 we acquired 100% of the share capital of Bols Hungary, an alcohol importer and distributor in Hungary, and the Royal Vodka trademark. In both cases the seller was DELB Holding BV, a subsidiary of Rémy Cointreau S.A. The total consideration for the acquisition of Bols Hungary and the Royal Vodka trademark was approximately U.S.$19.6 million paid fully in cash.

•	During the periods from August 18, 2005 to December 31, 2005 and from January 1, 2006 to October 31, 2006 we purchased spirits from Remy Cointreau Group of approximately U.S.$3.2 million and U.S.$4.0 million, accordingly. The amounts outstanding for the payment as of December 31, 2005 and October 31, 2006 were U.S.$338 thousands receivable from Remy Cointreau Group and U.S.$1,094 thousands payable by us to Remy Cointreau Group, accordingly.

The abovementioned transactions with Rémy Cointreau Group have been concluded on normal commercial terms.

In addition in the period from January 1, 2003 to the date of this prospectus a number of transactions occurred between CEDC and its subsidiaries and between or among our subsidiaries. All relevant contracts were based on conditions that we believe are not generally different from market terms and their nature and conditions resulted from the ongoing operations of CEDC and its subsidiaries, such as contracts related to the purchases of goods by the distribution companies from the production companies or trading between our subsidiaries. All of these transactions and related outstanding balances were eliminated in our consolidated financial statements included elsewhere in this prospectus and did not have any impact on our financial results and position of CEDC and its subsidiaries as a whole.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 80,000,000 shares of common stock, par value U.S.$0.01 per share and 1,000,000 shares of preferred stock, par value U.S.$0.01 per share. As of October 31, 2006 there were 35,699,924 shares of common stock outstanding and held of record by 71 stockholders and no shares of preferred stock outstanding. All shares of common stock currently outstanding have been validly issued, fully paid and are non-assessable. In addition, as of October 31, 2006 we held 246,037 shares of our common stock as treasury stock.

The following summary of certain provisions of the common stock and the preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our certificate of incorporation and bylaws, and by the provisions of applicable law.

Common Stock

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of stockholders. Our certificate of incorporation does not provide for cumulative voting, and accordingly, the holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors. Our certificate of incorporation provides that whenever there is paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement fund or other retirement payments, if any, to which such holders are entitled, then dividends may be paid on our common stock out of any assets legally available therefore, but only when and as declared by our board of directors. Our certificate of incorporation also provides that in the event of any liquidation, dissolution or winding up of our company, after there is paid to, or set aside for the holders of any class of stock having preference over our common stock, the full amount to which such holders are entitled, then the holders of our common stock shall be entitled, after payment or provision for payment of all our debts and liabilities, to receive our remaining assets available for distribution, in cash or in kind. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, privileges, preferences and priorities of holders of our common stock will be subject to the rights of the holders of any shares of any series of preferred stock that we may issue in the future.

Historical Development of our Capital Stock

At the beginning of 2003, there were 6,005,263 shares of our common stock outstanding.

On March 31, 2003 we completed a private placement of 750,000 shares of our common stock and investment rights to purchase up to an additional 150,000 shares of our common stock for a purchase price of U.S.$23.25 per share, or an aggregate purchase price of U.S.$17,437,500. All of the additional investment rights were exercised during 2003 for additional gross proceeds of U.S.$3,487,500. As adjusted for our subsequent three-for-two stock split in 2003, we issued an aggregate of 1.35 million shares of common stock in the private placement and upon exercise of the additional investment rights.

On June 2, 2003, we completed a three-for-two split of our common stock, which increased the number of shares of our common stock outstanding by 3 million.

During 2003 we also issued 366,000 shares of our common stock in relation to exercising purchase options for the shares of our common stock at the issue price in the range from U.S.$8.38 to U.S.$25.06 and 75,220 shares of our common stock as consideration related to acquisitions of the following companies effected in that year: Dako-Galant Sp. z o.o. - 20,853 shares of our common stock at the issue price of U.S.$23.97 per share, Panta Hurt Sp. z o.o. 29,367 shares of our common stock at the issue price of U.S.$29.33 per share, Multi-Ex S.A.- 25,000 shares of our common stock at the issue price of U.S.$28.99 per share, We also issued 77,000 shares of our common stock as consideration related to acquisitions effected in previous years, at the issue price in the range from U.S.$9.68 to U.S.$10.87. Each of these numbers of shares has been adjusted to reflect the split executed in June 2003.

On May 2, 2004, we completed another three-for-two split of our common stock, which increased the number of shares of our common stock outstanding by 5.4 million shares.

During 2004 we issued a total of 312,000 shares of our common stock in relation to exercising options to purchase shares of our common stock at the issue price in the range from U.S.$20.47 to U.S.$28.56 and 51,000 shares of our common stock as consideration related to acquisitions of the following companies effected in that year: Urdom Sp. z o.o. - approximately 4,000 shares of our common stock at the issue price of U.S.$22.25 U.S.$

per share, Miro Sp. z o.o. - approximately 17.000 shares of our common stock at the issue price of U.S.$21.74 per share, Polnis Dystrybucje Sp. z o.o. approximately 30.000 shares of our common stock at the issue price of U.S.$23.77 per share. Each of these numbers of shares has been adjusted to reflect the split executed in June 2003.

On August 17, 2005 as part of the Bols acquisition, we issued 3,382,838 shares of our common stock, at the price of U.S.$37.01 per share based upon the closing market price of our common stock for the two days before and the two days after the Bols acquisition date. The issuance of these shares resulted in a net increase in our share capital of approximately U.S.$125.2 million.

On October 7, 2005, we completed a private placement of 3.36 million shares of our common stock at a issue price of U.S.$34.69 per share for aggregate gross proceeds of U.S.$116.6 million. After deducting its costs, the issuance resulted in a net increase in our share capital of approximately U.S.$111.5 million.

Furthermore, during 2005 we issued 438,000 shares of our common stock in relation to exercising purchase options for the shares of our common stock at the issue price in the range from U.S.$29.54 to U.S.$43.71 and U.S.$27,487 shares of our common stock as consideration related to acquisitions, implemented in 2005, other than the Bols Acquisition, of the following companies: Vin-Ex Jacek Choszczewski - 1,749 shares of our common stock at the issue price of U.S.$33.11 per share, Delikates Sp. z o.o. - U.S.$13,258 shares of our common stock at the issue price of U.S.$35.41 per share, Imperial Sp. z o.o. - 12,480 shares of our common stock at the issue price of U.S.$37.15 per share.

On June 13, 2006, we completed a three-for-two split of our common stock, which increased the number of shares of our common stock outstanding by 11,977,000 shares.

During the first nine months of 2006 we issued 63,625 exercising purchase options for the shares of our common stock at the issue price in the range from U.S.$23.03 to U.S.$41.60, and 3,937 shares of our common stock as consideration related to the acquisition of JiM Sp. z o.o. at the issue price of U.S.$40.91 per share. Each of these numbers of shares has been adjusted to reflect the split executed in June 2006.

As of October 31, 2006 there were 35,699,924 shares of our common stock outstanding. In addition, as of October 31, 2006 we held 246,037 shares of our common stock as treasury stock.

Preferred Stock

Our certificate of incorporation provides that our board of directors is authorized to issue preferred stock in series and to fix and state the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Such action may be taken by our board of directors without stockholder approval. Under our certificate of incorporation, each share of each series of our preferred stock is to have the same relative rights as, and be identical in all respects with, all other shares of the same series. While providing flexibility in connection with possible financings, acquisitions and other corporate purposes, the issuance of preferred stock, among other things, could adversely affect the voting power of the holders of our common stock and, under certain circumstances, be used as a means of discouraging, delaying or preventing a change in control of our company. We will have no shares of preferred stock outstanding upon completion of this admission of our shares of common stock to trading on the WSE and we have no present plan to issue any shares of preferred stock.

Limitation of Liability and Indemnification

Limitations of Director Liability

Section 102(b)(7) of the DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. Although Section 102(b)(7) does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of directors to us or our stockholders to the fullest extent permitted by Section 102(b)(7). Specifically, our directors are not personally liable for monetary damages to us or our stockholders for breach of the director’s fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to us or our stockholders; (b) for acts or omissions in bad faith or that involve intentional misconduct or a knowing violation of law; (c) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit.

Indemnification

To the maximum extent permitted by law, our bylaws provide for mandatory indemnification of our directors and officers against any expense, liability and loss to which they may become subject, or which they may incur as a result of being or having been a director or officer our company. In addition, we must advance or reimburse directors and officers for expenses incurred by them in connection with indemnifiable claims. We also maintain directors’ and officers’ liability insurance.

Certain Anti-Takeover Provisions

Our certificate of incorporation and bylaws contain, among other things, certain provisions described below that may reduce the likelihood of a change in our board of directors or voting control of our company without the consent of our board of directors. These provisions could have the effect of discouraging, delaying, or preventing tender offers or takeover attempts that some or a majority of our stockholders might consider to be in their best interest, including offers or attempts that might result in a premium over the market price for our common stock.

Filling Board Vacancies; Removal

Any vacancy occurring in our board of directors, including any vacancy created by an increase in the number of our directors, shall be filled by the vote of a majority of our directors then in office, whether or not a quorum, and any director so chosen shall hold office until such director’s successor shall have been elected and qualified. Our directors may only be removed with cause by the affirmative vote of the holders of at least a majority of the outstanding shares of our capital stock then entitled to vote for the election of directors.

Stockholder Action by Unanimous Written Consent

Any action required or permitted to be taken by our stockholders must be effected at annual or special meetings of our stockholders and may not be effected by any consent in writing by our stockholders, unless such consent is unanimous.

Call of Special Meetings of Stockholders

Special meetings of our stockholders may be called at any time by our board of directors, the Chairman of the Board, the Chief Executive Officer or the President, and shall be called by our President or our Secretary at the request in writing of our stockholders possessing at least 10% of the voting power of our issued and outstanding capital stock entitled to vote generally in the election of directors. Such a request shall include a statement of the purpose or purposes of the proposed meeting. A stockholder may bring an action in the Delaware Court of Chancery to enforce the foregoing right to call a special meeting.

Bylaw Amendments

Our stockholders may amend our bylaws by the affirmative vote of the holders of at least a majority of our outstanding shares of stock entitled to vote thereon. Our directors also may amend our bylaws by an affirmative vote of at least a majority of our directors then in office.

Certificate of Incorporation Amendments

No amendment of any provision of our certificate of incorporation shall be made unless such amendment has been first proposed by our board of directors upon the affirmative vote of at least a majority of our directors then in office and thereafter approved by the affirmative vote of the holders of at least a majority of our outstanding shares of stock entitled to vote thereon; provided however, if such amendment is to the provisions in our certificate of incorporation relating to the authorized number of shares of our preferred stock, our board of directors’ authority to issue preferred stock, the limitation on directors’ liability, amendment of our bylaws, consent of our stockholders in lieu of meetings or the procedure for the call of a special meeting of our stockholders, such amendment must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of our stock entitled to vote thereon.

Stockholder Nominations and Proposals

With certain exceptions, our bylaws require that our stockholders intending to present nominations for directors or other business for consideration at a meeting of stockholders must notify our secretary not later than the date that corresponds to 120 days prior to the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders.

Anti-Takeover Effects of Certain Provisions of Delaware Law

Effect of Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a merger or other business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, subject to certain exclusions; or

•	on or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 of the DGCL defines an “interested stockholder” as:

•	any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation;

•	any entity or person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period prior to the date on which it is sought to be determined whether such person is an interested stockholder; and

•	the affiliates or associates of any such entities or persons.

The provisions of Section 203 of the DGCL described above could have the following effects, among others:

•	delaying, deferring or preventing a change in our control;

•	delaying, deferring or preventing the removal of our existing management;

•	deterring potential acquirers from making an offer to our stockholders; and

•	limiting any opportunity of our stockholders to realize premiums over prevailing market prices of our common stock in connection with offers by potential acquirers.

This could be the case even if a majority of our stockholders might benefit from a change of control or offer.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company (59 Maiden Lane, Plaza Level, New York, NY 10038). The transfer agent and registrar is responsible for maintaining our share register. Our share register reflects only record owners of our shares.

Matters Relating to Depositories

DTC System

The Depository Trust Company, New York, NY, which we refer to as DTC, acts as securities depository for the shares of our common stock in the United States. Shares of our common stock that are deposited with DTC are issued as fully registered shares registered in the records of our transfer agent and registrar in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC.

DTC holds securities that its participants, which we refer to as direct participants, deposit with DTC. DTC also records the settlement among direct participants of transactions such as sales, transfers and pledges of deposited securities through electronic computerized book-entries between direct participants’ accounts. This eliminates the need for physical movement of share certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, we refer to them as indirect participants.

Purchases of shares of our common stock through the DTC system must be made by or through direct participants, who will receive a credit for the shares on DTC’s records. The ownership interest of the actual purchaser of each share, or beneficial owner, will in turn be recorded on the direct and indirect participant’s records. Transfers of ownership interests in the shares are accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing shares, unless the book-entry system for the participants’ records ceases to be used. DTC’s records reflect only the identity of the direct participants to whose accounts shares are credited, which may or may not be the beneficial owners. Direct and indirect participants are responsible for keeping account of their holdings on behalf of their customers.

Our share register reflects only record holders of our common stock such as Cede & Co, the nominee of DTC, and other holders of common stock issued by us, and does not reflect the interests of beneficial owners who hold their shares through DTC or its direct and indirect participants, such as beneficial owners who acquire interests in our common stock in this offering. Only record holders of our shares will be treated by us as the owners of such shares and will be entitled to exercise rights incidental to the ownership of such shares, including the right to vote, receive proxies, notices, distributions and dividends. Beneficial owners may only exercise rights incidental to share ownership in accordance with the procedures and arrangements in effect from time to time between DTC and its direct and indirect participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

Any redemption proceeds, distributions or dividend payments paid with respect to shares of our common stock will be paid to Cede & Co., or such other nominee of DTC as may be requested by an authorized representative of DTC, as record holder. Disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to beneficial owners is the responsibility of the direct and indirect participants. DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as shares of our common stock, is to credit its participants’ accounts on the payable date in accordance with the participants’ respective holdings shown on DTC’s records. Payments by direct and indirect participants to beneficial owners of shares of our common stock will be governed by standing instructions and customary practices and are the responsibility of the direct or indirect participants and not of DTC or CEDC, subject to any statutory or regulatory requirements as may be in effect from time to time. In particular, all payments in favor of the investors holding an interest in shares in CEDC entered into accounts kept by the NDS participants, including dividends, will be made via the NDS in accordance with its applicable regulations. Pursuant to these regulations, all funds set aside for such payments will be transferred on the cash accounts of the NDS’ participants. Then each NDS participant will distribute such funds to the investors who hold interests in our shares on the accounts maintained by the relevant NDS participant as provided for in detail in the agreements on keeping securities accounts entered into by the investors and the NDS participants.

In those instances where a stockholder vote is required only record holders will be entitled to vote. DTC has advised us that neither DTC nor its nominee will consent or vote with respect to the shares unless authorized by a direct participant in accordance with DTC’s procedures. It is DTC’s current practice to pass through any consenting or voting rights to the Direct Participants by using an omnibus proxy. The direct and indirect participants in turn will solicit voting instructions from the beneficial owners based on customary practices as may be in effect from time to time. In accordance with these voting procedures and based on the voting instructions from the beneficial owners, the votes of each beneficial owner of common stock will be cast at the stockholders meeting on each matter subject to a stockholder vote. See “Description of Delaware Law, Polish Law and Corporate Governance - Proposed Voting Procedures for Polish Investors in our Common Stock”.

DTC may discontinue providing its services as securities depository with respect to the shares at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depository is not obtained, shares certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor depository). In that event, share certificates will be printed and delivered to DTC.

NDS System

Pursuant to the Act on Public Offering, securities which are offered in a public offering or admitted to trading on a regulated market in Poland exist in uncertificated form as of the date of their registration under the relevant depository agreement (dematerialization). In particular, before the commencement of a public offering or trading on a regulated market, an issuer of securities is obliged to conclude with the NDS (Krajowy Depozyt Papierow Wartosciowych S.A., with its registered seat in Warsaw, Ksiazeca 4), an agreement to register the securities offered in a public offering or to be listed trading on a regulated market in the depository of securities. Therefore, no shares of our common stock in physical form will be issued to holders of our common stock in Poland, however, share deposit certificates evidencing the shares may be issued at the request of the account holder. Pursuant to the Article 9 Act on Trading, a share deposit certificate confirms the title to exercise all rights arising from the securities which are not or cannot be exercised purely on the basis of entries in a securities account. At the same time, investors should note that the rights vested by our common stock are not executed with the use of a share deposit certificate. In particular, the provisions of the Act on Trading referred to above, authorizing a shareholder to exercise certain of its rights with the use of a deposit certificate, is a Polish corporate law regulation which should not apply to a U.S. company.

The rights attached to dematerialized securities under Polish law accrue as of the moment such securities are first registered in a securities account and inure to the benefit of the account holder. Under an agreement on the transfer of dematerialized securities, such securities shall be transferred as of the moment the relevant entry is made in the securities account. If the record date as at which the holders of rights to benefits from dematerialized securities are determined falls on or after the date on which the transaction should be settled at the depository of securities, and the securities continue to be registered in the transferor’s account, the benefits inure to the benefit of the transferee and accrue as of the moment the securities are registered in the securities account of the transferee. If the dematerialized securities are acquired by virtue of a legal event which results in the transfer of such securities by operation of the Act on Public Offering, such securities shall be registered in the transferee’s account at the request of the transferee. The registration of securities in a securities account is effected after the registration of the transfer of the securities between the relevant deposit accounts.

Transfer of shares between markets

General information

As a matter of principle, the effecting of a transaction involving shares of our common stock on Nasdaq requires that the shares are recorded in a securities account kept with a participant in a suitable clearing system, such as DTC. In turn, the effecting of a transaction involving our common stock on the WSE requires, as a matter of principle, that the shares subject to trade are recorded in a securities account kept by a participant in the NDS system.

The NDS is a participant in Clearstream International with its registered office in Luxembourg and Euroclear Bank with its registered office in Brussels, which provides a link between the NDS system and the DTC system.

Transfers of shares to the NDS system

In order to transfer shares of our common stock from the DTC system to the NDS system, you should issue appropriate instructions to the entity keeping your securities account in the DTC system in which the shares are recorded, and an appropriate instruction to the entity keeping your securities account in the NDS system in which account the shares are to be recorded. Transferring the shares will be contingent on the unequivocal identification of the participant of the NDS system in whose account the shares are to be recorded. In the event of the absence of a possibility of identifying the system participant or stockholder in whose securities account the shares are to be recorded, the transfer of the shares may be ineffective or delayed. Based on clearance instructions obtained from the NDS participant, issued pursuant to the stockholder’s instructions, and the information obtained through Clearstream or Euroclear, the NDS shall record the shares in the account of the direct NDS participant, and subsequently the shares will be recorded in your securities account.

Transfer of shares to the DTC system

In order to transfer shares of our common stock from the NDS system to the DTC system, you should place appropriate instructions with the entity keeping a securities account in your name in the NDS system, in which the shares are recorded, and appropriate instructions to the entity keeping in your name a DTC-system securities account in which the shares are to be recorded. Transferring the shares will be contingent on the unequivocal identification of the participant of the DTC system in whose account the shares are to be recorded. In the event of the absence of a possibility of identifying the DTC system participant or stockholder in whose securities account the shares are to be recorded, the transfer of the shares may be ineffective or delayed.

Our shares of common stock in certificated form

Under Polish law, securities which are admitted to trading on the WSE exist only in uncertificated form as of the date of their registration under the relevant depository agreement (dematerialization). As a general rule dematerialization only takes place after particular shares are deposited with a broker or a relevant depository institution within the meaning of Polish law, and after the registration agreement with the NDS with respect to such shares has been entered into. As a result, any shares of our common stock that are currently held in certificated form cannot be dematerialized within the meaning of Polish law and can be traded only outside the WSE, in accordance with relevant U.S. regulations. Consequently, if you are a holder of shares of our common stock in certificated form, and you would like to trade your shares in Poland on the WSE, you should contact a broker that is a participant in DTC to seek advice regarding the deposit of your shares with DTC and trading your shares on the WSE.

Transferability

Neither the DGCL, our certificate of incorporation nor our bylaws provide for any restrictions on the transfer or registration of the transfer of the shares being listed at the WSE pursuant to this prospectus. Further, holders of shares listed on the WSE pursuant to this prospectus that are not our affiliates, or are not subject to contractual restrictions on transfer, under U.S. securities laws may generally resell such shares without restrictions under the U.S. Securities Act.

Our common stock is listed for trading on the Nasdaq Global Select Market and is expected to commence trading on the WSE in December, 2006. As described above in the subsection entitled “NDS System”, transfers of record ownership of the shares between the record holders are registered in the records of our transfer agent and registrar, while transfers of beneficial ownership of the shares (where the record holder remains the same) may only be executed by or through participants in the DTC and NDS depository systems and will only be reflected in such participants’ records.

DESCRIPTION OF DELAWARE LAW, POLISH LAW AND CORPORATE GOVERNANCE

Introduction

We are incorporated under the laws of the State of Delaware and we are therefore subject to the provisions of DGCL. As a consequence, all the legal matters regarding CEDC as a corporate entity, and in particular its valid existence as a legal entity, its legal capacity and authority to take action, its authority to issue and validity of shares, its internal organization and operational rules, are governed by the laws of the State of Delaware. In addition, the corporate and property rights, including voting rights, attached to the shares of our common stock are governed by the relevant laws of the State of Delaware. Matters relating to CEDC’s status as a publicly-traded company and relationships with its stockholders also are generally governed by the federal securities laws of the United States, including with respect to tender offers for our shares reporting of ownership of our shares and extraction of profits in “short swing” trading i.e., purchases and sales, or sales and purchases occurring within a six-month period, by officers, directors and holders of more than 10% of our shares.

Our shares will be listed on the WSE and certain Polish laws and regulations also will be applicable to some of these matters. You should be aware that, in connection with certain Polish law regulations, in particular those on the trading of securities admitted to trading on the organized market in Poland, and international private law regulations, controversies may arise regarding the possible application of Polish legal regulations to CEDC and our stockholders in respect of exercising rights and performing obligations under Polish law. Because the Act of Public Offering contains regulations of an administrative as well as a corporate nature, only certain of these provisions will apply to CEDC stockholders, and, at the same time, a case by case assessment will be required to determine the possible consequences of the respective regulations on CEDC and its stockholders. The interaction of U.S. and Polish legal considerations relating to CEDC and our shareholders can be complex and in many instances there will not be a clear answer. Accordingly, potential investors are urged to consult their own legal advisors before making an investment decision in respect of our shares.

Generally, three possible situations may be considered: (a) if investors trade the shares exclusively on the WSE, (b) if investors trade the shares exclusively on the Nasdaq Global Select Market and (c) if investors trade the shares on both the WSE and the Nasdaq.

If investors trade our shares exclusively on the WSE, you should assume that, due to the listing of our shares on WSE, the provisions on trading in securities admitted to trading on the organized market in Poland will apply, including in particular the provisions regarding the obligations of stockholders related to the acquisition of significant blocks of the shares. At the same time, investors should also consider any applicable requirements under U.S. laws (in particular, those related to the acquisition and disposition of significant blocks of shares) in order to avoid possible violations of such laws and regulations.

If investors trade the shares solely on the Nasdaq Global Select Market, it should be assumed that, due to the location of such trading and the effects thereof being outside the jurisdiction of Polish administrative regulations, Polish regulations will apply only to a limited extent. We believe that, in this respect, all matters relating to the corporate rights or the exercise of rights by major stockholders vis-à-vis the remaining stockholders, will be governed solely by the provisions of the respective U.S. laws or other foreign regulations. However, with regard to any stockholder disclosure obligations (Article 69 of the Act on Public Offering), generally you should consider complying with the regulations of Polish law, which, in this case, means an obligation to notify us and the Polish Commission of the acquisition of any significant block of shares and its subsequent disposition.

If investors trade the shares both the WSE and the Nasdaq Global Select Market, in order to avoid the risk of sanctions under Polish administrative law and under the administrative, corporate and other laws in the United States, the laws of both Poland and the United States should be complied with. The specific obligations of investors trading in the shares in Poland and the United States will require a separate case-by-case analysis, taking into consideration various factors such as the legal status of a particular investor and possible divergence between the requirements of the relevant legal systems.

Description of Delaware Law

The summary of provisions of the DGCL and our certificate of incorporation and bylaws presented below does not purport to be a complete discussion of, and it is qualified in its entirety by reference to, our certificate of incorporation, bylaws, and the DGCL. The certificate of incorporation is the basic instrument filed with the Secretary of State of Delaware upon the incorporation of a business. Certain of the contents of the certificate of incorporation are prescribed by the DGCL and it may also contain any provision for the management of a business that is not contrary to the laws of the State of Delaware. In general, under Delaware law, the bylaws are the primary rules adopted by a corporation for its internal governance and they may contain any provision, not inconsistent with Delaware law or with the corporation’s certificate of incorporation, relating to the business of the corporation, the conduct of its affairs, and its rights or powers or the rights and powers of its stockholders, directors, officers or employees.

General Purpose

Our certificate of incorporation provides that the purpose of our company is to engage in any lawful act or activity for which a corporation may be organized under the DGCL. We are not limited to a specific purpose.

Size and Election of Board of Directors

Our certificate of incorporation provides that the number of directors on our board of directors shall be fixed by resolution of our board of directors, with the number of directors not to be less than two or more than eight. The size of our board of directors is currently set at eight, and there are no vacancies. Our directors are elected by our stockholders by a plurality of the votes of the shares present in person or by proxy at a stockholders’ meeting and entitled to vote on the election of directors. Under the DGCL, stockholders do not have a right to cumulate their votes for directors, unless otherwise provided in a corporation’s certificate of incorporation. Our certificate of incorporation does not provide for cumulative voting.

Filling Vacancies on Board of Directors; Removal

Our certificate of incorporation and bylaws state that a vacancy on our board of directors shall be filled solely by an affirmative vote of a majority of the remaining directors.

Our certificate of incorporation provides that a director may only be removed from office for cause, and then only by the affirmative vote of the holders of a majority of our then issued and outstanding voting stock.

Conflict of Interest Transactions

The DGCL generally permits transactions involving us and one or more of our directors if (i) the material facts are disclosed and a majority of disinterested directors consents to the transaction, (ii) the material facts are disclosed and a majority of shares entitled to vote thereon consents, or (iii) the transaction is fair to us at the time it is authorized by our Board of Directors, a committee of thereof, or our stockholders.

Annual Meeting of Stockholders

Under the DGCL, an annual meeting to elect directors must be held within 13 months after the date of the previous annual meeting. If the meeting is not held within such period, a stockholder entitled to vote at an annual meeting has the right to request that a court order the annual meeting to be held promptly.

Special Stockholder Meetings and Action by Written Consent

Our certificate of incorporation provides that a special meeting of our stockholders may be called by our board of directors, chairman or president, and shall be called by our president or secretary at the request in writing of stockholders possessing at least 10 percent of our issued and outstanding voting stock. In general, Section 111 of the DGCL provides that stockholders may commence an action in Delaware Chancery Court to enforce, if necessary, their rights under the certificate of incorporation, including their right to call a special meeting in accordance with its terms.

Our certificate of incorporation prohibits our stockholders from taking action without a meeting, except if they act by unanimous written consent of all common stockholders.

Stockholder Meeting Notice

The DGCL requires that notice of each annual and special meeting (in which case the purpose of the meeting must be stated) must be given not less than ten (10) days (or not less than twenty (20) days in the case of meetings relating to certain matters such as a vote involving a merger or the sale of all or substantially all of our assets) and no more than sixty (60) days before the date of the meeting, except as otherwise required by our certificate of incorporation. Our certificate of incorporation does not include a specific provision regarding stockholder meeting notice.

Annual and special meetings of stockholders are held at times and places designated by our board of directors. Each stockholder of record as of the record date is entitled to attend all special and annual meetings of stockholders and to cast one vote for each share of common stock held of record by them. Pursuant to the DGCL, the quorum required for resolutions to be valid is more than a half of the holders of our shares of commons stock attending a meeting, in person or by proxy. To date, we have had a quorum present at each annual meeting of our stockholders.

Dividends

Our board of directors may approve the making of distributions to our stockholders either from our surplus or net profits for the fiscal year in which the dividend is declared and/or the previous fiscal year. Pursuant to the DGCL, “surplus” generally means the excess of our net assets over our paid–in capital. Under Delaware law, holders of our common stock generally do not have any right to be paid dividends. Instead, the decision as to whether dividends will be paid on our common stock, and the amount of any such dividends, is within the discretion of our board of directors.

In the event we pay cash dividends, if a dividend is not claimed by a stockholder, the laws relating to unclaimed property of the jurisdiction in which the stockholder resides would generally determine the ownership of such dividends.

We will pay dividends only to record holders. For a description of the procedures for the transfer of dividends to beneficial owners of shares held through DTC, please see “Description of Capital Stock - Issues Relating to Depository - DTC System.”

Dissenters’ or Appraisal Rights

DGCL Section 262 provides that a stockholder of a corporation is generally entitled to receive payment of the fair value of his or her stock if the stockholder dissents from certain mergers or consolidations. However, such appraisal rights are not available with respect to (a) shares listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., (b) shares held of record by more than 2,000 holders or (c) shares of a constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in DGCL 251(f). Notwithstanding the foregoing, the appraisal rights provided by DGCL Section 262 will be available if the holders of shares are required by the terms of the agreement of merger or consolidation to accept as consideration for their shares in the merger or consolidation transaction anything except: (1) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof; (2) shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders; (3) cash in lieu of fractional shares or fractional depository receipts described in the foregoing clauses (1) and (2) of this paragraph; or (4) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (1), (2) and (3).

Stockholders’ Preemptive Rights

DGCL Section 102(b)(3) states that stockholders do not have preemptive rights, unless otherwise provided in a corporation’s charter. Our certificate of incorporation does not include a provision granting preemptive rights to our stockholders.

Amendment to Certification of Incorporation

The DGCL requires amendments to a corporation’s certificate of incorporation to be approved by the board of directors and a majority of the outstanding stock entitled to vote on the proposed amendment. In addition, our certificate of incorporation requires that amendments to the provisions in our certificate of incorporation relating to the authorized number of shares of our preferred stock, our board of directors’ authority to issue preferred stock, the limitation on directors’ liability, amendment of our bylaws, consent of our stockholders in lieu of meetings or the procedure for the call of a special meeting of our stockholders be approved by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock.

Voting by Stockholders Generally

Approval of the holders of record of our common stock is required, subject to certain exceptions, for a number of significant matters by our certificate of incorporation, the DGCL or the Nasdaq Marketplace Rules, including:

•	the election of our directors (except that in certain circumstances our board of directors may appoint a director to a vacancy on our board of directors);

•	amendments to our certificate of incorporation (including increases in our authorized share capital);

•	a merger with another company;

•	the sale of all or substantially all of our assets;

•	the establishment or material amendment of certain employee stock option or purchase plans or other equity compensation arrangements;

•	the issuance or potential issuance of shares of our stock which will result in a change of control;

•	in connection with the acquisition by us of the stock or assets of another company if:

•	any of our directors, officers or substantial shareholders has a 5% or greater interest (or such persons collectively have a 10% or greater interest) in the company or assets to be acquired or in the consideration to be paid by us and the related issuance of our common stock could result in an increase in our outstanding common shares or voting power of 5% or more, or

•	where, due to the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, other than a public offering for cash, the common stock has or will have upon issuance voting power at least equal to 20% of the voting power outstanding before the issuance or the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares or common stock outstanding before the issuance; and

•	in connection with a transaction other than a public offering involving:

•	the sale, issuance or potential issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) at a price less than the greater of book or market value which together with sales by our officers, directors or substantial shareholders equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance, or

•	the sale, issuance or potential issuance by us of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

Proposed voting procedures for Polish stockholders that own shares of our common stock through securities accounts maintained by participants in the NDS

In accordance with the procedures we follow in the United States, we notify our stockholders of any stockholders’ meeting at least ten but no more than 60 days prior to the meeting. Under the procedures we generally follow in the United States, our stockholders who are registered holders on the record date we establish for a stockholders meeting receive written notice by mail of the stockholders meeting, including a proxy statement that describes the matters to be voted on and other disclosure required by U.S. law. The stockholders have the opportunity to participate in and vote at the stockholders meeting in person or by appointing a proxy to act for them.

Entities or persons that hold interests in our shares through banks and brokers are not technically stockholders of ours, because they are not registered as stockholders on our books and records maintained according to U.S. law. However, in the United States, there are procedures in place so that these holders receive proxy statements and are able to vote the CEDC shares held through banks and brokers or to instruct someone who has the authority to vote. Because of different procedures that are generally accepted with respect to notification and conduct of stockholder meetings in the United States and Poland, the procedures we use in the United States will not be directly applicable to our Polish stockholders that beneficially own shares of our common stock through securities accounts maintained by participants in the NDS, which we refer to as the “Polish stockholders”. With respect to these stockholders, we intend to implement additional notice and voting procedures for our stockholder meetings. We will notify the Polish stockholders of the date of determining a list of those eligible to attend, as well as of the place and date of the stockholders’ meeting in the form of a press announcement published in a nationwide daily newspaper, no later than two weeks prior to the date of fixing the list of eligible participants. Furthermore, information on convening and the date of a stockholders’ meeting is usually placed on our website at www.cedc.com.pl. Our website has a link to the website of the U.S. SEC, http//www.sec.gov/edgar/searchedgar/companysearch.html, where detailed information that we provide to stockholders, including information pertaining to stockholders’ meetings, can be reviewed.

A Polish stockholder intending to vote at a stockholders’ meeting should apply to a brokerage house or a depositary bank maintaining its investment account in which its CEDC shares are recorded, to provide it with additional information in this regard. In accordance with Delaware law, each stockholder that is a record owner of shares as of the record date that is established by our board of directors, and which will be a fixed date prior to the date of the stockholders’ meeting, can vote at the stockholders’ meeting. Our intention is that the brokerage houses and depositary banks of our Polish stockholders receive information on our stockholders’ meetings through the NDS and foreign depositary systems connecting the NDS with the DTC. We have been advised by DTC that it will distribute voting materials to the NDS through the foreign depositary systems connecting the NDS with DTC. A shareholder interested in obtaining information materials for CEDC’s general shareholders’ meeting will need to contact the participant in the NDS operating the securities account in which the CEDC stock held by such shareholder is recorded. The participant in the NDS will need to request that the NDS provide the relevant materials to satisfy shareholder’s request. The institutions responsible for distributing the voting materials and receiving voting instructions from the beneficial owners of our stock will vote on behalf of Polish stockholders based upon the voting instructions received. To be able to give voting instructions for a meeting, a Polish stockholder should request the brokerage house or the depositary bank maintaining its investment account in which its CEDC shares are recorded, to provide the holder with a proxy statement and a voting ballot (which simultaneously serves as an authorization for proxies to vote at the stockholders’ meeting). The proxy statements and voting ballots are in English. Voting instructions will be placed on the voting ballots. A stockholder that intends to vote will have to fill out the voting ballot and pass it to the brokerage house or the depositary bank that maintains its investment account in which its CEDC shares are recorded. Subsequently, such information will be forwarded to the NDS to be distributed to foreign institutions acting as intermediaries for the purpose of arranging the stockholders’ meeting. A shareholder may also participate in and vote at a meeting in person, however attendance in person at the shareholders’ meetings of an American public company is usually very low. The vast majority of voting is effected by the submission of a proxy card to the company.

Should CEDC introduce a different voting procedure for the Polish stockholders, it will be described in detail in the form of a press release and in a manner consistent with applicable laws.

Certain rights and obligations of acquirers of shares in a listed company under U.S. Law

An acquisition of control of CEDC could take various forms. Examples of transactions used to acquire control of a company are tender offers, exchange offers, mergers, consolidations, business combinations, or the sale of all or substantially all of the company’s assets. Depending on the structure of the transaction used to acquire control different U.S. federal and state laws may apply, including the following:

Persons (or groups of persons acting together) that beneficially own more than 5% on a worldwide basis of a class of voting equity securities registered under the U.S. Securities Exchange Act generally must comply with the requirements of Section 13(d) of the U.S. Securities Exchange Act and Regulation 13D-G thereunder, which generally require such persons (or groups of persons acting together) to prepare and update reports disclosing share ownership and other matters on Schedule 13D or 13G, file such reports with the U.S. SEC and deliver copies of such reports to the issuer of such securities and the U.S. securities exchanges on which such securities are traded.

A tender or exchange offer for equity securities registered under the U.S. Securities Exchange Act generally must comply with the tender offer provisions of Sections 14(d) and 14(e) of the U.S. Securities Exchange Act and Regulations 14D and 14E thereunder, if, after consummation of such tender offer, the person making such tender offer would, directly or indirectly, be the beneficial owner of 5% percent or more on a worldwide basis of that class of equity security. Such requirements include:

•	bidders must make certain filings and disclosures, including filing a statement on Schedule TO with the SEC, delivering a copy to the issuer of such securities, the security holders and the U.S. securities exchanges on which such securities are traded;

•	management of the target company must notify its security holders of its position and file with the SEC a report on Schedule 14D-9;

•	tender offers must be kept open for at least 20 business days;

•	persons who tender may withdraw their equity securities at any time prior to expiration of the offer;

•	if the offer is for less than all of the outstanding equity securities of a class, the securities must be accepted on a pro rata basis;

•	the offer must be open to all holders of the same class of equity securities; and

•	the same price must be paid to all holders whose securities are purchased.

An exchange offer or business combination generally must comply with the registration and prospectus delivery requirements of the Securities Act. Any such transaction requiring a shareholder vote, including certain mergers, will generally need to comply with the proxy rules under Regulation 14A under the U.S. Securities Exchange Act, including the preparation of a proxy statement on Schedule 14A, filing such proxy statement with the U.S. SEC and delivering copies of such proxy statement to the issuer of such securities, the security holders and the U.S. securities exchanges on which such securities are traded.

A person who intends to acquire shares in a listed company generally does not need to obtain the prior consent of any U.S. federal or state authority other than in certain cases such as (1) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (2) comments of the U.S. SEC on tender offer materials in case of cash tender offers, (3) comments of the U.S. SEC on exchange offer materials and approval of the related prospectus in the case of stock for stock exchange offers, (4) related provisions of state takeover and securities laws and (5) other consents as required by stock exchange rules, state corporate law or federal law relating to U.S. national security interests and regulated industries.

Under U.S. federal and Delaware law, there is no requirement that a person acquiring direct or indirect control of a company make a “mandatory bid” for the remaining shares of that company. There are also no “sell-out” procedures under U.S. federal and Delaware law which would allow holders to put their shares to an acquiror at a “fair price”, as defined under Polish law. While DGCL Section 262 provides that a stockholder of a corporation is generally entitled to receive payment of the fair value of his or her stock if the stockholder dissents from certain mergers or consolidations, such appraisal rights are not available with respect to (a) shares listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., (b) shares held of record by more than 2,000 holders or (c) shares of a constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in DGCL 251(f). Notwithstanding the foregoing, the appraisal rights provided by DGCL Section 262 will be available if the holders of shares are required by the terms of the agreement of merger or consolidation to accept as consideration for their shares in the merger or consolidation transaction anything except: (1) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof; (2) shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders; (3) cash in lieu of fractional shares or fractional depository receipts described in the foregoing clauses (1) and (2) of this paragraph; or (4) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing clauses (1), (2) and (3) of this paragraph.

In addition to the foregoing, a person (or group of persons acting together) that becomes the beneficial owner of more than 10% on a worldwide basis of a class of equity securities registered under the U.S. Securities Exchange Act, generally must comply with the requirements of Section 16 of the U.S. Securities Exchange Act and related rules, which generally require such person (or group of persons acting together) to prepare statements on Forms 3, 4 and 5 disclosing the amounts of equity securities of the issuer owned, changes in such ownership and purchases and sales of the issuer’s securities, file such statements with the U.S. SEC and deliver copies of such statements to the issuer of such securities and the U.S. securities exchanges on which such securities are traded.

As discussed above under “Introduction”, the above regulations are applicable in the case of investors trading in the shares on the WSE and/or the Nasdaq.

Description of Polish Law

The following description of Polish laws, and the rights and obligations of stockholders arising thereto is a summary of the material provisions of these matters and does not purport to be a complete statement of the rights and obligations of holders of the shares under the applicable provisions of Polish law.

Rights and obligations attached to the shares as provided in the Act on Public Offering

Trading in shares in Poland is subject to the regulations contained in the Act on Public Offering, the Act on Trading, Act of July 29, 2005 on the financial market supervision (Dz. U. 2005.183.1537, as amended) and secondary regulations. A general overview of these regulations is presented in this section. The main obligations related to the holding and acquisition of large blocks of shares in a public company as defined in the Act on Public Offering are described below. As discussed above under “- Introduction” the scope of application of the Act on Public Offering to the acquisition and holding of significant blocks of shares of CEDC is not entirely clear. We urge you to seek legal advice prior to acquiring any significant block of shares or entering into any agreement with other stockholders with respect to exercising voting rights vested by a significant blocks of shares.

The entities subject to obligations relating to the acquisition of significant blocks of shares

The obligations set forth in the Act on Public Offering relating to the acquisition of significant blocks of shares are imposed on any entity that acquires or intends to acquire or dispose of shares in a public company and certain other entities enumerated in the Art. 87 of the Act on Public Offering. The obligations specified in the provisions of the Act on Public Offering arise also if the voting rights are attached to: (1) securities comprising collateral; unless the entity for the benefit of which the collateral is established has the right to exercise the voting rights and has declared its intention to do so, in which case the voting rights are deemed to be held by the entity for the benefit of which the collateral was established; (2) shares which confer voting rights on a given individual personally and for life; (3) securities deposited or registered with an entity which may dispose of them at its own discretion.

Mandatory disclosure of changes in the ownership of shares in public company

Pursuant to the Act on Public Offering, an entity that (a) achieves or exceeds 5%, 10%, 20%, 25%, 33%, 50% or 75% of the total votes in a public company, or (b) holds at least 5%, 10%, 20%, 25%, 33%, 50% or 75% of the total vote in a public company, and as a result of a reduction of its equity interest, holds 5%, 10%, 20%, 25%, 33%, 50% or 75% or less of the total votes, respectively, should notify the Polish Commission and the company of such fact within four days from the date of a change in such stockholder’s share in the total votes, or from the date on which the stockholder becomes, or by exercising due care could have become, aware of such change.

A notification requirement also arises with respect to an entity that: (a) held over 10% of the total votes and this share changes by at least (i) 2% of the total vote (in the case of a public company whose shares have been admitted to trading on the official stock-exchange listing market); or (ii) 5% of the total votes (in the case of a public company whose shares have been admitted to trading on a regulated market); (b) held over 33% of the total votes and this share changes by at least 1%.

The notification requirements referred to above do not apply if upon the settlement in the depository for securities of a number of transactions executed on the regulated market on a single day, the change in the stockholder’s share in the total votes at the end of the settlement day does not result in reaching or exceeding any threshold which triggers the notification requirement. The Act on Public Offering sets forth details on the required scope of information to be included in a notification addressed to the Polish Commission and the public company affected.

Obligation to acquire shares by way of a public tender offer for sale or exchange of shares in a public company under the Act on Public Offering

Tender pursuant to Art. 72 of the Act on Public Offering

According to the Act on Public Offering, an acquisition of shares in a public company in a number resulting in increasing the aggregate number of votes by more than: (i) 10% of the total number of votes within less than 60 days by an entity whose share in the total number of votes was lower than 33%; (ii) 5% of the total number of votes within less than 12 months by an entity whose share in the total number of votes was lower than 33%, may only be effected by announcing a tender for the sale or exchange of such shares.

At the same time, the Act on Public Offering stipulates that if in the periods shorter than 60 days or 12 months, an increase of the share in the total number of votes by, respectively, more than 10% or 5% occurred as a result of a legal occurrence other than a legal transaction, the stockholder is obligated to effect, within three months of such occurrence, the disposal of such number of shares as will reduce the increase below, respectively, 10% or 5% of the number of votes.

Tender based on Art. 73 of the Act on Public Offering

Pursuant to Art. 73 of the Act on Public Offering, a stockholder may exceed 33% of the total votes in a public company only as a result of a tender offer to sell or exchange shares in such company, concerning a number of shares which confers the right to at least 66% of the total vote, unless the 33% threshold is to be exceeded as a result of a tender offer for the sale or exchange of all remaining shares, in excess of 66% of the total number of votes.

If a stockholder exceeds the 33% threshold as a result of an acquisition of shares in a public offering, a non-cash contribution to the company, merger or demerger of the company, the introduction of amendments to the company’s articles of association, expiry of preference rights attached to shares, or otherwise as a result of a legal event other than a legal action, the stockholder shall, within three months from exceeding the 33% threshold: (1) announce a tender offer to sell or exchange the company’s shares, concerning a number of shares conferring the right to at least 66% of the total votes; or (2) dispose of a sufficient number of shares as to hold shares conferring the right to no more than 33% of the total votes; unless within that period such stockholder’s share in the total vote decreases below 33% as a result of a share capital increase, the introduction of amendments to the company’s articles of association, or the expiry of preference rights attached to shares.

If a stockholder exceeds the 33% threshold as a result of inheritance, then the obligation referred to above applies only if following such an acquisition the stockholder’s share in the total votes increases further. The time to perform the obligation commences on the day of the event leading to an increase in the stockholder’s share in the total vote.

Tender pursuant to Art. 74 of the Act on Public Offering

Pursuant to the Act on Public Offering, a stockholder may exceed 66% of the total vote in a public company only as a result of a tender offer to sell or exchange the remaining shares in the company.

If the threshold of 66% of the total number of votes is exceeded as a result of an acquisition of shares in a public offering, non-cash contribution to the company, merger or de-merger of the company, the introduction of amendments to the company’s charter, expiry of preference rights attached to shares, or otherwise as a result of a legal event other than a legal action, the stockholder shall, within three months from exceeding the 66% threshold: (1) announce a tender offer to for sale or exchange the remaining shares in the company; or (2) dispose of a such number of shares as to hold shares conferring the right to no more than 66% of the total votes; unless within that period such stockholder’s share in the total vote decreases below 66% as a result of a share capital increase, amendments to the company’s articles of association, or the expiry of preference rights attached to shares.

If within six months from a tender offer for the sale or exchange of all remaining shares of a public company a stockholder acquires further shares in the company at a price higher than the price set in the tender offer other than by way of a tender offer, then the stockholder shall, within a month from such acquisition, pay the difference in the share price to all persons that sold shares by accepting the tender offer, except for certain persons who accepted the tender offer and from whom shares constituting at least 5% of all shares of the public company were acquired at a reduced price, where the entity announcing the tender and such person decided to reduce the share price.

If a stockholder exceeds the 66% threshold as a result of inheritance, then the obligation to announce a tender offer or to dispose of shares, as referred to above, shall apply only if following such acquisition the stockholder’s share in the total vote increases further; the time for the performance of the obligation commences on the day of the event leading to an increase in the stockholder’s share in the total votes.

Additional regulations regarding tender offers under Art. 72-74 of the Act on Public Offering

A tender offer may be announced after collateral is created for not less than 100% of the value of the shares covered by the tender offer. The collateral should be documented with a certificate issued by a bank or another financial institution which granted, or intermediated in the granting of, the collateral. A tender offer should be announced and carried out through an entity conducting brokerage activities in the Poland. The price in the tender offer must be determined in accordance with the rules set out in detail in Art. 79 of the Act on Public Offering.

Upon receipt of the notification of the intention to announce a tender offer, the Polish Commission may, not later than three business days before opening the subscription period, request that within a specified period of not less than two days, the tender offer be amended or supplemented as necessary or that clarifications of its wording be provided. The opening of the subscription period under a tender offer shall be suspended until the entity obligated to announce the tender offer completes the actions specified in the request referred to in the preceding sentence.

Additionally Art. 75 of the Act on Public Offering sets forth certain exemptions from the obligation arising under the Arts. 72-74 thereof.

Regulations dealing with squeeze-out contained in Act on Public Offering

Pursuant to Art. 82 of the Act on Public Offering, a stockholder in a public company that, on its own or together with its subsidiaries or parent companies or with companies with which it has entered into a verbal or written agreement on the purchase of shares or concerted voting at the general stockholders’ meeting on material issues, reaches or exceeds 90% of the overall number of votes in such public company, may demand that the remaining stockholders sell all the shares held by them to such stockholder. The squeeze-out price is determined using certain provisions of the Act on Public Offering concerning the determination of a share price under a tender offer. The purchase of shares in a squeeze-out takes place without the consent of the stockholder to which the demand to sell is addressed.

Regulations dealing with sell-out contained in the Act on Public Offering

Pursuant to Art. 83 of the Act on Public Offering, a stockholder in a public company may demand that another stockholder, which has reached or exceeded 90% of the total number of votes, purchase from it the shares it holds in such company. The written demand from the selling stockholder shall be satisfied jointly by the stockholder that reached or exceeded 90% of the overall number of shares and by its subsidiaries and parent entities. The requirement to purchase the shares shall also rest jointly with any party to a verbal or written agreement on the purchase of shares in a public company by its parties or on concerted voting at a general stockholders’ meeting on material issues of such company, provided the parties to such agreement command in aggregate, together with parent entities or subsidiaries, not less than 90% of the overall number of votes. The period to fulfill the demand referred to in the preceding paragraph is 30 days. The sell-out price is determined using certain provisions of the Act on Public Offering, concerning the determination of the share price under a tender offer.

Insider trading

The Securities Trading Act prohibits the misuse of insider trading information. The Securities Trading Act defines inside information as any information of a precise nature, relating, whether directly or indirectly, to one or more issuers of financial instruments, one or more financial instruments, or acquisition or disposal of such instruments, which has not been made public and which, if made public, would be likely to have a significant effect on the prices of financial instruments or related derivative financial instruments.

Pursuant to the Securities Trading Act an insider is any person who: (i) gains inside information by virtue of membership in the governing bodies of the company, by virtue of an interest in the capital of the company, or as a result of having access to inside information in connection with employment, practices profession, or a mandate contract or any other contract of a similar nature (primary insider); or (ii) gains inside information through criminal activities, or (iii) gains inside information in any other manner if such person has known or, acting with due diligence, could have known such information to be inside information.

As a general rule, insiders are prohibited from: (i) buying or selling of financial instruments for one’s account or for the account of a third party on the basis of inside information held by a given person, or any other legal transaction undertaken for one’s own account or for the account of a third party which leads or might lead to disposal of such financial instruments; (ii) recommending or inducing the purchase or sale of the financial information concerned to third parties; and (iii) disclosing inside information to third parties unless required by law.

Violation of the prohibition on the misuse of inside information is a criminal offence. Pursuant to the Securities Trading Act anyone who illegally discloses inside information, issues a recommendation or induces another person to acquire or dispose of financial instruments to which inside information relates may be liable to a fine of up to PLN 2,000,000 or a penalty of imprisonment for up to three years, or to both these penalties jointly. Moreover, anyone who buy or sell of financial instruments on the basis of inside information held, or undertake any other legal transaction which leads or might lead to disposal of such financial instruments; may be subject to a fine of up to PLN 5,000,000 or a penalty of imprisonment for a period from three months to five years, or to both these penalties jointly.

In addition to the abuse of inside information, the Securities Trading Act also prohibits market manipulation. Among others, market manipulation includes the manipulation of stock prices through real or fictive transactions and any other transactions or order or fraudulent representation or the dissemination of false or misleading information. Depending on the circumstances of a give case, a market manipulation may constitute either (i) an administrative offence penalized with a fine of up to PLN 200,000 or a pecuniary penalty of up to ten times the financial benefit gained, or both imposed on anyone who engages in the market manipulation or (ii) a criminal offence penalized with a fine of up to PLN 5,000,000 or a penalty of imprisonment for a period from three months to five years, or to both these penalties jointly.

Certain competencies of the Polish Commission.

Pursuant to Art. 16 of the Act on Public Offering, in the event of either a violation or reasonably suspected violation of the provisions of law in connection with a public offering in the Republic of Poland by the issuer or other parties involved in this offering on the issuer’s behalf or by engagement by the issuer, or a justified suspicion that such violation may occur, the Polish SEC may: (a) order that the commencement of the public offering be withheld or that the public offering be interrupted for a period up to 10 business days; or (b) prohibit the commencement of the public offering or its further continuation; or (c) publish, on the issuer’s cost and expense, information on actions violating the laws in connection with the public offering.

Similarly, pursuant to Art. 17 of the Act on Public Offering, in the event of either a violation or reasonably suspected violation of the provisions of law in connection with an application for securities to be admitted to trading on the regulated market in the Republic of Poland, committed by the issuer or other parties involved in the application procedure on the issuer’s behalf or by engagement by the issuer, or a justified suspicion that such violation may occur, the Polish Commission may: (a) order that the admission of the securities to trading on the regulated market be withheld for a period up to 10 business days; (b) prohibit the admission of the securities to trading on the regulated market; or (c) publish, at the issuer’s cost and expense, information on actions violating the laws in connection with the application for securities to be admitted to trading on the regulated market.

The measures described above may be applied by the Polish Commission also in a situation where it is inferred from the contents of the issue prospectus that: (a) the public offering of the securities or their admission to trading on the regulated market would materially breach the investors’ interests; (b) the issuer was established with a material violation of law, and the consequences of such violation continue to apply; (c) the issuer’s activities were or have been operated with a material violation of law, and the consequences of such violation continue to apply; or (d) the legal status of the securities does not comply with the provisions of law.

Following the discontinuation of the circumstances due to which a decision was issued by the Polish Commission, which: (a) ordered that the commencement of a public offering be withheld or that a public offering be interrupted; or (b) ordered that the admission of securities to trading on the regulated market be withheld; or (c) prohibiting the commencement of a public offering; or (d) prohibiting the admission of securities to trading on the regulated market, as well as the decisions referred to in the preceding paragraph, the respective decision may be repealed by the Polish Commission either upon the issuer’s application or by virtue of the Polish Commission’s authority.

Pursuant to Art. 20 Section 1 of the Act on Trading, whenever required for the security of trading on the regulated market, or in the event of any threat to the investors’ interests, the company operating the regulated market shall, upon the Polish Commission’s request, withhold the approval for or the commencement of listing of the securities indicated by the Polish Commission for a period up to 10 days. Art. 20 Section 2 of the Act on Trading stipulates that, if the circumstances related to trading in specific securities indicate a possible threat to the proper functioning of the regulated market or to the security of trading on the regulated market or to the investors’ interests, the company operating the regulated market shall, upon the Polish Commission’s request, suspend the trading in such securities for a period up to one month. Under Art. 20 Section 3 of the Act on Trading, the company operating the regulated market shall, upon the Polish Commission’s request, exclude securities indicated by the Polish Commission from trading if the trading in such securities materially threatens the proper functioning of the regulated market or the security of trading on the regulated market, or results in a breach of the investors’ interests. At the same time, information on the suspension of trading in specific securities or their exclusion from trading is promptly published, through a news agency, by the company operating the regulated market.

Rights and obligations of a public company’s stockholders in a merger

Polish Anti-Monopoly Act

Pursuant to the basic provisions of Art. 12 of the Polish Anti-Monopoly Act, where the worldwide aggregate turnover of undertakings participating in a concentration exceeds the equivalent of EUR 50 million in the accounting year immediately preceding the concentration, the intention to effect such concentration is subject to mandatory notification to the President of the Antimonopoly Office (UOKiK). The President of the Antimonopoly Office should give consent to such concentration provided that it does not significantly impede competition, in particular by way of creating or reinforcing the position of an incumbent market participant. A concentration may not be completed before the consent of the President of the Antimonopoly Office is granted.

The provisions of the Polish Anti-Monopoly Act apply not only to undertakings (przedsiebiorcy), as defined in the Act on Freedom of Business Activity of July 2, 2004 (Dz. U. 173. 1807, as amended), but also to individuals holding shares through which such individuals may exercise at least 25% of votes in the corporate authorities of at least one undertaking, or otherwise exercising control, as defined in the Polish Anti-Monopoly Act, over at least one undertaking, where such individuals take actions that are subject to control of concentrations pursuant to the Polish Anti-Monopoly Act. The obligation to report an intended concentration also applies first of all to an intention to takeover of direct or indirect control over an entire undertaking, or a part of one or more undertakings, by one or more undertakings. As defined in the Polish Anti-Monopoly Act, a takeover of control means all forms of obtaining, directly or indirectly, jointly or severally, such rights that in view of all legal and factual considerations permit the exercise of decisive influence on the undertaking(s). In particular, these rights may take the form of: (a) interests in all or part of the undertaking’s property; (b) rights or agreements vesting decisive influence on the composition of the undertaking’s corporate authorities, results of their voting or their decisions.

Furthermore, the above obligation to report an intended concentration also applies inter alia to: (a) subscribing for or acquiring stocks or shares of another undertaking resulting in achieving at least 25% of votes at a general assembly or assembly of partners; and (b) attempting to exercise the rights arising from stocks or shares subscribed for or acquired without prior notification in accordance with Polish Anti-Monopoly Act, based on exemptions from mandatory notification.

Pursuant to the Polish Anti-Monopoly Act, the obligation to notify the intention of a concentration shall not apply where the turnover of the entrepreneur being the object, i.e. the target of the concentration, or whose shares are to be acquired (or the rights arising from shares are to be exercised), calculated together with the turnover of the members of the capital group of that entrepreneur, did not exceed in Poland in any of the two accounting years immediately preceding the notification, the equivalent of EUR 10 million. This rule does not apply to any concentration which may create or reinforce the position of an existing incumbent market participant.

Additionally, the Polish Anti-Monopoly Act provides for several other exemptions from the obligation to notify an intended concentration, applicable to specific situations (e.g. acquisition of shares as a collateral subject to the obligation not to exercise rights from such shares, other then the right to sell) or to specific entities (e.g. acquisition of shares by financial institutions, subject to certain conditions). As a general rule, also a concentration between the entrepreneurs belonging to the same capital group does not require a notification.

It should be noted that a draft amendment to the Polish Anti-Monopoly Act has been proposed, aiming inter alia to increase the turnover threshold triggering the duty to notify an intended concentration.

Concentration Regulations of the European Union

A concentration of entrepreneurs operating in Poland may be directly subject to EU laws. The Concentration Regulation (EC) No 139/2004 of 20 January 2004 (OJ. L. 29.2004, referred hereinafter to as the “Concentration Regulation”) applies to the concentrations that have a Community dimension, as defined in the Concentration Regulation. Pursuant to Art. 1 of the Concentration Regulation, a concentration is deemed to have a Community dimension if: (a) the combined aggregate worldwide turnover of all the undertakings concerned is more than EUR 5 billion; and (b) the aggregate Community-wide turnover of each of at least two of the undertakings concerned is more than EUR 250 million, unless each of the undertakings concerned achieves more than two-thirds of its aggregate Community-wide turnover within one and the same Member State. A concentration that does not satisfy the above criteria may still be deemed to have a Community dimension if: (a) the aggregate global turnover of all participating undertakings exceeds EUR 2.5 billion; (b) the aggregate turnover of all the participating undertakings exceeds EUR 100 million in each of at least three Member States; (c) in each of at least three Member States of the European Communities specified for the purposes indicated in item (b) above, the aggregate turnover of each of at least two of the participating undertakings exceeds EUR 25 million; and (d) the total turnover in the European Community of each of at least two of the participating entities exceeds EUR 100 million, unless each of the participating undertakings generates more than two-thirds of its aggregate intra-Community turnover in one and the same Member State.

According to Art. 3 of the Concentration Regulation, a concentration is deemed to be subject thereto where a permanent change of control occurs when: (a) two or more previously independent undertakings merge; or (b) one or more persons already controlling at least one undertaking, or one or more undertakings, acquire, whether by purchase of securities or assets or by contract or by any other means, direct or indirect control of the whole or parts of one or more other undertakings.

Pursuant to Art. 4 of the Concentration Regulation, concentrations with a Community dimension subject thereto should be notified to the Commission before they are implemented although after the conclusion of the agreement, or the announcement of the public bid, or the acquisition of a controlling interest. If the EC concludes that the concentration notified does not significantly impede competition on the common market or a substantial part of it as a result of creating or reinforcing an incumbent entity, it will decide to consider the concentration compatible with the common market.

The concentration which fall within the scope of the Concentration Regulation may not be assessed pursuant to any national competition laws. The Regulation itself, however, provides for a system of case referrals between the EC Commission and the national competition authorities.

Corporate Governance

Since we are a company incorporated under the laws of the State of Delaware, we have to comply with Delaware law and especially with the DGCL, as well as with provisions relating to corporate governance issues in our certificate of incorporation based on Delaware law. In addition, shares of our company are listed on the Nasdaq Global Select Market with the consequence that our company has to comply with a number of legal obligations and rules resulting from such listing, including rules which cover corporate governance provisions, such as Nasdaq Marketplace Rules 4200, 4350, 4351, 4360 and interpretative materials thereunder. Currently, we believe we are in full compliance with the corporate governance requirements for entities listed on the Nasdaq Global Select Market and the applicable U.S. SEC–regulations and we plan to comply with such rules as long as our shares are listed on the Nasdaq Global Select Market. The Nasdaq Stock Market’s corporate governance rules are available at http://www.Nasdaq.com/about/CorporateGovernance.pdf.

We are applying for the listing of our common stock on the WSE. Pursuant to the WSE Rules, we are required to agree to comply with the Polish principles of corporate governance contained in “Best Practices in Public Companies in 2005” (hereinafter referred to as the “Corporate Governance Rules of the WSE”). We intend to abide by those principles and specify which principles which we do not intend to comply with, as well as provide the reasons for such non-compliance. In particular, when making its application for the admission of our shares to the WSE, we will make a statement as to its compliance with the Corporate Governance Rules of the WSE.

We generally intend to comply with all principles of the Corporate Governance Rules of the WSE. However, certain principles will apply to us only to the extent permitted by Delaware law and subject to our corporate structure. In particular, we will not have two separate governing bodies (supervisory board and management board) which are obligatory in Polish joint stock companies. Instead, our board of directors, comprising both executive and non-executive Directors, will perform the combined roles of a supervisory board and a management board in a Polish company. As a result, we will apply those principles of the Corporate Governance Rules of the WSE which refer to the relationship between the supervisory and management boards not directly, but generally in seeking to adhere to their spirit. In addition, our compliance with certain rules will be limited by the provisions of Delaware law, the many differences between Polish and American law systems, our bylaws, procedures and accepted practice. In particular, we will not comply with (or will not fully comply with) the rules set forth in the following items of the Corporate Governance Rules of the WSE:

•	Rule No. 2: “A request made by entitled parties for a general meeting to be convened and certain issues to be put on the agenda shall be justified. Draft resolutions proposed for adoption and other key documents should be presented to all shareholders with a justification and supervisory board opinion sufficiently before the general meeting to allow the same to be reviewed and evaluated.”;

•	Rule No. 6: “The general meeting should have by-laws setting forth how meetings are conducted and resolutions adopted. The by-laws should, in particular, contain provisions on elections, including elections to the supervisory board, by voting in separate groups. They should not be subject to frequent changes, and any changes should enter into force from the following general meeting.”;

•	Rule No. 7: “The person opening the general meeting shall first organize the election of the meeting’s chairman and should refrain from making any substantial or formal decisions.”;

•	Rule No. 9: “A general meeting should be attended by both supervisory and management board members, as well as the auditor if the company’s financial matters are to be discussed. Any absence of a supervisory or management board member requires an explanation to be given at the general meeting.”;

•	Rule No. 13: “Voting on administrative issues may only relate to the running of the meeting. Resolutions which may have an impact on shareholders exercising their rights cannot be voted on in this way.”;

•	Rule No. 14: “A resolution not to consider an issue on the agenda can be adopted only for sound reasons supported by a detailed justification. A decision to remove an item from the agenda or not to consider an issue put on the agenda at a shareholder’s request, requires a general meeting resolution once all the shareholders responsible for the issue have given their consent, passed with a 75% majority of votes.”;

•	Rule No. 15: “Any party objecting to a resolution must be given the opportunity to put forward concise reasons for its objections.”;

•	Rule No. 16: “As the Commercial Companies Code does not provide for court control if a resolution is not adopted, the management board or the chairman should form resolutions in such a way that any entitled party who does not agree therewith may challenge the same.”;

•	Rule No. 17: “Written statements made by a participant at a general meeting shall be recorded in the minutes at the participant’s request.”;

•	Rule No. 25: “Supervisory board meetings should be open to management board members, except for issues which directly concern the management board or its members, especially their removal, liability and remuneration.”;

•	Rule No. 29: “The agenda of a supervisory board meeting cannot be amended or supplemented during such meeting. This does not apply if all supervisory board members are present and agree to amend or supplement the agenda, if the supervisory board has to take actions to protect the company, and if a conflict of interest between a supervisory board member and the company has to be assessed.”;

•	Rule No. 30: “A supervisory board member delegated by a group of shareholders to exercise supervision shall submit relevant detailed reports to the supervisory board.”;

•	Rule No. 31: “A supervisory board member cannot resign during his/her term of office if as a result the board would be unable to function, or if the timely adoption of an important resolution would be hindered.”;

•	Rule No. 32: “With the company’s interests in mind, the management board decides the company’s strategy and operations, and submits them to the supervisory board. The management board is responsible for implementation and performance. The management board must ensure that the company’s management system is transparent and effective, and that its business is conducted in accordance with legal regulations and best practice.”;

•	Rule No. 36: “A management board member should treat his/her shares in the company and other related companies as a long-term investment.”;

•	Rule No. 39: “The total amount of all management board members’ remuneration, as well as the detailed remuneration of individual members, with a breakdown of its various elements, shall be disclosed in the annual report, with information on the procedures and rules applied to determine it. If the amount of individual member’s remuneration differs significantly, a relevant explanation should be published.”;

•	Rule No. 40: “The management board should set forth in its by-laws clear and generally available principles and procedures for operating and allocating powers.”; and

•	Rule No. 44: “The company’s or related company’s auditor in the period under examination cannot act as a special purpose auditor for the same company.”.

As regards the rule set forth in item 20 of the Corporate Governance Rules of the WSE that concerns the independent members of the supervisory board will apply to us only partially. This is due to the fact that we adhere to the rules regarding director independence of the NASD, which require that at least a majority of the directors on the board of directors of each listed company must be independent directors as defined in Rule 4200(a) (15) of the listing standards of the NASD. In order to be considered an “independent director”, generally a person must not be an officer or employee of CEDC or its subsidiaries, or have another relationship which is either expressly precluded by Rule 4200(a)(15) or, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In general, Rule 4200(a)(15) expressly precludes from the definition of “independent director” any director who during the past three years, subject to certain exceptions, was an officer or employee of CEDC, accepted payments in excess of U.S.$60,000 from CEDC in any 12-month period, or, either directly or through a family member, had another relationship with CEDC or its subsidiaries of a type that is specifically set forth in Rule 4200(a)(15).

The provisions of Polish law do not directly specify the requirement of independence in respect of members of supervisory bodies of public companies. However, the requirement of appointing independent members to serve on supervisory bodies of public companies results from the Rule 20 of the Corporate Governance Rules of the WSE that requires that at least a half of supervisory body members should be independent members (in companies in which one shareholder holds more than 50% of shares, the supervisory body should include at least two independent members). In keeping with Rule 20, an independent supervisory body member should not have any relations with the company and its shareholders or employees which could significantly affect such member’s ability to make impartial decisions. The detailed scope of independence required of a member of a company’s supervisory body should be specified in the company’s charter, as stipulated by Rule 20, ideally on the basis of the Recommendation of the European Commission 2005/162/EC of February 15, 2005, although it is not a law enforceable in the territory of Poland. Pursuant to the EC Recommendation, a supervisory body member (non-executive director) should be considered to be independent only if he is free of any business, family or other relationship, with the company, its controlling shareholder or the management of either. In addition, pursuant to a detailed profile of an independent member of a supervisory body (non-executive director) set forth by the EC Recommendation, among other, such a person: (i) may not be an executive or managing director of the company or an associated company, and not having been in such a position for the previous five years; (ii) may not be an employee of the company or an associated company, or have been in such a position for the previous three years; (iii) may not receive, or have received, significant additional remuneration from the company or an associated company apart from a fee received as member of a supervisory body (non-executive director) – this applying in particular to participation in a share option or any other performance-related pay scheme; this does not apply, however, to the receipt of fixed amounts of compensation under a retirement plan; (iv) may not have, or have had within the last year, a significant business relationship with the company or an associated company, either directly or as a partner, shareholder or senior employee (including financial or legal consulting services); (v) may not be, or had been within the last three years, a partner or employee of the present or former external auditor of the company; (vi) may not have significant ties to another member of a management body (executive director) of the company (this concerns, for example, being under the supervision of such person in another company); (vii) may not have served on a supervisory body (as non-executive director) for more than three terms (or more than 12 years); (viii) may not be a close family member of an executive body member (managing director) of the company or another supervisory body member (non-executive director) who does not meet any of the above criteria of independence.

Detailed information regarding noncompliance, as well as additional explanations regarding partial compliance with the Corporate Governance Rules of the WSE due to incompatibilities with Delaware law, will be included in the full text of our declaration regarding the Corporate Governance Rules of the WSE, which will be filed with the WSE simultaneously with our application for listing and will be available on the WSE’s web site (http://www.gpw.com.pl).

Disclosure obligations

Disclosure requirements under the U.S. Securities Exchange Act

We have registered securities with the U.S. SEC pursuant to Section 12(g) of the U.S. Securities Exchange Act and are therefore a public company. Section 15(d) of the U.S. Securities Exchange Act imposes a duty on all public companies to file periodic information as required by Section 13 of the U.S. Securities Exchange Act. Section 13(a), in turn, requires among other things that public companies file annual and quarterly reports as specified by the U.S. SEC. The U.S. SEC further requires, in the rules promulgated under Section 13, that public companies file annual reports, quarterly reports and current reports in the forms specified and by the dates specified in such forms. With regard to the Annual Report on Form 10-K, CEDC is currently required to file it within 60 days after the end of the fiscal year. With regard to Quarterly Reports on Form 10-Q, CEDC is currently required to file such reports by 40 days after the end of each quarter (other than the fourth quarter). Current reports on Form 8-K describing specified material and other events must be filed within a specified number of days after the event triggering a filing requirement. In particular, on Form 8-K the following information must be disclosed: (i) entry into a material definitive agreement; (ii) termination of a material definitive agreement; (iii) bankruptcy or receivership; (iv) completion of acquisition or disposal of assets; (v) results of operations and financial condition; (vi) creation of a direct financial obligation or an obligation under an off-balance sheet arrangement; (vii) triggering events that accelerate or increase a direct financial obligation or an obligation under an off-balance sheet arrangement; (viii) costs associated with exit or disposal activities; (ix) material impairment of assets value; (x) notice of delisting or failure to satisfy a continued listing rule or standard; transfer of listing; (xi) unregistered sales of equity securities; (xii) material modifications to rights of security holders; (xiii) changes in the company’s certifying accountant; (xiv) non-reliance on previously issued financial statements or a related audit report or completed interim review; (xv) changes in control of the company; (xvi) departure of directors or principal officers; election of directors; appointment of principal officers; (xvii) amendments to articles of incorporation or bylaws; change in fiscal year; (xviii) temporary suspension of trading under issuer’s employee benefit plans; (xix) amendments to the company’s code of ethics, or waiver of a provision of the code of ethics; (xx) information disclosed pursuant to Regulation FD (which provides that when an issuer (or person acting on its behalf) discloses material nonpublic information to certain persons (in general, securities market professionals and holders of the issuer’s securities that may trade on the basis of the information), it must make public disclosure of that information).

Nasdaq Global Select Market disclosure requirements

Companies listed on Nasdaq Global Select Market are required to comply with regulations regarding the disclosure of certain material news. Nasdaq requires listed companies to disclose to the public, through any method authorized by Regulation FD of the U.S. Securities Exchange Act, material information which would reasonably be expected to affect the value of its securities or influence investor decisions. Listed companies must also provide Nasdaq MarketWatch with advance notice of certain news events which may result, in certain circumstances, in temporary trading halts to allow for even dissemination of the material news. Information required to be provided to Nasdaq MarketWatch includes:

•	Financial related disclosures, including quarterly or yearly earnings, earnings restatements, pre-announcements or guidance

•	Corporate reorganizations and acquisitions, including mergers, tender offers, asset transactions and bankruptcies

•	New products or discoveries, or developments regarding customers or suppliers

•	Senior management changes of a material nature or changes in control

•	Resignation or termination of independent auditors or withdrawal of a previously issued audit report

•	Events regarding the issuer’s securities (e.g. defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders or public or private sales of additional securities)

•	Significant legal or regulatory developments

•	Any event requiring the filing of a form 8-K or 6-K under U.S. SEC rules and regulations

•	Any situation in which the company’s management believes a temporary trading halt may be necessary or appropriate.

Disclosure requirements under Polish law

According to § 36 of the Ordinance of the Minister of Finance 19, 2005 regarding current and periodic information to be submitted by issuers of securities (Dz. U. 2005.209.1744), for the purposes of CEDC, compliance with the reporting requirements set forth in the aforementioned ordinance means the obligation to make public in Poland current and periodic reports public announced on the markets on which our shares are publicly traded or listed.

Current and periodic reports will be publicly announced in Poland concurrently with the disclosure thereof on the foreign markets on which our shares are listed, that is the Nasdaq Global Select Market. Our current and periodic reports will be published in Poland in English, and will be accompanied by a brief summary in Polish. The periodic reports will contain tabular information regarding our financial position translated into Polish. The full contents of the current and periodic reports translated into Polish will be made public by us as soon as practicable, but in no event later than five days for current reports and three weeks for periodic reports.

Investors should be aware that, in certain respects, the scope of CEDC’s reporting obligations materially differs from the scope of the reporting obligations imposed on local issuers. In particular, the Polish ordinance on current and periodical information requires issuers to publish information, in the form of current reports, on the following events pertaining to them or their subsidiaries: (i) a disposal of high-value assets and any significant encumbrances thereon; (ii) a loss of high-value assets due to force majeure; (iii) the execution, termination or expiration of any significant agreement; (iv) the fulfillment of a condition set forth in any significant agreement; (v) the acquisition or disposal of the issuer’s securities by the issuer or its subsidiaries; (vi) granting any significant warranty, loan or guarantee; (vii) the institution of any key court or administrative proceedings; (viii) the court registration of changes in the share capitals; (ix) a change in the rights attached to the issuer’s securities; (x) a bond issue by the issuer; (xi) the redemption of the issuer’s securities; (xii) a merger, de-merger or restructuring involving the issuer; (xiii) the appointment or removal of the issuer’s auditor; (xiv) the appointment, removal or resignation of any member of the issuer’s management or supervisory bodies; (xv) any declared bankruptcy, application filed to declare bankruptcy as well as any other actions concerning bankruptcy or composition; (xvi) any execution proceedings that cease due to the lack of assets; (xvii) the prepared projection of financial results being announced to the public; (xviii) the receipt or change in the rating prepared at the issuer’s request. In addition, the ordinance in question has introduced the obligation to make available several pieces of information, in the form of current reports, connected with the process of admitting the issuer’s securities to trading on the regulated market and relevant activities, as well as decisions by the regulatory authorities, together with information such as dates, agendas and draft resolutions of the general meeting of an issuer incorporated as a joint-stock company and any suits to invalidate such resolutions. The ordinance specifies in detail the contents of a current report as well as periodical reports (quarterly, semiannual and annual reports) that include, in particular, financial data and reports of the issuer’s management bodies. Pursuant to the ordinance, current reports should be generally submitted immediately by the issuer, in any event however not later than within 24 hours of the event in question; quarterly reports not later than 35 days after the end of a given quarter; semiannual reports not later than three months after the end of a given half-year; and annual reports not later than six months from the balance sheet date as of which the annual financial statements were prepared for the last financial year. Investors should be aware that the above regulations resulting from the Polish law will not apply to us. For a description of the disclosure obligations that will apply to us please see “Disclosure requirements under the U.S. Securities Exchange Act” above. Investors should take this into consideration when making investment decisions regarding our shares.

Press releases

In addition to the formal disclosure requirements described above, we, as is common for U.S. companies, frequently issue press releases to disseminate information that may not be legally required to be filed with the U.S. SEC. Among other things, dividends (including stock dividends) are announced through press releases.

Press releases relating to the exercising of stockholders’ rights by investors trading in shares on the WSE will be disclosed in Poland by way of publishing the translation of a relevant press release, in a manner consistent with applicable laws.

CERTAIN UNITED STATES AND POLISH TAX CONSIDERATIONS

Certain United States Federal Income Tax Considerations

NOTICE PURSUANT TO U.S. TREASURY DEPARTMENT CIRCULAR 230: THE DISCUSSION UNDER THIS HEADING “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS” IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAX PENALTIES THAT MAY BE IMPOSED UNDER U.S. TAX LAWS. THE DISCUSSION WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF OUR SHARES ADDRESSED HEREIN. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

General

The following discussion is a summary of certain material U.S. federal income tax consequences to a U.S. Holder (as defined below) and certain material U.S. federal income and estate tax consequences to a Non-U.S. Holder (as defined below) of the acquisition, ownership and disposition of our shares of common stock. This summary is limited to beneficial owners that hold our shares as capital assets.

This summary is based upon the U.S. Internal Revenue Code of 1986 as amended, or the “Code”, U.S. Treasury regulations issued thereunder, and judicial and administrative interpretations thereof, each as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not requested, and do not intend to request, a ruling from the U.S. Internal Revenue Service, or the “IRS” with respect to matters addressed herein. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or the U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or currencies, traders in securities, U.S. Holders whose functional currency is not the U.S. dollar, tax-exempt organizations, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities, persons liable for alternative minimum tax, and persons holding our shares as part of a “straddle”, “hedge”, “conversion transaction” or other integrated transaction, all of whom may be subject to U.S. federal income tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any state, local, or non-U.S. tax considerations, or any U.S. federal tax considerations other than income and estate tax considerations.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our shares that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation or any entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if a valid election is in place to treat the trust as a United States person. A “Non-U.S. Holder” is any beneficial owner of our shares that is not a U.S. Holder.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) acquires and holds our shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to the U.S. federal income tax consequences of acquiring, holding or disposing of our shares.

HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SHARES IN LIGHT OF THE HOLDERS’ PARTICULAR CIRCUMSTANCES, INCLUDING THE EFFECT OF THE U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS DISCUSSED BELOW, AS WELL AS THE APPLICATION OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

U.S. Holders

Taxation of Distributions

Since our inception, we have not declared or paid any cash dividends on our common stock. We currently intend to retain future earnings for use in the operation and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects, future financing agreements and other factors as our board of directors deems relevant (please see Section “Dividend Policy”). However, distributions, if any, paid on our shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will constitute a return of capital and first reduce the U.S. Holder’s tax basis in our shares, but not below zero, and then will be treated as gain from the sale of stock.

Dividends paid on our shares to a U.S. Holder who is an individual, trust or estate (a “U.S. Individual Holder”) will generally be treated as “qualified dividend income” that is taxable to such U.S. Individual Holder at a maximum rate of 15% (through 2008) provided that (1) our shares are readily tradable on an established securities market in the United States, and (2) the U.S. Individual Holder has owned our shares for more than 60 days in the 121-day period beginning 60 days before the date on which our shares become ex-dividend. There is no assurance that any dividends paid on our shares will be eligible for this maximum 15% rate. Any dividends paid by CEDC which are not eligible for the maximum 15% rate will be taxed as ordinary income to a U.S. Individual Holder.

Subject to certain applicable limitations, distributions on our shares that constitute dividends paid to U.S. Holders that are corporations may qualify for a dividend received deduction pursuant to which the U.S. Holder may be liable for only 30% of the U.S. federal income taxes that would otherwise be levied on the receipt of such dividends.

Special rules may apply to any “extraordinary dividend”—generally, a dividend paid by CEDC in an amount which is equal to or in excess of 10% of a shareholder’s adjusted basis (or fair market value in certain circumstances) in a share. If CEDC pays an extraordinary dividend on its shares that is treated as “qualified dividend income”, then any loss derived by a U.S. Individual Holder from the sale or exchange of such shares will be treated as long-term capital loss to the extent of such dividend.

Disposition of our Shares

A U.S. Holder who sells or otherwise disposes of our shares in a taxable exchange generally will recognize taxable gain or loss equal to the difference between (1) the U.S. Holder’s amount realized (generally, the sum of the cash plus the fair market value of any property received), and (2) the U.S. Holder’s adjusted tax basis in such shares. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held our shares for more than one year on the date of disposition.

Share Splits

For U.S. federal income tax purposes a split of shares (an example of which is set forth in “Certain Polish Tax Considerations” above) generally is a non-taxable event. There are, however, certain exceptions to this rule, including for share splits where the shareholder has the right to elect to receive cash in lieu of shares and where consideration with respect to fractional shares exceeds a certain threshold. Moreover, the receipt by a shareholder of de minimis cash to account for the non-issuance of fractional shares is taxable to such shareholder as a distribution in respect of our shares previously held by the shareholder.

Backup withholding and information reporting

Payments of dividends and other proceeds from the sale or other disposition of our shares may be subject to information reporting to the IRS and to a 28% backup withholding. Backup withholding will not apply, however, (i) to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification, or (ii) to a U.S. Holder who otherwise establishes an exemption from backup withholding. To avoid backup withholding, U.S. persons (including those who are required to establish their exempt status) generally must provide an accurately completed IRS Form W-9 (Request for Taxpayer Identification Number and Certification).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a refund or a credit against such U.S. Holder’s U.S. federal income tax liability, provided that the U.S. Holder has timely complied with applicable reporting obligations or refund claim procedures.

Non-U.S. Holders

Dividends on our Shares

Distributions, if any, made on our shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will constitute a return of capital and first reduce the Non-U.S. Holder’s tax basis in our shares, but not below zero, and then will be treated as gain from the sale of stock. The amount of any such dividend distributions made on our shares will be reported annually to the Non-U.S. Holder on IRS Form 1042-S.

Unless we are an 80/20 company, as described below, dividends paid by CEDC to a Non-U.S. holder that are not effectively connected with a United States trade or business conducted by you or, if a tax treaty applies, are not attributable to a permanent establishment that you maintain in the United States, will be subject to U.S. withholding tax at a 30% rate or, if a tax treaty applies, a lower rate specified by the treaty. To receive a reduced treaty rate, you must furnish to us or our paying agent a duly completed IRS Form W-8BEN certifying to your qualification for a lower rate. Dividends that are effectively connected with your conduct of a trade or business within the United States or, if a tax treaty applies, are attributable to your U.S. permanent establishment, are exempt from U.S. federal withholding tax, provided that you furnish to us or our paying agent a duly completed IRS Form W-8ECI certifying the exemption. However, dividends exempt from U.S. withholding because they are effectively connected or they are attributable to a U.S. permanent establishment are subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates.

An exception from withholding exists if at least 80% of the gross income derived by a corporation during the applicable testing period qualifies as “active foreign business income”, either directly or through the corporation’s subsidiaries (an “80/20 company”). If we are an 80/20 company, the proportion of the dividends equal to its total gross income from foreign sources over its total gross income will be exempt from the 30% withholding tax described above. We believe that we may qualify as an 80/20 company, although no assurance can be given that that will be the case. Furthermore, the 80% test for active foreign business income is applied on a periodic basis, and the CEDC’s operations and business plans may change in subsequent taxable years. Therefore, we cannot assure you that it currently is, or that it will be in the future, an 80/20 company and that this exception from withholding will be available to you.

Disposition of our Shares

A Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our shares, unless:

•	such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if the Non-U.S. Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

If the Non-U.S. Holder is engaged in a U.S. trade or business for U.S. federal income tax purposes, the income from our shares, including dividends and the gain from the sale, exchange or other disposition of our shares that is effectively connected with the conduct of that trade or business will generally be subject to regular U.S. federal income tax in the same manner as discussed in the section above relating to the taxation of U.S. Holders. In addition, if you are a corporate Non-U.S. Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate under an applicable income tax treaty.

U.S. federal estate tax

Shares that are owned or treated as owned by an individual who at the time of death is a non-U.S. person (as specifically defined for U.S. federal estate tax purposes) will be included in his or her gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Share Splits

For U.S. federal income tax purposes a split of shares (an example of which is set forth in “Certain Polish Tax Considerations” above) generally is a non-taxable event. There are, however, certain exceptions to this rule, including for share splits where the shareholder has the right to elect to receive cash in lieu of shares and where consideration with respect to fractional shares exceeds a certain threshold. Moreover, the receipt by a shareholder of de minimis cash to account for the non-issuance of fractional shares is taxable to such shareholder as a distribution in respect of our shares previously held by the shareholder.

Backup withholding and information reporting

We must report annually to the IRS and to each Non-U.S. Holder the amount of any distributions made to that Holder and the tax withheld, if any, from those distributions. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting those dividends and withholding may also be made available under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the Non-U.S. Holder is a resident.

Under some circumstances, U.S. Treasury regulations require backup withholding and additional information reporting on reportable payments on common stock. The gross amount of dividends paid to a Non-U.S. Holder that fails to certify its Non-U.S. Holder status (e.g., by providing a properly completed IRS Form W-8BEN) in accordance with applicable U.S. Treasury regulations generally will be reduced by backup withholding at the applicable rate (currently 28%). However, no backup withholding will be required for payments on which any U.S. federal withholding has already been made.

The payment of the proceeds of the sale or other disposition of shares by a Non-U.S. Holder to or through the U.S. office of any broker, U.S. or non-U.S., generally will be reported to the IRS and reduced by backup withholding, unless the Non-U.S. Holder either certifies its status as a Non-U.S. Holder (e.g., by providing a properly completed IRS Form W-8BEN) under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds from the disposition of shares by a Non-U.S. Holder to or through a non-U.S. office of a non-U.S. broker will not be reduced by backup withholding or reported to the IRS, unless the non-U.S. broker has certain enumerated connections with the United States. In general, the payment of proceeds from the disposition of shares by or through a non-U.S. office of a broker that is a U.S. person or has certain enumerated connections with the United States will be reported to the IRS and may be reduced by backup withholding unless the broker receives a statement from the Non-U.S. Holder that certifies its status as a non-U.S. person under penalties of perjury or the broker has documentary evidence in its files that the Holder is a non-U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner. These backup withholding and information reporting rules are complex and Non-U.S. Holders are urged to consult their own tax advisors regarding the application of these rules to them.

TAX MATTERS ARE VERY COMPLEX, AND THE TAX CONSEQUENCES OF THE ACQUISITION AND DISPOSITION OF OUR SHARES AND THE PAYMENT OF DIVIDENDS TO STOCKHOLDERS COULD VARY DEPENDING ON THE STOCKHOLDERS’ OWN SITUATION. MOREOVER, WE HAVE NOT SOUGHT, AND DO NOT INTEND TO SEEK, A RULING FROM POLISH, U.S. OR ANY OTHER TAX AUTHORITIES OR AN OPINION OF COUNSEL REGARDING THE TAX CONSEQUENCES OF ANY TRANSACTIONS DESCRIBED HEREIN. ALL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES, AS WELL AS THE TAX CONSEQUENCES IN ALL APPLICABLE STATES, LOCALITIES AND OTHER JURISDICTIONS, WITH RESPECT TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THEIR SHARES.

Certain Polish Tax Considerations

Information regarding the taxation of income related to holding and trading in our shares admitted for trading on the regulated market. For the avoidance of doubt, all references to our shares presented in the following Section also pertain to the shares offered under this prospectus.

THE INFORMATION PRESENTED BELOW IS OF A GENERAL NATURE AND SHOULD NOT CONSTITUTE THE SOLE BASIS FOR EVALUATING THE TAX CONSEQUENCES IN MAKING ANY INVESTMENT DECISIONS. POTENTIAL POLISH INVESTORS ARE URGED TO CONSULT THEIR POLISH TAX ADVISORS. PLEASE NOTE THAT THE INFORMATION PRESENTED BELOW HAS BEEN PREPARED BASED ON THE LEGAL STATUTES AS OF NOVEMBER 1, 2006.

Taxation of Income Relating to Holding our Shares

Polish Corporate Shareholders

Dividends and other income actually earned on our shares by corporate entities and companies in statu nascendi, as well as non-corporate organizations (other than civil law partnerships, general partnerships, professional corporations, limited liability partnerships and partnerships limited by shares) with their registered office or place of management in Poland, will be subject to the general rules of taxation based on the Polish Corporate Income Tax, or the “CIT Act”, in particular to tax at 19%, together with other income generated during the given fiscal year.

According to U.S. tax law, dividends, if any, distributed by us may be subject to United States withholding at a 30% rate (for more details, see Section Certain United States Federal Income Tax Considerations—Non U.S.-Holders—Dividends on our Shares above). However, the Convention of October 8, 1974 between the Government of the United States of America and the Government of the Polish People’s Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (Dz.U.1976.31.178), or the “Double Tax Treaty”, provides that dividends payable by a company with its registered office in the United States to a corporation with its registered office in Poland may be taxed in the United States, but such tax cannot exceed 5% of the gross dividend where the recipient is a corporate entity holding not less than 10% of the voting shares of the distributing United States company, or 15% of the gross dividend in all other situations. This reduced tax rate set forth in the Double Tax Treaty contingent on the payee meeting certain formal requirements, as described in Section Certain United States Federal Income Tax Considerations—Non U.S.-Holders—Dividends on our Shares.

It should be noted that in relation to the payment of taxes in the United States, the method of preventing double taxation by crediting the tax paid or withheld in the United States against Polish tax liability will apply. The Double Tax Treaty provides, however, that such amount will be credited in accordance with the provisions of Polish law and in observance of any limitations provided therein. Polish regulations impose certain limitations whereby the amount of tax credit may not exceed the portion of the amount of Polish tax calculated prior to the tax withholding, which corresponds, on a pro-rata basis, to the income generated in a foreign country (Art. 20 Section 1 of the CIT Act). In other words, the amount of tax withheld in the United States which may be credited towards tax payable in Poland should not exceed the amount of tax that would be payable, on a pro-rata basis, on such portion of income were such income subject to taxation in Poland on generally applicable terms. Therefore, the limitation is of practical importance in the situation in which dividends, if any, distributed by us is subject to withholding tax in the United States at a tax rate that is higher than that applicable in Poland.

The above principles will not apply where the dividend recipient has its registered office in Poland but has a permanent establishment in the United States (i.e., a fixed place of business through which the business of an enterprise is wholly or partly carried on), and the shares on which the dividend is paid are actually managed by such establishment. In such event, dividends may be taxed in the United States on a net basis as income earned by that permanent establishment.

Polish Individual Shareholders

Pursuant to Art. 30a of the Polish Individual Income Tax, or the “PIT Act”, dividends, if any, earned on our shares by individuals domiciled in Poland will be taxed at a flat 19% rate. The tax base in this situation is the entire dividend amount received (revenue), regardless of any United States withholding tax imposed and no cost deductions are permitted. Dividend income is not amalgamated with other income taxable pursuant to Polish general income tax rules.

As to tax collection, pursuant to Art. 41 Section 4 in conjunction with Art. 41 Section 1 of the PIT Act, corporate entities, non-corporate entities and natural persons conducting business activity who make distributions or make any cash or cash equivalents available to taxpayers in relation to any of the reasons referred to in Art. 30a of the PIT Act, are required to withhold flat rate income tax. In addition, the remitter is obliged to provide each taxpayer with detailed information about the amount of income gained, no later than by the end of February of the year following the given fiscal year. Taxpayers do not disclose the flat-rate tax collected by the remitter in the annual tax returns they file.

With respect to our shares however, any distributions will be made by a foreign entity that does not have a registered office in Poland and, therefore, Polish regulations cannot impose any obligation on us to withhold Polish tax as a tax remitter. Therefore, unless the Polish tax authorities conclude that the tax should be withheld by a Polish tax resident acting as an intermediary for the purpose of dividend distributions on our shares (if any), we should not be obligated to withhold Polish tax.

In this situation, pursuant to Art. 30a Section 11 of the PIT Act, the flat rate income tax should be disclosed by taxpayers in the annual return referred to in Art. 45 Section 1 or 1a of the PIT Act (being the annual tax return filed by April 30 of the following fiscal year). This conclusion is supported by Art. 45 Section 3b of the PIT Act that requires taxpayers to disclose the flat rate income tax referred to in Art. 30a of the PIT Act in the annual return, if such tax has not been withheld by the remitter.

Taxpayers may also be required to pay tax advances during the fiscal year. Pursuant to Art. 40 of the PIT Act, the taxpayers referred to in Arts. 31, 33, 34, 35 thereof (which are mostly persons obtaining income from employment or pensions) obtaining other income on which tax remitters are not obliged to collect tax advances, are obliged to pay advances against the tax payable on such income under the principles set forth in Art. 44 Section 3a of the PIT Act. Pursuant to this regulation, monthly advances are paid at 19% for the months in which the income was generated, by the 20th day of the following month and, with respect to income for December, by the final deadline for the submission of the annual tax return. The significance and scope of the application of Art. 40 of the PIT Act is not, however, quite clear; therefore we urge you to consult your tax advisor in this respect.

According to U.S. tax law, dividends, if any, distributed by us may be subject to United States withholding at a 30% rate (for more details, see Section Certain United States Federal Income Tax Considerations—Non U.S.-Holders—Dividends on our Shares above). However, the Double Tax Treaty provides that dividends payable by a company with its registered office in the United States to a natural person domiciled in Poland may be taxed in the United States, but such tax cannot exceed 15%. This reduced tax rate set forth in the Double Tax Treaty is contingent on the payee meeting certain formal requirements described in Section Certain United States Federal Income Tax Considerations—Non U.S.-Holders—Dividends on our Shares above.

It should be noted that in relation to the payment of taxes in the United States, the method of preventing double taxation by crediting the tax paid in the United States against Polish tax liability will apply. The Double Tax Treaty provides, however, that such amount would be credited in accordance with the provisions of Polish law and in observance of any limitations provided therein. Polish regulations impose certain limitations whereby the amount of tax credit in respect of tax paid in a foreign country may not exceed the Polish portion of the amount of Polish tax calculated prior to the tax withholding, which corresponds, on a pro-rata basis, to the income generated in that foreign country (Art. 27 Section 9 of the PIT Act). In other words, the amount of tax withheld in the United States which may be credited towards tax payable in Poland should not exceed the amount of tax that would be payable, on a pro-rata basis, on such portion of income were such income subject to taxation in Poland on generally applicable terms. Therefore, the limitation is of practical importance in the situation in which dividends, if any, distributed by us are subject to withholding tax in the United States at a tax rate that is higher than that applicable in Poland.

The above principles will not apply where the dividend recipient is domiciled in Poland and has a permanent establishment in the United States (i.e., a fixed place of business through which the business of an enterprise is wholly or partly carried on), and the shares on which the dividend is paid are actually managed by such establishment. In such event, dividends may be taxed in the United States as income earned by that permanent establishment.

Taxation of a split of our Shares

As described elsewhere in this prospectus, we have completed several splits of our shares. This Section discusses certain material Polish tax consequences of a share split by CEDC. The example below illustrates in a simplified manner the course of one such split of shares:

•	a shareholder holds in its account 100 CEDC shares with a nominal value of one each, with each share having a market value of X;

•	a split of CEDC shares is effected on a specified date, in such manner that each holder of two shares shall receive one additional share;

•	at the end of the transaction, the shareholder holds 150 shares with the same aggregate value of U.S.$X, the decrease in the per-share market price being due to the fact that the split operation is not related in any way to an increase in the value of CEDC’s assets attributable to a single share.

Since Polish tax law does not recognize the split of shares as described above, it is very difficult to determine the tax consequences thereof. It should, however, be noted that pursuant to the provisions of the PIT Act and of the CIT Act, there is a broad category of so called “income from participating in the profits of legal persons” subject to taxation. Apart from dividends it also includes other types of income the source of which are the profits of legal persons. Cash disbursements would likely be treated as income from participating in the profits of legal persons and taxed as dividends in accordance with the principles discussed above. However, the tax treatment of the newly-issued shares is unclear.

In order to assess the tax consequences of the split of shares for Polish shareholders, the Double Tax Treaty should also be taken into account. The Double Tax Treaty envisages a general taxation rule pursuant to which persons with their place of residence or registered office in one state may be taxed by the other state only in respect of income originating from sources located in such other state and it does not exclude taxation in the residing state of the income’s recipient. Also in respect of dividends they can be subject to tax in both states. Therefore in principle regardless of whether the split of shares could be regarded as dividend for Polish and Double Tax Treaty purposes or other income not specifically named in the Treaty (such as e.g. interest or royalties), it could be taxed in Poland.

Taxation of Income From Disposal of our Shares

Polish Corporate Shareholders

Income from the disposal of our shares for consideration earned by corporate entities and companies in statu nascendi, as well as non-corporate organizations (other than civil law partnerships, general partnerships, professional corporations, limited liability partnerships and partnerships limited by shares) with their registered office or place of management in Poland, will be subject to the general rules of taxation based on the CIT Act, in particular at the standard tax rate of 19%, together with other income generated during that fiscal year, pursuant to Art. 19 Section 1 of the CIT Act.

Revenue shall be understood as the value of the shares expressed as their contractual price. It should be noted that if, without reasonable justification, the value of the shares significantly differs from their market value, the tax authorities may question it. Amounts expended to acquire the shares will be tax deductible costs.

Polish Individual Shareholders

Art. 30b of the PIT Act provides for the possibility to apply the flat 19% tax rate to income from the disposal of securities for consideration. However, Art. 30b of the PIT Act shall not apply if a disposal of securities is effected as part of the business activities pursued by the taxpayer.

Income is calculated as the difference between revenue (total value of the shares based on the agreement, decreased by the cost of disposing of the shares for consideration) and the tax deductible costs, understood as the expenses incurred to acquire the shares (tax basis). However, it should be noted that if the value stated as the price specified in the disposal agreement differs significantly from the market value of the shares without reasonable justification, the tax authorities may question it. In addition, if it is not possible to identify the shares being sold, it shall be assumed that they are the earliest acquired shares, this rule applying separately to each investment account.

Pursuant to Art. 45 Section 1a of the PIT Act, after the fiscal year-end taxpayers are required to report, in a separate tax return, income generated during the year from the sale of securities for consideration (revenue on the sale of securities is revenue due, even if not earned, which affects the cut-off date for the income’s classification), and calculate the tax payable. This tax return must be filed no later than by April 30 of the year following the given fiscal year (this also being the deadline for paying the tax thus calculated). In theory, the compilation of the annual tax return should be based on information supplied to taxpayers in the manner specified in Art. 39 Section 3 of the PIT Act. Additionally, no obligation exists to pay tax advances during the fiscal year.

It should also be noted that pursuant to Art. 9 Section 6 of the PIT Act, the loss sustained during a fiscal year on account of the disposal of securities against consideration can be deducted from the income from that source over five successive fiscal years, provided that the amount of the deduction does not exceed 50% of the amount of that loss in any single year of the five-year period.

Foreign shareholders

Foreign shareholders whose registered office (place of management) or domicile is not located in Poland are subject to taxation on the disposal of shares only with respect to income earned in Poland (Art. 3 Section 2a of the PIT Act and Art. 3 Section 2 of the CIT Act). For example, income from the sale of our shares on the WSE shall be considered as income earned in Poland. However, in addition to the Polish regulations, the taxation principles regarding foreign shareholders will be based on the respective double taxation treaties signed by Poland, as well as the respective regulations of a state in which the shareholder has its registered office (place of management) or domicile. Typically, double taxation treaties provide that income on a sale of securities may only be taxed in the country in which the seller has its registered office or is domiciled.

Tax on civil law transactions charged in Poland

The tax on civil law transactions is levied on agreements providing for a sale or exchange of rights, provided that these rights are executed in Poland or, if executed abroad, the transferee is a Polish tax resident, and the transaction is effected in Poland.

The tax rate is 1%, and should be paid within 14 days following the day on which the tax liability arises; that is, within 14 days following the transaction date. Both parties are jointly and severally liable for the payment of this tax.

Agreements that provide for the sale of securities to brokerage houses and banks conducting brokerage business, as well as sale agreements implemented through the intermediary of such entities, are exempted from the tax on civil law transactions.

TERMS AND CONDITIONS OF THE OFFERING AND PLAN OF DISTRIBUTION

This Offering

We are offering for subscription 2,550,000 shares of our common stock, for an issue price which shall be determined through bookbuilding.

This offering will consist of a public offering in Poland. Concurrently we will be conducting an international private placement to institutional investors in certain jurisdictions outside of Poland and the United States, where such an offering can be lawfully conducted. We may also decide to sell the offered shares in a public offering in the United States.

We will not create separate tranches in this offering for the various categories of investors. Consequently, we reserve the right to allocate the offered shares between such groups of investors at our absolute discretion, following consultation with the managers.

On October 11, 2006, our Board of Directors approved the issuance of the offered shares, including the required registration under the U.S. Securities Act, an application to the Polish Commission for approval of this prospectus, entering into an underwriting agreement in respect of this offering, filing an application to introduce and admit all of our shares to trading on the WSE, and making all other filings necessary or desirable in connection with this offering. The Board of Directors also selected a pricing committee and delegated to it authority to determine the final terms on which the common stock will be offered, including the final number of shares being offered and the final offer price. On November 27, 2006, the pricing committee resolved that 2,550,000 shares will be offered in this offering.

Timetable of this Offering

The timetable below lists key planned dates relating to this offering. All times and dates referred to in this timetable are based on New York time and may be adjusted by us. Should we decide to adjust the dates set out in the timetable, we will prepare a supplement to this prospectus as required under the Polish Act on Public Offering and publish it in the same manner as this prospectus was publicized in Poland. In addition, any such supplement that we publish in Poland will be filed with the U.S. SEC in accordance with U.S. securities laws. See “Supplements to the Prospectus”.

Subscription and book-building period (*)	from December 5 to December 12, 2006

Allotment and pricing date (including announcement of the offer price and the final number of offered shares allotted to investors)	not later than December 13, 2006

Settlement date (**)	December 15, 2006

Listing date of all our shares (including the offered shares) on the main market of the WSE	on or about December 20, 2006

(*)	Subscriptions from institutional investors will be accepted on December 12, 2006 until 17.00 New York time. Bookbuilding will finish at the same time. Subscriptions from retail investors will be accepted on December 12, 2006 until 11.00 New York time (17.00 Warsaw time).

(**)	Settlement date denotes the date for payment by institutional investors for and issuance by us of shares offered in this offering

Eligible Investors

If we decide to proceed with this offering, the offered shares may be acquired solely by the following categories of investors:

(i)	individuals, which we refer to as Polish retail investors and U.S. retail investors, respectively, and by

(ii)	corporate entities (legal persons) and non-corporate entities, other than individuals, which we refer to as Polish institutions and U.S. institutions, respectively.

In addition, we are offering the offered shares in a private placement to selected investors in certain jurisdictions outside of Poland and the United States. We refer to such investors, together with Polish and U.S. institutions as institutional investors. See also “Selling Restrictions”.

All investors that intend to acquire any of the offered shares, and in particular the retail investors should acquaint themselves with the relevant laws of their countries of residence prior to making a decision to subscribe for the offered shares.

We reserve the right to allocate the offered shares, at our sole discretion, among the various categories of eligible investors described above. Should that happen, all of the offered shares may be subscribed solely by institutional investors or by retail investors, as the case may be.

Maximum Offer Price

The maximum offering price for one share of our common stock sold in this offering is PLN 100.00 (U.S.$34.10, based on the National Bank of Poland official exchange rate of PLN 2.9325 for U.S.$1 published on November 24, 2006). The maximum price does not necessarily reflect what the offering price will be in this offering.

Determination of the Offer Price

During the subscription period, a book-building process will take place, during which institutional investors, selected by the managers, will be able to indicate, in a manner agreed between them and the managers, a number of the shares of common stock they will be willing to acquire and a price they will be prepared to pay. Retail investors will not participate in the book-building process.

The offering price will be determined by us upon recommendation of the managers and will take into account results of the book-building amongst the institutional investors. In particular, the following considerations will be taken into account: (i) size and price sensitivity of demand indicated in the book-building process, (ii) current and anticipated sentiment on the capital markets in Poland, the United States and globally and (iii) assessment by investors of our business perspectives, risk factors and other information contained in this prospectus or available elsewhere. The offering price will not be higher than the maximum offering price and will be set in Polish zloty.

We will publicize the offering price promptly upon allotment of the shares, in the same manner as this prospectus was publicized in Poland. In addition, we will disclose this information in accordance with the art. 54 Clause 3 of the Polish Act on Public Offering and file pricing information with the U.S. SEC in accordance with U.S. securities laws. See “Supplements to the Prospectus”.

Closing of the Offering; Conditions for the Closing of the Offering

The offering will close on the settlement date, upon payment for and issuance by us of the shares in this offering. The earliest date when the offering may close is December 15, 2006. The underwriting agreement will include conditions to the closing of this offering. See “Placing and Underwriting - Conditions of the Underwriting Commitments”.

Purchase by Directors, Executive Officers and Major Shareholders

No members of our Board of Directors or any of our executive officers intend to purchase shares in this offering. We are not in possession of any information whether our major shareholders intend to participate in the subscription or whether they intend to subscribe for more than 5% of the shares in this offering.

Supplements to the Prospectus

In accordance with the Polish Act of Public Offering applicable to public share offerings within the territory of the Republic of Poland, any significant change to this prospectus which may in a significant way affect assessment of the offered shares will be communicated through a supplement, if required. In case such supplement is published after commencement of the subscription period and relates to events or circumstances which occurred prior to the allotment date and about which we or the managers have learnt prior to the allotment, investors who have placed their subscription orders before publication of the supplement will have a right to withdraw their subscriptions within two business days from the publication of the supplement. In such a case and if necessary the settlement date will be changed in order to enable the investors to withdraw their subscriptions. We will also comply with applicable U.S. securities laws with respect to the publication and delivery of any supplement, or any other required filings, relating to any material changes from the information contained in this prospectus.

Number of Shares that may be Covered in One Subscription Order

Each eligible investor has a right to place a subscription order for not less than one and not more than 2,550,000 offered shares. Subscriptions placed for more than 2,550,000 shares will be deemed to have been placed for 2,550,000 shares. For avoidance of any doubt, this does not imply that each investor who placed the order will be allocated shares.

Share Allotments

We will not give preferential treatment to or discriminate against and between retail investors. Should there be an excess demand indicated by the Polish retail investors or the U.S. retail investors compared to the final number of the offered shares allotted to each such category of investors, we will reduce their allocations pro-rata (separately for Polish and U.S. retail investors), regardless of the price proposed by each of them, as long as such price is not lower than the offer price. We will apply the same principles if we do not proceed with this offering in the United States.

All retail investors should note that subscription orders placed at a price lower than the offer price will be disregarded and fractional allocations (after the proportional reduction, if any) will be rounded down. Any unallocated shares will then be allocated to the orders placed, from the largest to the smallest order, with any remaining shares allocated by the managers at their discretion.

With regard to the institutional investors, we will allocate the offered shares in the first instance to those institutional investors who: (i) will be invited by the managers to participate in the bookbuilding, (ii) will subscribe for the offered shares for a price not lower than the offer price, and (iii) will be included in the allotment list. The allocation to institutional investors will be made in our absolute discretion, but upon the consultation with the managers.

Institutional investors will be notified about their allocations by the managers. Retail investors will receive relevant notifications in accordance with the regulations of their brokerage accounts.

Subscription and Payment of the Offer Price

Polish retail investors will be required to pay in an amount of money in Polish zloty (either in cash or by wire transfer), equal to the product of the number of the offered shares they wish to buy and the price they are prepared to pay at the same time they will place their subscription orders. Any overpayments (either as a result of the offer price being lower than the price proposed, or as a result of any proportional reduction) will be returned within seven business days following the settlement date, without any interest or any other compensation in the same manner as the original payment was made. Payment details, such as bank account number, for the Polish retail investors will be publicized by the Polish manager not later than on the first day of the subscription period in a manner as this prospectus was publicized in Poland. We will also file this information with the U.S. SEC in accordance with U.S. securities laws.

Institutional investors, which will be included on the allotment list, will be required to pay amounts in Polish zloty, corresponding with the number of the offered shares that was allocated to them and the offer price not later than the settlement date, unless an alternative method of payment is agreed with the managers.

All investors have a right to place multiple subscriptions (also at various price levels). Until the end of the subscription period, orders may be withdrawn and/or modified.

Polish retail investors may only place their subscription orders for the offered shares in the Polish manager’s customer service points and are required, when placing subscription, to indicate the securities account on which the alloted shares would be deposited. Polish retail investors who, at the time of this offering, will have a brokerage and cash account open with the Polish manager, may place their orders by telephone, fax or through the internet, provided that their agreements for provision of brokerage services so permit, and pursuant to the terms of such agreements.

Institutional investors should contact the managers to discuss technical details for placing their subscription orders.

By placing subscription orders, each of the prospective investors will be deemed to have read this prospectus, accepted the terms of this offering, consented to being awarded a lower number of the offered shares than the number specified in such investor’s orders, or to not being awarded any offered shares at all, pursuant to the terms and conditions set forth in the prospectus.

Cancellation of this Offering

We may cancel this offering, upon recommendation of the managers or at our initiative, at any time prior to the commencement of the subscription period. We may also change the dates of opening and closing of the subscription period, or decide that this offering will be postponed and that new dates will be provided by us later. Should we decide to change these dates or postpone this offering, we will prepare a supplement to this prospectus as required under the Polish Act on Public Offering and publish it in the same manner as this prospectus was publicized in Poland. We will also file any supplement with the U.S. SEC in accordance with U.S. securities laws. See “Supplements to the Prospectus”.

We may cancel this offering, upon recommendation of the managers or at our initiative, at any time after opening of the subscription period, but not later than on the allotment and pricing date, when we will enter into an underwriting agreement, if we consider it impracticable or inadvisable to proceed with this offering. Such reasons include, but are not limited to: (i) suspension or material limitation in trading in securities generally on the WSE, Nasdaq Global Select Market or the New York Stock Exchange, as well as any other official stock exchange in Poland, the United States or the EU; (ii) sudden and material adverse change in the economic or political situation in Poland, the United States or worldwide; (iii) a material loss or interference with our business; (iv) any material change or development in or affecting the general affairs, management, financial position, shareholders’ equity or results of our operations or the operations of our subsidiaries, or (v) an insufficient, in our opinion or that of the managers, expected free float of our shares on the WSE. In such event, subscriptions for the offered shares that have been made will be disregarded, and any subscription payments made will be returned without interest or any other compensation within seven business days of the cancellation of this offering.

All dealings in the offered shares prior to the listing on the WSE, and in particular by Polish investors unable or unwilling to trade on the Nasdaq Global Select Market are at the sole risk of the parties to such a transaction.

Should we decide to cancel the offering, we will prepare a supplement to this prospectus as required under the Polish Act on Public Offering and publish it in the same manner as this prospectus was publicized in Poland. Any such supplement will also be filed with the U.S. SEC in accordance with U.S. securities laws. See “Supplements to the Prospectus”.

Listing and Trading

Existing shares of our common stock are, as of the date of this prospectus, listed for trading on the Nasdaq Global Select Market under the symbol “CEDC”. They have been assigned the following codes: ISIN - US1534351028 and CUSIP - 153435102.

We intend to apply for the admission of up to 38,495,961 our shares, including the offered shares, to trading on the WSE. We also intend to apply for admission to listing of all of our shares that are or will be dematerialized within the meaning of the Act on Trading. The admission and introduction of the shares to trading on the WSE requires, inter alia: (a) an approval of the prospectus by the Polish SEC, (b) execution by us of an agreement with the NDS to the register the shares, including the offered shares (in addition to the shares being registered with the DTC); (c) resolutions of the WSE’s Management Board to admit and introduce the shares to trading on the WSE, which includes determination of the listing market and of the first day of trading. As a result of these requirements, several days will elapse between the settlement date and the listing date on the WSE.

Our shares will be quotes on the WSE in PLN. On the Nasdaq Global Select Market, the shares are quoted in U.S. dollars.

The offered shares will commence trading on the Nasdaq Global Select Market immediately upon completion of this offering.

We believe that the approval for the admission to listing and trading of our shares on the WSE will be granted on or about December 19, 2006 and the listing itself will be effected on or about December 20, 2006, or as soon as possible thereafter, barring unforeseen circumstances.

Offeror and Listing Agent for the Purposes of Listing our Shares on the WSE

We have appointed ING Securities S.A. to act as the offeror and our listing agent with respect to our shares for the purposes of admission to and trading on the main market of the WSE.

Investors should consider that since we are a Delaware corporation, no court registration process is needed in order for us to validly issue shares offered in the offering. Consequently, our shares will be eligible for a listing application to the WSE promptly upon payment by investors, subject to completion of necessary registration procedures at the NDS. Consequently, we will not be seeking to apply for listing of any temporary share receipts, such as “rights to shares” (prawa do akcji) within the meaning of the Act on Trading in Financial Instruments.

Neither ING Securities S.A., nor any other party has committed to provide liquidity for our shares on the WSE through bid and offer rates or otherwise.

Deposit of Shares

DTC acts as a principal depository for the shares of our common stock, including the New Shares, in the United States. In addition, our shares will be registered with the NDS (Krajowy Depozyt Papierów Wartosciowych S.A.) which is a Polish central clearinghouse and depository of securities with its seat at ul. Ksiazeca 4, 00-498 Warsaw, Poland. See “Description of Capital Stock”.

As of the date of this prospectus technical arrangements exist to allow settlement of secondary trading in our shares offered in this offering, on the WSE and Nasdaq Global Select Market, through the facilities of both NDS and DTC, respectively. In addition, cross-market settlements may be effected through the existing indirect links between NDS and DTC. See “Description of the Capital Stock – Issues Related to Depository”.

Investors should be aware that due to the nature of the indirect links between the DTC and the NDS, delivery of our shares to investors who will hold their shares in accounts maintained by participants of the NDS, such as Polish stockbrokers that participate in the NDS, is likely to occur one to two business days later than the delivery to investors who will hold shares through direct participants in the DTC, such as most U.S. stock brokers. Consequently, investors that are beneficial owners of shares of our common stock through direct participants of the DTC will be able to trade our shares on the Nasdaq Global Select Market earlier than investors holding shares through participants in the NDS.

PLACING AND UNDERWRITING

We intend to enter, on or about the allotment date, into an underwriting agreement under the laws of the State of New York in respect of this offering with the managers, in which ING Bank N.V., London Branch, as the global coordinator and bookrunner for this offering, will commit to procure subscribers for, or failing that, to subscribe in its own name and pay for, the offered shares at the offer price. Neither the Polish manager nor the U.S. manager will underwrite any portion of this offering. The underwriting commitment is summarized below:

ING Bank N.V., London Branch of 60 London Wall, London EC2M 5TQ, England	100%

Total	100%

Over-Allotment and Stabilization

In connection with this offering we have not granted any party any over-allotment option, or entered into any other arrangement, with a view to stabilize the price of our shares on the WSE, Nasdaq Global Select Market or in any over the counter trading. We do not envisage any stabilization of our shares following the closing of this offering.

Lock-up Agreements

Neither we, nor our shareholders entered into any lock-up arrangements with the managers in connection with this offering.

Fees

We have agreed to pay the managers a combined management, underwriting and placing commission of 2.5% of the first PLN 125 million of gross proceeds from this offering and 2.00% of gross proceeds in excess of PLN 125 million. The managers will not charge any commission on subscription orders placed in this offering.

We have agreed to pay all commissions and expenses in connection with this offering. However, investors will bear their own costs connected with the evaluation and participation in this offering.

Conditions of the Underwriting Commitment

The underwriting agreement will provide that the obligations of the managers, and of the global coordinator and bookrunner in particular, are subject to customary conditions precedent. If any or all of these conditions precedent, such as delivery of legal opinions and comfort letters are not met or waived or a breach of our representations and warranties occurs, or if any of the circumstances, which will be referred to in the underwriting agreement occur prior to payment for and delivery of the offered shares, the global coordinator and bookrunner may, at its sole discretion, terminate the underwriting agreement and its obligation to subscribe for any offered shares will lapse.

In particular, it is expected that the global coordinator and bookrunner will agree to subscribe only for those of the shares offered in this offering, allocated to the institutional investors, which are not paid for by them by the date of settlement, provided inter alia that no material adverse change will occur in our financial and/or legal standing from the date when this prospectus is published until the date of settlement of this offering. We will agree that the shares subscribed and paid for by the global coordinator and bookrunner through the underwriting agreement may be transferred at any time, without any restrictions whatsoever, on the terms and conditions set forth by the applicable laws.

We will also undertake to: (i) take all actions necessary to list our shares on the Warsaw Stock Exchange, and in particular to file relevant applications, (ii) not to enter into any other underwriting agreement in respect of the shares offered in the offering and (iii) to use the proceeds from this offering for the purposes indicated herein.

In addition, we will agree to indemnify each of the managers, their affiliates and their respective directors and employees against certain liabilities, including liabilities under the Securities Act of 1933. These indemnifications will survive the expiration and termination, if any, of the underwriting agreement.

If in our and managers’ view, an amendment to the terms of the underwriting agreement could significantly affect the assessment of the offered shares by prospective investors, such information, if required by law, shall be made public in the form of a supplement to the prospectus required under the Polish Act on Public Offering published in the same manner as this prospectus was publicized in Poland. See “Terms and Conditions of the Offering and Plan of Distribution - Supplements to the Prospectus”.

Dilution of our Share Capital

Upon completion of this offering and assuming that all offered shares are issued the amount and percentage of the immediate dilution of our Shares will be as follows:

	Before this Offering		After this Offering
Existing Shares (*)	35,699,924	100.00%	35,699,924	93.3%
New Shares	0	0.00%	2,550,000	6.7%
Total	35,699,924	100.00%	38,249,924	100.00%

(*)	Except treasury stock kept by us

Other Relationships with the Managers

Apart from their involvement in this offering, for which they will receive success-based compensation, the managers and their respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings with us in the ordinary course of business. In particular, the global coordinator and bookrunner was in 2005 the sole coordinator of this offering of our senior secured notes and a joint coordinator of a private placement of our capital stock. In addition, the global coordinator and bookrunner was our financial advisor with respect to our acquisition of Polmos Białystok. At the same time, the Polish manager is an intermediary in the tender offer for all shares in Polmos Białystok, announced on October 16, 2006 by Carey Agri. The managers and the global coordinator and bookrunner in particular have received customary compensation and expenses for services they have previously provided to us.

SELLING RESTRICTIONS

No action has been taken by us or the underwriters that would permit, other than under this offering, an offer of the offered shares or possession or distribution of this prospectus or any other offering material in any jurisdiction where action for that purpose is required.

No Public Offering Outside Poland and United States

No action has been or will be taken by us or the managers in any jurisdiction other than Poland and United States that would permit a public offering of the offered shares, or the possession or distribution of this prospectus or any other offering material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, our common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with our common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

The distribution of this prospectus and the offer of the offered shares in certain jurisdictions may be restricted by law and therefore persons into whose possession this prospectus comes should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdictions.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, each of which we refer to as a member state, each manager has represented and agreed that it has not made and will not make an offer of our common stock to the public in that member state prior to the publication of a prospectus in relation to our common stock which has been approved by the competent authority in that member state or, where appropriate, approved in another member state and notified to the competent authority in that member state, all in accordance with the Prospectus Directive, except that it may make an offer of our common stock to the public in that member state under the following exemptions under the Prospectus Directive, if such exemption have been implemented in that member state:

•	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last year; (2) total balance sheet assets of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons in such member state.

•	in any other circumstances which do not require the publication by us of a prospectus or obtaining any approvals pursuant to the Prospectus Directive.

For the purposes of this provision, the expression an “offer of our common stock to the public” in relation to our common stock in any member state means the communication in any form and by any means of sufficient information on the terms of this offering and the offered shares to be offered so as to enable an investor to decide to purchase or subscribe to the offered shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive.

Investors in the United Kingdom should be aware that neither this prospectus nor any other offering material has been submitted for approval by the Financial Services Authority in the United Kingdom. Each Manager will represent, warrant and agree that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the offered shares in circumstances in which section 21(1) of the FSMA does not apply to us or in respect of which an exemption (as set out in the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005) applies; and it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the offered shares in, from or otherwise involving the United Kingdom.

Investors in France should note that neither this prospectus nor any other material relating to this offering has been submitted for clearance by the Autorité des marchés financiers in France. The offered shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other documents or materials relating to this offering or the offered shares has been or will be (i) released, issued, distributed, or caused to be released, issued or distributed, to the public in France or (ii) used in connection with any offer, sale or distribution of the offered shares to the public in France. Such offers, sales and distributions may be made in France only to (i) providers of investment services relating to portfolio management for the account of third parties, and/or (ii) qualified investors (investisseurs qualifiés) investing for their own account, all as defined in, and in accordance with Article L.411-2 of the French Code monétaire et financier. Investors in France and persons who come into possession of this Prospectus or any other documents or materials relating to this offering or the offered shares are required to inform themselves about and observe any such restrictions.

Canada

This prospectus is not, and under no circumstances is to be construed as, a prospectus, an advertisement or a public offering of the securities described herein in any province or territory of Canada. No securities commission or similar authority in Canada has reviewed or in any way passed upon this document or the merits of the securities described herein, and any representation to the contrary is an offence.

Japan

The offered shares have not been and will not be registered under the Securities and Exchange Law of Japan (Law No. 25 of 1948, as amended), and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (which term as used herein includes any corporation or other entity organised under the laws of Japan), or to others for offering or sale, directly or indirectly, in Japan or to, or for the account of, any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law).

ADDITIONAL INFORMATION

Material contracts

Senior secured notes Indenture and Supplemental Indentures

On July 25, 2005, we issued €325 million aggregate principal amount of 8% senior secured notes due 2012 pursuant to the terms of an indenture dated July 25, 2005 by and among us, certain of our subsidiaries as guarantors, The Bank of New York, as trustee, principal paying agent, registrar and transfer agent, and ING Bank N.V., London Branch, as note security agent.

The net proceeds from this offering of our senior secured notes were used to finance the Polmos Białystok acquisition and the cash portion of the Bols acquisition, for general corporate purposes and to pay various fees and expenses.

At any time prior to July 25, 2008, we can redeem up to 35% of the aggregate principal amount of our senior secured notes with the proceeds of certain equity offerings of our stock at a redemption price of 108% of the principal amount. At any time prior to July 25, 2009, we may redeem some or all of our senior secured notes at a redemption price equal to 100% of the principal amount of the Senior Secures Notes to be redeemed, plus a make-whole premium. On or after July 25, 2009, 2010 and 2011 we may redeem some or all of the Notes at redemption prices (expressed as percentages of principal amount) of 104%, 102% and 100%, respectively. Accrued and unpaid interest will also be payable on any redemption date.

The indenture contains covenants that are typical for high yield notes and impose financial and operating restrictions on our company. These covenants restrict, among other things, our or our subsidiaries ability to enter into certain transactions, including the ability to make certain payments, including dividends or other cash distributions; incur or guarantee additional indebtedness and issue preferred stock; make certain investments; prepay or redeem subordinated debt or equity; create certain liens or enter into sale and leaseback transactions; engage in certain transactions with affiliates; sell assets or consolidate or merge with or into other companies; issue or sell share capital of certain subsidiaries; and enter into other lines of business.

Our senior secured notes are secured by an assignment of our rights under the loan to Carey Agri of the proceeds from the notes’ offering and a first-ranking pledge over all of the outstanding shares of common stock of our subsidiaries that guarantee our senior secured notes. Carey Agri, Onufry S.A., Multi-Ex S.A., Astor Sp. z o.o., Polskie Hurtownie Alkoholi Sp. z o.o., MTC Sp. z o.o., Przedsiebiorstwo Dystrybucji Alkoholi Agis S.A., Dako-Galant Przedsiebiorstwo Handlowo Produkcyjne Sp. z o.o., Damianex S.A., PWW Sp. z o.o. and Miro Sp. z o.o., are guarantors of our senior secured notes under the terms of the indenture.

On August 31, 2005, we entered into a supplemental indenture to the indenture governing our senior secured notes. Under the terms of this supplemental indenture, Botapol Holding B.V. and Bols became guarantors of our senior secured notes, provided that the guarantee of Botapol Holdings B.V. will not be assumed to the extent that it would constitute unlawful financial assistance within the meaning of the Dutch Civil Code. In addition, the capital stock of Botapol Holding B.V. and Bols was also pledged to secure our senior secured notes. We also entered into supplemental indentures on July 7, 2006 relating to our ability to designate our subsidiaries as guarantors of our obligations under our senior secured notes.

Our senior secured notes are listed on the Irish Stock Exchange.

The Bols Acquisition

On August 17, 2005, we acquired 100% of the outstanding capital stock of Botapol Holding B.V., the parent company of Bols Sp. z o.o. and Hillcroft Limited Sp. z o.o., for a purchase price of U.S.$270.0 million, consisting of U.S.$147.9 million in cash and 5,074,258 shares (post split) of our common stock valued at U.S.$122.1 million under the terms of the purchase agreement by and among us, Takirra Investment Corporation N.V., Rémy Cointreau S.A. and Botapol Management B.V. The cash portion of the purchase price was financed with the proceeds from the issuance of our senior secured notes. On November 21, 2005 Hillcroft Limited Sp. z o.o. has been merged into Bols Sp. z o.o. and as a result it ceased to exist.

In connection with the Bols acquisition, we have granted each of Botapol Holding B.V. and Takirra Investment Corporation N.V. the right to designate one member to our board of directors for as long as each of them owns at least 50% of the original number of shares of our common stock issued to them in connection with the acquisition. On August 17, 2005, Ms. Dominique Hériard Dubreuil and Mr. Markus Sieger were appointed to our board of directors in accordance with this agreement.

Under the terms of a Registration Rights Agreement entered into in connection with the Bols acquisition, we granted Botapol Management B.V. and Takirra Investment Corporation N.V. to demand and an unlimited number of piggyback registration rights with respect to the 2,537,129 shares (post split) of our common stock issued to each of them as part of the Bols purchase price. In accordance with their demand registration rights, following August 17, 2006, Botapol Management B.V. and Takirra Investment Corporation N.V. have the right to demand that we file, up to two but no more than one in any period of 365 days, registration statements with the U.S. SEC to permit them to sell all or part of their shares in a public offering under U.S. securities laws. In general, if these demand registration rights are exercised, we must use commercially reasonable efforts to register with the U.S. SEC the public offering of the shares held by Botapol Management B.V. and Takirra Investment Corporation N.V. that are the subject of the request, and they must collaborate with us in connection with the public offering of their shares in accordance with the terms of the Registration Rights Agreement. In accordance with their piggyback registration rights, each time we file a registration statement with the U.S. SEC, other than certain types of registration statements specified in the Registration Rights Agreement, to permit the sale of shares of our stock by us or another stockholder in a public offering under U.S. securities laws, Botapol Management B.V. and Takirra Investment Corporation N.V. may request that all or part of their shares also be included in that registration statement. In general, in accordance with these piggyback registration rights, we must use our commercially reasonable best efforts to include the shares that are the subject of their request in such registration statement. Botapol Management B.V. and Takirra Investment Corporation N.V. have agreed not to sell shares of our common stock representing more than three per cent of our total outstanding shares of common stock at any time to any single person or group of related persons without our prior written consent. Botapol Management B.V. and Takirra Investment Corporation have waived their piggyback registration rights in connection with this offering and have requested that we file a separate registration statement for their shares. On November 17, 2006, in response to such request, we filed a registration statement relating to the shares with the U.S. SEC. Pursuant to registration statement, Botapol Management B.V. and Takirra Investment Corporation N.V. will be permitted to sell their shares through a variety of methods of distribution. Neither Botapol Management B.V. nor Takirra Investment Corporation N.V. entered into a lock-up agreement in connection with this offering and, accordingly, may sell their shares at any time.

In connection with the Bols acquisition, we entered into a perpetual, exclusive, royalty-free, assignable and sub-licensable trademark license agreement with an affiliate of Rémy Cointreau S.A. that granted us a license to use various Bols trademarks in Poland and Russia and rights to use “Bols” as a corporate name for the company that manufactures, markets and distributes Bols vodka. We also entered into an agreement to distribute various Rémy Cointreau group’s products in Poland.

Polmos Białystok Purchase Agreement

On October 12, 2005 we purchased 61% of the outstanding capital stock of Polmos Białystok from the Polish State Treasury for a purchase price of PLN 1.06 billion in accordance with a purchase agreement dated July 11, 2005. We funded the purchase price through the closing of the sale of 5,040,000 shares (post split) to the investors in the private placement transaction and by using a portion of the proceeds from the issuance of our senior secured notes

Under the terms of the purchase agreement, we agreed not to sell any of our shares of Polmos Białystok common stock acquired from the Polish State Treasury until we have completed investments of at least PLN 77.5 million in Polmos Białystok, which must be completed within five years following the acquisition. We have also agreed to maintain Polmos Białystok as a Białystok listed company for three years after the acquisition, unless we fulfill the conditions set forth in the agreement. In particular, pursuant to the privatization agreement, the delisting of Polmos Białystok from the regulated market at the WSE before the lapse of three years following the acquisition of the shares of Polmos Białystok entails the requirement to launch a primary or secondary (or a combination of both) public offering and listing of CEDC shares on the WSE with the market value not lower than PLN 300,000,000, that are not held by Carey Agri or another member of the CEDC Group at the time of such offering.

In connection with the acquisition, we entered into an agreement with the trade unions representing certain employees of Polmos Białystok. The agreement provides that the employees of Polmos Białystok at the time of the acquisition (other than members of Polmos Białystok’s Management Board) will remain employed with Polmos Białystok for 10 years following the acquisition, subject to various exceptions, including retirement, disability, expiration of employment contracts, and termination by the employee. We also agreed to make upward adjustments in employee compensation and to maintain the rate of contribution to an employee benefit fund.

In the event that we fail to fulfill our ongoing obligations under the purchase agreement, we may be required to make compensatory payments to the Polish State Treasury.

Tender offer for all outstanding shares in Polmos Białystok

On October 16, 2006 our subsidiary, Carey Agri, announced a tender offer for all shares in Polmos Bialystok that we do not already own, which will allow us to undertake steps leading to a delisting of Polmos Bialystok from the WSE. The purchase price in this public tender offer has been set to PLN 85.25 per share and was increased on November 17, 2006 to PLN 91.00 per share. As a result of the tender offer, we have received subscriptions for 338.741 shares of Polmos Bialystok (approximately 2.8% of all shares in the company). Consequently, our stake in Polmos Bialystok increased to 8,190,407 shares or 68.8% of the company’s share capital.

The completion of the above mentioned public tender enables us to apply for convening an extraordinary shareholders’ meeting of Polmosu Białystok to adopt a resolution on restoring the shares of Polmos Białystok to the material form. The resolution must be adopted by the majority of 80% of the votes of the shareholders present at such shareholders’ meeting. Upon analyzing the issue in the context of the completed tender, we intend to file a motion for an extraordinary shareholder’s meeting to be convened in order to adopt the above mentioned resolution.

Credit facility and bank guarantee related to the tender offer for the shares in Polmos Białystok

In connection with the public tender offer to purchase shares in Polmos Białystok, Carey Agri entered into the multipurpose credit facility agreement dated October 12, 2006 with Fortis Bank SA/NV, Austrian Branch. Under this credit facility Carey Agri received a credit limit of up to PLN 350,000,000 (approximately U.S.$112,200,000), which may be disbursed: (i) in the form of a non-revolving loan to finance the purchase of up to 27% of shares in Polmos Białystok, which is to be effected through the announcement of the abovementioned public tender offer; or (ii) to pay any amounts due under the bank guarantee (described below) securing Carey Agri’s obligations arising from the public tender offer. In relation to the incurring of this credit facility by Carey Agri, the following of our subsidiaries issued in blanco promissory notes to Fortis Bank S.A./NV, Austrian Branch: Carey Agri, MTC sp. z o.o., Miro sp. z o.o., Delikates sp. z o.o., Multi Ex S.A., Panta Hurt sp. z o.o., Polskie Hurtownie Alkoholi sp. z o.o., Astor sp. z o.o., Imperial sp. z o.o., Polnis-Dystrybucja sp. z o.o., Dako Galant PHP sp. z o.o., Onufry sp. z o.o., Fine Wine & Spirits sp. z o.o., PWW sp. z o.o., Saol Dystrybucja sp. z o.o., Przedsiebiorstwo Dystrybucji Alkoholi Agis sp. z o.o., Damianex S.A., Krokus sp. z o.o., and Bols sp. z o.o. The non-revolving loan to purchase the shares in Polmos Białystok matures on February 15, 2007 and repaid by the same date. It is subject to a base interest rate equal to WIBOR 1M plus a margin of 1.25%.

In the bank guarantee agreement of October 12, 2006, Fortis Bank SA/NV, Austrian Branch, guaranteed up to a maximum of PLN 350,000,000 (approximately U.S.$112,200,000) to secure Carey Agri’s obligations arising from the public tender offer, including the obligation to pay the purchase price for tendered shares of Polmos Białystok. The beneficiary of the guarantee is ING Securities S.A., with its registered office in Warsaw, a brokerage house intermediating in the public tender offer. The guarantee is valid from October 16, 2006 (the date the tender was announced) until February 1, 2007. The commission for the guarantee is 0.1% of the guarantee amount per month. Both the credit facility and bank guarantee agreement described above are governed by Polish law.

As of the date of this prospectus, the credit facility and the bank guarantee remain unutilized.

Management Report on Internal Control over Financial Reporting - Item 9A of the annual report filed on form 10-K for the year ending December 31, 2005

Item 9A.	Control and Procedures.

Disclosure Controls and Procedures. Disclosure controls and procedures (as defined in Rules 13a-15(e) and 15(d)-15(e) of the Securities Exchange Act of 1934) refer to the controls and other procedures of a company that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act of 1934, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Management’s Report on Internal Control over Financial Reporting. The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) and Rule 15(d)-15(f) of the Securities Exchange Act of 1934). Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in “Internal Control—Integrated Framework”.

Management has excluded Botapol Holding B.V., Polmos Białystok S.A., Krokus Sp. z o.o., Imperial Sp. z o.o. and Delikates Sp. z o.o. from its assessment of internal controls over financial reporting as of December 31, 2005, because these companies were acquired by the Company in a purchase business combination during the year ended December 31, 2005. These companies are subsidiaries of the Company, whose total assets and total revenues represent 11.6% and 10.7%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2005.

Based on its assessment, management has concluded that the Company’s internal control over financial reporting was effective as of December 31, 2005.

Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, has been audited by PricewaterhouseCoopers Sp z o.o., an independent registered public accounting firm, as stated in their report which appears under Item 8 of this annual report.

Based upon the evaluation of the Company’s disclosure controls and procedures as of the end of the period covered by this report, the Chief Executive Officer and Chief Financial Officer have concluded that the Company’s disclosure controls and procedures were effective at the reasonable assurance level.

Inherent Limitations in Internal Control over Financial Reporting. The Company’s management, including the Chief Executive Officer and Chief Financial Officer, does not expect that the Company’s disclosure controls and procedures or internal control over financial reporting will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Because of the limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. Further, the design of any control system is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Because of these inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected. Accordingly, the Company’s disclosure controls and procedures are designed to provide reasonable assurance that the controls and procedures will meet their objectives.

Changes to Internal Control over Financial Reporting. The Chief Executive Officer and the Chief Financial Officer conclude that, during the most recent fiscal quarter, there have been no changes in the Company’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company’s internal controls over financial reporting.

Our advisors

Managers

ING Securities S.A., with its registered office in Warsaw, at Plac Trzech Krzyzy 10/14, 00-499 Warsaw, Poland, ING Bank London Branch, with its registered office in London, 60 London Wall, London EC2M 5TQ, England and ING Financial Markets LLC 1325 Avenue of the Americas New York, NY 10019 United States of America, have acted as managers for the offering and advised us on the preparation and conduct thereof. The managers or their affiliates intend to enter into an underwriting agreement with us. The amount of their fees directly depends on the amount of funds that we raise in our offering.

Our legal counsel

Dewey Ballantine LLP, with offices in New York, at 1301 Avenue of the Americas, New York, NY 10019-6092 United States of America, has advised us on certain legal matters under U.S. law relating to this offering and, in accordance with U.S. securities laws, will pass upon the validity of the common stock offered in this offering. Dewey Ballantine Grzesiak Sp. k., with its registered office in Warsaw, at ul. Ksiazeca 4, Warsaw, Poland has advised us on certain Polish legal issues related to this offering as well as other Polish law-related issues.

Managers’ legal counsel

The law office of Weil, Gotshal & Manges, Pawel Rymarz Spółka komandytowa, with its registered office in Warsaw, at ul. Emilii Plater 53, Warsaw, Poland, has advised the managers on the legal issues relating to this offering in respect of Polish and U.S. law.

OUR HISTORY AND ORGANIZATIONAL STRUCTURE

We are a corporation, are incorporated under the laws of the State of Delaware on September 4, 1997. Our registered office is c/o Corporation Service Company, 2711 Centreville Road, Suite 400, Wilmington, Delaware 19808. The principal executive office of the CEDC is Two Bala Plaza, Suite 300, Bala Cynwyd, PA 19004, United States of America, and its telephone number is +1 610 660-7817.

Carey Agri, the predecessor of CEDC of today and still one of our main distribution subsidiaries, was incorporated as a limited liability company in July 1990 in Poland. It was founded by, among others William V. Carey, our President and Chief Executive Officer since our inception. We began our distribution business in 1990. In February 1991, Carey Agri was granted its first import beer license. Shortly thereafter, other beer and spirit brands were added to the import portfolio. In 1993, we began to implement a direct next-day delivery system in Warsaw. We replicated this Warsaw model in the cities of Krakow (1993), Wroclaw (1994), Szczecin (1994), Gdynia (1994), Katowice (1995), Torun (1995) and Poznan (1996). In 1996, Carey Agri began to distribute domestic vodka which they added to their already existing distribution portfolio.

In July 1998, we issued 2,000,000 shares of its common stock in an initial public offering and were admitted for quotation on the Nasdaq SmallCap Market, raising net proceeds of approximately U.S.$10.6 million. Prior to that offering, all the holders of the shares of Carey Agri’s common stock and CEDC entered into a contribution agreement dated as of November 28, 1997, referred to as the Contribution Agreement. Pursuant to the Contribution Agreement, the holders of shares of Carey Agri’s transferred all their shares of Carey Agri common stock to CEDC receiving an aggregate of 1,780,000 shares of Common Stock in return, referred to as the Share Exchange. As a result of the Share Exchange, Carey Agri became a wholly owned subsidiary of CEDC. The funds raised in the initial public offering were used to acquire three leading regional distributors and the leading wine importer in Poland and to expand penetration of our vodka distribution throughout Poland. In June 1999, we were accepted onto the Nasdaq Global Select Market where we trade under the symbol “CEDC”. By 2001, we had acquired the three distribution companies, Agis S.A., Polskie Hurtownie Alkoholi S.A. and MTS sp. z o.o., and the wine importer PWW sp. z o.o. we had targeted during the initial public offering and had significantly increased the range and the scale of our distribution business.

For the following years, we have been increasing our distribution capacity through organic growth and by acquiring distributors primarily involved in the vodka distribution business and by expanding the branch network, particularly in regions where we neither distributed directly nor had a leading market position.

From the completion of this first group of acquisitions, we have acquired and integrated into our network additional distribution companies throughout Poland, thereby solidifying our direct-to-retail nationwide distribution model. In 2005 we realized a long-term goal in acquiring two production companies by purchasing a 66% stake in Polmos Białystok and a 100% stake in Bols to augment our import and distribution business. In July 2006 we acquired our first operating company outside Poland – Bols Hungary.

Organizational Structure

Except for Bols Hungary, which we acquired in July 2006 and in which we hold a 100% stake, and Botapol Holding B.V., which is a sole shareholder in Bols, our only subsidiaries are the Polish companies presented in the diagram below. We have no other subsidiaries operating in countries other than Poland, the Netherlands and Hungary. We manage all our operations out of our Polish head office in Warsaw.

The diagram also shows the proportion of votes held in the share capital of our subsidiaries.

(*)	Excluding 338,741 shares in Polmos Białystok covered by subscriptions placed in response to the tender offer for the sale of 4,048,384 shares in that company announced on October 16, 2006 by Carey Agri.

Given below are the full names and registered offices of and additional information on our holdings in the group companies:

Company name	Registered Office	Share capital	Nominal value of each share	Total number of shares	Shareholders	Main activity
ASTOR Sp. z o.o.	Olsztyn	PLN 60,000	PLN 500	120	Carey Agri: 108 shares (90% of share capital) CEDC: 12 shares (10% of share capital)	distribution

Bols Hungary Kft	Budapest, Hungary	HUF 91,240,000	HUF 91,240,000	1	Bols Sp. z o.o.: 1 share (100% of share capital)	distribution

Bols Sp. z o.o.	Oborniki Wielkopolskie	PLN 47,065,000	PLN 100	47,065	Botapol Holding B.V.: 47,065 shares (100% of share capital)	production of alcohols

Botapol Holding BV	Zoetermer, Holland	EUR 4,000,000	EUR 1,000	4,000	Carey Agri: 4,000 shares (100% of share capital)	holding company

Carey Agri International Poland Sp. z o.o.	Warsaw	PLN 455,000,000	PLN 500	910,000	CEDC: 910,000 shares (100% of share capital)	distribution

Classic Sp. z o.o.	Białystok	PLN 2,719,500	PLN 500	5,439	MTC: 5,439 shares (100% of share capital)	distribution

Dako-Galant Przedsiebiorstwo Handlowo Produkcyjne Sp. z o.o.	Stargard Szczecinski	PLN 2,570,500	PLN 500	5,141	Carey Agri: 4,482 shares (87% of share capital) CEDC: 659 shares (13% of share capital)	distribution

Damianex S.A.	Przeworsk	PLN 16,936,200	PLN 200	84,681	Carey Agri: 50,809 shares (60% of share capital) CEDC: 33,872 shares (40% of share capital)	distribution

Delikates Sp. z o.o.	Konin	PLN 530,000	PLN 500	1,060	Carey Agri: 847 shares (80% of share capital) CEDC: 213 shares (20% of share capital)	distribution

Company name	Registered Office	Share capital	Nominal value of each share	Total number of shares	Shareholders	Main activity
Fine Wine & Spirits (FWS) Sp. z o.o.	Warsaw	PLN 1,350,000	PLN 500	2,700	Carey Agri: 1 share (0.03% of share capital) PWW: 2,699 shares (99.07% of share capital)	distribution

Imperial Sp. z o.o.	Lomza	PLN 60,000	PLN 500	120	Carey Agri: 95 shares (79% of share capital) CEDC: 25 shares (21% of share capital)	distribution

Krokus Sp. z o.o.	Mosina	PLN 2,427,000	PLN 500	4,854	Carey Agri: 4,854 shares (100% of share capital)	distribution

Miro Sp z o.o.	Zabkowice Šlaskie	PLN 2,600,000	PLN 500	5,200	Carey Agri: 5,170 shares (99.42% of share capital) CEDC: 30 shares (0.58% of share capital)	distribution

MTC Sp. z o.o.	Białystok	PLN 10,646,000	PLN 500	21,292	Carey Agri: 21,079 shares (99% of share capital) CEDC: 213 shares (1% of share capital)	distribution

Multi-Ex S.A.	Warsaw	PLN 7,000,000	PLN 10	700,000	Carey Agri: 699,796 shares (99.97% of share capital) CEDC: 204 shares (0.03% of share capital)	distribution

Onufry S.A.	Gdansk	PLN 11,422,000	PLN 10	1,109,980	Carey Agri: 818,898 shares (74% of share capital) CEDC: 291,082 shares (26% of share capital)	distribution

Panta-Hurt Sp. z o.o.	Choszczówka Stojecka	PLN 1,120,000	PLN 1,000	1120	Carey Agri: 432 shares (39% of share capital) CEDC: 688 shares (61% of share capital)	distribution

Polmos Białystok S.A.	Bialystok	PLN 119,000,000	PLN 10	11,900,000	Carey Agri: 7,851,666 shares (65.98% of the share capital) (*)	production of alcohol

Polnis Dystrybucja Sp. z o.o.	Lódz	PLN 200,000	PLN 500	400	Carey Agri: 320 shares (80% of share capital) CEDC: 80 shares (20% of share capital)	distribution

Polskie Hurtownie Alkoholi Sp. z o.o.	Zielona Góra	PLN 2,150,000	PLN 500	4,300	Carey Agri: 4,222 shares (98.2% of share capital) CEDC: 78 shares (1.8% of share capital)	distribution

Company name	Registered Office	Share capital	Nominal value of each share	Total number of shares	Shareholders	Main activity

Przedsiebiorstwo Dystrybucji Alkoholi AGIS S.A.	Torun	PLN 2,500,000	PLN 100	25,000	Carey Agri: 15,000 shares (60% of share capital) CEDC: 10,000 shares (40% of share capital)	distribution

PWW Sp. z o.o.	Warsaw	PLN 6,000,000	PLN 500	12,000	Carey Agri: 11,880 shares (99% of share capital) CEDC: 120 shares (1% of share capital)	distribution

Saol Dystrybucja Sp. z o.o.	Chrzanów	PLN 12,500,000	PLN 500	25,000	Carey Agri: 24,900 shares (99.6% of share capital) CEDC: 100 shares (0.4% of share capital)	distribution

(*)	Excluding 338,741 shares in Polmos Białystok covered by subscriptions placed in response to the tender offer for the sale of 4,048,384 shares in that company announced on October 16, 2006 by Carey Agri.

None of the aforementioned CEDC Group companies exercises direct or indirect control over any entities other than those set out above. Location of our main distribution centers is presented on the map below:

Currently we are in the process of consolidating and integrating our network to eliminate overlaps and to streamline our operations.

STATEMENT PURSUANT TO COMMISSION REGULATION (EC) NO 809/2004

Central European Distribution Corporation is responsible for this prospectus and declares that, having taken all reasonable care to ensure that such is the case, the information contained in this prospectus is, to the best of its knowledge, in accordance with the facts and does not omit anything likely to affect the impact of such information.

On behalf of Central European Distribution Corporation (as the issuer), Bala Cynwyd, Pennsylvania, November 28, 2006:

William V. Carey
Chairman, President and Chief Executive Officer
Central European Distribution Corporation

EXPERTS

The financial statements as of December 31, 2005, 2004 and 2003 and for each of the three years in the period ended December 31, 2005 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2005 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers Sp. z o.o., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of Central European Distribution Corporation for the nine-month periods ended September 30, 2006 and 2005, included in this prospectus, PricewaterhouseCoopers Sp. z o.o. reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated November 8, 2006 appearing herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers Sp.z o.o. is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers Sp. z o.o. within the meaning of Sections 7 and 11 of the Act.

The registered office of PricewaterhouseCoopers Sp. z o.o. Warsaw, Al. Armii Ludowej 14.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the U.S. SEC. You may read and copy this information at the Public Reference Room maintained by the United States Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., 20549.

You may obtain information on the operation of the Public Reference Room by calling the U.S. SEC at 1–800–SEC–0330.

Our filings are also available on the U.S. SEC’s website on the Internet at www.sec.gov.

This prospectus, including the base prospectus annexed hereto, constitutes part of a registration statement on Form S–3 that we filed with the U.S. SEC under the U.S. Securities Act. As permitted by the rules and regulations of the U.S. SEC, this prospectus, including the base prospectus which is annexed hereto, omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus, including the base prospectus annexed hereto, but contained in the registration statement, as well as the periodic reports and other information we file with the U.S. SEC, at the Public Reference Room maintained by the U.S. SEC in Washington, D.C.

DOCUMENTS ON DISPLAY

The following documents will be available for review, free of charge, in the premises of our subsidiary Carey Agri International-Poland Sp. z o.o. in Warsaw, Bokserska 66a, 02-690, during normal business hours from the date of this prospectus for a period of one year:

•	copies of historical financial information included elsewhere in this prospectus,

•	copies of our certificate of incorporation and bylaws, and

•	statement of our compliance or non-compliance with the Corporate Governance Rules of the WSE.

INCORPORATION OF DOCUMENTS BY REFERENCE IN CONNECTION WITH THE

REGISTRATION OF THIS OFFERING UNDER U.S. SECURITIES LAWS

This offering has been registered under the U.S. Securities Act. In accordance with U.S. securities laws, the U.S. SEC allows us to “incorporate by reference”, as a result of which we can disclose important information to you by referring you to another document we have filed separately with the U.S. SEC. Any portion of documents we file with the U.S. SEC that have been “furnished” for purposes of the U.S. Securities Exchange Act are not incorporated by reference in this prospectus. The information incorporated by reference is deemed to be part of this document within the meaning of U.S. securities laws, except for information incorporated by reference that is superseded by information contained in any document we subsequently file with the U.S. SEC, that is incorporated or deemed to be incorporated by reference in this prospectus (which will exclude information in such documents that is “furnished” but not “filed”). Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the U.S. SEC modifies or supersedes that statement. Therefore for the purposes of registering this offering in accordance with U.S. securities laws, we are incorporating by reference the following documents that we have previously filed with the SEC (excluding information in such documents that is deemed not to be filed):

Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 14, 2006 (File No. 000-24341)

Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed on May 10, 2006 (File No. 000-24341)

Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 filed on August 8, 2006 (File No. 000-24341)

Current Report on Form 8-K filed on May 3, 2006 (File No. 000-24341)

Current Report on Form 8-K filed on May 26, 2006 (File No. 000-24341)

Current Report on Form 8-K filed on June 16, 2006 (File No. 000-24341)

Current Report on Form 8-K filed on June 27, 2006 (File No. 000-24341)

Current Report on Form 8-K filed on August 22, 2006 (File No. 000-24341)

Current Report on Form 8-K filed on September 28, 2006 (File No. 000-24341)

Current Reports on Form 8-K/A filed on October 17, 2005 (File No. 000-24341)

Current Report on Form 8-K filed on November 28, 2006 (File No. 000-24341)

The description of our common stock contained in our registration statement on Form 8-A under the Exchange Act of 1934 as filed on May 21, 1998, including any amendment or report filed for the purpose of updating such description (File No. 000-24341).

For the avoidance of any doubt the foregoing does not imply that any documents are incorporated herein within the meaning of the Commission Regulation (EC) 809/2004. The information required by Commission Regulation (EC) 809/2004 is contained within this prospectus and is not incorporated by reference.

The preceding list supersedes and replaces the documents listed in the accompanying prospectus under the heading “Incorporation of Documents by Reference”. Any further filings we make with the U.S. SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the U.S. Securities Exchange Act prior to the termination of this offering of our common stock made hereby also will be incorporated by reference in this prospectus supplement (excluding information in such documents that is not deemed to be filed).

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by calling our Corporate Secretary at +1(610) 660-7817 or writing to us at the following address:

Central European Distribution Corporation

Attention: Corporate Secretary

Two Bala Plaza, Suite #300,

Bala Cynwyd, Pennsylvania 19004

Descriptions in this prospectus or in any document incorporated by reference herein or therein of contracts or other documents are not necessarily complete, and in each instance, reference is made to the copies of these contracts or other documents filed as exhibits to, or incorporated by reference in, this prospectus.

GLOSSARY OF TERMS USED IN THE PROSPECTUS

“U.S. SEC”	U.S. Securities and Exchange Commission

“Exchange Act”, “U.S. Securities Exchange Act”	U.S. Securities Exchange Act of 1934, as amended

“U.S. Securities Act”, “Securities Act”	U. S. Securities Act of 1933, as amended

“U.S. Manager”	ING Financial Markets LLC

“APB”	Accounting Principles Board

“Bols Hungary”	Bols Hungary Kft

“Bols”, “Bols Poland”	Bols Sp. z o.o.

“Carey Agri”	Carey Agri International Sp. z o.o.

“CEDC” , “Company”	Central European Distribution Corporation

“DGCL”	Delaware General Corporation Law

“Corporate Governance Rules of the WSE”	Best Practices in Public Companies 2005 adopted by the WSE

“DTC”	Depository Trust Company, New York, NY

“Prospectus Directive”	Directive 2003/71/EC of the European Parliament and of the Council of 4 November 2003 on the prospectus to be published when securities are offered to the public or admitted to trading and amending Directive 2001/34/EC (OJ EU L 345 of 31.12.2003)

“EUR”, “euro”	The lawful currency of the European Economic and Monetary Union

“FASB”	U.S. Financial Accounting Standards Board

“FSMA”	U.K. Financial Services and Markets Act of 2000

“global coordinator and bookrunner”	ING Bank N.V., London Branch

“WSE”	Warsaw Stock Exchange

“IRS”	U.S. Internal Revenue Service

“NDS”	National Depository of Securities (Warsaw, Poland)

“Commercial Companies Code”, “Polish Commercial Companies Code”	Polish Act of 15 September 2000 the Code of Commercial Partnerships and Companies (consolidated text in Dz.U. 2000.94.1037, as amended)

“Code”	United States Internal Revenue Code, Title 26 of the U.S. Code (26 USC), as amended

“managers”	ING Bank N.V., London Branch, ING Financial Markets LLC, ING Securities S.A.

“IFRS”	International Financial Reporting Standards

“NASD”	National Association of Securities Dealers

“NBP”	National Bank of Poland

“PLN”, “zloty”	The lawful currency of the Republic of Poland

“Incentive Plan”	CEDC’s Stock Incentive Plan introduced in 1997

“Polmos Białystok”	Przedsieborstwo “Polmos” Białystok S.A.

“Polish Commission”	Polish Financial Supervision Commission

“Polish Manager”	ING Securities S.A.

“Bols Acquisition”, “Acquisition of Bols”	Acquisition by CEDC of 100% of shares in Botapol Holding B.V., the parent entity of Bols sp. z o.o.

“Polmos Białystok Acquisition”, “Acquisition of Polmos Białystok”	Acquisition by CEDC of approximately 66% of shares in Przedsiebiorstwo “Białystok” sp. z o.o.

“Commission Regulation (EC) 809/2004”	European Commission Regulation 809/2004 of 29 April 2004 implementing Directive 2003/71/EC of the European Parliament and of the Council as regards information contained in prospectuses as well as the format, incorporation by reference and publication of such prospectuses and dissemination of advertisements (OJ EU L 149 of 30.04.2004)

“Concentration Regulation”	European Commission Regulation No 139/2004 of 20 January 2004 on the control of concentrations between undertakings (OJ EU L 24 of 29.01.2004)

“SFAS”	FASB’s Statements of Financial Accounting Standards

“State Treasury”	Polish State Treasury

“U.S. GAAP”	Accounting principles generally accepted in the United States

“Double Tax Treaty”	Convention of October 8, 1974 between the Government of the United States of America and the Government of the Polish People’s Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (Dz.U. 1976.31.178)

“Anti-Monopoly Act”	Polish Act of 15 December 2000 on the protection of competition and consumers (consolidated text in Dz.U. 2005.244.2080, as amended)

“Securities Trading Act”, “Act on Trading”	Polish Act of 29 July 2005 on Trading in Financial Instruments (Dz.U. 2005.183.1538, as amended

“Act on Public Offering”, “Polish Act on Public Offering”	Polish Act of 29 July 2005 on Public Offers and the Conditions for Introducing Financial Instruments to the Organized Trading System, and on Public Companies (Dz.U. 2005.184.1539, as amended)

“PIT Act”	Polish Act of 26 July 1991 on personal income tax (consolidated text in Dz.U. 2000.14.176 , as amended

“CIT Act”	Polish Act of 15 February 1992 on corporate income tax (conslidated text in Dz.U. 2000.54.654 , as amended)

“Sarbanes - Oxley Act”	The Sarbanes-Oxley Act of 2002 (U.S. Pub. L. No. 107-2-4, 116 Stat. 745)

“WIBOR 1M”	One month Warsaw Interbank Oferred Rate – rate equal to the interest on loans on the Polish interbank market

“Senior secured notes”	8% senior secured notes due 2012 issued by CEDC on 25 July 2005

FINANCIAL INFORMATIO N

LIST OF ITEMS

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma financial information comprises the unaudited pro forma combined condensed income statement for the year ended December 31, 2005 and explanatory notes. The unaudited pro forma financial information has been prepared solely for the purposes of this prospectus. The unaudited pro forma financial information should be read in conjunction with the information contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Company’s financial statements and related notes thereto appearing elsewhere in this prospectus.

The unaudited pro forma combined condensed income statement for the year ended December 31, 2005 combine the historical consolidated statements of income of Central European Distribution Corporation (“CEDC”), Botapol Holding B.V (“Botapol”) and Przedsiebiorstwo “Polmos” Białystok S.A. (“Polmos Białystok”) giving effect to the acquisitions as well as other relevant events as if they had occurred on January 1, 2005.

The unaudited pro forma combined condensed income statement has been prepared by applying pro forma adjustments to our historical audited consolidated income statement for the year ended December 31, 2005 to reflect the following events:

•	On July 25, 2005 the Company completed the issuance of Euro 325.0 (U.S.$399.3) million 8% Senior Secured Notes (“Notes”) due for repayment in 2012. The proceeds were used to finance the Botapol and Polmos Białystok acquisitions;

•	The Company completed the Botapol and Polmos Białystok acquisitions on August 17, 2005 and October 12, 2005, respectively. Both acquisitions were accounted for using the purchase method of accounting.

The CEDC financial information used to prepare the unaudited pro forma financial information was derived from the audited financial statements for the year ended December 31, 2005.

For the purposes of preparing the unaudited pro forma combined condensed consolidated income statement information we have adjusted the unaudited historical preacquisition consolidated income statement of Botapol (for the period from January 1, 2005 to August 16, 2005) and historical preacquisition unaudited income statement of Polmos Białystok (for the period from January 1, 2005 to October 11, 2005) both prepared in accordance with Polish Accounting Regulations to US GAAP. Next, we converted the US GAAP amounts from Zloty to U.S. dollar using the average exchange rate of the National Bank of Poland.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed consolidated income statement. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. Accounting records of the Company, Botapol and Polmos Białystok for the period for which the unaudited pro forma financial information is prepared, the condition of the Senior Secured Notes issued by the Company as well as calculations of the fair value of the assets acquired are the source of the below pro forma adjustments. The pro forma adjustments do not reflect operating efficiencies and cost savings that may be achievable with respect to the newly acquired companies. The pro forma adjustments do not include any adjustments to the historical operating data for future changes in selling prices or changes in operations.

The unaudited pro forma financial information has been prepared, to the extent possible, using our accounting policies as described in our financial statements included elsewhere in this prospectus, which are prepared in accordance with U.S. GAAP. It is provided for illustrative purposes only and does not purport to represent what our consolidated results of operations for the periods presented would actually have been should the transactions described above had in fact occurred on the dates assumed, nor does it purport to be representative of the consolidated results of operations for any future periods. Our future consolidated operating results may differ materially from the pro forma amounts reflected in the pro forma combined condensed income statement due to various factors.

Other then adjustment C p. 2 and D (including their impact on the income tax), all adjustments are expected to have a continuing impact on the issuer.

Central European Distribution Corporation

Unaudited Pro Forma Financial Information

Twelve months ended December 31, 2005

Amounts in columns expressed in thousands of U.S.$ (except per share data)

	Historical CEDC		Botapol for preacquisition period Jan 1, - August 16, 2005	Pro forma Adjustments		Polmos Białystok for preacquisition period Jan 1, - October 11, 2005	Pro forma Adjustments		Other Pro forma adjustments		Total Pro forma CEDC with Botapol and Polmos Białystok
	(audited)		(unaudited)	(unaudited)		(unaudited)	(unaudited)		(unaudited)		(unaudited)
Net Sales	749,415		52,967	(11,875	)B	72,727	(19,827	)B	—		843,407
Cost of goods sold	627,368		27,350	(12,864	)B	42,067	(20,820	)B	—		663,101

Gross Profit	122,047		25,617	989		30,660	993		—		180,306
Operating expenses	70,404		24,542	(1,077	)C	11,819	—		—		105,688

Operating Income	51,643		1,075	2,066		18,841	993		—		74,618
Non operating income /(expense)
Interest income/ (expense), net	(15,828)		(387)	(6,521	)A	383	(9,742	)A	305	A	(31,790)
Other financial income/ (expense), net	(7,678)		(411)	—		3,291	—		—		(4,798)
Other income/ (expense), net	(262)		413	460	D	(982)	—		—		(371)

Income before taxes	27,875		690	(3,995)		21,533	(8,749)		305		37,659
Income tax expense	5,346		(445)	(760	)E	4,023	(1,662	)E	$58	E	6,560

Minority interests	2,261		—	—		—	5,683	F	—		7,944

Net income	$20,268		$1,135	($3,235)		$17,510	($12,770)		$247		$23,155

Net income per share of common stock, basic	$0.72	G									$0.65	G

Net income per share of common stock, diluted	$0.70	G									$0.65	G

A.	FINANCING OF ACQUISITION

To finance the Botapol and the Polmos Białystok acquisition on July 25, 2005 CEDC issued EUR 325.0 million ($399.3 million using 1.2285 euro exchange rate as of August 17, 2005) of 8% Senior Secured Notes due 2012. The Notes accrue interest at a rate equal to 8 % per annum and the interest is payable semi-annually. The Notes issuance fee amounting to $11.2 million is amortized over the life of the Notes using the effective interest method.

As the Senior Secured Notes proceeds were partially used to refinance the existing credit facilities, the adjustment also reflects the reduction of the interest expense of $ 305 thousand incurred in the preacquisition period as the result of the repayment of the existing BRE and Fortis banks facilities in the total amount of U.S.$30,915 thousand. This pro forma adjustment also assumes a Polish tax impact on the interest expense calculated at the Polish statutory rate. The interest expenses and amortization of issuance costs using the effective interest method resulting from the issuance of the Notes are as follows:

	Botapol	Polmos Białystok
Interest expense amount from January 1 to July 25, 2005	($6,521)	($9,742)

B.	ELIMINATION OF INTERCOMPANY TRANSACTIONS

The following adjustments are made to eliminate preacquisition intercompany transactions in the consolidated income statement:

1)	Botapol

Sales from Botapol to CEDC	($11,875)
Movement in intercompany unrealized profit in inventory	($989)

Cost of goods sold	($12,864)

2)	Polmos Białystok

Sales from Polmos Białystok to CEDC	($19,827)
Movement in intercompany unrealized profit in inventory	($993)

Cost of goods sold	($20,820)

C.	OPERATING EXPENSES ADJUSTMENT

1)	TANGIBLE ASSETS FAIR VALUE ADJUSTMENT

The increase of the value of the acquired tangible fixed assets in Botapol as a result of the allocation of the purchase price, increases the depreciation expense as compared to Botapol historical charges for 2005 by $224 thousand.

2)	ROYALTY PAYMENTS IN BOTAPOL

According to the trademark agreement signed as a part of the Botapol Acquisition, CEDC has received the exclusive perpetual royalty-free right to use the Bols trademark with respect to vodka in Poland and Russia. As a result of the transaction, the Company does not incur royalties and the right to the Bols trade mark was recognized as a component of intangible assets. The trade mark has an indefinite useful life and is not amortized.

The adjustment of $1,301 thousand in the income statement for the period ended December 31, 2005 was made to eliminate royalty payments for using the Bols trademark, with respect to vodka, that were previously paid by Bols to Rémy.

D.	WTK SOPLICA SHARE SALE ADJUSTMENTS

The amount of $460 thousand represents a recognition of loss for a subsidiary of Botapol, which was disposed of prior to the completion of the acquisition.

E.	PRO FORMA INCOME TAX ADJUSTMENTS

1)	Botapol

The pro forma income tax adjusting entry takes into consideration the following items:

Elimination of unrealized profit in inventory	$188
Fixed assets depreciation charge related to fair value adjustment	(43)
Interest cost related to the Notes	(1,185)
Amortized issuance cost related to the Notes	(54)
Elimination of proceeds from the sale of WTK Soplica shares	87
Elimination of royalties payment	247

($760)

2)	Polmos Białystok

Elimination of unrealized profit in inventory	189
Interest cost related to the Notes	(1,770)
Amortized issuance cost related to the Notes	(81)

($1,662)

The tax rate for the period equals 19%.

F.	MINORITY INTEREST OF INCOME STATEMENT ELIMINATION

As a result of the acquisition of 66% of the outstanding capital stock of Polmos Białystok the adjustments to reflect the 34% minority interest in the Combined Condensed Income Statement were as follows:

Profit before tax for the period Jan 1 – October 11	$21,533
Elimination of minority interest related to unrealized profit in inventory	(993)

Profit before tax after adjustments	$20,540
Income tax expense for the period Jan 1 – October 11	4,023
Deferred tax on unrealized profit in inventory	(189)

Profit after tax	$16,706
Share	65.98%

Minority interests	$5,683

G.	NET INCOME PER SHARE INFORMATION

In June 2006, the Company executed a 3 to 2 stock split. Both, historical CEDC and pro forma net income per share information have been adjusted to reflect this change.

Pro forma net income per share information considers the effects of shares issued in connection with the Botapol and Polmos Białystok transactions (see note A and C). The number of shares (in thousands) used for these calculations was as follows:

	December 31, 2005
	Historical	Pro forma[1]
Basic	28,344	35,354
Diluted	28,820	35,829

[1]	Includes the following:

5,074,257 common shares issued in regards to the acquisition of Botapol

5,040,000 common shares issued in regards to the private placement offering

UNAUDITED FINANCIAL STATEMENTS OF

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders Central European Distribution Corporation:

We have reviewed the accompanying condensed consolidated balance sheet of Central European Distribution Corporation and its subsidiaries as of September 30, 2006, and the related condensed consolidated statements of income for each of the three-month and nine-month periods ended September 30, 2006 and 2005 and the condensed consolidated statement of changes in stockholders’ equity as of September 30, 2006 and cash flows for the nine-month periods ended September 30, 2006 and 2005. These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2005, and the related consolidated statements of income and stockholders’ equity and cash flows for the year then ended, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005; and in our report dated March 14, 2006 we expressed unqualified opinions thereon. The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting referred to above are not presented herein. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet information as of December 31, 2005, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

PricewaterhouseCoopers Sp. z o.o.

Warsaw, Poland

November 8, 2006

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEET (UNAUDITED)

Amounts in columns expressed in thousands

	September 30, 2006	December 31, 2005
ASSETS
Current Assets
Cash and cash equivalents	$83,977	$60,745
Short term financial assets	2,539	4,269
Accounts receivable, net of allowance for doubtful accounts of $22,500 and $22,851 respectively	143,785	188,029
Inventories	71,058	73,411
Prepaid expenses and other current assets	17,996	19,198
Deferred income taxes	6,794	5,847

Total Current Assets	326,149	351,499
Intangible assets, net	337,930	316,821
Goodwill, net	384,522	372,664
Property, plant and equipment, net	44,325	39,784
Deferred income taxes	4,338	2,361
Other assets	842	1,343

Total Assets	$1,098,106	$1,084,472

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade accounts payable	$87,528	$112,838
Bank loans and overdraft facilities	25,673	26,747
Income taxes payable	3,443	672
Taxes other than income taxes	64,695	59,387
Other accrued liabilities	41,443	62,577
Current portions of obligations under capital leases	2,873	3,328

Total Current Liabilities	225,655	265,549
Long-term debt, less current maturities	8	9
Long-term obligations under capital leases	226	1,455
Long-term obligations under Senior Secured Notes	384,881	367,575
Deferred income taxes	62,066	59,805

Total Long Term Liabilities	447,181	428,844
Minority interests	21,827	15,137
Stockholders’ Equity
Common Stock ($0.01 par value, 80,000,000 shares authorized, 35,938,461 and 23,885,245 shares issued at September 30, 2006 and December 31, 2005, respectively)	359	239
Additional paid-in-capital	298,377	296,574
Retained earnings	95,996	72,634
Accumulated other comprehensive income	8,861	5,645
Less Treasury Stock at cost (246,037 and 164,025 shares at September 30, 2006 and December 31, 2005 respectively)	(150)	(150)

Total Stockholders’ Equity	403,443	374,942

Total Liabilities and Stockholders’ Equity	$1,098,106	$1,084,472

The accompanying notes are an integral part of the consolidated condensed financial statements.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)

Amounts in columns expressed in thousands

(except per share data)

	Three months ended		Nine months ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Sales	$298,566	$197,688	$818,075	$511,939
Excise taxes	(64,664)	(10,160)	(172,027)	(10,160)
Net Sales	233,902	187,528	646,048	501,779
Cost of goods sold	183,198	160,186	512,104	433,849

Gross Profit	50,704	27,342	133,944	67,930

Operating expenses	26,662	18,126	73,299	44,493

Operating Income	24,042	9,216	60,645	23,437

Non operating income / (expense), net
Interest (expense), net	(7,931)	(6,219)	(23,846)	(7,606)
Other financial income / (expense), net	5,856	(5,331)	(1,734)	(5,395)
Other non operating income / (expense), net	(139)	(163)	1,337	(275)

Income before taxes	21,828	(2,497)	36,402	10,161

Income tax expense	3,929	(474)	6,350	1,964
Minority interests	2,461	—	6,690	—

Net income	$15,438	($2,023)	$23,362	$8,197

Net income per share of common stock, basic	$0.43	($0.07)	$0.66	$0.32

Net income per share of common stock, diluted	$0.43	($0.07)	$0.65	$0.31

The accompanying notes are an integral part of the consolidated condensed financial statements.

Earnings per share data for comparative periods for 2005 have been restated in respect of 3 to 2 split.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED STATEMENT OF CHANGES IN

STOCKHOLDERS’ EQUITY (UNAUDITED)

Amounts in columns expressed in thousands

	Common Stock				Additional Paid-in Capital	Retained Earnings	Accumulated other comprehensive income	Total
	Common Stock		Treasury Stock
	No. of Shares	Amount	No. of Shares	Amount
Balance at December 31, 2005	23,885	239	164	($150)	$296,574	$72,634	$5,645	$374,942

Net income for nine months ended September 30, 2006	—	—			—	23,362	—	23,362
Foreign currency translation adjustment	—	—			—	—	3,216	3,216

Comprehensive income for nine months ended September 30, 2006	—	—			—	23,362	3,216	26,578
Effect of stock split June 13, 2006	11,977	120	82		(120)			—
Common stock issued in connection with options	71	—			1,692			1,692
Common stock issued in connection with acquisitions	4	—			161	—	—	161
Other	1	—			70			70
Balance at September 30, 2006	35,938	359	246	($150)	$298,377	$95,996	$8,861	$403,443

The accompanying notes are an integral part of the consolidated condensed financial statements.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW (UNAUDITED)

Amounts in columns expressed in thousands

	Nine months ended September 30,
	2006	2005
Operating Activities
Net income	$23,362	$8,197
Adjustments to reconcile net income to net cash provided by / (used in) operating activities:
Depreciation and amortization	6,858	3,199
Deferred income taxes	(2,254)	(713)
Bad debt provision	752	668
Other non cash	2,695	—
Minority interests	6,690	—
Changes in operating assets and liabilities:
Accounts receivable	57,388	20,396
Inventories	8,924	8,046
Prepayments and other current assets	2,632	365
Trade accounts payable	(33,304)	(28,122)
Income and other taxes	3,326	(3,994)
Other accrued liabilities and other	(21,831)	15,160

Net Cash provided by Operating Activities	55,238	23,202
Investing Activities
Investment in fixed assets	(6,978)	(3,982)
Investment in trademarks	(1,210)	—
Proceeds from the disposal of equipment	909	1,960
Acquisitions, net of cash acquired	(22,403)	(178,502)
Changes in restricted cash	—	(229,639)

Net Cash used in Investing Activities	(29,682)	(410,163)
Financing Activities
Borrowings on bank loans and overdraft facility	16,647	17,697
Payment of bank loans and overdraft facility	(19,505)	—
Payment of long-term borrowings	—	(6)
Proceeds from sales of financial assets, net	1,891	—
Payment of capital leases	(1,865)	(1,705)
Borrowings on Senior Security Notes	—	378,541
Hedge payment	(4,677)	—
Options exercised	801	3,204

Net Cash provided by Financing Activities	(6,708)	397,731
Effect of exchange rate changes on cash and cash equivalents	4,384	(288)
Net Increase in Cash during the period	23,232	10,482
Cash and cash equivalents at beginning of period	60,745	10,491

Cash and cash equivalents at end of period	$83,977	$20,973

Supplemental Schedule of Non-cash Investing Activities
Common stock issued in connection with investment in subsidiaries	$161	$126,185
Capital leases	$651	$889

Supplemental disclosures of cash flow information
Interest paid / (received)	$36,807	($336)
Income tax paid	$6,873	$1,700

The accompanying notes are an integral part of the consolidated condensed financial statements.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Amounts in tables expressed in thousands except per share information

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Central European Distribution Corporation (“CEDC”), a Delaware corporation, and its subsidiaries (collectively referred to as “we,” “us,” “our,” or the “Company”) operate primarily in the alcohol beverage industry. Historically the Company has operated as a distributor and importer of alcoholic beverages in Poland. Recently, however, the Company has vertically integrated into production and brand ownership through the acquisition of 100% of Bols Poland in August 2005 and 66% of Polmos Bialystok in October 2005. Bols and Polmos Bialystok are leading producers and marketers of premium and mainstream vodkas in Poland. In addition in July 2006 the Company expanded outside of Poland through the acquisition of Bols Hungary. Following these acquisitions, the Company is the largest vodka producer by value, and the leading distributor and importer of alcoholic beverages in Poland and a leading importer of alcoholic beverages in Hungary. The Company is based in Warsaw and operates through two plants, 16 distribution centers and 76 satellite branches.

CEDC derives most of its revenues in Poland through its various subsidiaries.

2.	BASIS OF PRESENTATION

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. Our Company consolidates all entities that we control by ownership of a majority voting interest. All inter-company accounts and transactions have been eliminated in the consolidated financial statements.

CEDC’s subsidiaries maintain their books of account and prepare their statutory financial statements in their respective local currencies. The subsidiaries’ financial statements have been adjusted to reflect accounting principles generally accepted in the United States of America (U.S. GAAP) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by generally accepted accounting principles in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary to fairly present our financial condition, results of operations and cash flows for the interim periods presented have been included. Operating results for the nine and three-month periods ended September 30, 2006, are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

The balance sheet at December 31, 2005 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The unaudited interim financial statements should be read with reference to the consolidated financial statements and footnotes thereto included in our annual report on Form 10-K for the year ended December 31, 2005.

3.	ACQUISITIONS

On July 12, 2006 the Company finalized the Share Purchase Agreement with DELB Holding BV (part of Remy Cointreau SA) for the purchase of 100% of the share capital of Bols Hungary for $12.4 million and Royal trademark for $7.6 million. The total acquisition price of $20.0 million was funded entirely with cash.

In addition on September 15, 2006 the Company completed the acquisition of Classic, an alcohol distribution company in the northeast of Poland, for approximately $1.4 million in cash. In addition we have completed other asset acquisitions for approximately $2.2 million in cash and $0.2 million in shares which were accounted for as business combinations.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed in the Bols Hungary and other acquisitions at the date of acquisition. The Company is in the process of completing its valuations and refining its purchase price adjustments for Bols Hungary, which will be finalized by December 31, 2006. As such, the allocation of the purchase price is subject to further refinement.

	Bols Hungary	Other	Total Acquisitions
Current Assets	$11,253	$1,569	$12,822
Property, plant, equipment and other assets	926	1,159	2,085
Trademarks and other intangible assets	8,369	0	8,369

Total assets	20,548	2,728	23,276
Current liabilities	7,344	1,962	9,306
Non-current deferred tax liability	0	0	0
Non-current liabilities	0	0	0

Total liabilities assumed	7,344	1,962	9,306
Net assets	13,204	766	13,970
Minority interests	0	0	0

Net assets acquired	$13,204	$766	13,970

Consideration given in cash	20,023	3,556	23,579
in shares	0	165	165
Consideration to be paid	0	201	201

Total consideration	20,023	3,922	23,945

Goodwill	6,819	3,156	9,975

Cash acquired	1,134	42	1,176

Net cash outflow	$18,889	$3,514	$22,403

The following table sets forth the unaudited pro forma results of operations of the Company for the three and nine month periods ending September 30, 2006. The unaudited pro forma results of operations give effect to the Company’s acquisitions as if they occurred on January 1, 2006. The unaudited pro forma results of operations are presented after giving effect to certain adjustments for depreciation, amortization of deferred financing costs, interest expense on the acquisition financing, and related income tax effects. The unaudited pro forma results of operations are based upon currently available information and certain assumptions that the Company believes are reasonable under the circumstances. The unaudited pro forma results of operations do not purport to present what the Company’s results of operations would actually have been if the aforementioned transactions had in fact occurred on such date or at the beginning of the period indicated, nor do they project the Company’s financial position or results of operations at any future date or for any future period.

	Three months ended September 30, 2006	Nine months ended September 30, 2006
Net sales	$238,006	$670,429
Net income	15,258	21,628
Net income per share data:
Basic earnings per share of common stock	$0.43	$0.61
Diluted earnings per share of common stock	$0.42	$0.60

4.	INTANGIBLE ASSETS

The major components of intangible assets are:

	September 30, 2006	December 31, 2005
Non-amortizable intangible assets:
Trademarks	335,411	314,722
Total	$335,411	$314,722
Amortizable intangible assets:
Trademarks	$5,286	$5,023
Customer relationships	1,137	356
Less accumulated amortization	(3,904)	(3,280)
Total	$2,519	$2,099

Total intangible assets	$337,930	$316,821

In connection with the purchase of Bols Hungary on July 12, 2006, the Company purchased the trademark for Royal Vodka, the number one selling vodka in Hungary, from DELB Holding BV (part of Remy Cointreau SA). The purchase price of $7.6 million was paid in cash. In addition on September 26, 2006 the Company bought the rights for Bols Vodka in Hungary for approximately $1.2 million dollars.

Management considers trademarks that are non amortizable assets to have high or market-leader brand recognition within their market segments based on the length of time they have existed, the comparatively high volumes sold and their general market positions relative to other products in their respective market segments. These trademarks include Soplica, Zubrowka, Absolwent, Royal and the rights for Bols Vodka in Poland, Hungary and Russia. Taking the above into consideration, as well as the evidence provided by analyses of vodka products life cycles, market studies, competitive and environmental trends, Management believes that these brands will generate cash flows for an indefinite period of time, and that the useful lives of these brands are indefinite. In accordance with SFAS 142, intangible assets with an indefinite life are not amortized but are reviewed at least annually for impairment.

5.	COMPREHENSIVE INCOME/(LOSS)

Comprehensive income / (loss) is defined as all changes in equity during a period except those resulting from investments by owners and distributions to owners. Comprehensive income includes net income adjusted by, among other items, foreign currency translation adjustments. Gains and losses on the translation of balances from PLN to US Dollars are classified separately as a component of accumulated other comprehensive income included in stockholders’ equity.

As of September 30, 2006, the Polish Zloty exchange rate used to translate the balance sheet strengthened as compared to the exchange rate as of December 31, 2005 and as a result a gain to comprehensive income was recognized. Additionally, translation gains and losses with respect to long-term subordinated inter-company loans with the parent company are charged to other comprehensive income. As of September 30, 2006, the exchange rate for the Polish Zloty versus the U.S. Dollar was 3.1425, a change of 3.6% from December 31, 2005, at which time the exchange rate was 3.2613 Polish Zloty per dollar.

6.	EARNINGS PER SHARE

Net income per share of common stock is calculated under the provisions of SFAS No. 128, “Earnings per Share”. The following table sets forth the computation of basic and diluted earnings per share for the periods indicated.

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Basic:
Net income	$15,438	($2,023)	$23,362	$8,197

Weighted average shares of common stock outstanding	35,690	27,822	35,652	25,979
Basic earnings per share	$0.43	($0.07)	$0.66	$0.32

Diluted:
Net income	$15,438	($2,023)	$23,362	$8,197

Weighted average shares of common stock outstanding	35,690	27,822	35,652	25,979
Net effect of dilutive employee stock options based on the treasury stock method	358	519	397	456

Totals	36,048	28,341	36,049	26,435
Diluted earnings per share	$0.43	($0.07)	$0.65	$0.31

In June 2006, the Company executed a 3 to 2 stock split. The comparatives for 2005 shown above have been adjusted to reflect this change.

7.	BANK LOANS AND OVERDRAFT FACILITIES

Bank Facilities

In June the Company consolidated all working capital facilities to three banks. These facilities are used primarily to support the Company’s working capital requirements. These credit lines are only denominated in Polish Zloty.

As of September 30, 2006, $53.0 million remained available under the Company’s overdraft facilities. These overdraft facilities are renewed on an annual basis.

Senior Secured Notes

In connection with the Bols and Polmos Bialystok acquisitions, on July 25, 2005 the Company completed the issuance of €325 million 8% Senior Secured Notes due 2012 (the “Notes”). Interest is due semi-annually on the 25th of January and July, and the Notes are guaranteed on a senior basis by certain of the Company’s subsidiaries. The Indenture governing our Notes contains certain restrictive covenants, including covenants limiting the Company’s ability to: make certain payments, including dividends or other distributions, with respect to the share capital of the parent or its subsidiaries; incur or guarantee additional indebtedness or issue preferred stock; make certain investments; prepay or redeem subordinated debt or equity; create certain liens or enter into sale and leaseback transactions; engage in certain transactions with affiliates; sell assets or consolidate or merge with or into other companies; issue or sell share capital of certain subsidiaries; and enter into other lines of business. As of September 30, 2006 and December 31, 2005, the Company had accrued interest included in other accrued liabilities of $6.3 million and $15.1 million respectively related to the Senior Secured Notes, with the next coupon due for payment on January 25, 2007. Total obligations under the Senior Secured Notes are shown net of deferred finance costs, amortized over the life of the borrowings using the effective interest rate method and fair value adjustments from the application of hedge accounting as shown in the table below:

	September 30, 2006	December 31, 2005
Senior Secured Notes	$411,977	$384,643
Fair value hedge mark to market	(17,006)	(6,196)
Unamortized financial costs	(10,090)	(10,872)

Total	$384,881	$367,575

The movement in the value of the Senior Secured Notes is due to exchange rate movements, as the Notes are denominated in Euros and converted to Polish Zlotys at the appropriate period end exchange rate.

Total borrowings as disclosed in the financial statements are:

	September 30, 2006	December 31, 2005
Short term bank loans and overdraft facilities for working capital	$25,673	$26,747
Total short term bank loans and overdraft facilities	25,673	26,747
Current portion of long term debt	—	—
Long term obligations under Senior Secured Notes	384,881	367,575
Other total long term debt, less current maturities	8	9

Total debt	$410,562	$394,331

September 30, 2006
Principal repayments for the followings years
2006	$25,673
2007	8
2008	—
2009	—
2010 and beyond	411,977

Total	$437,658

8.	INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out method) or market value. Elements of cost include materials, labor and overhead and are classified as follows:

	September 30, 2006	December 31, 2005
Raw materials and supplies	$12,165	$9,514
In-process inventories	267	—
Finished goods and goods for resale	58,626	63,897

Total	$71,058	$73,411

Because of the nature of the products supplied by the Company, great attention is paid to inventory rotation. Where goods are estimated to be obsolete or unmarketable they are written down to a value reflecting the net realizable value in their relevant condition.

Cost includes customs duty (where applicable), and all costs associated with bringing the inventory to a condition for sale. These costs include importation, handling, storage and transportation costs, and exclude turnover related rebates received from suppliers, which are reflected as reductions to closing inventory. Inventories are comprised primarily of beer, wine, spirits, packaging materials and non-alcoholic beverages.

9.	LEASE OBLIGATIONS

Operating Leases and Rent Commitments

In February 2004, the Company entered into a non cancelable operating lease agreement commencing May 1, 2004 for its main warehouse and office in Warsaw, which stipulated monthly payments of $96,000 per month. This agreement was signed for a seven-year period.

The Company also has rental agreements for all of the regional offices and warehouse space. Monthly rentals range from approximately $2,000 to $11,670. All of the regional office and warehouse leases can be terminated by either party within two or three month’s prior notice.

The following is a schedule by years of the future rental payments under the non-cancelable operating lease as of September 30, 2006.

2006	$633
2007	1,986
2008	1,986
2009	1,986
Thereafter	1,218

$7,809

During the third quarter of 2006, the Company continued its policy of renewing its transportation fleet by way of capital leases. The future minimum lease payments for the assets under capital lease as of September 30, 2006 are as follows:

2006	$2,864
2007	$133
2008	102

Gross payments due	$3,099
Less interest	(248)

Net payments due	$2,851

10.	INCOME TAXES

The Company operates in three tax jurisdictions, the United States of America, Poland and Hungary. All Polish subsidiaries file their own corporate tax returns as well as account for their own deferred tax assets and liabilities. The Company does not file a tax return in Delaware based upon its consolidated income, but does file a return in Delaware based on the income statement for transactions occurring in the United States of America.

Our tax provision for interim periods is determined using an estimate of our annual effective tax rate in each of our tax jurisdictions which include Poland, the U.S. and Hungary. The company is currently generating tax loss carry forwards in the United States at a 35% tax rate, which has the effect of reducing the overall effective tax rate below the 19% Polish statutory rate.

Tax liabilities (including corporate income tax, Value Added Tax (VAT), social security and other taxes) of the Company’s Polish subsidiaries may be subject to examinations by the Polish tax authorities for up to five years from the end of the year the tax is payable. CEDC’s U.S. federal income tax returns are also subject to examination by the U.S. tax authorities. As the application of tax laws and regulations, and transactions are susceptible to varying interpretations, amounts reported in the consolidated financial statements could be changed at a later date upon final determination by the tax authorities.

11.	OTHER FINANCIAL INCOME / (EXPENSE), NET

For the nine months ended September 30, 2006, the following items are included in Other Financial Income / (Expense), Net:

	Three months ended September 30, 2006	Nine months ended September 30, 2006
Foreign exchange impact related to Senior Secured Notes Financing	$5,392	$(13,508)
Gain on closed CIRS contracts (Note 13)	—	11,772
Other foreign exchange gains	464	2

Total other financial income / (expense), net	$5,856	$(1,734)

12.	OTHER NON OPERATING INCOME

For the nine months ended September 30, 2006, the Company recognized an income of $1.3 million in other non-operating net income/(loss), which is primarily comprised of a gain on the sale of receivables of $1.1 million. This sale was without recourse and occurred on February 28, 2006 and related to the receivables acquired from Polmos Bialystok that were previously valued at zero due to inability of Polmos Bialystok to collect these receivables or recover the value of the underlying collateral for an extended period of time.

13.	FINANCIAL INSTRUMENTS

The Company is exposed to market movements in foreign currency exchange rates that could affect the Company’s results of operations and financial condition. In accordance with SFAS 133, Accounting for Derivative Instruments and Hedging Activities, the Company recognizes all derivatives as either assets or liabilities on the balance sheet and measures those instruments at fair value.

The fair values of the Company’s derivative instruments can change with fluctuations in interest rates and/or currency rates and are expected to offset changes in the values of the underlying exposures. The Company’s derivative instruments are held to hedge economic exposures. The Company follows internal policies to manage interest rate and foreign currency risks, including limitations on derivative market-making or other speculative activities.

To qualify for hedge accounting under SFAS No. 133, the details of the hedging relationship must be formally documented at the inception of the arrangement, including the risk management objective, hedging strategy, hedged item, specific risk that is being hedged, the derivative instrument, how effectiveness is being assessed and how ineffectiveness will be measured. The derivative must be highly effective in offsetting either changes in the fair value or cash flows, as appropriate, of the risk being hedged.

Effectiveness is evaluated on a retrospective and prospective basis based on quantitative measures. When it is determined that a derivative is not, or has ceased to be, highly effective as a hedge, the Company discontinues hedge accounting prospectively. The Company discontinues hedge accounting prospectively when (1) the derivative is no longer highly effective in offsetting changes in the cash flows of a hedged item; (2) the derivative expires or is sold, terminated, or exercised; (3) it is no longer probable that the forecasted transaction will occur; or (4) management determines that designating the derivative as a hedging instrument is no longer appropriate.

Fair value hedges are hedges that offset the risk of changes in the fair values of recorded assets, liabilities and firm commitments. The Company records changes in fair value of derivative instruments which are designated and deemed effective as fair value hedges, in earnings offset by the corresponding changes in the fair value of the hedged items.

In order to hedge the fair value of the Senior Secured Notes, the Company had entered into a coupon swap arrangement in September 2005 which exchanged a fixed Euro based coupon of 8%, with a variable Euro based coupon (IRS) and is accounted for as a fair value hedge. As the critical terms of the debt and IRS match, the Company has elected to use the shortcut method for evaluating hedge effectiveness.

In September of 2005 the Company entered into a second hedge that exchanged the variable Euro coupon with a variable Polish Zloty coupon (CIRS). However, the Company closed this swap contract in March 2006. The hedge did not qualify for hedge accounting and therefore all changes in fair value were reflected in the results of operations. For the nine months ended September 30, 2006, the Company recorded a gain on the CIRS of $11.8 million which is recorded other net financial income / (expense).

14.	STOCK OPTION PLANS AND WARRANTS

As of January 1, 2006, the Company adopted SFAS No. 123(R) “Share-Based Payment” requiring the recognition of compensation expense in the Condensed Consolidated Statements of Income related to the fair value of its employee share-based options. SFAS No. 123(R) revises SFAS No. 123 “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees”. SFAS No. 123(R) is supplemented by SEC Staff Accounting Bulletin (“SAB”) No. 107 “Share-Based Payment”. SAB No. 107 expresses the SEC staff’s views regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations including the valuation of share-based payments arrangements.

The Company recognizes the cost of all employee stock options on a straight-line attribution basis over their respective vesting periods, net of estimated forfeitures. The Company has selected the modified prospective method of transition; accordingly, prior periods have not been restated.

SFAS No. 123(R) “Share-Based Payment” requires the recognition of compensation expense in the Consolidated Statements of Income related to the fair value of employee share-based options. Determining the fair value of share-based awards at the grant date requires judgment, including estimating the expected term that stock options will be outstanding prior to exercise, the associated volatility and the expected dividends. Judgment is also required in estimating the amount of share-based awards expected to be forfeited prior to vesting. If actual forfeitures differ significantly from these estimates, share-based compensation expense could be materially impacted. Prior to adopting SFAS No. 123(R), the Company applied Accounting Principles Board (“APB”) Opinion No. 25, and related Interpretations, in accounting for its stock-based compensation plans. All employee stock options were granted at or above the grant date market price. Accordingly, no compensation cost was recognized for fixed stock option grants in prior periods.

The Company’s 1997 Stock Incentive Plan (“Incentive Plan”) provides for the grant of stock options, stock appreciation rights, restricted stock and restricted stock units to directors, executives, and other employees

(“employees”) of the Company and to non-employee service providers of the Company. Following a shareholder resolution in April 2003 and the stock splits of May 2003, May 2004 and June 2006, the Incentive Plan authorizes, and the Company has reserved for future issuance, up to 5,906,250 shares of Common Stock (subject to an anti-dilution adjustment in the event of a stock split, re-capitalization, or similar transaction). The Compensation Committee of the Board of Directors of the Company administers the Incentive Plan.

The option exercise price for stock options granted under the Incentive Plan may not be less than fair market value but in some cases may be in excess of the closing price of the Common Stock on the date of grant. The Company uses the stock option price based on the closing price of the Common Stock on the day before the date of grant if such price is not materially different than the opening price of the Common Stock on the day of the grant. Stock options may be exercised up to 10 years after the date of grant except as otherwise provided in the particular stock option agreement. Payment for the shares must be in cash, which must be received by the Company prior to any shares being issued. Stock options granted as part of an employee employment contract vest after 12 months. Stock options granted as part of a loyalty program vest after three years.

Before January 1, 2006 CEDC, the holding company, realized net operating losses and therefore an excess tax benefit (windfall) resulting from the exercise of the awards and a related credit to Additional Paid-in Capital (APIC) of $910,000 was not recorded in the Company’s books. Footnote 82 of SFAS 123(R) states that the excess tax benefits and the credit to APIC for the windfall should not be recorded until the deduction reduces income taxes payable on the basis that cash tax savings have not occurred. The Company will recognize the windfall upon realization.

The fair values of stock options were estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2004, 2005, and 2006 respectively: risk-free interest rate of 2.38%, 4.00%, and 4.25%; dividend yields of 0.0%; volatility factors of the expected market price of the Company’s common stock of 15%, 9% and 9%; and a weighted-average expected life of the option of 3.3 years. The Black-Scholes option valuation method was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Expected volatilities are based on historical volatility of the Company’s stock. The Company uses historical data to estimate option exercises and employee terminations within the valuation model. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

A summary of the Company’s stock option activity, and related information for the period ended September 30, 2006 is as follows:

	Number of Options	Weighted- Average Exercise Price
Total Options
Outstanding at January 1, 2006	889,550	$25.64
Granted	119,000	$40.06
Exercised	(20,625)	$14.19
Forfeited	(2,250)	$25.06

Outstanding at March 31, 2006	985,675	$26.57
Exercisable at March 31, 2006	557,575	$24.91
Outstanding at April 1, 2006	985,675	$26.57
Granted	67,875	$40.71
Exercised	(43,000)	$10.84
Forfeited	(2,250)	$25.31
Effect of Stock Split	504,150	$(9.40)

Outstanding at June 30, 2006	1,512,450	$18.80
Exercisable at June 30, 2006	805,613	$17.03
Outstanding at July 1, 2006	1,512,450	$18.80
Granted	22,687	$22.82
Exercised	(7,000)	$6.06
Forefeited	—	$0.00

Outstanding at September 30, 2006	1,528,137	$18.94
Exercisable at September 30, 2006	795,620	$17.12

During 2004, 2005, and the first nine months of 2006, respectively, the range of exercise prices was $1.13 to $11.85; $1.19 to $14.05, and $1.19 to $16.63. During 2004, 2005, and the first nine months of 2006 respectively, the weighted average remaining contractual life of options outstanding were 5 years; 3 years; and 3 years. Exercise prices for options outstanding as of September 30, 2006 ranged from $1.13 to $29.14. The weighted average remaining contractual life of those options is 3.3 years.

The Company has issued stock options to employees under share-based compensation plans. Stock options are issued at the current market price, subject to a vesting period with the vesting periods ranging from 0 to 3 years. As of September 30, 2006, the Company has not changed the terms of any outstanding awards.

The application of SFAS 123(R) had the following effect for the periods ending September 30, 2006 reported amounts relative to amounts that would have been reported using the intrinsic value method under previous accounting (in thousands, except per share data).

	Three months ended September 30, 2006			Nine months ended September 30, 2006
	Using previous accounting	SFAS 123(R) Adjustments	As reported	Using previous accounting	SFAS 123(R) Adjustments	As reported
Basic:
Net income	$15,736	$(298)	$15,438	$24,140	$(778)	$23,362

Weighted average shares of common stock outstanding	35,690	35,690	35,690	35,652	35,652	35,652
Basic earnings per share	$0.44	$(0.01)	$0.43	$0.68	$(0.02)	$0.66

Diluted:
Net income	$15,736	$(298)	$15,438	$24,140	$(778)	$23,362

Weighted average shares of common stock outstanding	35,690	35,690	35,690	35,652	35,652	35,652
Net effect of dilutive employee stock options based on the treasury stock method	393	(35)	358	421	(24)	397

Totals	36,083	35,655	36,048	36,073	35,628	36,049
Diluted earnings per share	$0.44	$(0.01)	$0.43	$0.67	$(0.02)	$0.65

During the nine months ended September 30, 2006, the Company recognized compensation cost of $684,928 and a related deferred tax asset of $130,136.

As of September 30, 2006, there was $897,509 of total unrecognized compensation cost related to non-vested stock options granted under the Plan. The costs are expected to be recognized over a weighted average period of 11 months through 2007.

Total cash received from exercise of options during the nine months ended September 30, 2006 amounted to $801,090.

Pro forma information regarding comparative net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123.

	Three months ended September 30, 2005	Nine months ended September 30, 2005
Net income as reported	$(2,023)	$8,197
Deduct: Total stock-based compensation determined using SFAS 123 fair value-based method for all awards	$(368)	($1,043)

Pro forma net income - SFAS 123 fair value adjusted	$(2,391)	$7,154
Basic earnings per share:
- as reported	$(0.07)	$0.32
- SFAS 123 fair value adjustment	$(0.09)	$0.28
Diluted earnings per share
- as reported	$(0.07)	$0.31
- SFAS 123 fair value adjustment	$(0.08)	$0.27

15.	COMMITMENTS AND CONTINGENT LIABILITIES

The Company is involved in litigation from time to time and has claims against it in connection with matters arising in the ordinary course of business. In the opinion of management, the outcome of these proceedings will not have a material adverse effect on the Company’s operations.

As part of the Polmos Bialystok acquisition, the Company signed a Social Guarantees Package with trade union organizations in Poland. Under this agreement, the Company is obligated to pay to Polmos Bialystok employees a Privatization Bonus in an amount equal to ten months of gross wages of which six months were already paid as of September 30, 2006. In addition, as part of the Share Purchase Agreement, the Company is required to ensure that Polmos Bialystok will make investments of at least 77.5 million Polish Zloty (approximately $23 million based on the then-current exchange rate) during the five years after the acquisition was consummated.

16.	RELATED PARTY TRANSACTION

In January 2005, the Company entered into a rental agreement for a facility located in northern Poland, which is 33% owned by the Company’s Chief Operating Officer. The monthly rent to be paid by the Company for this location is approximately $18,000 per month and relates to facilities to be shared by two subsidiaries of the Company.

17.	SUBSEQUENT EVENTS

On October 16, 2006 the Company announced that its wholly owned subsidiary, Carey Agri International Poland Sp. z o.o. (“Carey Agri”), had commenced a tender offer (the “Tender Offer”) for the remaining shares (4,048,334 shares) of Polmos Bialystok that it does not already own for PLN 85.25 per share (approximately $27.50 per share). In line with Polish tender regulations, Carey Agri must formally tender for the full 4.04 million shares, however approximately 0.8 million shares are locked up by Polmos Bialystok employees until May 2007 and will not be eligible for sale as part of this tender. Therefore the actual number of shares that can be purchased would amount to approximately 3.2 million shares at PLN 85.25 per share, with an approximate total value of PLN 272.8 million (approximately $88.0 million ).

This $88.0 million will be financed through a credit facility as described below. The exchange rate of 3.1002 used for conversion of PLN to USD is based upon the National Bank of Poland fixing rate as of October 13, 2006.

The Tender is expected to close at the end of November 2006 or early December 2006. Upon a successful closing, CEDC would own 66% plus the amount of shares purchased during the tender, up to a maximum of 94%. Following the closing of the Tender Offer, CEDC intends to start the process to de-list Polmos Bialystok from the Warsaw Stock Exchange.

On October 12, 2006, Carey Agri entered into a multipurpose credit line agreement (the “Credit Facility”) and a bank guarantee (the “Bank Guarantee”) with Fortis Bank SA/NV, Austrian Branch (“Fortis Bank”) in connection with the Tender Offer.

The Credit Facility provides for a credit limit of up to PLN 350 million (approximately $113 million) which may be disbursed as (i) a non-revolving loan (the “Loan”) to be used to finance the Tender Offer or (ii) to pay amounts due under the Bank Guarantee. In connection with the Credit Facility, Carey Agri, MTC sp. z o.o., Miro sp. z o.o., Delikates sp. z o.o., Multi Ex S.A., Panta Hurt sp. z o.o., Polskie Hurtownie Alkoholi sp. z o.o., Astor sp. z o.o., Imperial sp. z o.o., Polnis-Dystrybucja sp. z o.o., Dako Galant PHP sp. z o.o., Onufry sp. z o.o., Fine Wine & Spirits sp. z o.o., PWW sp. z o.o., Saol Dystrybucja sp. z o.o., Przedsiebiorstwo Dystrybucji Alkoholi Agis sp. z o.o., Damianex S.A., Krokus sp. z o.o., and Bols sp. z o.o issued blank promissory notes to Fortis Bank. The Loan bears interest at a rate equal to the one month Warsaw Interbank Rate plus a margin of 1.25% and matures on February 15, 2007.

The Bank Guarantee was issued by Fortis Bank in favor of ING Securities S.A., a brokerage house intermediating in the Tender Offer, to secure Carey Agri’s obligations arising from the Tender Offer. The Bank Guarantee is valid from October 16, 2006 (the date the Tender Offer was announced) until February 1, 2007. The commission for the Bank Guarantee is 0.1% of the Bank Guarantee amount per month.

On October 16, 2006, the Company announced that it currently intends to sell shares of its common stock through a dual listing on the Warsaw Stock Exchange to be completed within two to five months. The Company currently expects that the sale would be made through an underwritten public offering in Poland and an international private placement to certain institutional investors outside of Poland. As part of the underwritten public offering, CEDC may also offer and sell its common stock in the United States. If CEDC completes the proposed offering, it currently intends to use the net proceeds for repayment of the Credit Facility (up to $95 million) and other corporate purposes such as the potential repayment of other debt and/or acquisition financing (up to $25 million).

Subject to market, general economic and industry conditions as well as potential financing requirements, CEDC expects to make a further determination of funds required for the purposes mentioned above, and of whether, and the extent to which, a portion of such requirements will be funded with debt, rather than equity, within the next ninety days.

18.	RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 2006, FASB issued Interpretation No.48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No.109, “Accounting for Income Taxes.” FIN 48 seeks to reduce the diversity in practice associated with income tax accounting including classification, interest and penalties, accounting in interim periods, derecognition, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 31, 2006 and is not expected to have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No.157, Fair Value Measurements (“SFAS 157”). SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by their respective levels within the fair value hierarchy. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted. The Company is currently estimating the impact that the implementation of SFAS 157 would have on the consolidated financial statements when adopted.

In September 2006, the U.S. SEC issued Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 is effective for fiscal years ending on or after November 15, 2006, and the Company does not expect the implementation of SAB 108 to have a material impact on the consolidated financial statements.

AUDITED FINANCIAL STATEMENTS OF

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

Central European Distribution Corporation:

We have completed integrated audits of Central European Distribution Corporation’s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Central European Distribution Corporation and its subsidiaries at December 31, 2005, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A, that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A, Management has excluded Botapol Holding B.V., Polmos Białystok S.A., Delikates Sp. z o.o., Imperial Sp. z o.o. and Krokus Sp. z o.o. from its assessment of internal control over financial reporting as of December 31, 2005 because these companies were acquired by the Company in purchase business combinations during the year ended December 31, 2005. We have also excluded Botapol Holding B.V., Polmos Białystok S.A., Delikates Sp. z o.o., Imperial Sp. z o.o. and Krokus Sp. z o.o. from our audit of internal control over financial reporting. These companies are subsidiaries of Central European Distribution Corporation that are controlled by ownership of a majority voting interest, whose total assets and total revenues represent 11.6% and 10.7% respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2005.

PricewaterhouseCoopers Sp. z o.o.

Warsaw, Poland

March 14, 2006

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED BALANCE SHEETS

Amounts in columns expressed in thousands

	December 31,
	2005	2004	2003
ASSETS
Current Assets
Cash and cash equivalents	$60,745	$10,491	$6,229
Short term financial assets	4,269	—	—
Accounts receivable, net of allowance for doubtful accounts of $22,851, $10,038 and $6,380 respectively	188,029	131,799	90,071
Inventories	73,411	64,372	35,012
Prepaid expenses and other current assets	19,198	10,801	5,249
Deferred income taxes	5,847	822	1,201

Total Current Assets	351,499	218,285	137,762
Trademarks, net	316,821	2,543	2,506
Goodwill, net	372,664	51,370	35,618
Equipment, net	39,784	17,387	10,115
Deferred income taxes	2,361	1,684	1,382
Other assets	1,343	435	87

Total Assets	$1,084,472	$291,704	$187,470

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade accounts payable	$112,838	$115,678	$65,776
Bank loans and overdraft facilities	26,747	37,396	30,441
Income taxes payable	672	651	977
Taxes other than income taxes	59,387	3,108	1,230
Other accrued liabilities	62,577	7,338	3,011
Current portions of obligations under capital leases	3,328	2,970	1,282
Current portion of long-term debt	—	234	29

Total Current Liabilities	265,549	167,375	102,746
Long-term debt, less current maturities	9	1,873	497
Long-term obligations under capital leases	1,455	2,140	1,173
Long-term obligations under Senior Secured Notes	367,575	—	—
Deferred income taxes	59,805	—	—

Total Long Term Liabilities	428,844	4,013	1,670
Minority interests	15,137	—	—
Stockholders’ Equity
Common Stock ($0.01 par value, 40,000,000 shares authorized, 23,885,245, 16,677,045 and 16,314,493 shares issued at December 31, 2005, December 31, 2004 and December 31, 2003 respectively)	239	166	109
Additional paid-in-capital	296,574	55,663	52,805
Retained earnings	72,634	52,366	30,536
Accumulated other comprehensive income	5,645	12,271	(246)
Less Treasury Stock at cost (164,025 shares at December 31, 2005, 2004 and 2003)	(150)	(150)	(150)

Total Stockholders’ Equity	374,942	120,316	83,054

Total Liabilities and Stockholders’ Equity	$1,084,472	$291,704	$187,470

See accompanying notes.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

Amounts in columns expressed in thousands

(except per share data)

	Year ended December 31,
	2005	2004	2003
PROFIT AND LOSS
Gross sales	$828,918	$580,744	$429,118
Excise taxes	(79,503)	—	—
Net sales	749,415	580,744	429,118
Cost of goods sold	627,368	506,413	372,638

Gross profit	122,047	74,331	56,480
Selling, general and administrative expenses	69,420	45,188	33,721
Bad debt provision	984	758	592

Operating income	51,643	28,385	22,167
Non-operating income / (expense)
Interest income / (expense), net	(15,828)	(2,115)	(1,500)
Other financial income / (expense), net	(7,678)	(19)	(92)
Other income / (expense), net	(262)	193	(59)

Income before income taxes	27,875	26,444	20,516
Income tax expense	5,346	4,614	5,441

Minority interests	2,261	—	—
Net income	$20,268	$21,830	$15,075

Net income per share of common stock, basic	$1.07	$1.34	$0.98

Net income per share of common stock, diluted	$1.05	$1.31	$0.96

See accompanying notes.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Amounts in columns expressed in thousands

	Common Stock				Additional Paid-in Capital	Retained Earnings	Accumulated other comprehensive loss	Total
	Common Stock		Treasury Stock
	No. of Shares	Amount	No. of Shares	Amount
Balance at December 31, 2002	6,005	$60	73	$(150)	$27,381	$15,461	$(1,371)	$41,381

Net income for 2003						15,075		15,075
Foreign currency translation adjustment							1,125	1,125
Comprehensive income for 2003						15,075	1,125	16,200
Effect of stock split June 2, 2003	3,003	30	36		(30)
Redeemable common stock					1,781			1,781
Common stock issued in private placement	1,350	14			19,294			19,308
Common stock issued in connection with options	366	4			2,031			2,035
Common stock issued in connection with acquisitions	152	1			2,348			2,349
Balance at December 31, 2003	10,876	$109	109	$(150)	$52,805	$30,536	$(246)	$83,054
Net income for 2004						21,830		21,830
Foreign currency translation adjustment							12,517	12,517

Comprehensive income for 2004						21,830	12,517	34,347
Effect of stock split May 2, 2004	5,438	54	55		(54)
Common stock issued in connection with options	312	3			1,778			1,781
Common stock issued in connection with acquisitions	51				1,134			1,134
Balance at December 31, 2004	16,677	$166	164	($150)	$55,663	$52,366	$12,271	$120,316

Net income for 2005	—	—			—	20,268	—	20,268
Foreign currency translation adjustment	—	—			—	—	(6,626)	(6,626)

Comprehensive income for 2005	—	—			—	20,268	(6,626)	13,642
Common stock issued in private placement	3,360	34			111,560			111,594
Common stock issued in connection with options	438	5			3,201			3,206
Common stock issued in connection with acquisitions	3,410	34			126,150	—	—	126,184
Balance at December 31, 2005	23,885	239	164	($150)	$296,574	$72,634	$5,645	$374,942

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts in columns expressed in thousands

	Year ended December 31,
	2005	2004	2003
CASH FLOW
Operating Activities
Net income	$20,268	$21,830	$15,075
Adjustments to reconcile net income to net cash provided by / (used in) operating activities:
Depreciation and amortization	4,529	3,414	2,127
Deferred income taxes	(317)	228	698
Bad debt provision	984	758	592
Minority interests	2,261	—	—
Changes in operating assets and liabilities:
Accounts receivable	(23,730)	(23,495)	(6,862)
Inventories	(238)	(21,245)	(4,143)
Prepayments and other current assets	(6,575)	(2,090)	(1,183)
Trade accounts payable	(7,149)	29,424	(14,156)
Income and other taxes	9,015	993	766
Other accrued liabilities and other	35,034	(956)	(1,166)

Net Cash provided by Operating Activities	34,081	8,861	(8,252)
Investing Activities
Investment in distribution assets	(8,091)	(5,449)	(2,292)
Proceeds from the disposal of equipment	2,454	1,490	647
Purchase of financial assets	(79,412)	(5,378)	(3,874)
Proceeds from the disposal of financial assets	115,028	—	—
Acquisitions of subsidiaries, net of cash acquired	(490,092)	—	—

Net Cash Used In Investing Activities	(460,113)	(9,337)	(5,519)
Financing Activities
Borrowings on bank loans and overdraft facility	4,804	7,604	7,019
Payment of bank loans and overdraft facility	(13,565)	(4,029)	—
Long-term borrowings	—	1,518	—
Payment of long-term borrowings	(6,438)	(4,400)	(9,935)
Payment of capital leases	(1,676)	(1,838)	(1,297)
Net Borrowings of Senior Secured Notes	378,447	—	—
Net proceeds from private placement issuance of shares	111,594	—	19,308
Options exercised	3,205	1,780	2,035

Net Cash provided by Financing Activities	476,371	635	17,130

Currency effect on brought forward cash balances	(86)	4,103	633
Net Increase / (Decrease) in Cash	50,254	4,262	3,992
Cash and cash equivalents at beginning of period	10,491	6,229	2,237

Cash and cash equivalents at end of period	$60,745	$10,491	$6,229

Supplemental Schedule of Non-cash Investing Activities
Common stock issued in connection with investment in subsidiaries (Note 2)	$126,156	$2,390	$1,803
Capital leases	$962	$2,872	$2,028

Supplemental disclosures of cash flow information
Interest paid	$2,669	$2,078	$1,633
Income tax paid	$4,580	$2,636	$5,221

See accompanying notes.

1. Organization and Significant Accounting Policies

Organization and Description of Business

Central European Distribution Corporation (“CEDC”), a Delaware corporation, and its subsidiaries (collectively referred to as “we,” “us,” “our,” or the “Company”) operate primarily in the alcohol beverage industry. Historically the Company has operated as a distributor and importer of alcoholic beverages in Poland. Recently, however, the Company has vertically integrated into production and brand ownership through the acquisition of 100% of Bols Poland in August 2005 and 66% of Polmos Białystok in October 2005. Bols and Polmos Białystok are leading producers and marketers of premium vodkas in Poland. Following these acquisitions the Company is one of the largest vodka producers, and the leading distributor and importer of alcoholic beverages in Poland. The Company is based in Warsaw and operates through two plants, 15 distribution centers and 78 satellite branches.

CEDC derives most of its revenues in Poland through its various subsidiaries.

Significant Accounting Policies

The significant accounting policies and practices followed by the Company are as follows:

Basis of Presentation

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. Our Company consolidates all entities that we control by ownership of a majority voting interests. All inter-company accounts and transactions have been eliminated in the consolidated financial statements.

CEDC’s subsidiaries maintain their books of account and prepare their statutory financial statements in Polish Zloties (PLN) in accordance with Polish statutory requirements and the Accounting Act of 29 September 1994. The subsidiaries’ financial statements have been adjusted to reflect accounting principles generally accepted in the United States of America (U.S. GAAP).

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results may differ from those estimates and such differences may be material to the consolidated financial statements.

Foreign Currency Translation and Transactions

For all of the Company’s subsidiaries the functional currency is the local currency. Assets and liabilities of these operations are translated at the exchange rate in effect at each year-end. The Income Statements are translated at the average rate of exchange prevailing during the respective year. Translation adjustments arising from the use of differing exchange rates from period to period are included as a component of stockholders’ equity. Transaction adjustments arising from operations as well as gains and losses from any specific foreign currency transactions are included in the reported net income for the period.

The accompanying consolidated financial statements have been presented in U.S. dollars.

The exchange rates used on Polish zloty denominated transactions and balances for translation purposes as of December 31, 2005, 2004 and 2003 for one U.S. dollar were 3.2613 PLN, 2.9904 PLN and 3.7405, respectively.

Tangible Fixed Assets

Tangible fixed assets are stated at cost, less accumulated depreciation. Depreciation of tangible fixed assets is computed by the straight-line method over the following useful lives:

Type	Depreciation life in years
Transportation equipment including capital leases	5
Production equipment	10
Software	5
Computers and IT equipment	3
Beer dispensing and other equipment	2-10
Freehold land	Not depreciated
Freehold buildings	40

Leased equipment meeting appropriate criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capitalized leased assets is computed on a straight-line method over the useful life of the relevant assets.

Where the cost of equipment is less than $1,000 per transaction, it is expensed to the income statement as incurred.

The Company periodically reviews its investment in tangible fixed assets and when indicators of impairment exist, an impairment loss is recognized.

Goodwill

As required by SFAS 142, acquired goodwill is no longer amortized. Instead the Company assesses the recoverability of its goodwill at least once a year or whenever adverse events or changes in circumstances or business climate indicate that expected future cash flows (undiscounted and without interest charges) for business units of a similar economic nature may not be sufficient to support the recorded goodwill. If undiscounted cash flows were to be insufficient to support the goodwill, an impairment charge would be recognized to reduce the carrying value of the goodwill based on the expected discounted cash flows of the business units. No such charge has been considered necessary through the date of the accompanying financial statements.

Purchase price allocations

We account for our acquisitions under the purchase method of accounting in accordance with SFAS 141, Business Combinations, and allocate the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The determination of the values of the assets acquired and liabilities assumed, as well as associated asset useful lives, requires management to make estimates.

Intangible assets other than Goodwill

Intangibles consist primarily of acquired trademarks relating to well established brands, and as such have been deemed to have an indefinite life. In accordance with SFAS 142, intangible assets with an indefinite life are not amortized but are reviewed at least annually for impairment. Additional intangible assets include the valuation of customer contracts arising as a result of acquisitions, these intangible assets are amortized over their estimated useful life of 8 years.

Impairment of long lived assets

In accordance with SFAS 144, the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of an asset exceeds it fair value.

Revenue Recognition

Sales are recognized when title passes to the customer, which is generally when the goods are shipped to customers and where a delivery acceptance note signed by the customer has been returned to the

Company. Sales are stated net of turnover related customer discounts, an estimate of customer returns and sales tax (VAT). Net sales revenue includes excise tax except in the case where the sales is made directly from the production unit, in which case it is recorded net of excise tax.

Shipping and Handling Costs

Where the Company has incurred costs in shipping goods to its warehouse facilities these costs are recorded as part of inventory and then to costs of goods sold. Shipping and handling costs associated with distribution are recorded in Selling, General and Administrative (S,G&A) costs.

Accounts Receivable

Accounts receivables are recorded based on the invoice price, inclusive of VAT (sales tax), and where a delivery note has been signed by the customer and returned to the Company. The allowances for doubtful accounts are based upon the aging of the accounts receivable, whereby the Company makes an allowance based on a sliding scale. However, where circumstances require, the Company will also make specific provisions for any excess not provided for under the general provision. When a final determination is delivered to the Company regarding the non-recovery of a receivable, the Company then charges the unrecoverable amount to the accumulated allowance.

Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market value. Elements of cost include materials, labor and overhead and are classified as follows:

	December 31, 2005	December 31, 2004	December 31, 2003
Raw materials and supplies	$9,514	$—	$—
Finished goods and goods for resale	63,897	64,372	35,012

Total	$73,411	$64,372	$35,012

Because of the nature of the products supplied by the Company, great attention is paid to inventory rotation. Where goods are estimated to be obsolete or unmarketable they are written down to a value reflecting the net realizable value in their relevant condition.

Cost includes customs duty (where applicable), and all costs associated with bringing the inventory to a condition for sale. These costs include importation, handling, storage and transportation costs, and exclude rebates received from suppliers, which are reflected as reductions to closing inventory. Inventories are comprised primarily of beer, wine, spirits, packaging materials and non-alcoholic beverages.

Cash and Cash Equivalents

Short-term investments which have a maturity of three months or less from the date of purchase are classified as cash equivalents.

Income Taxes and Deferred Taxes

The Company computes and records income taxes in accordance with the liability method. Deferred tax assets and liabilities are recorded based on the difference between the accounting and tax basis of the underlying assets and liabilities based on enacted tax rates expected to be in effect for the year in which the differences are expected to reverse.

Employee Retirement Provisions

The Company’s employees are entitled to retirement payment and in some cases payments for long-service (“jubilee awards”) and accordingly the Company provides for the current value of the liability related to these benefits. A provision is calculated based on the terms set in the collective labor agreement. The amount of the provision for retirement bonuses depends on the age of employees and the pre-retirement time of work for the Company and equals from 1 to 8 times the monthly salary.

The Company does not create a specific fund designated for these payments and all payments related to the benefits are charged to the income statement. The provision for the employees’ benefits is calculated annually using the projected unit method and any losses or gains resulting from the valuation are immediately recognized in the income statement.

The Company also contributes to State and privately managed defined contribution plans. Contributions to defined contribution plans are charged to the income statement in the period in which they are incurred.

Employee Stock-Based Compensation

At December 31, 2005, the Company had in place the 1997 Stock Incentive Plan (“Incentive Plan”) under which all stock-based compensation awards are granted to directors, executives, and other employees and to non-employee service providers of the Company. The Incentive Plan is described more fully in Note 13. The Company accounts for grants to employees under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. For grants to employees, no stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price at least equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	2005	2004	2003
Net income as reported	$20,268	$21,830	$15,075
Pro forma net income	$18,388	$19,424	$11,973

Pro forma earnings per share:
Basic	$0.97	$1.19	$0.79
Diluted	$0.96	$1.16	$0.76

Stock-based compensation awards are also granted to non-employee service providers under the Incentive Plan. The Company accounts for grants to non-employee service providers in accordance with the fair value method of FASB Statement No. 123.

Derivative Financial Instruments

The Company uses derivative financial instruments, including interest rate swaps and currency derivatives. Derivative financial instruments are initially recognized in the balance sheet at cost and are subsequently remeasured at their fair value. Changes in the fair value of derivative financial instruments are recognized periodically in either income or in shareholders’ equity as a component of comprehensive income depending on whether the derivative financial instrument qualifies for hedge accounting, and if so, whether it qualifies as a fair value hedge or a cash flow hedge.

Generally, changes in fair values of derivative financial instruments accounted for as fair value hedges are recorded in income along with the portions of the changes in the fair values of the hedged items that relate to the hedged risks. Changes in fair values of derivative financial instruments not qualifying as hedges are reported in income. At the inception of a transaction the Company documents the relationship between hedging instruments and hedged items, as well as its risk management objective and the strategy for undertaking various hedge transactions. This process includes linking all derivatives designated to specific firm commitments or forecasted transactions. The Company also documents its assessment, both at the hedge inception and on an ongoing basis, of whether the derivative financial instruments that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

Comprehensive Income/(Loss)

Comprehensive income / (loss) is defined as all changes in equity during a period except those resulting from investments by owners and distributions to owners. Comprehensive income includes net income adjusted by, among other items, foreign currency translation adjustments. The foreign translation losses/gains on the re-measurements from PLN to U.S. dollars are classified separately as a component of accumulated other comprehensive income included in stockholders’ equity.

As of December 31, 2005, the Polish zloty exchange rate used to translate the balance sheet weakened as compared to the exchange rate as of December 31, 2004, and as a result a loss to comprehensive income was recognized.

During 2004, the Polish zloty strengthened and as a result changed from a cumulative comprehensive loss to a comprehensive gain. During the year ended December 31, 2004, the Company recorded foreign currency translation gains of $12.2 million and reported this amount as part of the accumulated comprehensive gain in shareholders’ equity.

Additionally, translation gains and losses with respect to long-term subordinated inter-company loans with the parent company are charged to other comprehensive income. No deferred tax benefit has been recorded on the comprehensive income in regard to the long-term inter-company transactions with the parent company, as the repayment of any equity investment is not anticipated in the foreseeable future.

Segment Reporting

The Company primarily operates in one industry segment, the production and sale of alcoholic beverages. These activities are conducted by the Company’s subsidiaries in Poland. Substantially all revenues, operating profits and assets relate to this business. CEDC assets (excluding inter-company loans and investments) located in the United States of America represent less than 1% of consolidated assets.

Net Income per Common Share

Net income per common share is calculated in accordance with SFAS No. 128, “Earnings per Share”. Basic earnings per share (EPS) are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the year. The stock options and warrants discussed in Note 10 were included in the computation of diluted earnings per common share (Note 13).

Recently Issued Accounting Pronouncements

In December 2004, FASB issued SFAS 123(R), Share Based Payments, a revision of the prior SFAS Statement No. 123, Accounting for Stock Based Compensation. This statement requires companies to expense the fair value of employee stock options and other forms of stock-based compensation. The statement offers a number of possibilities for implementation. The SEC has provided an extension to allow implementation during the first quarter of 2006. The Company has elected to implement the modified prospective application, which will require the Company to begin to recognize the impact of the change in January 2006 and will not require restatement of any prior periods. The potential impact during 2006 is approximately $850,000, based upon current market conditions.

In May 2005, FASB issued SFAS 154, “Accounting Changes and Error Corrections” which replaces Accounting Principles Board Opinion No. 20, “Accounting Changes” and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005 and, accordingly, is required to be adopted by the Company on January 1, 2006. The Company does not expect that the adoption of SFAS 154 will have a material impact on its consolidated results of operations and financial position.

In November 2004, the FASB issued SFAS 151, “Inventory Costs, an amendment of Accounting Research Bulletin No. 43, Chapter 4.” SFAS 151, requires that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) be recorded as current period charges and that the allocation of fixed production overheads to inventory be based on the normal capacity of the production facilities. The Company adopted SFAS 151 on January 1, 2006. The Company does not believe that the adoption of SFAS 151 will have a material impact on our consolidated financial statements.

2. Acquisitions

The Company’s strategy and objectives in its acquisition policy have typically been to acquire strong regional alcohol distributors in order to build profitable market share, and to construct a nationwide distribution network in order to attract and retain national clients and strengthen its buying leverage.

During 2005, the Company expanded its acquisition strategy to vertically integrate into production and brand ownership by targeting and acquiring leading distilleries and their brands in Poland. Vertical integration is expected to expand margins as the Company integrates its distribution and production margins, add selling leverage to its distribution model, and tap into the growing international vodka markets with the Company’s own export brands. As a result of following this strategy, the Company has entered into two share purchase agreements as described further below and in Note 16.

The price paid by the Company in making its acquisitions is based on earnings projections of the acquired company operating under the Company’s business model.

On August 17, 2005 the Company completed a share sale agreement with Takirra Investment Corporation (“Takirra”), Rémy Cointreau S.A. (“Rémy”), and Botapol Management B.V. (an indirect subsidiary of Rémy) to acquire 100% of the outstanding capital stock of Botapol Holding B.V. (“Botapol”), which itself owns 100% of the outstanding capital stock of both Bols, its principal operating subsidiary, and Hillcroft Sp. z o.o. (collectively referred to as “Bols”). Bols is a leading producer and marketer of premium vodkas and a leading importer of premium spirits and wines in Poland. The purchase price for Botapol was $270.0 million, payable in a combination of cash and shares of CEDC common stock. At closing, CEDC paid $147.9 million in cash and issued 3,382,838 shares of its common stock. Up to $5.0 million of the cash consideration may be reimbursed if the weighted average of the closing price of CEDC’s common stock exceeds $40.65 per share at any time during the period from twelve to eighteen months after the closing of the Bols Acquisition. As part of the Botapol acquisition, if the weighted average of the closing price of CEDC common stock over the four weeks immediately preceding the first anniversary of the closing date of the Botapol acquisition is below $32.59 per share, subject to customary adjustments, the Company will be liable to Rémy and Takirra for payment of an additional amount in cash equal to the applicable price difference multiplied by 3,382,838, (the total number of shares of our common stock issued to the sellers as part of the purchase price). This will be accounted for as contingent consideration and should any additional amounts become due they will be treated as a purchase price adjustment. At the time of acquisition, Bols was exposed to certain tax penalties, for which the sellers have provided full indemnification to CEDC.

Upon closing of the acquisition the price per share for the 3,382,838 shares of common stock of CEDC was $37.01 based on the closing market price of CEDC common stock for the two days before and the two days after the acquisition announcement date (June 27, 2005). The cash consideration was financed by the release from escrow of the proceeds from the issuance of EUR 325.0 million of 8% Senior Secured Notes due 2012. The operations of Botapol are included in our income statement for the period from August 17, 2005 through December 31, 2005.

On July 11, 2005, the Company entered into a definitive share purchase agreement with the Treasury Ministry of Poland to purchase 61% of the outstanding capital stock of Polmos Białystok S.A. for a total purchase price of 1.06 billion Polish zloty ($328.8 million based on the exchange rate as of October 12, 2005). The acquisition was subject to approvals from the Polish Anti-Monopoly Office and the Polish Securities and Stock Exchange Commission. Final permission was obtained in October 2005, and the transaction was closed on October 12, 2005. In addition, we purchased an additional 5% of the company in the open market, bringing our total ownership of Polmos Białystok to 66%. Polmos Białystok S.A.’s results are included in our income statement for the period from October 12, 2005 through December 31, 2005.

On April 28, 2005, the Company acquired 100% of the outstanding capital stock of Delikates, an alcohol distributor in central Poland, for a purchase price of approximately $2.4 million, of which $1.9 million was paid in cash and $0.5 million was paid in shares of common stock of the Company.

On August 16, 2005, the Company acquired 100% of the outstanding capital stock of Imperial, an alcohol distributor in the northeast of Poland, for a purchase price of approximately $2.3 million, of which $1.9 million was paid in cash and $0.4 million was paid in shares of common stock of the Company. The operations of Imperial are included in our income statement for the period from August 16, 2005 to December 31, 2005.

On December 14, 2005 the Company acquired 100% of the outstanding capital stock of Krokus, an alcohol distributor in western Poland for a nominal purchase price.

For the twelve months ended December 31, 2005, the fair value of assets purchased and liabilities assumed as at acquisition date are set forth in the below table:

	Bols	Polmos Białystok	Other	Total Acquisitions
Current Assets	$47,629	$70,094	$3,727	$121,450
Property, plant, equipment and other assets	13,392	10,747	705	24,844
Trademarks	171,906	142,816	0	314,722

Total assets	232,927	223,657	4,432	461,016
Current liabilities	29,142	39,688	6,521	75,351
Non-current deferred tax liability	32,670	27,135	0	59,805
Non-current liabilities	0	4,508	54	4,562

Total liabilities assumed	61,812	71,331	6,575	139,718
Net assets	171,115	152,326	(2,143)	321,298
Minority interests	0	12,862	0	12,862

Net assets acquired	$171,115	$139,464	($2,143)	308,436

Consideration given
in cash	150,514	349,742	4,505	504,761
in shares	125,782	0	994	126,776
Consideration to be paid	0	0	0	0

Total consideration	276,296	349,742	5,499	631,537

Goodwill	105,181	210,278	7,642	323,101

Cash acquired	9,221	5,336	112	14,669

Net cash outflow	$141,293	$344,406	$4,393	$490,092

Included in the above balance sheets of Bols and Polmos Białystok are provisions for employee termination costs, accounted for based upon current management estimates. Within twelve months from the date of acquisition, management expects to communicate the termination agreements to the relevant employees and any variances to the original estimate will be accounted for as a subsequent purchase price allocation. In addition there are certain contingent liabilities related to settlement of patent infringement claims, for which a reasonable estimate was not yet available. If within twelve months from the date of acquisition, a reasonable estimate is available, a provision for these claims may be recorded as a subsequent purchase price adjustment and increase goodwill.

During the second quarter of 2004, the Company acquired 100% of the voting rights of Miro Sp. z o.o. based in western Poland (June 2004) and Saol Sp. z o.o. (May 2004) based in the Krakow region. In the fourth quarter of 2004, the Company acquired 100% of the voting rights of Polnis Dystrybucja Sp. z o.o. (October 2004) based in central Poland. The Company also acquired certain trading assets and liabilities related to alcohol distribution, the details of these transactions are listed below and have been accounted for as business combinations.

During the year 2003, the Company acquired 100% of the voting rights in Dako-Galant (April 2003), Panta Hurt (September 2003) and Multi-Ex (November 2003), three distributors of alcohol beverages in Poland. These companies were acquired by the Company in a purchase business combination.

For the twelve months ended December 31, 2004 and December 31, 2003, the fair value of assets purchased and liabilities assumed as at acquisition date are set forth in the below table:

	December 31,
	2004	2003
ASSETS
Current Assets
Cash and cash equivalents	$342	$718
Accounts receivable, net of allowance for doubtful accounts	7,152	18,407
Inventories	3,184	6,548
Prepaid expenses and other current assets	37	753
Deferred income taxes	5	936

Total Current Assets	10,720	27,362
Equipment, net	560	1,881

Total Assets	$11,280	$29,243

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade accounts payable	$10,861	$26,494
Bank loans and overdraft facilities	2,011	3,070
Income taxes payable	28	46
Taxes other than income taxes	(38)	383
Other accrued liabilities	897	2,099

Total Current Liabilities	13,759	32,092
Long-term debt, less current maturities	—	446
Net identifiable assets and liabilities	(2,479)	(3,295)
Goodwill on acquisition	13,458	9,777
Consideration paid, satisfied in shares	2,390	1,890
Consideration paid, satisfied in cash	5,720	4,592
Consideration to be paid, presented in liabilities	2,869	—
Cash (acquired)	$342	$718
Net Cash Outflow	$5,378	$3,874

The following table sets forth the unaudited pro forma results of operations of the Company for the twelve months periods ending December 31, 2005, 2004 and 2003. The unaudited pro forma results of operations give effect to the Company’s acquisitions as if they occurred on January 1, 2005, 2004 and 2003. The unaudited pro forma results of operations are presented after giving effect to certain adjustments for depreciation, amortization of deferred financing costs, interest expense on the acquisition financing, and related income tax effects. The unaudited pro forma results of operations are based upon currently available information and certain assumptions that the Company believes are reasonable under the circumstances. The unaudited pro forma results of operations do not purport to present what the Company’s results of operations would actually have been if the aforementioned transactions had in fact occurred on such date or at the beginning of the period indicated, nor do they project the Company’s financial position or results of operations at any future date or for any future period.

	2005	2004	2003
	unaudited
Net sales	$890,707	$620,345	$628,929
Net income	15,007	21,734	11,670
Net income per share data:
Basic earnings per share of common stock	$0.79	$1.33	$0.76
Diluted earnings per share of common stock	$0.78	$1.30	$0.74

3. Trade Receivables and Allowances for Doubtful Accounts

Changes in the allowance for doubtful accounts during each of the three years in the period ended December 31, 2005 were as follows:

	Year ended December 31,
	2005	2004	2003
Net trade receivables – excluding VAT	$164,487	$116,261	$79,058
VAT (sales tax)	46,393	25,576	17,393
Gross trade receivables	$210,880	$141,837	$96,451
Allowances for doubtful debts
Balance, beginning of year	$10,038	$6,380	$3,945
Effect of FX movement on opening balance	(834)	1,552	104
Provision for bad debts – reported in income statement	984	758	592
Charge-offs, net of recoveries	(4,088)	(621)	(964)
Increase in allowance from purchase of subsidiaries	16,751	1,969	2,703

Balance, end of year	$22,851	$10,038	$6,380

Trade receivables, net	$188,029	$131,799	$90,071

4. Equipment

Equipment, presented net of accumulated depreciation in the consolidated balance sheets, consists of:

	December 31,
	2005	2004	2003
Land and buildings	$18,013	$7,641	$3,485
Equipment	24,989	4,918	3,507
Motor vehicles	9,223	7,165	6,356
Motor vehicles under lease	9,624	6,040	2,839
Computer hardware and software	8,318	1,781	1,183

	70,167	27,545	17,370
Less - Accumulated depreciation	(30,383)	(10,158)	(7,255)

Total	$39,784	$17,387	$10,115

5. Goodwill

Goodwill, presented net of accumulated amortization in the consolidated balance sheets, consists of:

	2005	2004	2003
Acquisition Cost
Balance at January 1	$52,233	$36,308	$26,002
Impact of foreign exchange	(2,130)	256	231
Additional purchase price adjustments	251	2,211	298
Acquisition through business combinations	323,101	13,458	9,777

Balance at December 31	373,455	52,233	36,308
Accumulated amortization
Balance at January 1	863	690	679
Impact of foreign exchange	(72)	173	11

Balance at December 31	791	863	690

NBV	$372,664	$51,370	$35,618

Additional purchase price adjustments, represent fair value adjustments made to the book value of entities acquired in 2004, for which updated information became available after the original acquisition date.

Under SFAS No. 142 goodwill is no longer amortized but reviewed at the end of the fiscal year for impairment, or more frequently if certain indicators arise.

6. Intangible Assets other than Goodwill

	December 31, 2005	December 31, 2004	December 31, 2003
Non-amortizable intangible assets:
Trademarks	314,722	—	—
Total	$314,722	—	—
Amortizable intangible assets:
Trademarks	$5,023	$4,261	$4,218
Customer relationships	356	—	—
Less accumulated amortization	(3,280)	(1,718)	(1,712)
Total	$2,099	$2,543	$2,506

Total intangible assets	$316,821	$2,543	$2,506

The increase in Trademarks results from the acquisition of Botapol and Białystok, the owners of the Bols, Soplica , Absolwent, Zubrowka, Batory and Palace Trademarks.

Management considers these brands to have high or market-leader brand recognition within their market segments based on the length of time they have existed, the comparatively high volumes sold and their general market positions relative to other products in their respective market segments. Taking the above into consideration, as well as the evidence provided by analyses of vodka products life cycles, market studies, competitive and environmental trends, Management assumes that these brands will generate cash flows for an indefinite period of time, and that the useful lives of these brands are indefinite. In accordance with SFAS 142, intangible assets with an indefinite life are not amortized but are reviewed at least annually for impairment.

Estimated aggregate future amortization expenses for intangible assets that have a definite life are as follows:

2006	$562
2007	562
2008	562
2009	308
2010 and above	105

Total	$2,099

Intangible assets are tested for impairment at least once a year at year end.

7. Accrued liabilities

	December 31, 2005	December 31, 2004	December 31, 2003
Operating accruals	$25,111	$7,338	$3,011
Hedge valuation	22,341	—	—
Accrued interests	15,125	—	—

Total	$62,577	$7,338	$3,011

8. Borrowings

Bank Facilities

The Company has banking facilities with six banks which are used primarily to support the Company’s working capital requirements. These credit lines are only denominated in Polish zloty.

As of December 31, 2005, $62.6 million remained available under the Company’s overdraft facilities. These overdraft facilities are subject to renewal between April 2006 and December 2006 and the Company has not historically encountered any difficulties in successfully obtaining their renewal.

Senior Secured Notes

In connection with the Bols and Białystok acquisitions, on July 25, 2005 the Company completed the issuance of €325 million 8% Senior Secured Notes due 2012 (the “Notes”). Interest is due semi-annually on the 25th of January and July, and the Notes are guaranteed on a senior basis by certain of the Company’s subsidiaries.

The Indenture governing our Notes contains certain restrictive covenants, including covenants limiting the Company’s ability to: make certain payments, including dividends or other distributions, with respect to the share capital of the parent or its subsidiaries; incur or guarantee additional indebtedness or issue preferred stock; make certain investments; prepay or redeem subordinated debt or equity; create certain liens or enter into sale and leaseback transactions; engage in certain transactions with affiliates; sell assets or consolidate or merge with or into other companies; issue or sell share capital of certain subsidiaries; and enter into other lines of business.

As at December 31, 2005, the Company had accrued interest included in accrued liabilities of $15,125 related to the Senior Secured Notes, with the next coupon due for payment on January 25, 2006. Total obligations under Senior Secured Notes are shown net of deferred finance costs, amortized over the life of the borrowings using the effective interest rate method and fair value adjustments from the application of hedge accounting.

Total borrowings as disclosed in the financial statements as:

	December 31, 2005	December 31, 2004	December 31, 2003
Short term bank loans and overdraft facilities for working capital	$26,747	$37,396	$30,441
Total short term bank loans and overdraft facilities	26,747	37,396	30,441
Current portion of long term debt	—	234	29
Long term obligations under Senior Secured Notes	367,575	—	—
Other total long term debt, less current maturities	9	1,873	497

Total debt	$394,331	$39,503	$30,967

December 31, 2005
Principal repayments for the followings years
2006	$26,747
2007	9
2008	0
2009	0
2010 and beyond	367,575

Total	$394,331

9. Income and Deferred Taxes

The Company operates in two tax jurisdictions, Delaware in the United States of America and Poland. All Polish subsidiaries file their own corporate tax returns as well as account for their own deferred tax assets. The Company does not file a tax return in Delaware based upon its consolidated income, but based on the income statement for transactions occurring in the United States of America.

Total income tax expense varies from expected income tax expense computed at Polish statutory rates (27% in 2003, and 19% in 2004 and 2005) as follows:

	Year ended December 31,
	2005	2004	2003
Tax at Polish statutory rate	$5,296	$5,035	$5,539
Tax rate differences	(317)	(359)	(720)
Effect of changes in tax rates on net deferred tax assets	—	—	620
Permanent differences	367	(62)	2

Income tax expense	$5,346	$4,614	$5,441

Total Polish income tax payments during 2005, 2004 and 2003 were $4,580, $2,636 and $5,221 respectively. CEDC has paid no U.S. income taxes and has net operating U.S. loss carry-forward totaling $3,251.

Significant components of the Company’s deferred tax assets are as follows:

	December 31,
	2005	2004	2003
Deferred tax assets:
Accrued expenses, deferred income and prepaid, net	$6,555	$324	$601
Allowance for doubtful accounts receivable	$1,986	$939	$935
Unrealized foreign exchange losses	—	$16	$40
Tax benefit derived from sales to subsidiaries	—	$241	$257
CEDC operating loss carry-forward benefit, Expiring in 2012 – 2018	$1,902	$1,209	$774

Net deferred tax asset	$10,443	$2,729	$2,607

Deferred tax liability:
Trade marks	59,805	—	—
Unrealized foreign exchange gains	1,644	—	—
Timing differences in finance type leases	396	139	9
Investment credit	106	—	—
Deferred income	89	$84	$15

Net deferred tax liability	$62,040	$223	$24

Total net deferred tax asset	$10,443	$2,729	$2,607
Total net deferred tax liability	$62,040	$223	$24
Total net deferred tax	($51,597)	$2,506	$2,583
Classified as:
Current deferred tax asset	$5,847	$822	$1,201
Non-current deferred tax asset	2,361	1,684	1,382
Non-current deferred tax liability	(59,805)	—	—

Total net deferred tax	($51,597)	$2,506	$2,583

No deferred taxes have been recorded for the remaining undistributed earnings as the Company intends to permanently reinvest these earnings.

The tax liabilities (including corporate income tax, Value Added Tax (VAT), social security and other taxes) may be subject to examinations by Polish tax authorities for up to five years from the end of the year the tax is payable. CEDC’s United States federal income tax returns are also subject to examination by the U.S. tax authorities. As the application of tax laws and regulations, and transactions are susceptible to varying interpretations, amounts reported in the consolidated financial statements could be changed at a later date upon final determination by the tax authorities.

10. Stock Option Plans and Warrants

The Company has elected to follow APB 25 and related Interpretations for its employee stock options because the alternative fair value accounting provided for under FASB Statement 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, no compensation expense is recognized when the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant.

The Company’s 1997 Stock Incentive Plan (“Incentive Plan”) provides for the grant of stock options, stock appreciation rights, restricted stock and restricted stock units to directors, executives, and other employees (“employees”) of the Company and to non-employee service providers of the Company. Following a shareholder resolution in April 2003 and the stock splits of June 2003 and May 2004, the

Incentive Plan authorizes, and the Company has reserved for future issuance, up to 3,937,500 shares of Common Stock (subject to anti-dilution adjustment in the event of a stock-split, re-capitalization, or similar transaction). The Compensation Committee of the Board of Directors of the Company administers the Incentive Plan.

The option exercise price for stock options granted under the Incentive Plan may not be less than fair market value but in some cases may be in excess of the closing price of the Common Stock on the date of grant. The Company uses the stock option price based on the closing price of the Common Stock on the day before the date of grant if such price is not materially different than the opening price of the Common Stock on the day of the grant. Accordingly, there is no compensation expense recorded for options granted under the Incentive Plan to employees. Stock options may be exercised up to 10 years after the date of grant except as otherwise provided in the particular stock option agreement. Payment for the shares must be by cash, which must be received by the Company prior to any shares being issued. Stock options granted as part of an employee employment contract vest after 12 months. Stock options granted as part of a loyalty program vest after three years.

Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of Statement 123. The fair value of these stock options were estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2003, 2004, and 2005, respectively: risk-free interest rate of 1.9%, 2.4% and 4.0%, dividend yields of 0.0%, volatility factors of the expected market price of the Company’s common stock of 1.25, 1.15 and 1.10 and a weighted-average expected life of the option of 3.2 years.

The Black-Scholes option valuation method was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

A summary of the Company’s stock option activity, and related information for the years ended December 31 follows:

Employees and Insiders Only	Options			Weighted-Average Exercise Price
	2005	2004	2003	2005	2004	2003
Outstanding at January 1,	1,095,297	724,650	654,750	$20.12	$22.18	$5.21
Effect of Stock Split	—	362,325	—	—	($7.39)	—
Granted	259,578	349,804	367,900	$35.68	$22.27	$25.24
Exercised	(434,375)	(315,682)	(283,750)	$7.35	$5.78	$5.07
Forfeited	(30,950)	(25,800)	(14,250)	$25.41	$27.25	—

Outstanding at December 31,	889,550	1,095,297	724,650	$25.64	$20.12	$22.18
Exercisable at December 31,	576,200	388,375	412,250	$21.09	$7.18	$6.27

Total Options	Options			Weighted-Average Exercise Price
	2005	2004	2003	2005	2004	2003
Outstanding at January 1,	1,095,297	724,650	737,250	$20.12	$22.18	$5.45
Effect of Stock Split	—	362,325	—	—	($7.39)	—
Granted	259,578	349,804	367,900	$35.68	$22.27	$25.24
Exercised	(434,375)	(315,682)	(366,250)	$7.35	$5.78	$5.60
Forfeited	(30,950)	(25,800)	(14,250)	$25.41	$27.25	—

Outstanding at December 31,	889,550	1,095,297	724,650	$25.64	$20.12	$22.50
Exercisable at December 31,	576,200	388,375	412,250	$21.09	$7.18	$6.14

During 2003, 2004, and 2005, respectively, the range of exercise prices were $8.23 to $25.06; $20.47 to $25.31; and $1.78 to $21.78. During 2003, 2004, and 2005, respectively, the weighted average remaining contractual life of options outstanding were 7 years; 5 years; and 3 years. Exercise prices for options outstanding as of December 31, 2005 ranged from $1.87 to $43.71. The weighted average remaining contractual life of those options is 3 years.

For stock options granted to non-employee service providers, the Company accounted for these grants in accordance with the fair value method in Statement 123. The fair values of these stock options were estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2003, 2004 and 2005, respectively: risk-free interest rate of 1.90%, 2.38% and 4.00%; dividend yields of 0.0%; volatility factors of the expected market price of the Company’s common stock of 1.25, 1.15. and 1.10; and a weighted-average expected life of the option of 3.2 years. No options were granted to outside consultants during 2005.

11. Commitments and Contingencies

The Company is involved in litigation from time to time and has claims against it in connection with matters arising in the ordinary course of business. In the opinion of management, the outcome of these proceedings will not have a material adverse effect on the Company’s operations.

During 2003, the Company received a decision regarding a tax dispute relating to one of its subsidiaries which resulted in additional tax payable of $146.0 thousand. The subsidiary is still disputing the basis of the decision, though should it fail to successfully argue its case there is a risk of a subsequent adjustment totaling $304.6 thousand.

As part of the Botapol acquisition, if the weighted average of the closing price of the Company’s common stock over the four weeks immediately preceding the first anniversary of the closing date of the Botapol acquisition is below $32.59 per share, the Company will be liable to Rémy and Takirra for payment of an additional amount in cash equal the shortfall multiplied by 3,382,838, (the total number of shares of the Company’s common stock issued to the sellers as part of the purchase price).

As part of the Polmos Białystok acquisition, the Company signed the Social Guarantees Package with Trade Union Organizations. Under this agreement, the Company is obligated to pay to Polmos Białystok employees a Privatization Bonus in an amount equal to ten months of gross wages of which six months were already paid as of December 31, 2005. In addition, as part of the Share Purchase Agreement, the Company is required to ensure that Polmos Białystok will make investments of at least 77.5 million Polish zloty (approximately $23 million based on the then-current exchange rate) during the five years after the acquisition was consummated.

Operating Leases and Rent Commitments

In November 2001, the Company entered into a non cancelable operating lease for its main warehouse and office in Warsaw, which stipulated monthly payments of $130,000 for five years. In February 2004, the Company renegotiated this lease by signing a seven-year agreement starting from

May 1, 2004 at a lower rent of $96,000 per month. The following is a schedule by years of the future rental payments under the non-cancelable operating lease as of December 31, 2005.

2006	$1,734
2007	1,532
2008	1,532
2009	1,532
Thereafter	764

$7,094

The Company also has rental agreements for all of the regional offices and warehouse space. Monthly rentals range from approximately $2,000 to $11,670. All of the regional office and warehouse leases can be terminated by either party within two or three month’s prior notice.

During 2005, the Company continued its policy of renewing its transportation fleet by way of capital leases. The future minimum lease payments for the assets under capital lease at December 31, 2005 are as follows:

2006	$3,328
2007	$1,045
2008	410

Gross payments due	$4,783
Less interest	(383)

Net payments due	$4,400

Supply contracts

The Company has various agreements covering its sources of supply, which, in some cases, may be terminated by either party on relatively short notice. Thus, there is a risk that a portion of the Company’s supply of products could be curtailed at any time.

In 2005, over 5% of the Company’s net sales resulted from sales of products purchased from the following companies: Sobieski Distribution (14%), Polmos Lublin (5%), and Polmos Zielona Gora (5%).

12. Stockholders Equity

On August 17, 2005 as part of the Bols acquisition, the Company issued 3,382,838 shares valued at $37.01 based upon the closing market price for the two days before and two days after the acquisition date. The issuance of these shares resulted in a net increase in share capital of $125.2 million.

On October 7, 2005, the Company closed a private placement of 3,360,000 shares of its common stock at $34.69 per shares resulting in gross proceeds of $116.6 million. The direct costs related to this transaction were netted off against the proceeds in shareholders equity resulting in a net increase in share capital of $111.5 million.

13. Earnings per share

The following table sets forth the computation of basic and diluted earnings per share for the periods indicated.

	Year ended December 31,
	2005	2004	2003
Basic:
Net income	$20,268	$21,830	$15,075

Weighted average shares of common stock outstanding	18,896	16,308	15,267
Basic earnings per share	$1.07	$1.34	$0.98

Diluted:
Net income	$20,268	$21,830	$15,075

Weighted average shares of common stock outstanding	18,896	16,308	15,267
Net effect of dilutive employee stock options based on the treasury stock method	317	410	480
Net effect of dilutive stock options - based on the treasury stock method in regards to IPO options/warrants, contingent shares from acquisition and options issued to consultants	—	—	—

Totals	19,213	16,718	15,747
Diluted earnings per share	$1.05	$1.31	$0.96

Options compensation to consultants, contingent shares for acquisitions and employee stock options granted have been included in the above calculations of diluted earnings per share since the exercise price is less than the average market price of the common stock during portions of 2005. The warrants granted to the underwriters in connection with the Company’s initial public offering were all exercised during 2003.

In May 2004, the Company executed a 3 for 2 stock split. The comparatives for 2003 shown above have been adjusted to reflect this change.

14. Financial Instruments

Financial Instruments and Their Fair Values

Financial instruments include cash and cash equivalents, accounts receivable, certain other current assets, trade accounts payable, overdraft facilities and other payables. These financial instruments are disclosed separately in the consolidated balance sheets and their carrying values approximate their fair market values. Financial instruments are denominated primarily in Polish Zloties and they are of a short-term nature whose interest rates approximate current market rates.

Derivative financial instruments

The Company is exposed to market movements in foreign currency exchange rates that could affect the Company’s results of operations and financial condition. In accordance with SFAS 133, Accounting for Derivative Instruments and Hedging Activities, the Company recognizes all derivatives as either assets or liabilities on the balance sheet and measures those instruments at fair value.

The fair values of the Company’s derivative instruments can change with fluctuations in interest rates and/or currency rates and are expected to offset changes in the values of the underlying exposures. The Company’s derivative instruments are held to hedge economic exposures. The Company follows internal policies to manage interest rate and foreign currency risks, including limitations on derivative market-making or other speculative activities.

To qualify for hedge accounting under SFAS No. 133, the details of the hedging relationship must be formally documented at the inception of the arrangement, including the risk management objective, hedging strategy, hedged item, specific risk that is being hedged, the derivative instrument, how effectiveness is being assessed and how ineffectiveness will be measured. The derivative must be highly effective in offsetting either changes in the fair value or cash flows, as appropriate, of the risk being hedged.

Effectiveness is evaluated on a retrospective and prospective basis based on quantitative measures. When it is determined that a derivative is not, or has ceased to be, highly effective as a hedge, the Company discontinues hedge accounting prospectively. The Company discontinues hedge accounting prospectively when (1) the derivative is no longer highly effective in offsetting changes in the cash flows of a hedged item; (2) the derivative expires or is sold, terminated, or exercised; (3) it is no longer probable that the forecasted transaction will occur; or (4) management determines that designating the derivative as a hedging instrument is no longer appropriate.

Fair value hedges are hedges that offset the risk of changes in the fair values of recorded assets, liabilities and firm commitments. The Company records changes in fair value of derivative instruments which are designated and deemed effective as fair value hedges, in earnings offset by the corresponding changes in the fair value of the hedged items.

The Company is exposed to fluctuations in foreign currency cash flows in connection with the Euro denominated Notes. In order to match the cash outflows on the coupon payments related to the obligation with the cash inflows of the Company, denominated primarily in Polish zloty, the Company has entered into a coupon swap arrangement. As of December 31, 2005, the Company had outstanding two hedge contracts for a seven year interest rate swap agreement. The first swap agreements exchanged a fixed Euro based coupon of 8%, with a variable Euro based coupon (IRS) and is accounted for as a fair value hedge. As the critical terms of the debt and IRS match, the Company has elected to use the shortcut method for evaluating hedge effectiveness. The second swap exchanged the variable Euro coupon to a variable Polish zloty coupon (CIRS), which does not qualify for hedge accounting and therefore all changes in fair value are recorded in the results of operations. The net impact these two hedges are coupon payments in Polish zloty based upon the six month Warsaw inter-bank rate (WIBOR) applied to a notional amount of 1,270.4 million Polish zloty.

As of December 31, 2005, a loss of $15.5 million has been recorded as part of other financial income/(expense), net to reflect the mark to market valuation of the swap. In addition during the three month period ended September 30, 2005 a loss of $4.2 million was recorded as part of other financial income/(expense), net, to reflect a closed hedge entered into for economic purposes, related to the acquisition of Białystok.

15. Related Party Transactions

In January of 2005, the Company entered into a rental agreement for a facility located in northern Poland, which is 33% owned by the Company’s Chief Operating Officer. The monthly rent to be paid by the Company for this location is approximately $18,000 per month and relates to facilities to be shared by two subsidiaries of the Company.

During the twelve months of 2005, the Company made sales to a restaurant which is partially owned by the Chief Executive Officer of the Company. All sales were made on normal commercial terms, and total sales for the twelve months ended December 31, 2005 were approximately $68,000.

16. Subsequent events

There were no material events subsequent to December 31, 2005.

17. Quarterly financial information (Unaudited)

The Company’s net sales have been historically seasonal with an average of over 30% of the net sales occurring in the fourth quarter. The table below demonstrates the movement and significance of seasonality in income statement. For further information, please refer to Item 6. Selected Financial Data.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
2005 year
Net Sales	$150,002	$164,249	$187,528	$247,636
Seasonality	20.0%	22.0%	25.0%	33.0%
Gross Profit	19,681	20,907	27,342	54,117
Gross Profit %	13.1%	12.7%	14.6%	21.9%
Operating Income	6,745	7,475	9,216	28,207
Net Income	$4,620	$5,600	($2,023)	$12,071
Net Income per
Common Share - Diluted	$0.27	$0.33	($0.11)	$0.50
2004 year
Net Sales	$110,477	$133,004	$145,831	$191,432
Seasonality	18.1%	24.5%	24.4%	33.0%
Gross Profit	13,766	16,636	18,306	25,624
Gross Profit %	12.5%	12.5%	12.6%	13.4%
Operating Income	4,110	5,891	6,407	11,977
Net Income	$3,110	$4,516	$5,096	$9,108
Net Income per
Common Share - Diluted	$0.19	$0.28	$0.31	$0.55
2003 year
Net Sales	$79,468	$105,122	$104,844	$139,684
Seasonality	18.5%	24.5%	24.4%	32.6%
Gross Profit	10,483	13,616	13,486	18,895
Gross Profit %	13.2%	13.0%	12.9%	13.5%
Operating Income	3,140	5,148	4,929	8,950
Net Income	$1,917	$3,459	$3,604	$6,095
Net Income per
Common Share - Diluted	$0.14	$0.22	$0.22	$0.37

Seasonality is calculated as a percent of full year sales recognized in the relevant quarter.

Geographic Data

Net sales and long-lived assets, by geographic area, consisted of the following for the three years ended December 31, 2005, 2004 and 2003:

	Year ended December 31,
(In thousands)	2005	2004	2003
Net Sales to External Customers (a):
United States	$176	$—		$—
International
Poland	748,403	580,744		429,118
Other	836	—		—

Total international	749,239	580,744		429,118

Total	$749,415	$580,744		$429,118

Long-lived assets (b):
United States	$23	$—	$
International
Poland	360,287	22,049		14,090

Total international	360,287	22,049		14,090

Total consolidated long-lived assets	$360,310	$22,049		$14,090

(a) - Net sales to external customers based on the location to which the sale was delivered.

(b) - Long-lived assets primarily consist of property, plant and equipment and trademarks

UNAUDITED FINANCIAL STATEMENTS OF BOTAPOL HOLDING B.V.

BOTAPOL HOLDING B.V.

CONSOLIDATED BALANCE SHEETS

Amounts in columns expressed in thousands of U.S. dollars

	June 30, 2005	December 31, 2004
ASSETS
CURRENT ASSETS
Cash & cash equivalents	$6,267	$7,598
Trade accounts receivable, net (including related party receivables of $2,913 in 2005 and $2,223 in 2004)	28,035	65,291
Inventories	10,732	12,624
Prepaid expenses and other current assets	3,559	4,231
Deferred income taxes	2,111	1,580

TOTAL CURRENT ASSETS	50,704	91,324
Intangible assets, net	10,560	11,859
Tangible fixed assets, net	10,316	12,019
Other assets	4	4

TOTAL ASSETS	71,584	115,206

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Trade accounts payable, net (including related party payables of $5,231 in 2005 and $6,655 in 2004)	6,283	17,355
Short term loans and overdraft facilities (including related party loan of $5,483 in 2004)	3,909	17,024
Current portion of obligations under capital leases	1,040	1,301
Taxes payable	13,832	34,157
Other accrued liabilities	18,190	19,853

TOTAL CURRENT LIABILITIES	43,254	89,690
Long-term obligations under capital leases	392	844
STOCKHOLDERS’ EQUITY
Common Stock (4,000 shares authorized and issued , EUR 1,000 par value)	3,616	3,616
Additional paid in capital	9,192	4,312
Retained earnings	8,731	7,666
Accumulated other comprehensive income	6,399	9,078
STOCKHOLDERS’ EQUITY	27,938	24,672

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$71,584	$115,206

See accompanying notes.

BOTAPOL HOLDING B.V.

CONSOLIDATED STATEMENTS OF INCOME

Amounts in columns expressed in thousands of U.S. dollars

	Three months ended		Six months ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Sales	$33,632	$43,120	$87,253	$95,059
Less -Excise taxes	(18,028)	(25,280)	(48,702)	(56,125)

Net Sales	15,604	17,840	38,551	38,934
Cost of goods sold	(8,936)	(9,007)	(19,035)	(17,466)

Gross profit	6,668	8,833	19,516	21,468
Selling, general and administrative expenses	(6,369)	(5,096)	(14,316)	(11,846)
Provision for doubtful accounts and notes	(2,401)	(2,862)	(2,946)	(3,168)

Operating income	(2,102)	875	2,254	6,454
Non-operating income / (expense)
Interest expense	(156)	(108)	(418)	(396)
Interest income	59	10	83	17
Realized and unrealized foreign currency transaction losses, net	(20)	(80)	(59)	(85)
Other non-operating expenses, net	(156)	(15)	(309)	(205)

Income/(loss) before income taxes	(2,375)	682	1,551	5,785
Income tax expense	333	(131)	(486)	(1,190)

Net income/(loss)	$(2,042)	$551	$1,065	$4,595

See accompanying notes.

BOTAPOL HOLDING B.V.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Amounts in columns expressed in thousands of U.S. dollars

	Common Stock Issued		Additional Paid-in- Capital	Retained Earnings	Accumulated other comprehensive loss	Total

	No. of Shares	Amount
Balance at December 31, 2004
	4,000	$3,616	$4,312	$7,666	$9,078	$24,672

Net income for the six months ended June 30, 2005
				1,065		1,065
Foreign currency translation adjustment					(2,679)	(2,679)

Comprehensive income for the six months ended June 30, 2005						(1,614)
Subscriptions of shareholders[2]			4,880			4,880
Balance at June 30, 2005
	4,000	$3,616	$9,192	$8,731	$6,399	$27,938

[2]	In May 2005 according to shareholders’ the resolution the contribution of EUR 4,0 million ($ 4.9 million) was paid by Botapol Management B.V. and Takirra Investment Corporation N.V.

See accompanying notes.

BOTAPOL HOLDING B.V.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts in columns expressed in thousands of U.S. dollars

	Six months ended June 30, 2005	Six months ended June 30, 2004
Operating Activities
Net income	$1,065	$4,595
Adjustments to reconcile net income to net cash provided by / (used in) operating activities:
Depreciation and amortization	1,043	1,035
Interest	336	378
(Profit)/Loss on investing activities	110	(17)
Other	(190)	(135)
Changes in operating assets and liabilities:
Accounts receivable	30,315	25,464
Inventories	550	(196)
Prepayments and other current assets	223	762
Trade accounts payable	(9,233)	(1,359)
Income and other taxes	(17,379)	(12,694)
Other accrued liabilities and other	(427)	1,983

Net cash provided by operating activities	7,267	19,816
Investing Activities
Purchases of equipment and intangible assets	(625)	(890)
Acquisitions of subsidiaries	—	(9,509)
Proceeds from the disposal of equipment and financial assets	—	130

Net cash used in investing activities	(625)	(10,269)
Financing Activities
Borrowings on loans and overdraft facility	123	4,486
Re-payment of loans and overdraft facility	(11,437)	(13,379)
Interest paid	(139)	(253)
Payment from shareholders	4,880	—
Payment of capital leases	(486)	(344)

Net cash used in financing activities	(7,059)	(9,490)
Currency effect on cash balances	(914)	1,153
Net increase / (decrease) in cash	(1,331)	1,210
Cash and cash equivalents at beginning of period	7,598	5,763

Cash and cash equivalents at end of period	$6,267	$6,973

Supplemental disclosures of cash flow information
Interest paid	$139	$253
Income tax paid	$972	$1,592

See accompanying notes.

BOTAPOL HOLDING B.V.

NOTES TO FINANCIAL STATEMENTS

Amounts in columns expressed in thousands of U.S. dollars

1.	Organization and Description of Business

Botapol Holding B.V (“Botapol”) is a holding company with no operations which has two wholly owned subsidiaries, Bols Sp. z o.o (“Bols”) and Hillcroft Limited Sp. z o.o.(“Hillcroft”). The holding company is a Dutch company. The operating subsidiaries are Polish companies dealing with the distillation and sale of locally produced vodka and the importation and distribution of vodka and other spirits and wines. Hillcroft is the owner of the Soplica and Czysta Slaska trademarks. Other than owning these trademarks, Hillcroft has no operations. Hillcroft licenses these trademarks to Bols in consideration of royalty payments. Bols has one subsidiary, WTK Soplica Sp. z o.o. ( “WTK Soplica”). Bols is one of the largest producers of vodka in Poland producing leading vodka brands such as Bols Vodka and Soplica.

The Company through its subsidiaries derives all its revenues in Poland.

2.	Basis of Presentation

The interim condensed consolidated financial statements include the accounts of Botapol Holding B.V. and all its wholly and majority-owned subsidiaries and fully controlled subsidiaries. All intercompany accounts and transactions have been eliminated in the consolidation.

Botapol Holding B.V. subsidiaries maintain their books of account and prepare their statutory financial statements in Polish Zloties (PLN) in accordance with Polish statutory requirements and the Accounting Act of September 29, 1994. The subsidiaries’ financial statements have been adjusted to reflect accounting principles generally accepted in the United States of America (U.S. GAAP) for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by generally accepted accounting principles in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary to fairly present our financial condition, results of operations and cash flows for the interim periods presented have been included. Operating results for the three and six month period ended June 30, 2005, are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

The interim condensed consolidated financial statements are prepared under U.S. GAAP and have been presented in U.S. dollars.

The balance sheet at December 31, 2004 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The interim condensed consolidated financial statements should be read with reference to the consolidated financial statements and footnotes for the year ended December 31, 2004.

3.	Comprehensive Income/(Loss)

Comprehensive Income/(loss) is defined as all changes in equity during a period except those resulting from investments by owners and distributions to owners. Comprehensive income includes net income adjusted by, among other items, foreign currency translation adjustments. The foreign exchange gains/(losses) on the translation of the financial statements from PLN to U.S. dollars are classified separately as a component of stockholders’ equity and are the only additional component of accumulated other comprehensive income included therein.

4.	Inventories

Total inventories comprise:

	June 30, 2005	December 31, 2004
Raw materials and supplies	$2,373	$3,809
Finished goods	8,359	8,815

Total	$10,732	$12,624

5.	Prepaid expenses and other receivables

Prepaid expenses and other receivables comprise:

	June 30, 2005	December 31, 2004
Prepaid expenses	$2,929	$2,841
Tax receivables	378	1,098
Other receivables	252	292

Total	$3,559	$4,231

6.	Income and Deferred Taxes

The Company operates in two tax jurisdictions, the Netherlands and Poland. All Polish subsidiaries file their own separate corporate tax returns and account for their own deferred tax balances.

Total income tax expense varies from the expected income tax expense computed at Polish statutory rates (19% in 2004 and 2005) as follows:

	Three months ended		Six months ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Tax at Polish statutory rate	$(451)	$130	$295	$1,099
Permanent differences	118	1	191	91

Total income tax expense	$(333)	$131	$486	$1,190

The tax liabilities (including corporate income tax, Value Added Tax (VAT), social security and other taxes) may be subject to examinations by Polish tax authorities for up to five years from the end of the year the tax is payable. As the application of tax laws and regulations are susceptible to varying interpretations, amounts reported in the consolidated financial statements could be changed at a later date upon final determination by the tax authorities.

7.	Short Term Loans and Credit Facilities

The Company has banking facilities with BRE Bank S.A. which are used to support the Company with working capital.

As of June 30, 2005 the total debt outstanding under BRE Bank S.A. credit facilities was PLN 0 million with PLN50.0 million ($16.7 million) available.

These facilities are disclosed in the financial statements as:

	June 30, 2005	December 31, 2004
Overdrafts	$—	$7,305
Related party loan	—	5,483
Third party short term loan	3,909	4,236

Total	$3,909	$17,024

The related party loans from Takirra Investment Corporation N.V. and Rémy Cointreau S.A. were repaid in May 2005

The third party short term loan related to a loan from J.H.H. Exploitatie Maatschapij B.V. to WTK Soplica. WTK Soplica was sold by Bols in July 2005 (Note 10).

8.	Lease Obligations

In May 2000, the Company entered into a non cancelable operating lease, for its main office in Warsaw, which stipulated monthly payments of $18,000 for six years, this lease cannot be terminated. In February 2004, the Company renegotiated this lease by signing a new agreement ending May 31, 2006 at a lower rent of $16,000 per month. In June 2004, the Company entered into another non cancelable operating lease agreement, for its Central and Eastern Europe (“CEE”) office in Warsaw. The rental agreement, with monthly payments of $6,000 will end in July, 2010. The following is a schedule by years of the future rental payments under the non-cancelable operating leases as of June 30, 2005.

2005	$172
2006	155
2007	75
2008	75
2009	75
Thereafter	44

$596

The Company also has rental agreements for warehouse space. The main external warehouse is located in Oborniki, in the proximity of the production plant and is mainly used for storage of POS materials, imported products and vodka sold to duty free and foreign customers. Monthly rentals amount to $40,000- $45,000 per month. The warehouse lease agreement can be terminated by either party with three month’s prior notice.

During 2005, the Company continued its policy of renewing its car and fork-lift truck fleet utilizing capital lease financing. The future minimum lease payments for the assets under capital lease at June 30, 2005 are as follows:

2005	598
2006	834

Gross payments due	$1,432
Less interest	—

Net payments due	$1,432

9.	Other accrued liabilities

Other accrued liabilities comprised:

	June 30, 2005	December 31, 2004
Provision for underpaid excise tax and related penalty interest	$8,343	$9,336
Provision for penalty interest related to underpaid VAT	285	318
Liabilities related to sales of receivables with recourse	4,002	4,478
Other accruals	5,560	5,721

Total	$18,190	$19,853

In 2003 year the Company received an assessment of the Tax inspection Office (UKS) concerning an additional excise tax payment for the period October 1 to December 31, 2002 in the amount of PLN 8.1 million ($2.1 million) and a penalty of PLN 1.3 million ($0.3 million). According to UKS, the Company failed to comply with the obligation to decrease sales prices by 20% during the six months period from October 1, 2002, which constituted a condition for a 30% excise tax decrease. These additional charges were paid in 2003 and recognized in the financial statements for the year ended December 31, 2003.

In 2004 the Company was subject to a similar examination for the period January 1 to March 31, 2003. As a consequence of the previous tax assessment the Company decided to recognize the additional provision for underpaid excise tax of PLN 20.9 million ($ 7.0 million) and related penalty of PLN 6.9 million ($2.3 million) in the financial statements for the year ended December 31, 2003. In July 2005 the tax office issued the decision related to the period January 1 to March 31, 2003, which determined the excise tax underpayment at the level recognized by the Company.

10.	Related Party Transactions

The Company had relationships with the following related parties; CLS Rémy Cointreau S.A., Takirra Investment Corporation N.V., RC One, Bols Distilleries B.V., Bols International Export Licenses B.V., Bols Hungary Kft, Unipol B.V, and others.

All imported products distributed by the Company in Poland were purchased from related parties such as: CLS Rémy Cointreau S.A., RC One, Bols International Export Licenses B.V.

Unipol B.V. is the owner of the Bols trade mark. Botapol Holding B.V. were obliged to pay charges concerning the license for using the Bols trade mark in connection with the manufacturing, marketing and use of Bols vodka in Poland and Russia. In 2005 the charges concerning this license agreement amounted to $1.1 million.

Bols Sp. z o.o. renders services for CLS Rémy Cointreau concerning the management of the Central and Eastern Europe Region (“CEE”) of Rémy Cointreau.

In 2004 the Company concluded a loan facility agreements with Takirra Investment Corporation N.V. and Rémy Cointreau S.A. amounting to EUR 1.9 million from Takirra and EUR 1.9 million from Rémy. The loans were repaid in May 2005.

11.	Subsequent events

On July 1, 2005 the Company sold all its shares in WTK Soplica for the amount of $ 5 thousand.

On June 27, 2005, Rémy Cointreau S.A., Botapol Management B.V. and Takirra Investment Corporation N.V. , the owners of the Company, entered into a Share Sale Agreement with Central European Distribution Corporation (“CEDC”) and its wholly-owned subsidiary, Carey Agri International Poland Sp. z o.o. (“Carey Agri”) to sell 100% of the outstanding capital stock of the Company to CEDC for U.S.$270.0 million. CEDC acquired 47.1% of the Company’s stock and Carey Agri acquired 52.9% of the Company’s stock. On August 17, 2005 the sale of the Company to CEDC and Carey Agri was completed, following approval of the Polish anti-monopoly office.

UNAUDITED FINANCIAL STATEMENTS OF

PRZEDSIEBIORSTWO “POLMOS” BIAŁYSTOK SPÓŁKA AKCYJNA

Przedsiebiorstwo “POLMOS” Białystok

Spólka Akcyjna

BALANCE SHEET

Amounts in columns expressed in thousands of U.S. dollars

	Note	June 30, 2005	December 31, 2004
ASSETS
CURRENT ASSETS
Cash & cash equivalents		$12,669	$36,480
Restricted cash		1,204	1,735
Short-term investments	3	31,042	52,155
Securities subject to repurchase agreements	3	50,996	12,571
Trade accounts receivable, net		20,697	28,741
Inventories		4,727	4,238
Prepaid expenses and other receivables		3,167	3,092
Deferred income taxes		2,502	1,721

TOTAL CURRENT ASSETS		127,004	140,733
Intangible assets, net		119	146
Tangible fixed assets, net		9,419	10,578
Deferred income taxes		747	708
Long-term investments		19	21
Other assets		174	212

TOTAL ASSETS		$137,482	$152,398

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Trade accounts payable		$4,097	$5,143
Taxes payable		30,111	42,350
Liabilities to shareholders	5	62,834	70,308
Other accrued liabilities		1,631	2,321

TOTAL CURRENT LIABILITIES		98,673	120,122
Employee benefits		3,929	3,727

TOTAL NONCURRENT LIABILITIES		3,929	3,727
STOCKHOLDERS’ EQUITY
Common stock (11,900,000 shares authorized and outstanding , PLN 10 par value)		26,288	26,288
Retained earnings		(8,820)	(18,212)
Accumulated other comprehensive income		17,412	20,473

STOCKHOLDERS’ EQUITY		34,880	28,549

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$137,482	$152,398

See accompanying notes

Przedsiebiorstwo “POLMOS” Białystok

Spólka Akcyjna

STATEMENT OF INCOME

Amounts in columns expressed in thousands of U.S. dollars

	Three months ended		Six months ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Sales	$83,543	$75,354	$165,604	$138,054
Less –Excise taxes	(62,610)	(55,917)	(124,547)	(102,175)

Net Sales	20,933	19,437	41,057	35,879
Cost of goods sold	12,449	12,275	25,033	22,499

Gross profit	8,484	7,162	16,024	13,380
Selling, general and administrative expenses	3,515	2,295	6,392	4,334
Provision for doubtful accounts and notes	(596)	142	(29)	717
Operating income	5,565	4,725	9,661	8,329
Non-operating income / (expense)
Profit on investments	1,862	1,642	3,396	2,480
Interest income	132	72	203	116
Other income / (expense), net	35	(57)	94	(98)

Income before income taxes	7,594	6,382	13,354	10,827
Income tax expense	(1,218)	(1,182)	(2,632)	(2,102)

Net income	$6,376	$5,200	$10,722	$8,725

See accompanying notes.

Przedsiebiorstwo “POLMOS” Białystok

Spólka Akcyjna

STATEMENT OF CHANGES IN STOCKHOLDERS EQUITY

Amounts in columns expressed in thousands of U.S. dollars

	Common Stock		Retained earnings	Accumulated other comprehensive income -Foreign currency translation adjustment	Total
	No. of Shares	Amount
Balance at December 31, 2004	11,900	26,288	(18,212)	20,473	28,549

Net income for the six months ended June 30, 2005	—	—	10,722	—	10,722
Foreign currency translation adjustment	—	—	—	(3,061)	(3,061)

Comprehensive income for six months 2005	—	—	—	—	7,661
Dividend paid	—	—	(1,330)	—	(1,330)

Balance at June 30, 2005	11,900	26,288	(8,820)	17,412	34,880

See accompanying notes

Przedsiebiorstwo “POLMOS” Białystok

Spólka Akcyjna

STATEMENTS OF CASH FLOWS

Amounts in columns expressed in thousands

	Six months ended June 30, 2005	Six months ended June 30, 2004
Operating activities
Net income	$10,722	$8,725
Adjustments to reconcile net income to net cash provided by / (used in) operating activities:
Depreciation and amortization	718	803
Gain on investments	(3,396)	(2,480)
Interest received	(203)	(116)
Changes in operating assets and liabilities:
Accounts receivable	4,988	(1,007)
Inventories	(940)	(1,080)
Prepayments and other current assets	(2,595)	(285)
Trade accounts payable	(500)	(53)
Income and other taxes	(8,814)	(1,342)
Purchase of trade securities, net	(20,796)	(9,925)
Other liabilities	213	1,573

Net cash used in operating activities	(20,603)	(5,187)
Investing activities
Purchase of intangible assets, net	(24)	(16)
Purchase of tangible assets, net	(733)	(977)
Interest received	203	116
Decrease/ (increase) in restricted cash	347	(1,083)

Net cash used in investing activities	(207)	(1,960)
Financing activities
Proceeds from sale of accounts receivable	2,207	—
Dividend payment	(1,330)	(584)

Net cash provided by / (used in) financing activities	877	(584)
Currency effect on brought forward cash balances	(3,878)	158

Net decrease in cash	(23,811)	(7,573)
Cash and cash equivalents at beginning of period	36,480	31,154

Cash and cash equivalents at end of period	$12,669	$23,581
Supplemental disclosures of cash flow information
Income tax paid	$1,930	$1,527

See accompanying notes

Przedsiebiorstwo “POLMOS” Białystok

Spólka Akcyjna

NOTES TO FINANCIAL STATEMENTS

Amounts in columns expressed in thousands of U.S. dollars

1.	Organization and Description of Business

Przedsiebiorstwo “Polmos” Białystok Spólka Akcyjna (hereinafter referred to as “Polmos Białystok” or the “Company”) is a Polish enterprise that was established as a result of the privatization of a state owned enterprise. The Company is based in North-East Poland and has been in operation since 1928. In May 2005, the Company was listed on the Warsaw Stock Exchange (WSE), with 32% of outstanding shares floated. The remaining shares are held by employees and the State Treasury with 61% of the company designated for sale to a strategic investor.

The Company’s primary source of earnings is the production and sale of vodka, including the Absolwent and Zubrówka brands.

2.	Basis of Presentation

The balance sheet at December 31, 2004, has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The Company maintains their books of account and prepares their statutory financial statements in Polish zloty (PLN) in accordance with Polish statutory requirements and the Accounting Act of September 29, 1994. The financial statements have been adjusted to reflect accounting principles generally accepted in the United States of America (U.S. GAAP) for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by generally accepted accounting principles in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary to fairly present our financial condition, results of operations and cash flows for the interim periods presented have been included. Operating results for the three and six month period ended June 30, 2005, are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. The interim financial statements should be read with reference to the financial statements and footnotes for the year ended December 31, 2004.

The interim financial statements are prepared under U.S. GAAP and have been presented in U.S. dollars.

3.	Investments

Short-term investments and securities subject to repurchase agreement as of June 30, 2005 consist of:

				Classified as:
	Cost basis	Unrealized gains	Recorded basis	Short-term investments	Securities subject to repurchase agreements
Investments funds	15,255	770	16,025	16,025	—
Government bills	16,958	36	16,994	—	16,994
Corporate bonds	19,224	784	20,008	4,336	15,672
Government bonds	20,388	468	20,857	2,527	18,330
Municipal bonds	7,770	384	8,154	8,154	—

Total	$79,596	2,442	82,038	31,042	50,996

As of June 30, 2005 investments with a maturity up to 1 year amounted to $81,388 thousand and those with a maturity from 1 year to 3 years amounted to $650 thousand.

Short-term investments and securities subject to repurchase agreement as of December 31, 2004 consist of:

				Classified as:
	Cost basis	Unrealized gains	Recorded basis	Short-term investments	Securities subject to repurchase agreements
Investments funds	13,376	657	14,034	14,034	—
Certificates of deposit	11,061	32	11,093	11,093	—
Government bills	24,221	528	24,748	12,177	12,571
Corporate bonds	2,675	649	3,324	3,324	—
Government bonds	2,561	177	2,738	2,738	—
Municipal bonds	8,695	95	8,789	8,789	—

Total	$62,589	2,138	64,726	52,155	12,571

As of December 31, 2004 investments with a maturity up to 1 year amounted to $61,402 thousand, those with a maturity from 1 year to 3 years amounted to $780 thousand and those with a maturity over 3 years amounted to $2,544 thousand.

4.	Related party transactions

The Company was owned 100% by the State Treasury until its privatization. Therefore payments due to the State Treasury can be recognized as related party transactions.

The payments made to the State Treasury consist primarily of VAT (sales tax), excise tax, income tax and dividends and the retirement of shares presented as a liability to shareholders.

The Company’s main supplier of spirits used for production is Polmos Torun S.A. (“Polmos Torun”), that is owned by the State Treasury. Polmos Torun supplies approximately 65%-70% of the total value of rectified spirit purchased by the Company. The total value of spirits purchased by the Company from Polmos Torun was $4,945 thousand in the first six months of 2005 and $5,720 thousand in the first six months of 2004.

The accounts payable to Polmos Torun as at June 30, 2005 was $1,065 thousand and as at June 30, 2004 was $1.337 thousand.

5.	Liabilities to stockholders

On December 16, 2004 the Company repurchased from the State Treasury and retired 5,000,000 shares. The fair value of shares purchased was $67,731 thousand (PLN 210,250 thousand). As of June 30, 2005 the liability to the State Treasury decreased to $62,834 thousand due to the exchange rate changes. This liability to the State Treasury was paid by the Company in July 2005.

6.	Subsequent events

On July 11, 2005 the Polish State Treasury concluded the share sale agreement to sell 61% of Polmos Białystok to Central European Distribution Corporation for a total purchase price of 1.06 billion PLN, conditional upon obtaining the Anti-monopoly Office approval. On October 12, 2005 following approval from the Anti-monopoly Office, the State Treasury closed the share sale agreement.

ANNEX A

BASE PROSPECTUS

FOR THE PURPOSES OF REGISTRATION OF THIS OFFERING IN THE UNITED STATES

PROSPECTUS

$120,000,000

Central European Distribution Corporation

Common Stock

From time to time, we may sell shares of our common stock. We will specify in an accompanying prospectus supplement the terms of any offering. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “CEDC.” On November 7, 2006, the last reported sale price of our common stock on the Nasdaq Global Select Market was $25.56 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED “ RISK FACTORS” CONTAINED IN ANY SUPPLEMENTS TO THIS PROSPECTUS AND RISK FACTORS IDENTIFIED IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND IN OUR MOST RECENT QUARTERLY REPORT ON FORM 10-Q, AS WELL AS ANY AMENDMENTS THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND WHICH ARE INCORPORATED HEREIN BY REFERENCE IN THEIR ENTIRETY.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may sell our common stock directly to investors, through agents designated from time to time or through underwriters or dealers. If any agents or underwriters are involved in the sale of our common stock, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable commissions or discounts. For additional information or the methods of sale, you should refer to the section entitled “Plan of Distribution.” We will also set forth the net proceeds we expect to receive from any sale of our common stock in the accompanying prospectus supplement.

This prospectus is dated November 30, 2006

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have subsequently changed.

THE COMPANY

We are the largest vodka producer by value and volume in Poland, and one of the largest producers of vodka in the world. We own approximately 66% of Polmos Białystok S.A., which we refer to as Polmos Białystok, and on October 16, 2006 we announced a tender offer for all shares of Polmos Białystok stock that we do not already own, which will allow us to undertake steps leading to the delisting of Polmos Białystok from the Warsaw Stock Exchange. We also own 100% of Bols Sp. z o.o., which we refer to as Bols. We produce and sell approximately eight and a half million nine-liter cases of vodka per year in the four main vodka segments in Poland: top premium, premium, mainstream and economy. In the Bols distillery, we produce the Bols and Soplica vodka brands among other spirit brands. Bols Vodka is the number one selling premium vodka produced in Poland. Soplica has consistently been one of the top ten selling vodkas sold in Poland in the mainstream segment and increased its market share, based on volume, from 3.0% to 4.4% for the period from September 2005 to September 2006, representing 65% growth and making it one of the fastest growing vodka brands in Poland. Polmos Białystok has the number one selling vodka in Poland (regardless of the price category), Absolwent, which has been number one for the last six years. In addition to Absolwent, Polmos Białystok also produces Zubrówka. The Zubrówka brand is also exported from Poland, mainly to Europe and Japan.

We are the largest distributor for many local and international suppliers of alcoholic beverages in Poland. In addition, we import, distribute and market a selection of products from international suppliers on an exclusive basis in Poland and Hungary. We operate the largest nationwide next-day alcoholic beverage delivery service with 16 distribution centers and 76 satellite branches located throughout Poland. We distribute over 700 brands of alcoholic beverages consisting of a wide range of alcoholic products, including spirits, wine and beer, as well as non-alcoholic beverages.

In addition, we are a leading importer of alcoholic beverages in Poland. We have exclusive rights to import approximately 90 brands of spirits, wine and beer into Poland. We also provide marketing support to the suppliers who have entrusted us with their brands. In 2005, we added a number of exclusive import brands, including the following brands from Remy Cointreau Group: Metaxa Brandy, Remy Martin Cognac, St. Remy Brandy, Galliano Liqueurs, Passoa Liqueur, Bols Liqueurs, and Piper Heidsieck Champagne. Also in 2005, we began importing E&J Gallo wines, Jim Beam Bourbon, Sauza Tequila and Teachers Whisky. We also import our own private label alcohol products such as William’s Whisky, and wine under numerous labels. Our exclusive import portfolio, on a comparable basis, grew in 2005 by 21%, based on sales value over our 2004 results. We have worked diligently to create brand awareness and sales for our exclusive import products. As a result of this, our import portfolio has the number one selling mainstream imported wine in Poland, Carlo Rossi, and the number one selling varietal wine, Sutter Home. In addition, each of the following products that we import on an exclusive basis is the number one seller in Poland in its respective product category: Jim Beam Bourbon, Sierra Tequila, Metaxa Brandy, and the range of Bols Liqueurs.

Our extensive import portfolio includes one of the top imported wine portfolios in Poland. The combination of having must have imported wines and the most popular spirits brands, some of which we import and others that we distribute for multinational drinks companies, gives us a powerful presence in the on-trade, as our clients look to us for a complete portfolio.

In July 2006 we acquired Bols Hungary Kft, a leading alcohol importer and distributor in Hungary, as well as the Royal Vodka trademark, which is the best selling vodka in Hungary and is produced at our Bols subsidiary. Following this acquisition we will continue to look for expansion opportunities within Central and Eastern Europe. On September 26, 2006, we acquired from Lucas Bols B.V., a perpetual, exclusive, royalty-free and sublicensable license to use the Bols Vodka trademark in relation to marketing and sale of our products in Hungary.

Corporate Information

Our principal executive offices are located in Warsaw, Poland at 02-690 Warszawa, ul. Bokserska 66a and our telephone number in Poland is (+48 22) 375 18 00. Our executive offices in the U.S. are located at Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004 and our telephone number at those offices is (610) 660-7817. Our Internet site address is http://www.cedc.com.pl. None of the information posted to our web site is incorporated by reference into this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before purchasing any shares of our common stock, you should carefully consider the specific risk factors identified in our most recent Annual Report on From 10-K and our most recent Quarterly Report on Form 10-Q filed with the SEC, each of which is incorporated by reference in this prospectus, together with all of the other information appearing or incorporated by reference in this prospectus or the applicable prospectus supplement.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, we may from time to time, offer and sell in one or more offerings shares of our common stock with an aggregate offering price of up to $120,000,000. This prospectus provides you with a general description of our common stock. Each time we sell common stock pursuant to the registration statement we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. In the event that any prospectus supplement is presented in a language other than English, the English language version of that prospectus supplement filed with the SEC will be a fair and accurate translation of that prospectus supplement in accordance with Rule 403 of the Securities Act of 1933. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” in both this prospectus and the accompanying prospectus supplement.

The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

Whenever we refer to “we,” “our” or “us” in this prospectus, we mean Central European Distribution Corporation and its subsidiaries taken as a whole. When we refer to “you” or “yours,” we mean the holders or prospective purchasers of the applicable series of securities.

FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated by reference into this prospectus contain forward-looking statements, which provide our current expectations or forecasts of future events. These forward-looking statements may be identified by the use of forward-looking terminology, including the terms “aim”, “continue”, “could”, “forecast”, “guidance”, “plan”, “potential”, “predict”, “project”, “believes,” “estimates,” “anticipates,” “expects,” “intends,” “may,” “will” or “should” or, in each case, their negative, or other variations or comparable terminology, but the absence of these words does not necessarily mean that a statement is not forward-looking. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and the documents incorporated by reference into this prospectus and include, without limitation:

•	information concerning possible or assumed future results of operations, trends in financial results and business plans, including those relating to earnings growth and revenue growth, liquidity, prospects, strategies;

•	statements about the level of our costs and operating expenses relative to our revenues, and about the expected composition of our revenues;

•	statements about the integration of our acquisitions;

•	information about the effect of Polish regulations on our businesses;

•	other statements about our plans, objectives, expectations and intentions; and

•	other statements that are not historical facts.

By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-

looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity and the development of the industry in which we operate, may differ materially from those anticipated in or suggested by the forward-looking statements contained in this prospectus or documents incorporated by reference in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus or the documents incorporated by reference in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods. Important factors that could cause those differences include, but are not limited to:

•	our ability to respond to competitive pressures;

•	risks related to economic conditions and shifts in consumer preferences;

•	our ability to retain key management personnel;

•	changes in the prices of our products and raw materials;

•	risks related to exchange rate movements;

•	risks related to anti-monopoly and other government regulation of our business;

•	the possible adverse impact of our substantial leverage and our ability to meet significant debt service obligations; and

•	our compliance with restrictive debt covenants.

We urge you to read and carefully consider our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q filed with the SEC, each of which is incorporated by reference in this prospectus, for a more complete discussion of the factors that could affect our future performance and the industry in which we operate. In light of these risks, uncertainties and assumptions, the forward-looking events described in this prospectus or documents incorporated by reference in this prospectus may not occur or may not occur as contemplated.

You should not place undue reliance on these forward-looking statements because they reflect our judgment only as of the date of this prospectus or, in the case of documents incorporated by reference, as of the date of such documents. We undertake no obligation, and do not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements referred to above and contained elsewhere in this prospectus or in documents incorporated by reference.

USE OF PROCEEDS

We will have broad discretion over the use of the net proceeds to us from any sale of our common stock under this prospectus. Except as described in any prospectus supplement, we currently anticipate that the net proceeds from any sale of our common stock under this prospectus will be used in connection with our acquisition of the remaining shares of Polmos Białystok S.A. that we do not already own, and for general corporate purposes, including to finance our ongoing market expansion in Poland and elsewhere in Central and Eastern Europe, which may include the use of net proceeds for the acquisition of other businesses.

PLAN OF DISTRIBUTION

We may sell our common stock through underwriters or dealers, through agents, or directly to one or more purchasers. The accompanying prospectus supplement will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters;

•	the purchase price of the common stock and the proceeds we will receive from the sale;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, they may acquire the common stock for their own account and may resell the stock from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of the sale. The obligations of the underwriters to purchase the common stock will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the shares of common stock offered by the prospectus supplement if any such shares are purchased. After commencement of an offering, the public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. We may use underwriters with whom we have a material relationship. We will describe such relationships in the prospectus supplement naming the underwriter.

We may sell common stock directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of common stock, and we will describe any commissions that must be paid to the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best–efforts basis for the period of its appointment.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

Rules of the Securities and Exchange Commission may limit the ability of any underwriters to bid for or purchase shares before the distribution of the shares is completed. However, underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing transactions — Underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

•	Over–allotments and syndicate covering transactions — Underwriters may sell more shares of our common stock than the number of shares that they have committed to purchase in any underwritten offering. This over–allotment creates a short position for the underwriters. The underwriters must close out any short position by purchasing shares in the open market. A short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in the offering.

•	Penalty bids — If underwriters purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from other underwriters and selling group members who sold those shares as part of the offering.

Similar to other purchase transactions, an underwriter’s purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of shares if it discourages resales of the shares.

If commenced, the underwriters may discontinue at any time any of the activities described above.

Any underwriters who are qualified market makers on The Nasdaq Global Select Market may engage in passive market making transactions in the common stock on The Nasdaq Global Select Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

INCORPORATION OF DOCUMENTS BY REFERENCE

We “incorporate by reference” into this prospectus the information we file with the SEC. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. Any portions of documents we file with the SEC that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934 are not incorporated by reference in this prospectus. The information incorporated by reference is deemed to be part of this prospectus supplement, except for information incorporated by reference that is modified or superseded by information contained in any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference in this prospectus (which will exclude information in such documents that is “furnished” but not “filed”). Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC is incorporated or deemed to be incorporated by reference herein (which will exclude information in such documents that is “furnished” but not “filed”) modifies or supersedes that statement. We are incorporating by reference the documents listed below (excluding information in such documents that is not deemed to be filed) and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (excluding information in such documents that is not deemed to be filed) after the initial filing of the registration statement that contains this prospectus and prior to the termination of the offering of common stock made hereby, including any reports that we file after the initial filing date of the registration statement and before the registration statement becomes effective:

Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 14, 2006 (File No. 000-24341)

Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed on May 10, 2006 (File No. 000-24341)

Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 filed on August 8, 2006 (File No. 000-24341)

Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed on November 8, 2006 (File No. 000-24341)

Current Reports on Form 8-K/A filed on October 17, 2005 (File No. 000-24341)

Current Report on Form 8-K filed on May 3, 2006 (File No. 000-24341)

Current Report on Form 8-K filed on May 26, 2006 (File No. 000-24341)

Current Report on Form 8-K filed on June 16, 2006 (File No. 000-24341)

Current Report on Form 8-K filed on June 27, 2006 (File No. 000-24341)

Current Report on Form 8-K filed on August 22, 2006 (File No. 000-24341)

Current Report on Form 8-K filed on September 28, 2006 (File No. 000-24341)

The description of our common stock contained in our registration statement on Form 8-A under the Exchange Act of 1934 as filed on May 21, 1998, including any amendment or report filed for the purpose of updating such description (File No. 000-24341).

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by calling our Corporate Secretary at (610) 660-7817 or writing to us at the following address:

Central European Distribution Corporation

Attention: Corporate Secretary

Two Bala Plaza, Suite 300

Bala Cynwyd, Pennsylvania 19004

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC in accordance with the Securities Exchange Act of 1934. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We file materials electronically with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov. Our Internet site address is http://www.cedc.com.pl. None of the information posted to our web site is incorporated by reference into this prospectus.

LEGAL OPINIONS

Dewey Ballantine LLP, New York, New York will pass upon the validity of the common stock offered under this prospectus.

EXPERTS

Our consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, have been so incorporated in reliance on the report of PricewaterhouseCoopers Sp. z o.o., an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

The audited historical financial statements of Botapol Holding B.V. and the audited historical financial statements of Przedsiebiorstwo “Polmos” Białystok S.A. included in the Current Reports on Form 8-K/A of Central European Distribution Corporation dated October 17, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers Sp. z o. o., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ANNEX B

COPY OF THE CERTIFICATE OF INCORPORATION

Apostille

(convention de La Haye du 5 Octobre 1961)

1.	Country: United States of America

This public document:

2.	has been signed by Harriet Smith Windsor

3.	acting in the capacity of Secretary of State of Delaware

4.	bears the seal/stamp of Office of Secretary of State

Certified

5.	at Dover, Delaware

6.	the sixteenth day of August, A.D. 2006

7.	by Secretary of State, Delaware Department of State

8.	No. 0291619

9. Seal/Stamp:	[SEAL APPEARS HERE]	10. Signature:

/s/ Harriet Smith Windsor Secretary of State

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “CENTRAL EUROPEAN DISTRIBUTION CORPORATION” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF INCORPORATION, FILED THE FOURTH DAY OF SEPTEMBER, A.D. 1997, AT 9 O’CLOCK A.M.

CERTIFICATE OF AMENDMENT, FILED THE THIRD DAY OF MAY, A.D. 2004, AT 1:43 O’CLOCK P.M.

CERTIFICATE OF AMENDMENT, FILED THE THIRD DAY OF MAY, A.D. 2006, AT 1:03 O’CLOCK P.M.

AND I DO HERE BY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID CORPORATION, “CENTRAL EUROPEAN DISTRIBUTION CORPORATION”.

2764257 8100H 060767182	[SEAL APPEARS HERE]	/s/ Harriet Smith Windsor Harriet Smith Windsor, Secretary of State

AUTHENTICATION: 4978494

DATE: 08-16-06

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 09/04/1997 971295100 - 2764257

Amended and Restated Certificate of Incorporation

Of

Central European Distribution Corporation

ARTICLE 1. NAME

The name of this corporation is Central European Distribution Corporation (“The Corporation”)

ARTICLE 2. REGISTERED OFFICE AND AGENT

The registered office of the Corporation shall be located at 1013 Centre Road, Wilmington, New Castle County, Delaware 19805. The registered agent of the Corporation at such address shall be Corporation Service Company.

ARTICLE 3. PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). The Corporation shall have all power necessary or convenient to the conduct, promotion, or attainment of such acts and activities.

ARTICLE 4. CAPITAL STOCK

4.1. Authorized Shares

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 81.0 million, of which 80.0 million shall be Common Stock having a par value of $.01 per share (“Common Stock”) and 1.0 million shall be Preferred Stock, having a per value of $.01 per share (“Preferred Stock”)

4.2. Common Stock

4.2.1. Relative Rights

The Common Stock shall be subject to all of the rights, privileges, preferences, and priorities of the Preferred Stock as set forth in the certificate(s) of designations filed to establish the respective series of Preferred Stock. Each shares of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

4.2.2. Dividends

Whenever there shall have been paid, or declared and set aside for payment, to the holders of the shares of any class of stock having preference over the Common Stock as to the payments of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation.

4.2.3. Dissolution, Liquidation, or Winding Up

In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preferences over the Common Stock in the event of dissolution, liquidation, or winding up the full preferential amounts (if any) to which they are entitled.

4.2.4. Voting Rights

Each shareholder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, to cast one vote for each share of Common Stock held of record upon any matter or thing (including without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

4.3 Preferred Stock

The Board of Directors is authorized, subject to limitations prescribed by the Delaware General Corporation Law and the provisions of this certificate of incorporation, to provide, by resolution or resolutions from time to time, and by filing a certificate(s) pursuant to the Delaware General Corporation Law, for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in such series, to fix the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and to fix the qualifications, limitations, or restrictions thereof.

ARTICLE 5. INCORPORATOR

5.1 The name and mailing address of the incorporator (the “Incorporator”) are Pamela L. Simpson, Corporation Service Company, 1013 Centre Road, Wilmington, DE 19805. The powers of the Incorporator shall terminate upon the filing of this Certificate of Incorporation.

5.2 The powers of the Incorporator shall terminate upon the filing of this Certificate of Incorporation.

ARTICLE 6. BOARD OF DIRECTORS

6.1. Number and Election

The number of directors of the Corporation shall be not less than two nor more than nine directors, the exact number of directors to be fixed from time to time by or in the manner provided in the bylaws of the Corporation. Upon the filing in the Office of the Secretary of the State of Delaware of the Certificate of Incorporation of the Corporation, the following persons, having the indicated mailing addresses, shall serve as the initial directors of the Corporation until the first annual meeting of the stockholders of the Corporation or until their successors are elected and qualify:

Name	Mailing Address
William V. Carey	1602 Cottagewood Drive, Brandon, FL 33511

James T. Grossman	805 S. Fairfax Street, Alexandria, VA 22314

James B. Kelly	7606 Hamilton Spring Road, Bethesda, MD, 20817

Jan W. Laskowski	115 ul. Marcinowska, 00102 Warsaw, Poland

Jeffrey Peterson	1502 Stonewall Road, Alexandria, VA 22302

Joe M. Richardson	P.O. Box 22154, Louisville, KY 40252

The terms of all other directors expire at the next annual stockholders’ meeting following their election. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot.

Any vacancy occurring in the Board of Directors, including any vacancy created by an increase in the number of directors, shall be filled by the vote of a majority of the directors then in office, whether or not a quorum, or by the sole remaining director, and any director so chosen shall hold office until the next election of directors and until such director’s successor shall have been elected and qualified, or until the director’s earlier resignation or removal. No director may be removed except for cause and then only by an affirmative vote of the holders of at least a majority of the outstanding shares of stock of the Corporation entitled to vote thereon at a duly constituted meeting of stockholders called for such purpose. At least 30 days prior to such meeting of stockholders, written notice shall be sent to the director or directors whose removal shall be considered at such meeting.

6.2. Management of the Business and Affairs of the Corporation

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

6.3 Limitation of Liability

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article 6.3 shall be prospective only and shall not adversely affect any right or protection of, or any limitation on the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

ARTICLE 7. COMPROMISE OR ARRANGEMENT

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such a manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE 8. AMENDMENT OF BYLAWS

The Board of Directors or the stockholders may from time to time adopt, or amend or repeal the bylaws of the Corporation. Such action by the Board of Directors shall require the affirmative vote of at least a majority of the directors then in office at a duly constituted meeting of the Board of Directors called for such a purpose. Such action by the stockholders shall require the affirmative vote of the holders of at least a majority of the outstanding shares of stock of the Corporation entitled to vote thereon at a duly constituted meeting of stockholders called for such a purpose.

ARTICLE 9. RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges, of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 9.

ARTICLE 10. STOCKHOLDER MATTERS

10.1. Consent in Lieu of Meeting

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders, unless such consent is unanimous.

10.2. Call of Special Meetings

Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Board of Directors, the Chairman of the Board or the President of the Corporation, and shall be called by the President or the Secretary of the Corporation at the request in writing of a stockholder possessing at least 10 percent of the voting power of the issued and outstanding voting stock of the Corporation entitled to vote generally for the election of directors. Such request shall include a statement of the purpose or purposes of a proposed meeting.

ARTICLE 11. AMENDMENT OF CERTIFICATE OF INCORPORATION

Except as set forth in this Article 11 or as otherwise specifically required by law, no amendment of any provisions of this Certificate of Incorporation shall be made unless such amendment has been first proposed by the Board of Directors of the Corporation upon the affirmative vote of at least a majority of the directors then in office at a duly constituted meeting of the Board of Directors called for such purpose and thereafter approved by stockholders of the Corporation by the affirmative vote of at least a majority of the holders of at least a majority of the outstanding shares of stock of the Corporation entitled to vote thereon; provided, however, if such amendment is to the provisions set forth in this clause of Article 11 or in Articles 4.1 (insofar as relating to the authorized number of shares of Preferred Stock), 4.3., 6.3., 8, or 10 hereof, such amendment must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock of the Corporation entitled to vote thereon rather than a majority of such shares.

IN WITNESS WHEREOF, the undersigned, being the inspector hereinabove named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, hereby certifies that the facts herein above stated are truly set forth, and accordingly executes this Certificate of Incorporation this 4th day of September 1997.

By:	/s/ Pamela Simpson
Pamela L. Simpson, Incorporator

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

The undersigned President and Secretary of Central European Distribution Corporation do hereby certify as follows:

1. The name of the corporation (herein after called the “Corporation”) is Central European distribution Corporation.

2. The Corporation desires to increase its authorized shares from 21.0 million to 41.0 million, 40.0 million of which shares shall be shares of common stock, par value $.01 per share, and 1.0 million of which shall be shares of preferred stock, par value $.01 per share.

3. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 4, 1997, and is amended by deleting Article 4.1 and inserting in lieu thereof the following:

“4.1 Authorized Shares

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 41.0 million of which 40.0 million shall be Common Stock, having a par value of $.01 per share (“Common Stock”), and 1.0 million shall be Preferred Stock, having a par value of $.01 per share (“Preferred Stock”).”

The remaining paragraphs of Article 4 shall remain unchanged.

4. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has duly caused its corporate seal to be hereunto affixed and this Certificate of Amendment to Certificate of Incorporation to be signed by its President and Secretary as of the 3rd day of May 2004.

Attest:
/s/ James Archbold	/s/ William V. Carey
James Archbold	William V. Carey
Secretary	President

State of Delaware Secretary of State Division of Corporations Delivered 01:43 PM 05/03/2004 FILED 01:43 PM 05/03/2004 SRV 040319813 – 2764257 FILE

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

The undersigned President and Secretary of Central European Distribution Corporation do hereby certify as follows:

1. The name of the corporation (hereinafter called the “Corporation”) is Central European Distribution Corporation

2. The Corporation desires to increase its authorized shares from 41.0 million to 81.0 million, 80.0 million of which shares shall be shares of common stock, par value $.01 per share, and 1.0 million of which shall be shares of preferred stock, par value $.01 per share.

3. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on September 4, 1997, and is amended by deleting Article 4.1 and inserting in lieu thereof the following:

“4.1 Authorized Shares

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 81.0 million of which 80.0 million shall be Common Stock, having a par value of $.01 per share (“Common Stock”), and 1.0 million shall be Preferred Stock, having a par value of $.01 per share (“Preferred Stock”).”

The remaining paragraphs of Article 4 shall remain unchanged.

4. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has duly caused its corporate seal to be hereunto affixed and this Certificate of Amendment to Certificate of Incorporation to be signed by its President and Secretary as of the 1st day of May 2006.

Attest:

/s/ James Archbold	/s/ William V. Carey
James Archbold	William V. Carey
Secretary	President

State of Delaware Secretary of State Division of Corporations Delivered 01:14 PM 05/03/2006 FILED 01:03 PM 05/03/2006 SRV 060413673 – 2764257 FILE

ANNEX C

COPY OF BYLAWS

AFFIDAVIT OF JAMES ARCHBOLD

STATE OF PENNSYLVANIA

                                                 : ss.

COUNTY OF MONTGOMERY

James Archbold, being duly sworn, deposes and states that to the best of his knowledge the following facts are true and correct:

1. I am Vice President, Secretary and Director of Investor Relations for Central European Distribution Corporation, a Delaware corporation (“CEDC”). I have personal knowledge of the matters set forth herein.

2. Attached as Exhibit A is a true and complete copy of the By-Laws of CEDC, as in full force and effect as of the date hereof.

FURTHER AFFIANT SAYETH NAUGHT.

/s/ James Archbold
James Archbold

Subscribed and sworn to before me this 21 day of August, 2006.

This document was affirmed before me on August 21, 2006 by James Archbold. I have established appearant’s identity on the basis of the driver’s license # 28-677-429 of the State of Pennsylvania.

Notary Seal	/s/ Jennifer M. Harcher	License Expiry Date	Mar 3, 2010

COMMONWEALTH OF PENNSYLVANIA

[SEAL APPEARS HERE]

Member, Pennsylvania Association of Notaries

EXHIBIT A

By-Laws of the Company

AMENDED AND RESTATED BYLAWS

OF

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

(Effective May 1, 2006)

1. OFFICES

1.1. Registered Office

The initial registered office of the Corporation shall be in Wilmington, Delaware, and the initial registered agent in charge thereof shall be Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.

1.2. Other Offices

The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or as may be necessary or useful in connection with the business of the Corporation.

2. MEETINGS OF STOCKHOLDERS

2.1. Place of Meetings

All meetings of the stockholders shall be held at such place as may be fixed from time to time by the Board of Directors, the Chairman of the Board or the President.

2.2. Annual Meetings

The Corporation shall hold annual meetings of stockholders, commencing with the year 1998, on such date and at such time as shall be designated from time to time by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President, at which stockholders shall elect a Board of Directors and transact such other business as may properly be brought before the meeting.

2.3. Special Meetings

Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President of the Corporation, and shall be called by the President or the Secretary of the Corporation at the request in writing of stockholders possessing at least 25 percent of the voting power of the issued and outstanding voting stock of the Corporation entitled to vote generally for the election of directors. Such request shall include a statement of the purpose or purposes of the proposed meeting.

2.4. Notice of Meetings

Notice of any meeting of stockholders, stating the place, date and hour of the meeting, and (if it is a special meeting) the purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting (except to the extent that such notice is waived or is not required as provided in the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) or these Bylaws). Such notice shall be given in accordance with, and shall be deemed effective as set forth in, Section 222 (or any successor section) of the Delaware General Corporation Law.

2.5. Waivers of Notice

Whenever the giving of any notice is required by statute, the Certificate of Incorporation of the Corporation (which shall include any amendments thereto and shall be hereinafter referred to as so amended as the “Certificate of Incorporation”) or these Bylaws, a waiver thereof, in writing and delivered to the Corporation, signed by the person or persons entitled to said notice, whether before or after the event as to which such notice is required, shall be deemed equivalent to notice. Attendance of a stockholder at a meeting shall constitute a waiver of notice (a) of such meeting, except when the stockholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (b) (if it is a special meeting) of consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the stockholder objects to considering the matter at the beginning of the meeting.

2.6. Business at Special Meetings

Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice (except to the extent that such notice is waived or is not required as provided in the Delaware General Corporation Law or these Bylaws).

2.7. List of Stockholders

After the record date for a meeting of stockholders has been fixed, at least ten days before such meeting, the officer who has charge of the stock ledger of the Corporation shall make a list of all stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting, on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting, or during ordinary business hours, at the principal place of business of the Corporation. Such list shall also, for the duration of the meeting, be produced and kept open to the examination of any stockholder who is present at the time and place of the meeting.

2.8. Quorum at Meetings

Stockholders may take action on a matter at a meeting only if a quorum exists with respect to that matter. Except as otherwise provided by statute or by the Certificate of Incorporation, the holders of a majority of the shares entitled to vote at the meeting, and who are present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. Where a separate vote by a class or classes is required, the holders of a majority of the outstanding shares of such class or classes, who are present in person or represented by proxy, shall constitute a quorum entitled to take action on that matter. Once a share is represented for any purpose at a meeting (other than solely to object (a) to holding the meeting or transacting business at the meeting, or (b) (if it is a special meeting) to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice), it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for the adjourned meeting. The holders of a majority of the voting shares represented at a meeting, whether or not a quorum is present, may adjourn such meeting from time to time.

2.9. Voting and Proxies

Unless otherwise provided in the Delaware General Corporation Law or in the Corporation’s Certificate of Incorporation, and subject to the other provisions of these Bylaws, each stockholder shall be entitled to one vote on each matter, in person or by proxy, for each share of the Corporation’s capital stock that has voting power and that is held by such stockholder. No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed appointment of proxy shall be irrevocable if the appointment form states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.

2.10. Required Vote

When a quorum is present at any meeting of stockholders, all matters shall be determined, adopted and approved by the affirmative vote (which need not be by ballot) of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote with respect to the matter, unless the proposed action is one upon which, by express provision of statutes or of the Certificate of Incorporation, a different vote is specified and required, in which case such express provision shall govern and control the decision of such question. Where a separate vote by a class or classes is required, the affirmative vote of the holders of a majority of the shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class, unless the proposed action is one upon which, by express provision of statutes or of the Certificate of Incorporation, a different vote is specified and required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

2.11. Action Without a Meeting

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders, unless such consent is unanimous.

2.12. Business at Annual Meeting

At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, a stockholder must have given timely notice thereof in writing to the Secretary of the Corporation.

For a proposal to be properly brought before an annual meeting by a stockholder, the stockholder must have given proper and timely notice thereof in writing to the Secretary of the Corporation as specified herein. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not later than the date that corresponds to 120 days prior to the date the Corporation’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (iii) the class and number of shares of the stock that are held of record, beneficially owned and represented by proxy on the date of such stockholder notice and on the record date of the meeting (if such date shall have been made publicly available) by the stockholder and by any other stockholders known by such stockholder to be supporting such proposal on such dates, (iv) any financial interest of the stockholder in such proposal, and (v) all other information that would be required to be filed with the Securities and Exchange Commission if, with respect to any such item of business, such stockholder or stockholders were a participant in a solicitation subject to Section 14 of the Securities Exchange Act of 1934, as amended. The Board of Directors may reject any stockholder proposal not made strictly in accordance with the terms of this Section 2.12. Alternatively, if the Board of Directors fails to consider the validity of any stockholder proposal, the presiding officer of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that the stockholder proposal was not made in strict accordance with the terms of this Section 2.12 and, if the presiding officer should so determine, the presiding officer shall so declare at the annual meeting, and any such business or proposal not properly brought before the annual meeting shall not be acted upon at the annual meeting. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors, and committees of the Board of Directors, but, in connection with such reports, no new business shall be acted upon at such annual meeting unless stated, filed and received as herein provided.

2.13 Inspectors of Votes.

The presiding officer of the meeting may appoint an inspector of votes to act at each meeting of the stockholders, unless the Board of Directors shall have theretofore made such appointment. The inspector of votes shall first subscribe an oath or affirmation faithfully to execute the duties of an inspector of votes at the meeting with strict impartiality and according to the best of such inspector’s ability. Such inspector of votes, if any, shall take charge of the ballots, if any, at the meeting, and after the balloting on any question, shall count the ballots cast and shall make a report in writing to the secretary of the meeting of the results of the balloting. An inspector of votes need not be a stockholder of the Corporation, and any officer of the Corporation may be an inspector of votes on any question other than a vote for or against such officer’s election to any position with the Corporation or on any other question in which such officer may be directly interested.

3. DIRECTORS

3.1 . Powers

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things, subject to any limitation set forth in the Certificate of Incorporation or as otherwise may be provided in the Delaware General Corporation Law. The Board of Directors shall annually elect a Chairman of the Board from among its members and shall designate, when present, either the Chairman of the Board or the President to preside at its meetings. If neither the Chairman of the Board nor the President is present, the Board of Directors may designate another officer to preside at such meeting. The Chairman of the Board and the President may be the same person. The Board of Directors may also annually elect one or more Vice Chairmen from among its members, with such duties as the Board of Directors shall from time to time prescribe.

3.2. Number and Election

The term “entire Board of Directors” as used herein shall mean the total number of directors constituting the entire Board of Directors irrespective of the number of directors then in office or vacancies. The total number of directors constituting the entire Board of Directors shall be determined by resolution of the Board of Directors passed by the affirmative vote of at least two-thirds of the directors then in office, provided, that such number shall be consistent with the minimum and maximum number of directors set forth in the Certificate of Incorporation. Directors shall be elected at annual meetings of the stockholders, except as provided in Section 3.3 hereof, and each director elected shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal. Directors need not be stockholders.

3.3. Vacancies

Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled by a majority of the directors then in office, whether or not a quorum, or by a sole remaining director. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by the sole remaining director so elected. Each director so chosen shall hold office until the next election, and until such director’s successor is elected and qualified, or until the director’s earlier resignation or removal. In the event that one or more directors resigns from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office until the next election, and until such director’s successor is elected and qualified, or until the director’s earlier resignation or removal.

3.4. Meetings

3.4.1. Regular Meetings

Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

3.4.2. Special Meetings

Special meetings of the Board may be called by the Chairman of the Board or President on one day’s notice to each director, either personally or by telephone, express delivery service (so that the scheduled delivery date of the notice is at least one day in advance of the meeting), telegram or facsimile transmission. The notice need not describe the purpose of a special meeting.

3.4.3. Telephone Meetings

Members of the Board of Directors may participate in a meeting of the Board by any communication by means of which all participating directors can simultaneously hear each other during the meeting. A director participating in a meeting by this means is deemed to be present in person at the meeting.

3.4.4. Action Without Meeting

Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board consent thereto in writing or by electronic transmission and the writing or writings and transmission or transmissions are filed with the minutes of proceedings of the Board of Directors.

3.4.5. Waiver of Notice of Meeting

A director may waive any notice required by statute, the Certificate of Incorporation or these Bylaws before or after the date and time stated in the notice. Except as set forth below, the waiver must be in writing, signed by the director entitled to the notice, and delivered to the Corporation for inclusion in the minute book. Notwithstanding the foregoing, a director’s attendance at or participation in a meeting waives any required notice to the director of the meeting unless the director at the beginning of the meeting objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

3.5 . Quorum and Vote at Meetings

At all meetings of the Board, a quorum of the Board of Directors consists of the presence of a majority of the total number of directors constituting the entire Board of Directors. The affirmative vote of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these Bylaws.

3.6 . Committees of Directors

3.6.1. General

The Board of Directors may by resolution designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The qualifications for any director to serve on any committee of the Board shall be subject to the provisions of the Sarbanes-Oxley Act of 2002, the Rules and Regulations adopted by the Securities and Exchange Commission implementing the Sarbanes-Oxley Act of 2002, and all applicable rules of Nasdaq or any national securities exchange on which any securities of the Corporation are listed. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If a member of a committee shall be absent from any meeting, or disqualified from voting thereat, the remaining member or members present and not disqualified from voting, whether or not such member or members constitute a quorum, may, by unanimous vote, appoint another member of the Board of Directors to act at the meeting in the place of such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board of Directors pursuant to Section 151(a) of the Delaware General Corporation Law, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the increase or decrease of any shares of any series), adopting an agreement of merger or consolidation pursuant to Sections 251, 252, 257, 258, 263 or 264 of the Delaware General Corporation Law, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the Bylaws; and unless the resolutions, these Bylaws or the Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend, to authorize the issuance of stock, or to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Unless otherwise specified in the resolution of the Board of Directors designating the committee, at all meetings of each such committee of directors, a majority of the members of the committee shall constitute a quorum for the transaction of business, and the affirmative vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors, when required.

3.6.2. Compliance with Listing Requirements.

So long as any of the Corporation’s securities are listed on a national securities exchange or quoted on the Nasdaq National Market, the Corporation shall create, constitute and keep in effect any committees that may be required pursuant to the listing requirements of such national securities exchange or the Nasdaq National Market including but limited to an Audit Committee, a Compensation Committee and a Nominating Committee. Each member of each such committee shall be “independent” as defined under both the Sarbanes-Oxley Act of 2002, and the rules promulgated thereunder, and the applicable rules of the national securities exchange or the Nasdaq National Market.

3.6.3. Nominating Committee.

The Board of Directors shall establish a Nominating Committee authorized to (i) select nominees for director positions to be recommended by the Board of Directors for election as directors and (ii) fill any newly created director positions or any vacancies in director positions. The Nominating Committee shall consist of at least three members. The approval of a majority of the members on the Nominating Committee shall be required in order for the Board of Directors to select any nominee for a director position.

3.6.4. Compensation Committee

The Board of Directors shall establish a Compensation Committee whose principal duties shall be (i) to review key employee compensation policies, plans and programs, (ii) to review and approve the compensation of the chief executive officer and the other executive officers of the Corporation, (iii) to review and approve any employment contracts, severance arrangements, change of control arrangements or similar arrangements between the Corporation and any executive officer of the Corporation, (iv) to review and consult with the chief executive officer concerning selection of officers, management succession planning, performance of individual executives and related matters, and (v) to administer the Corporation’s stock option plans, incentive compensation plan programs and any such plans that the Board of Directors may from time to time adopt and to exercise all the powers, duties and responsibilities of the Board of Directors with respect to such plans, in addition to any other duties set forth in such committee’s charter. The Compensation Committee shall consist of at least three members.

3.6.5. Audit Committee.

The Board of Directors shall establish an Audit Committee for the purpose of fulfilling the Board of Director’s oversight responsibilities regarding the Corporation’s and its subsidiaries’ accounting and systems of internal controls, the quality and integrity of the Corporation’s financial reports and the independence and performance of the Corporation’s outside auditor as set forth in the Audit Committee charter. The Audit Committee shall consist of at least three members. The approval of a majority of the entire Audit Committee shall be required to approve the appointment of the independent auditors of the Corporation and its consolidated subsidiaries and any change in such appointment. At least one member of the Audit Committee shall be an “Audit Committee Financial Expert” as such term is defined in the rules promulgated pursuant to the Sarbanes-Oxley Act of 2002.

3.7. Compensation of Directors.

As expressly provided by resolution adopted by the Board of Directors, and subject to the provisions of the Sarbanes-Oxley Act of 2002, the Rules and Regulations adopted by the Securities and Exchange Commission implementing the Sarbanes-Oxley Act of 2002, and all applicable rules of Nasdaq or any national securities exchange on which any securities of the Corporation are listed, the directors may, as such, receive remuneration for their services; and the Board of Directors may at any time and from time to time by resolution provide that a specified sum shall be paid to any director of the Corporation, either as such director’s annual remuneration as such director or member of any committee of the Board of Directors or as remuneration for such director’s attendance at each meeting of the Board of Directors or any such committee. The Board of Directors may also likewise provide that the Corporation shall reimburse each director for any expenses paid by such director on account of such director’s attendance at any meeting. Nothing in this Section 3.7 shall be construed to preclude any director from serving the Corporation in any other capacity and receiving remuneration therefore.

3.8. Nomination of Directors

Only persons who are nominated in accordance with the procedures set forth in this Section 3.8 shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders by or at the direction of the Nominating Committee of the Board of Directors or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with notice procedures set forth in this Section 3.8. Such nominations, other than those made by or at the direction of the Nominating Committee of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder notice shall be delivered to or mailed and received at the principal executive office of the Corporation not later than the date that corresponds to 120 days prior to the date the Corporation’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation’s stock which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation’s books, of such stockholder, (ii) the class and number of shares of the Corporation’s stock which are beneficially owned by such stockholder and (iii) any other information relating to such stockholder that is required to be furnished pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in the stockholder’s notice of nomination which pertains to the nominee. No later than the tenth day following the date of receipt of a stockholder nomination submitted pursuant to this Section 3.8, the Nominating Committee of the Board of Directors of the Corporation shall, if the facts warrant, determine and notify in writing the stockholder making such nomination that such nomination was not made in accordance with the time limits and/or other procedures prescribed by the bylaws. If no such notification is mailed to such stockholder within such ten-day period, such nomination shall be deemed to have been made in accordance with the provisions of this Section 3.8. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 3.8.

4. OFFICERS

4.1. Positions

The officers of the Corporation shall be a Chairman of the Board, a President, a Chief Executive Officer, a Chief Financial Officer, a Secretary and a Treasurer, and such other officers as the Board of Directors from time to time may appoint, including one or more Vice Chairpersons, a Chief Operating Officer, Executive Vice Presidents, a General Counsel, Senior Vice Presidents, Vice Presidents, Assistant Secretaries and Assistant Treasurers. Each such officer shall exercise such powers and perform such duties as shall be set forth below and such other powers and duties as from time to time may be specified by the Board of Directors or by any officer(s) authorized by the Board of Directors to prescribe the duties of such other officers. Any number of offices may be held by the same person, except that in no event shall the President and the Secretary be the same person. Each of the Chairman of the Board, the President and Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, and/or any Executive Vice President or Senior Vice President may execute bonds, mortgages and other documents under the seal of the Corporation, except where required or permitted by law to be otherwise executed and except where the authorization therefor shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.

4.2. Chairman of the Board

The Chairman of the Board shall (when present) preside at all meetings of the Board of Directors and stockholders and shall ensure that all orders and resolutions of the Board of Directors are carried into effect. Unless the Board shall designate a person other than the Chairman as the President and Chief Executive Officer, the Chairman of the Board shall also be the President and Chief Executive Officer of the Corporation, and as such shall have overall executive responsibility and authority for management of the business, affairs and operations of the Corporation (subject to the authority of the Board of Directors). As President and Chief Executive Officer, the Chairman of the Board shall, in general, perform all duties incident to the office of a president and chief executive officer of a corporation, including those duties customarily performed by persons holding such offices, and shall perform such other duties as, from time to time, may be assigned to him or her by the Board of Directors.

4.3. Chief Executive Officer

Subject to the authority of the Board of Directors, the Chief Executive Officer shall have overall executive responsibility and authority for management of the business, affairs and operations of the Corporation, and, in general, shall perform all duties incident to the office of a chief executive officer of a corporation, including those duties customarily performed by persons holding such office, and shall perform such other duties as, from time to time, may be assigned to him or her by the Board of Directors.

4.4. President

The President shall be the chief operating officer of the Corporation and shall have responsibility and authority for management of the day-to-day operations of the Corporation, subject to the authority of the Chief Executive Officer and the Board of Directors and, in general, shall perform all duties incident to the office of a president of a corporation including those duties customarily performed by persons holding such office and shall perform such other duties as, from time to time, may be assigned to him or her by the Board of Directors.

4.5. Chief Financial Officer

The Chief Financial Officer of the Corporation shall have general charge and supervision of the financial affairs of the Corporation, including budgetary, accounting and statistical methods, and shall approve payment, or designate others serving under him to approve for payment, all vouchers and warrants for disbursements of funds, and, in general, shall perform such other duties as are incident to the office of a chief financial officer of a corporation, including those duties customarily performed by persons occupying such office, and shall perform such other duties as, from time to time, may be assigned to him or her by the Board of Directors, the President or Chief Executive Officer.

4.6. Chief Operating Officer

The Chief Operating Officer of the Corporation shall have general charge and supervision of the day to day operations of the Corporation (subject to the direction of the President and the authority of the Board of Directors), and, in general, shall perform such other duties as are incident to the office of a chief operating officer of a corporation, including those duties customarily performed by persons occupying such office, and shall perform such other duties as, from time to time, may be assigned to him or her by the Board of Directors, or the President or Chief Executive Officer.

4.7. General Counsel

The General Counsel of the Corporation shall be responsible for supervising the legal affairs of the Corporation, and, in general, shall perform such other duties as are incident to the office of a general counsel of a corporation, including those duties customarily performed by persons occupying such office, and shall perform such other duties as, from time to time, may be assigned to him or her by the Board of Directors, the President or Chief Executive Officer.

4.8. Vice President

In the absence of the President or in the event of the President’s failure or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the

President and Chief Executive Officer. The Vice President or Vice Presidents, in general, shall perform such other duties as are incident to the office of a vice president of a corporation, including those duties customarily performed by persons occupying such office, and shall perform such other duties as, from time to time, may be assigned to him or her or them by the Board of Directors, the President or Chief Executive Officer. The Board of Directors may designate one or more Vice Presidents as Executive Vice Presidents or Senior Vice Presidents.

4.9. Secretary

The Secretary, or an Assistant Secretary, shall attend all meetings of the Board of Directors and all meetings of the stockholders, and shall record all the proceedings of the meetings of the stockholders and of the Board of Directors in a book to be kept for that purpose, and shall perform like duties for the standing committees, when required. The Secretary shall have custody of the corporate seal of the Corporation, and the Secretary, or an Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed it may be attested by the signature of the Secretary or by the signature of such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by such officer’s signature. The Secretary or an Assistant Secretary may also attest all instruments signed by the President and Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer or any Vice President. The Secretary, or an Assistant Secretary, shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and, in general, shall perform all duties as are incident to the office of a secretary of a corporation, including those duties customarily performed by persons occupying such office, and shall perform such other duties as, from time to time, may be assigned to him or her by the Board of Directors, the President, Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer or any Executive Vice President.

4.10. Assistant Secretary

The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors (or if there shall have been no such determination, then in the order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act or when requested by the Chairman of the Board, the President and Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer or any Executive Vice President, perform the duties and exercise the powers of the Secretary, and, in general, shall perform all duties as are incident to the office of an assistant secretary of a corporation, including those duties customarily performed by persons holding such office, and shall perform such other duties as, from time to time, may be assigned to him or her or them by the Board of Directors, the President, Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, any Executive Vice President or the Secretary. An Assistant Secretary may or may not be an officer, as determined by the Board of Directors.

4.11. Treasurer

The Treasurer shall have responsibility for the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall also render to the President and Chief Executive Officer and the Chief Operating Officer, upon request, and to the Board of Directors at its regular meetings, or when the Board of Directors so requires, an account of all financial transactions and of the financial condition of the Corporation and, in general, shall perform such duties as are incident to the office of a treasurer of a corporation, including those customarily performed by persons occupying such office, and shall perform all other duties as, from time to time, may be assigned to him or her by the Board of Directors, the President, Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer or any Executive Vice President.

4.12. Assistant Treasurer

The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors (or if there shall have been no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, perform the duties and exercise the powers of the Treasurer, and, in general, shall perform all duties as are incident to the office of an assistant treasurer of a corporation, including those duties customarily performed by persons occupying such office, and shall perform such other duties as, from time to time, may be assigned to him or them by the Board of Directors, the President, Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, any Executive Vice President or by the Treasurer. An Assistant Treasurer may or may not be an officer, as determined by the Board of Directors.

4.13. Term of Office

The officers of the Corporation shall hold office until their successors are chosen and qualify or until their earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Any officer elected or appointed by the Board of Directors may be removed at any time, with or without cause, by the affirmative vote of a majority of the directors constituting the entire Board of Directors.

4.14. Compensation

The compensation of officers of the Corporation shall be fixed by the Compensation Committee of the Board of Directors.

4.15. Fidelity Bonds

The Corporation may secure the fidelity of any or all of its officers or agents by bond or otherwise.

5. CAPITAL STOCK

5.1. Certificates of Stock; Uncertificated Shares

The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates, and upon request every holder of uncertificated shares, shall be entitled to have a certificate (representing the number of shares registered in certificate form) signed in the name of the Corporation by the Chairman of the Board, President or any Vice President, and by the Treasurer, Secretary or any Assistant Treasurer or Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar whose signature or facsimile signature appears on a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

5.2. Lost Certificates

The Board of Directors, Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer or Secretary may direct a new certificate of stock to be issued in place of any certificate theretofore issued by the Corporation and alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming that the certificate of stock has been lost, stolen or destroyed. When authorizing such issuance of a new certificate, the Board or any such officer may, as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or such owner’s legal representative, to advertise the same in such manner as the Board or such officer shall require and/or to give the Corporation a bond or indemnity, in such sum or on such terms and conditions as the Board or such officer may direct, as indemnity against any claim that may be made against the Corporation on account of the certificate alleged to have been lost, stolen or destroyed or on account of the issuance of such new certificate or uncertificated shares.

5.3. Record Date

5.3.1. Actions by Stockholders

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty days nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, unless the Board of Directors fixes a new record date for the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by the Delaware General Corporation Law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner prescribed by Section 213(b) of the Delaware General Corporation Law. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the Delaware General Corporation Law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

5.3.2. Payments

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

5.3.3. Stockholders of Record

The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, to receive notifications, to vote as such owner, and to exercise all the rights and powers of an owner. The Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise may be provided by the Delaware General Corporation Law.

6. INDEMNIFICATION

6.1. Authorization of Indemnification

Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in the right of the Corporation or otherwise (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor to the Corporation by merger or otherwise) to the fullest extent authorized by, and subject to the conditions and (except as provided herein) procedures set forth in the Delaware General Corporation Law, as the same exists or may hereafter be amended (but any such amendment shall not be deemed to limit or prohibit the rights of indemnification hereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the Corporation to provide prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person (except for a suit or action pursuant to Section 6.2 hereof) only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. Persons who are not directors or officers of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the Corporation. The indemnification conferred in this Section 6.1 also shall include the right to be paid by the Corporation (and such successor) the expenses (including attorneys’ fees) incurred in the defense of or other involvement in any such proceeding in advance of its final disposition; provided, however, that, if and to the extent the Delaware General Corporation Law requires, the payment of such expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so paid in advance if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 6 or otherwise; and provided further, that, such expenses incurred by other employees and agents may be so paid in advance upon such terms and conditions, if any, as the Board of Directors deems appropriate.

6.2. Right of Claimant to Bring Action Against the Corporation

If a claim under Section 6.1 is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring an action against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such action. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed or is otherwise not entitled to indemnification under Section 6.1 but the burden of proving such defense shall be on the Corporation. The failure of the Corporation (in the manner provided under the Delaware General Corporation Law) to have made a determination prior to or after the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law shall not be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. Unless otherwise specified in an agreement with the claimant, an actual determination by the

Corporation (in the manner provided under the Delaware General Corporation Law) after the commencement of such action that the claimant has not met such applicable standard of conduct shall not be a defense to the action, but shall create a presumption that the claimant has not met the applicable standard of conduct.

6.3. Non-exclusivity

The rights to indemnification and advance payment of expenses provided by Section 6.1 hereof shall not be deemed exclusive of any other rights to which those seeking indemnification and advance payment of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

6.4. Survival of Indemnification

The indemnification and advance payment of expenses and rights thereto provided by, or granted pursuant to, Section 6.1 hereof shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, partner or agent and shall inure to the benefit of the personal representatives, heirs, executors and administrators of such person.

6.5. Insurance

The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, partner (limited or general )or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, and related expenses, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

7. GENERAL PROVISIONS

7.1. Inspection of Books and Records

Any stockholder, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office or at its principal place of business.

7.2. Dividends

The Board of Directors may declare dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation and the laws of the State of Delaware.

7.3. Reserves

The directors of the Corporation may set apart, out of the funds of the Corporation available for dividends, a reserve or reserves for any proper purpose and may abolish any such reserve.

7.4. Execution of Instruments

All checks, drafts or other orders for the payment of money, and promissory notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

7.5. Fiscal Year

The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

7.6. Seal

The corporate seal shall be in such form as the Board of Directors shall approve. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

7.7. Pronouns

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or entity may require.

7.8. Amendments

The Board of Directors or the stockholders may from time to time adopt, amend or repeal the Bylaws of the Corporation. Such action by the Board of Directors shall require the affirmative vote of at least a majority of the directors then in office at a duly constituted meeting of the Board of Directors called for such purpose. Such action by the stockholders shall require the affirmative vote of the holders of at least a majority of the outstanding shares of stock of the Corporation entitled to vote thereon at a duly constituted meeting of stockholders called for such purpose.

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Adopted this 1st day of May 2006

/s/ James Archbold
Name: James Archbold
Title: Secretary

THE ISSUER

Central European Distribution Corporation

Two Bala Plaza, Suite 300,

Bala Cynwyd, PA 19004,

United States of America

GLOBAL COORDINATOR AND BOOKRUNNER

ING Bank N.V., London Branch

60 London Wall,

London EC2M 5TQ,

England

POLISH MANGER AND OFFEROR ING Securities S.A. Plac Trzech Krzyzy 10/14 00-499 Warsaw Poland	U.S. MANAGER ING Financial Markets LLC 1325 Avenue of the Americas New York, NY 10019 United States of America

INDEPENDENT AUDITORS OF CENTRAL EUROPEAN DISTRIBUTION CORPORATION

PricewaterhouseCoopers Sp. z o.o.

Al. Armii Ludowej 14

00-638 Warsaw

Poland

LEGAL ADVISERS TO THE ISSUER

As to U.S. and Polish law:

Dewey Ballantine LLP 1301 Avenue of the Americas New York, NY 10019-6092 United States of America	Dewey Ballantine Grzesiak Spółka Komandytowa Warsaw Stock Exchange Building ul. Ksiazeca 4 00-498 Warsaw Poland

LEGAL ADVISER TO GLOBAL COORDINATOR AND BOOKRUNNER

As to U.S. and Polish law:

Weil, Gotshal & Manges - Paweł Rymarz Spółka Komandytowa

ul. Emilii Plater 53

00-113 Warsaw

Poland